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CONSOLIDATED FINANCIAL STATEMENTS OF NLASCO, INC. TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Affordable Residential Communities Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: NLASCO, Inc. common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 75 shares of NLASCO, Inc. common stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $78,346,000, calculated pursuant to Rule 0-11(c)(i) and Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, which represents the book value of NLASCO, Inc. (the securities of which will be received by the Company in the transaction)

	(4)	Proposed maximum aggregate value of transaction: $78,346,000, calculated pursuant to Rule 0-11(c)(i) and Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended
	(5)	Total fee paid: $8,384
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

         To Our Stockholders:

        We cordially invite you to attend, either in person or by proxy, a special meeting of stockholders of Affordable Residential Communities Inc., a Maryland corporation, which will be held on                  ,                  , at 9:00 a.m., local Denver, Colorado time, at                  , and any adjournments or postponements thereof. The purposes of the special meeting are to:

  (1)
  consider and vote upon a proposal to approve the issuance and sale to Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. of our common stock under the Investment Agreement by and among ARC, Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. at a price per share of $8.00;

  (2)
  consider and vote upon a proposal to approve the issuance and sale to Flexpoint Fund, L.P. of 2,087,683 shares of our common stock under the Stock Purchase Agreement by and between ARC and Flexpoint Fund, L.P. at a price per share of $9.58, subject to certain anti-dilution provisions;

  (3)
  consider and vote upon a proposal to amend our charter to restrict certain acquisitions of our securities in order to preserve the benefit of our net operating losses for tax purposes and to delete certain provisions of our charter which are no longer applicable to us as a result of the revocation of our status as a real estate investment trust;

  (4)
  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals; and

  (5)
  consider and transact any other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

        On October 6, 2006, we and our subsidiary ARC Insurance Holdings Inc. signed an agreement to acquire NLASCO, Inc., for consideration consisting of $105,750,000 in cash and 1,218,880 shares of our common stock. We will raise a portion of the cash consideration for the NLASCO acquisition by offering our stockholders the opportunity to purchase additional shares of our common stock pursuant to a rights offering in which each stockholder will receive, at no charge, one non-transferable subscription right for each share of common stock owned as of                         . Each subscription right will entitle its holder to purchase 0.242 shares of our common stock for $8.00 per share, for aggregate gross proceeds of approximately $80 million.

        In addition, on October 13, 2006, we entered into an Investment Agreement with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond, LP, an affiliate of Mr. Ford, and Hunter's Glen/Ford, Ltd., also an affiliate of Mr. Ford, pursuant to which Mr. Ford and ARC Diamond, LP, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, Mr. Ford and ARC Diamond, LP have agreed to purchase the number of shares of our common stock that they otherwise would have been entitled to subscribe for in the rights offering in a private placement directly from us at the same price per share as in the rights offering. Pursuant to the Investment Agreement, Hunter's Glen/Ford, Ltd. has agreed to backstop the rights offering, meaning it has agreed to purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares which are covered by rights distributed to Mr. Ford and ARC Diamond, LP, at the same price per share as in the rights offering. As a result, if you vote to approve the issuance and sale of shares of our common stock under the Investment Agreement, you are voting to approve the sale of up to 10,000,000 shares of our common stock to Mr. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd.

        On October 6, 2006, we entered into a Stock Purchase Agreement with Flexpoint Fund, L.P., whose general partner is Flexpoint Partners, LLC. Under the terms of that agreement, Flexpoint Fund, L.P. has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions, for aggregate proceeds of approximately $20.0 million. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on October 5, 2006. Flexpoint Fund, L.P.'s commitment is conditioned upon the closing of our transaction with NLASCO, stockholder approval of the Flexpoint Stock Purchase Agreement and certain other conditions. Flexpoint Partners, LLC assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the stock purchase agreement with NLASCO on a non-compensated basis. Gerald J. Ford is a limited partner of Flexpoint Fund, L.P.

        On October 13, 2006, our Board adopted and declared advisable an amendment to our charter relating to certain net operating loss carryforwards which are available to us to offset our future taxable income. To attempt to ensure preservation of the net operating losses in accordance with U.S. Federal income tax law, the proposed charter amendment will generally prohibit any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of shares of stock of the Company or warrants, rights or options to purchase stock of the Company or any other interests that would be treated as stock of the Company under the income tax regulations promulgated under the Internal Revenue Code of 1986, as amended, if as a result of such sale, transfer, assignment, conveyance, pledge or other disposition any person or group would beneficially own five percent or more of the market value of the total outstanding shares of common stock of the Company or the percentage of common stock of the Company owned by a five percent or greater stockholder would be increased.

        Our board of directors recommends that you vote "FOR" each of the proposals set forth above.

        If you have any questions prior to the special meeting or need further assistance, please contact Innisfree M&A Incorporated toll-free at 1-888-750-5834 (stockholders) or 212-750-5833 (banks and brokers).

        Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the special meeting in person, and no matter how many shares of voting securities you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

        Thank you for your cooperation and continued support.

Very truly yours,

Larry D. Willard Chairman of the Board and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF, OR PASSED UPON THE FAIRNESS OR MERITS OF, THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT OR THE ADEQUACY OR ACCURACY OF THE ACCOMPANYING PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

        THE ACCOMPANYING PROXY STATEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF OUR COMMON STOCK OR ANY OTHER SECURITIES, INCLUDING THE SUBSCRIPTION RIGHTS OR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS. OFFERS AND SALES OF THE

SUBSCRIPTION RIGHTS OR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS WILL BE MADE ONLY BY MEANS OF A PROSPECTUS AND ON THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS.

        The accompanying Proxy Statement is dated                        and is first being mailed to the Company's stockholders on or about                        .

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

Notice of Special Meeting of Stockholders To Be Held On

To Our Stockholders:

WHAT:	Special Meeting of Stockholders
WHEN:	, at 9:00 a.m., local Denver, Colorado time
WHERE:
WHY:	At this meeting, you will be asked to:
(1)
consider and vote upon a proposal to approve the issuance and sale to Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. of our common stock under the Investment Agreement by and among Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd., all at a price per share of $8.00;
(2)
consider and vote upon a proposal to approve the issuance and sale to Flexpoint Fund, L.P. of 2,087,683 shares of our common stock under the Stock Purchase Agreement by and between ARC and Flexpoint Fund, L.P. at a price per share of $9.58, subject to certain anti-dilution provisions;
(3)
consider and vote upon a proposal to amend our charter to restrict certain acquisitions of our securities in order to preserve the benefit of our net operating losses for tax purposes and to delete certain provisions which are no longer applicable to us as a result of the revocation of our status as a real estate investment trust;
(4)
consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals; and
	(5)	consider and transact any other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

        Only common stockholders and holders of our special voting stock, which is paired with limited partnership units of our operating partnership, of record at the close of business on                   will receive notice of, and be eligible to vote at, the special meeting. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

        Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the Special Meeting in person, and no matter how many shares of voting securities you own, please vote by telephone, by Internet, or by signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary
Englewood, Colorado

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on

INFORMATION CONCERNING SOLICITATION AND VOTING
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT ARC
INFORMATION ABOUT THE NLASCO ACQUISITION AND NLASCO
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION ABOUT THE RIGHTS OFFERING
INFORMATION ABOUT THE INVESTMENT AGREEMENT
INFORMATION ABOUT THE FLEXPOINT AGREEMENT
INFORMATION ABOUT THE CHARTER AMENDMENT
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY; COMPARATIVE PER SHARE DATA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR 2007
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
OTHER MATTERS
CONSOLIDATED FINANCIAL STATEMENTS OF NLASCO
APPENDIX A: NLASCO AGREEMENT
APPENDIX B: OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
APPENDIX C: INVESTMENT AGREEMENT
APPENDIX D: FLEXPOINT AGREEMENT
APPENDIX E: AFFORDABLE RESIDENTIAL COMMUNITIES INC. ARTICLES OF AMENDMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

        The board of directors of Affordable Residential Communities Inc., a Maryland corporation, which we refer to as ARC or the Company, seeks your proxy for use in voting at the special meeting of stockholders on                  , or the Special Meeting. The Special Meeting will be held at                  , on                  , beginning at 9:00 a.m., local Denver, Colorado time. We intend to begin mailing this Proxy Statement, the attached notice of Special Meeting and the accompanying proxy card on or about                  , to all holders of our common stock, par value $0.01 per share, and special voting stock, par value $0.01 per share, which together we refer to as our voting securities, entitled to vote at the Special Meeting.

ON WHAT AM I VOTING?

        At the Special Meeting, stockholders will be asked to:

  (1)
  consider and vote upon a proposal to approve the issuance and sale to Gerald J. Ford, ARC Diamond, LP, or ARC Diamond, and Hunter's Glen/Ford, Ltd., or Hunter's Glen/Ford, of our common stock under the Investment Agreement by and among the Company, Gerald J. Ford, ARC Diamond and Hunter's Glen/Ford, which we refer to as the Investment Agreement, at a price per share of $8.00;

  (2)
  consider and vote upon a proposal to approve the issuance and sale to Flexpoint Fund, L.P., which we refer to as Flexpoint, of 2,087,683 shares of our common stock under the Stock Purchase Agreement by and between ARC and Flexpoint, which we refer to as the Flexpoint Agreement, at a price per share of $9.58, subject to certain anti-dilution provisions;

  (3)
  consider and vote upon a proposal to amend our charter to restrict certain acquisitions of our securities in order to preserve the benefit of our net operating losses, or NOLs, for tax purposes and to delete certain provisions which are no longer applicable to us as a result of the revocation of our status as a real estate investment trust, which we refer to as a REIT;

  (4)
  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the foregoing proposals; and

  (5)
  consider and transact any other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

WHO CAN VOTE AT THIS MEETING?

        Only holders of record of our voting securities at the close of business on                  , the record date, will receive notice of, and be entitled to vote at, the Special Meeting. At the close of business on                  ,                   shares of our common stock and                  shares of our special voting stock were outstanding and entitled to vote. Our common stock and our special voting stock, which we refer to as our voting securities, are the only securities entitled to vote at the Special Meeting. In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name and a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of our special voting stock registered in that holder's name, on each matter to be voted upon at the Special Meeting.

Stockholder of Record: Shares Registered in Your Name.

        If, on                  , your shares of common stock were registered directly in your name with ARC's transfer agent, American Stock Transfer & Trust Company, or, in the case of special voting stock, with us, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee.

        If, on                  , your shares of common stock were held in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your bank, broker or other agent or nominee.

WHAT CONSTITUTES A QUORUM?

        The presence in person or by proxy of holders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on any matter will constitute a quorum. Abstentions and broker non-votes (votes that are not cast by a broker on a non-routine matter because it has not received instructions from the beneficial owner), if any, will be counted as shares present for purposes of determining the presence of a quorum.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR VOTING SECURITIES?

        In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder's name, on each matter to be voted upon at the Special Meeting.

        In deciding all matters, a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of special voting stock registered in that holder's name, on each matter to be voted upon at the Special Meeting.

        Holders of shares of our common stock and our special voting stock vote collectively as one class on all matters submitted to a vote of stockholders of the Company.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

  Investment Agreement

        So long as a quorum is present, the affirmative vote of the holders of a majority of votes cast by the holders of our voting securities is required to approve the issuance and sale of shares of our common stock under the Investment Agreement, as more fully described elsewhere in this Proxy Statement.

  Flexpoint Agreement

        So long as a quorum is present, the affirmative vote of the holders of a majority of votes cast by the holders of our voting securities is required to approve the issuance and sale of shares of our common stock under the Flexpoint Agreement, as more fully described elsewhere in the Proxy Statement.

   Charter Amendment

        The affirmative vote of holders of a majority of the votes entitled to be cast by the holders of our voting securities on the matter is required to approve the amendment to the Company's charter, as more fully described elsewhere in this Proxy Statement.

  Adjournment/Postponement

        So long as a quorum is present, the affirmative vote of the holders of a majority of the votes cast is required to approve the adjournment or postponement proposal, as more fully described elsewhere in this Proxy Statement.

        A properly executed proxy marked "abstain" with respect to a proposal will not be voted, although it will be counted for purposes of determining a quorum. Accordingly, abstentions will have the effect of a "Against" vote on the charter amendment proposal but will have no effect on the vote on the Investment Agreement, Flexpoint Agreement or the adjournment or postponement proposal. Failure to vote will also have the same effect as an "Against" vote on the charter amendment proposal, but will have no effect on the Investment Agreement, the Flexpoint Agreement or the adjournment or postponement proposal, except to the extent that it reduces the likelihood of a quorum being present.

        Generally, the affirmative vote of a majority of votes cast is required for the approval of any other matters that may properly come before the Special Meeting. As of this date, the Company knows of no other business to be presented for stockholder action at this meeting.

WHO CONDUCTS THE PROXY SOLICITATION?

        ARC's board of directors is soliciting the proxies and ARC will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, other agents and nominees holding shares of common stock in their names that are beneficially owned by others so that they may forward these solicitation materials to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. ARC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of common stock they hold of record. ARC has also made arrangements with Innisfree M&A Incorporated to assist our board in soliciting proxies and has agreed to pay them a fee for these services, which it reasonably estimates to be approximately $20,000, plus reasonable expenses.

HOW DO I VOTE IF I ATTEND THE SPECIAL MEETING?

        If you are a stockholder of record, you can attend the Special Meeting and vote in person the shares of common stock or special voting stock you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Special Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to the Special Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Special Meeting, you will revoke any prior proxy you or your bank, broker or other agent or nominee may have submitted with respect to the shares of voting securities you own of record or beneficially.

HOW DO I VOTE IF I DO NOT ATTEND THE SPECIAL MEETING?

        If you hold your shares in your name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Standard Time on                  by calling the toll-free telephone number on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Standard Time on                   by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

        If you return the proxy card and the proxy card does not specify how your shares of voting securities are to be voted, all of your shares represented by the proxy card will be voted "FOR" the approval of Proposal 1, "FOR" the approval of Proposal 2, "FOR" the approval of Proposal 3 and "FOR" the approval of Proposal 4.

        If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares of voting securities in their discretion.

HAS THE ARC BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE SPECIAL MEETING?

        The ARC board of directors has unanimously (with the abstention of directors Ford, Webb and Staff with respect to Proposals 1 and 2) recommended that you vote "FOR" each of the following proposals:

  (1)
  the issuance and sale to Gerald J. Ford, ARC Diamond and Hunter's Glen/Ford of our common stock under the Investment Agreement at a price per share of $8.00;

  (2)
  the issuance and sale to Flexpoint of 2,087,683 shares of our common stock under the Flexpoint Agreement at a price per share of $9.58, subject to certain anti-dilution provisions;

  (3)
  the amendment to our charter to restrict certain acquisitions of our securities in order to preserve the benefit of our NOLs for tax purposes and to delete certain provisions which are no longer applicable to us as a result of the revocation of our status as a REIT; and

  (4)
  the approval of any motion to adjourn or postpone the Special Meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the foregoing proposals.

CAN I CHANGE MY VOTE?

        You may revoke your proxy by doing any of the following:

  (1)
  Send a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, but before the vote is taken at the Special Meeting;

  (2)
  Properly execute and deliver a later dated proxy before the vote is taken at the Special Meeting;

  (3)
  Properly submit a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Standard Time on                   ; or

  (4)
  Vote in person at the Special Meeting (your attendance at the Special Meeting, in and of itself, will not revoke the earlier proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

    Affordable Residential Communities Inc.
    7887 E. Belleview Ave., Suite 200
    Englewood, CO 80111
    Attention: Scott L. Gesell, Corporate Secretary

IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES FOR ME?

        Your broker, bank or other nominee will be permitted to vote your shares for you only if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee as to how to instruct them to vote your shares if you do not instruct your broker, bank or other nominee how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares that they hold, those shares will not be voted and the effect will be the same as a vote against the approval of the charter amendment, but it will not affect the vote with respect to the Investment Agreement, the Flexpoint Agreement or the proposal to adjourn or postpone the Special Meeting, except to the extent that it reduces the likelihood of a quorum being present.

WHO CAN I CALL WITH QUESTIONS ABOUT THE SPECIAL MEETING?

        For more information, you should contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834 (banks and brokers may call collect at 212-750-5833).

        YOUR VOTE AT THIS SPECIAL MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES OF VOTING SECURITIES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SUMMARY

        This summary highlights selected information also contained elsewhere in this Proxy Statement related to the matters you are being asked to vote upon and may not contain all of the information important to you. You should read this entire document and the other documents to which this Proxy Statement refers you to fully understand the matters you are being asked to vote upon. Each item in this summary refers to the page where that subject is hereinafter discussed in more detail. Except as otherwise noted, references in this Proxy Statement to "ARC," the "Company," "we," "us," and "our" refer to the business of Affordable Residential Communities Inc. and its subsidiaries, and references in this Proxy Statement to "NLASCO" refer to the business of NLASCO, Inc. and its consolidated subsidiaries and its controlled affiliates.

Information about ARC and NLASCO

Affordable Residential Communities Inc. (Page 38)
7887 E. Belleview Avenue, Suite 200
Englewood, Colorado 80111
(303) 383-7500

        ARC is a Maryland corporation that is engaged in the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses including acting as agent in the sale of homeowners' insurance and related products, primarily to residents or prospective residents in our communities. We were organized in July 1998 and operate primarily through Affordable Residential Communities LP, which we refer to as the Operating Partnership or OP, and its subsidiaries, of which we are the sole general partner and owned 96.5% as of June 30, 2006. On February 18, 2004, we completed our initial public offering, or IPO. Through the years ended December 31, 2005, we were organized as a fully integrated, self-administered and self-managed equity REIT for U.S. Federal income tax purposes. In March 2006, our board of directors decided to revoke our election as a REIT for U.S. Federal income tax purposes beginning for the year ending December 31, 2006.

NLASCO, Inc. (Page 39)
510 N. Valley Mills Drive
Waco, Texas 76710
(254) 399-0626

        NLASCO is a Delaware corporation that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates two insurance subsidiaries, National Lloyds Insurance Company, which we refer to as NLIC, and American Summit Insurance Company, which we refer to as ASIC. NLIC is rated "A" (Excellent) by A.M. Best Company, and ASIC is rated "B++" (Very Good) by A.M. Best. NLIC, chartered in 1948 and licensed in 18 states, is an insurance company on the Lloyd's plan domiciled in Texas. NLIC underwrites fire and limited homeowner's insurance through approximately 4,800 independent agents. Through approximately 1,800 independent agents and selected managing general agents, which we refer to as MGAs, ASIC offers homeowners and property and casualty insurance primarily to manufactured home owners. NLASCO's policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowners policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. The vast majority of NLASCO's property policies currently exclude coverage for water and mold and provide actual cash value payments as opposed to replacement costs. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

The NLASCO Acquisition (Page 39)

        ARC and ARC Insurance Holdings Inc., a subsidiary of ARC, which we refer to as Buyer, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, which we refer to as the Sellers, on the other hand, have entered into a Stock Purchase Agreement dated as of October 6, 2006, which we refer to as the NLASCO Agreement. Subject to the terms and conditions of the NLASCO Agreement, at the closing we will purchase from Sellers all of the outstanding shares of capital stock of NLASCO in exchange for cash in the amount of $105,750,000 and 1,218,880 shares of our common stock, which shares will be issued to Mr. Robinson and will be placed into escrow pursuant to an escrow agreement. We refer to this transaction as the NLASCO acquisition. The purchase price will be subject to adjustments based on (1) the GAAP stockholders' equity of NLASCO as of the closing date as finally determined by the parties and (2) the amount of actual losses as of the 36-month anniversary of the closing date for claims arising out of events or circumstances that occurred or existed on or prior to the closing date, compared to the reserves for losses as reflected on the closing balance sheet for both reported claims and for incurred but not reported claims.

        Immediately before the closing, and subject to any necessary regulatory approvals or third party consents, Sellers will cause NLASCO to make a dividend or distribution to Sellers in an aggregate amount equal to the excess of (1) the closing date stockholders' equity over (2) $71,009,382. At closing, NLASCO will repay approximately $5.6 million aggregate principal amount of outstanding debt.

        The NLASCO Agreement includes customary representations, warranties and covenants, as well as indemnification and termination provisions. At the closing, the parties will also enter into several ancillary agreements, including a noncompetition agreement, a registration rights agreement, an escrow agreement, a release, employment agreements and a share lock-up agreement. The NLASCO Agreement and the ancillary agreements are described below in "Information About the NLASCO Acquisition and NLASCO—The NLASCO Agreement and Related Agreements."

        Additional information regarding the NLASCO Agreement is set forth below in this Proxy Statement.

Opinion of Sandler O'Neill & Partners, L.P. (Page 43)

        In connection with the NLASCO acquisition, Sandler O'Neill & Partners, L.P., or Sandler O'Neill, delivered its opinion to the ARC board that the purchase price to be paid by ARC in the NLASCO acquisition was fair to ARC from a financial point of view.

        The full text of Sandler O'Neill's opinion is attached as Appendix B to this Proxy Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion in connection with the NLASCO acquisition. The description of the opinion set forth in this Proxy Statement is qualified in its entirety by reference to the opinion.

The Rights Offering (Page 109)

        We will raise a portion of the cash consideration for the acquisition of NLASCO by offering our stockholders the opportunity to purchase additional shares of our common stock pursuant to a rights offering in which each stockholder will receive, at no charge, one non-transferable subscription right for each share of common stock owned as of                  . Each subscription right will entitle its holder to purchase 0.242 shares of our common stock for $8.00 per share, for aggregate gross proceeds of approximately $80 million. The rights offering is conditioned upon the receipt of stockholder approval for the issuance and sale of our common stock under the Investment Agreement, but is not conditioned upon the completion of the NLASCO acquisition or the issuance and sale of our common stock under the Flexpoint Agreement.

        You are not being asked in this Proxy Statement to exercise your subscription rights in the rights offering. A vote in favor of the transactions contemplated by the Investment Agreement will not obligate any stockholder to purchase shares of common stock in the rights offering.

        Additional information regarding the rights offering is set forth below in the Proxy Statement.

The Investment Agreement (Page 114)

        On October 13, 2006, ARC, Mr. Ford, ARC Diamond and Hunter's Glen/Ford entered into an Investment Agreement pursuant to which:

  •
  Mr. Ford and ARC Diamond agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at the same subscription per share;

  •
  Mr. Ford and ARC Diamond agreed not to exercise their rights in the rights offering;

  •
  Hunter's Glen/Ford agreed to backstop the rights offering by purchasing in a private placement all of the shares of our common stock that are not otherwise subscribed for in the rights offering by stockholders other than Mr. Ford and ARC Diamond at the same subscription price per share.

        The issuance and sale of our common stock under the Investment Agreement is conditioned on the completion of the rights offering.

        Additional information regarding the Investment Agreement is set forth below in this Proxy Statement.

The Flexpoint Agreement (Page 117)

        On October 6, 2006, ARC and Flexpoint, whose general partner is Flexpoint Partners, LLC, entered into the Flexpoint Agreement. Flexpoint Partners, LLC, or Flexpoint Partners, is an equity investment firm based in Chicago, Illinois that focuses on the financial services and healthcare industries. Donald Edwards, the Managing Principal of Flexpoint Partners, is the former Chief Executive Officer of First Acceptance Corporation, a non-standard auto insurance company, and is experienced in insurance company operations and related matters. Under the terms of the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions, for aggregate proceeds of approximately $20 million, as more fully described in this Proxy Statement. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on October 5, 2006. Flexpoint's commitment to this purchase is conditioned upon the closing of the NLASCO acquisition and stockholder approval, as well as certain other conditions set forth in the Flexpoint Agreement. The Company will also reimburse Flexpoint Partners for its costs and expenses associated with the due diligence and negotiation of the NLASCO Agreement. Flexpoint Partners assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the NLASCO Agreement on a non-compensated basis. Gerald J. Ford, who is one of our directors and the beneficial owner of 17.6% of our common stock and who has entered into the Investment Agreement, is a limited partner of Flexpoint Fund, L.P., having committed $50 million of total committed funding of $225 million. As a limited partner of Flexpoint, Mr. Ford is pari passu with all other limited partners of Flexpoint and has no financial interest in, or management authority of, Flexpoint Partners, the general partner of Flexpoint. Upon the closing under the Flexpoint Agreement, Flexpoint will have the right to appoint an observer to ARC's board of directors. It is anticipated that Flexpoint Partners will continue to assist the Company in the future regarding the Company's insurance-related operations.

        Additional information regarding the Flexpoint Agreement is set forth below in this Proxy Statement.

Charter Amendment (Page 119)

        On October 13, 2006, our board adopted and declared advisable an amendment to our charter relating to certain NOLs which are available to us to offset our future taxable income. To attempt to ensure preservation of the NOLs in accordance with U.S. Federal income tax law, the proposed charter amendment will generally prohibit any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of shares of stock of the Company or warrants, rights or options to purchase stock of the Company or any other interests that would be treated as stock of the Company under the income tax regulations promulgated under the Internal Revenue Code of 1986, as amended, or the Code, if as a result of such sale, transfer, assignment, conveyance, pledge or other disposition any person or group would beneficially own five percent or more of the market value of the total outstanding shares of common stock of the Company or the percentage of common stock of the Company owned by a five percent or greater stockholder would be increased.

        Any attempted transfer in violation of the foregoing restrictions will be null and void unless the transferor or transferee obtains the written approval of the Company's board of directors. The restrictions will not apply to an attempted transfer of the Company's common stock by Gerald J. Ford or his affiliates or associates unless such transfer would result in Gerald J. Ford and his affiliates and associates becoming the beneficial owner of more than 21% (subject to prospective or retroactive approval by the board) of the shares of common stock then outstanding. Our board intends to grant a waiver of this restriction to allow Mr. Ford and his affiliates and associates to acquire shares of our common stock under the Investment Agreement.

        Additional information regarding the charter amendment is set forth below in this Proxy Statement.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following tables present summary historical financial information for ARC and NLASCO and pro forma combined financial information. The historical and pro forma results presented are not necessarily indicative of future results.

        Our pro forma condensed consolidated balance sheet reflects adjustments to our historical financial data to give effect to (i) the NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on June 30, 2006. Pro forma results incorporate only continuing operations.

        Our pro forma condensed consolidated statements of operations reflect adjustments to our historical financial data to give effect to the (i) NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on January 1, 2005.

        The summary historical and pro forma financial data set forth below should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes for each of ARC and NLASCO appearing elsewhere in this Proxy Statement or incorporated by reference.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Pro Forma Six Months Ended June 30, 2006	Six Months Ended June 30,		Pro Forma Year Ended Dec. 31, 2005
					Year Ended December 31,
		2006	2005		2005	2004	2003
	(unaudited)	(unaudited)		(unaudited)
Revenue
Rental income	$103,040	$103,040	$93,342	$191,558	$191,558	$171,557	$116,629
Net premiums earned	63,208	—	—	107,752	—	—	—
Sales of manufactured homes	5,666	5,666	23,854	39,331	39,331	14,224	21,965
Utility and other income	15,998	12,867	10,190	26,083	22,256	17,682	14,081
Net investment income	3,646	—	—	6,018	—	—	—
Net consumer finance interest income	424	424	—	—	—	—	—

Total revenue	191,982	121,997	127,386	370,742	253,145	203,463	152,675

Expenses
Property operations	32,754	32,754	36,418	76,000	76,000	67,950	40,516
Real estate taxes	10,168	10,168	8,037	16,361	16,361	15,127	9,485
Losses and loss adjustment expenses	29,913	—	—	48,569	—	—	—
Cost of manufactured homes sold	4,874	4,874	22,050	37,105	37,105	17,301	18,623
Retail home sales, finance and insurance	4,821	4,821	7,075	18,072	18,072	8,187	7,208
Property management	3,178	3,178	4,513	9,781	9,781	7,127	5,527
General and administrative	32,399	9,412	11,883	66,394	27,634	29,372	17,001
Initial public offering related costs	—	—	—	—	—	4,417	—
Early termination of debt	—	—	—	—	—	16,685	—
Depreciation and amortization	44,371	43,415	35,082	79,770	77,859	61,086	39,857
Real estate and retail home asset impairment	—	—	—	21,822	21,822	3,358	1,385
Goodwill impairment	—	—	—	78,783	78,783	863	—
Loss on sale of airplane	541	541	—	—	—	—	—
Net consumer finance interest expense	—	—	650	525	525	1,319	—
Interest expense	42,509	39,605	32,742	77,735	72,569	58,357	58,726

Total expenses	205,528	148,768	158,450	530,917	436,511	291,149	198,328

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA (continued)
(in thousands, except per share amounts)

	Pro Forma Six Months Ended June 30, 2006	Six Months Ended June 30,		Pro Forma Year Ended Dec. 31, 2005
					Year Ended December 31,
		2006	2005		2005	2004	2003
	(unaudited)	(unaudited)		(unaudited)
Interest income	(871)	(871)	(641)	(2,267)	(2,267)	(1,611)	(1,434)

Loss before allocation to minority interest and provision for income taxes	(12,675)	(25,900)	(30,423)	(157,908)	(181,099)	(86,075)	(44,219)
Provision for income taxes	(4,589)	—	—	(8,227)	—	—	—

Loss before allocation to minority interest	(17,264)	(25,900)	(30,423)	(166,135)	(181,099)	(86,075)	(44,219)
Minority interest	77	562	1,172	3,839	7,313	5,557	6,110

Loss from continuing operations	(17,187)	(25,338)	(29,251)	(162,296)	(173,786)	(80,518)	(38,109)
Income (loss) from discontinued operations		2,309	1,039		(10,485)	3,078	948
Gain (loss) on sale of discontinued operations		25,909	(678)		(678)	(8,549)	3,333
Income tax expense on discontinued operations		(445)	—		—	—	—
Minority interest in discontinued operations		(979)	(19)		476	296	(592)

Net income (loss)	(17,187)	1,456	(28,909)	(162,296)	(184,473)	(85,693)	(34,420)
Preferred stock dividend	(5,156)	(5,156)	(5,156)	(10,312)	(10,312)	(8,966)	—

Net loss attributable to common stockholders	$(22,343)	$(3,700)	$(34,065)	$(172,608)	$(194,785)	$(94,659)	$(34,420)

Loss per share from continuing operations
Basic loss per share	$(0.41)	$(0.74)	$(0.84)	$(3.18)	$(4.50)	$(2.36)	$(2.25)

Diluted loss per share	$(0.41)	$(0.74)	$(0.84)	$(3.18)	$(4.50)	$(2.36)	$(2.25)

Income (loss) per share from discontinued operations
Basic income (loss) per share		$0.65	$0.01		$(0.26)	$(0.13)	$0.22

Diluted income (loss) per share		$0.65	$0.01		$(0.26)	$(0.13)	$0.22

Loss per share attributable to common stockholders
Basic loss per share	$(0.41)	$(0.09)	$(0.83)	$(3.18)	$(4.76)	$(2.49)	$(2.03)

Diluted loss per share	$(0.41)	$(0.09)	$(0.83)	$(3.18)	$(4.76)	$(2.49)	$(2.03)

Weighted average share/unit information:
Common shares outstanding	54,607	41,231	40,869	54,272	40,896	37,967	16,973
Common shares issuable upon exchange of OP units and PPUs outstanding	3,294	3,216	4,309	4,600	4,492	3,387	2,726

Diluted shares outstanding	57,901	44,447	45,178	58,872	45,388	41,354	19,699

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

			December 31,
	Pro Forma June 30, 2006	June 30, 2006
			2005	2004	2003
	(unaudited)
Rental and other property, net	$1,419,349	$1,419,032	$1,454,689	$1,408,328	$797,817
Cash and cash equivalents	70,615	32,195	27,926	32,859	22,605
Loan reserves and restricted cash	45,283	45,283	42,110	38,340	50,098
Total assets	1,860,620	1,600,539	1,728,481	1,813,002	1,125,833
Notes payable	1,130,634	1,063,784	1,146,931	947,478	739,572
Total liabilities	1,280,052	1,128,862	1,252,484	1,097,296	817,849
Stockholders' equity	550,803	442,482	444,095	659,047	265,345

NLASCO, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME AND OTHER DATA
(in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)			(unaudited)
Revenue
Net premiums earned	$63,208	$55,686	$107,752	$92,289	$88,686
Net investment income	3,818	3,001	6,362	4,367	3,296
Other income	3,131	1,745	3,827	3,102	4,052

Total revenue	70,157	60,432	117,941	99,758	96,034

Expenses
Losses and loss adjustment expenses	29,913	21,434	48,569	42,998	46,462
Policy acquisition and other underwriting expenses	25,318	21,429	42,781	31,677	30,631

Total expenses	55,231	42,863	91,350	74,675	77,093

Income before income taxes	14,926	17,569	26,591	25,083	18,941
Provision for income taxes
Current	4,589	5,281	8,227	10,317	6,608
Deferred	(73)	851	987	(1,118)	(175)

Total income taxes	4,516	6,132	9,214	9,199	6,433

Net income	$10,410	$11,437	$17,377	$15,884	$12,508

Other data:
Loss and loss adjustment expense ratio (GAAP)	47.3%	38.5%	45.1%	46.6%	52.4%
Underwriting expense ratio (GAAP)	31.4%	33.6%	32.4%	28.6%	29.3%
Combined ratio (GAAP)	78.7%	72.1%	77.5%	75.2%	81.7%

Loss and loss adjustment expense ratio (GAAP) is the ratio (expressed as a percentage) of losses and loss adjustment expenses to net premiums earned. This is a basic measurement of underwriting profitability.

The underwriting expense ratio (GAAP) is the ratio (expressed as a percentage) of policy acquisition and other underwriting expenses, as adjusted, to net earned premiums. This is a measurement of management's relative efficiency in administering its operations. We adjust policy acquisition and other underwriting expenses by (a) other revenue that represents fee income and (b) interest expense included in underwriting expenses.

The combined ratio (GAAP) is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, an insurance company generally cannot be profitable without sufficient investment income.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

		December 31,
	June 30, 2006
		2005	2004	2003
	(unaudited)			(unaudited)
Investments	$132,079	$134,178	$121,432	$102,621
Cash and cash equivalents	40,136	29,068	17,961	7,338
Total assets	241,399	253,017	222,493	192,028
Loss and loss adjustment expenses	23,844	41,379	24,648	19,839
Unearned premiums	73,571	70,661	70,377	65,904
Notes payable (including related party notes payable)	56,377	56,382	59,333	52,029
Total liabilities	161,586	182,007	167,439	153,012
Stockholders' equity	79,813	71,010	55,054	39,016

RISK FACTORS

        Before you vote to approve any of the matters set forth in this Proxy Statement, you should carefully consider the risks described below in addition to other information contained in or incorporated by reference into this Proxy Statement, including the section entitled "Forward-Looking Statements." Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us and/or NLASCO itself.

Risks Related to the NLASCO Acquisition

        Our management has limited prior experience operating an insurance company like NLASCO and therefore may have difficulty in successfully and profitably operating NLASCO or complying with regulatory requirements applicable to insurance companies.

        Our management has limited experience operating an insurance company like NLASCO or complying with regulatory requirements applicable to insurance companies like NLASCO. Operating an insurance company is complex. The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In addition, insurance companies are subject to comprehensive regulation and supervision in those states in which they write insurance policies and in which they are domiciled. Significant changes in the political and regulatory climate could result in changes in these laws and regulations and could make it more expensive or less profitable for us to manage an insurance company. Because we could encounter difficulties in operating an insurance company and complying with regulatory requirements applicable to insurance companies, you should be especially cautious in drawing conclusions about the ability of our management team to execute its business strategies as they relate to this acquisition.

        We may fail to realize many of the anticipated potential benefits of the NLASCO acquisition.

        We will not receive any anticipated benefits of the NLASCO acquisition if it does not close, and achieving the anticipated benefits of the acquisition will depend in part upon whether we can integrate NLASCO's operations into our own in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the acquisition will require the dedication of significant management resources, which may temporarily distract management's attention from day-to-day business. Employee uncertainty and/or lack of management focus during the integration process may also disrupt our business and NLASCO's business. Any inability of our management to integrate successfully NLASCO's operations into our own could have a material adverse effect on our business and results of our operations. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth or the consistent use of our best practices. A failure of our due diligence process to identify significant issues with respect to product quality and development, information technology, and legal and financial contingencies or other liabilities could lead to unanticipated complications. Such complications could result in significant losses since the acquisition is structured as a stock purchase in which we will assume substantially all of the liabilities of NLASCO. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the transition process, could have an adverse effect upon our revenues, level of expenses and operating results, which may affect the value of our common stock after the closing of the acquisition.

        Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.

        Based on our calculations prepared in consultation with our internal tax advisors, and in accordance with the rules stated in the Code, we do not believe that an "ownership change" (as generally described in the following paragraph and as defined in Section 382 of the Code) has occurred since our IPO with respect to our post-IPO NOLs and accordingly we believe that there is no annual limitation under Section 382 of the Code on our ability to use post-IPO NOLs to reduce future taxable income. The pre-IPO NOLs are subject to an annual limitation of approximately $17 million annually. This annual limitation may cause $12 million of our pre-IPO NOLs not to be utilized before the pre-IPO NOLs expire. In addition, based on our calculations prepared in consultation with our tax advisors and in accordance with the rules of the Code as to whether an ownership change will occur as a result of the rights offering or the NLASCO acquisition, we do not expect the consummation of the rights offering and/or the acquisition to result in an ownership change under Section 382 of the Code. However, the determination of whether an ownership change has occurred or will occur as a result of such transactions is complicated and may also depend on other changes in percentage stock ownership among stockholders not related to those transactions. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in whole or in part as a result of such transactions. If the Company were subject to an ownership change (either previously or as a result of such transactions), the Company's ability to use its NOLs to offset its U.S. Federal income tax liability may be materially adversely affected. In addition, we have not obtained, and currently do not plan to obtain, an Internal Revenue Service, or IRS, ruling or opinion of counsel regarding either of these conclusions.

        Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in the Company by more than 50 percentage points looking back over the prior three-year period. Generally, if an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount, such limitation to be referred to as the Section 382 limitation, equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the IRS. In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such excess NOLs can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. Regardless of whether an ownership change occurs, the carryforward period for NOLs is either 15 or 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the use of the unutilized portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new NOLs arose).

        It is impossible for us to ensure that an ownership change will not occur in the future. In addition, limitations imposed by Code Section 382 may prevent us from issuing additional common stock to raise capital or to acquire businesses or properties. To the extent not prohibited by our certificate of incorporation, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change.

        We must obtain governmental and other regulatory consents to complete the acquisition, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the completion of the acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition.

        We must obtain certain approvals and consents in a timely manner from Federal and state regulatory agencies prior to the completion of the acquisition. If we do not receive these approvals, or do not receive them on a timely basis or on terms that satisfy the conditions set forth in the NLASCO

Agreement, then we will not be obligated to complete the acquisition. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the acquisition, agencies may impose requirements, limitations or costs that could negatively affect the way that we conduct business after the acquisition. These requirements, limitations or costs could jeopardize or delay the completion of the acquisition. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the acquisition, these requirements, limitations or additional costs could adversely affect our ability to integrate NLASCO's operations into our own and reduce the anticipated benefits of the acquisition. This could result in a material adverse effect on our business and results of operations, or cause us to be unable to complete the acquisition.

        NLASCO must obtain certain third party consents in order for us to be able to maintain certain loans and reinsurance contracts following the closing.

        Certain of the existing loan agreements and reinsurance contracts that NLASCO currently has in place, and which we want to keep in place as part of the transaction, require the consent of the lender or reinsurer in the event of a change of control of NLASCO. This transaction will result in a change of control, and NLASCO will need to obtain consents in order to maintain these agreements and contracts. If NLASCO does not receive these consents, then we will not be obligated to complete the NLASCO acquisition.

        The integration of NLASCO's information systems into our own may be more costly than we anticipate, may not be completed on time or the integrated systems may not function properly.

        Our success after the acquisition will depend in part on our ability to efficiently integrate NLASCO's information systems with our information systems. Our business and NLASCO's business depend upon numerous information systems for operational and financial information. We may not be able to integrate NLASCO's systems into our own or implement new information systems that can integrate successfully the disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, the integration of information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during the integration period. Integration of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and integrating the systems. If the integration takes longer or is more expensive than anticipated, or if we fail to successfully complete the integration or if the integrated information systems fail to perform as expected, our operations may be disrupted and we may not comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX. This may increase our costs, reduce our revenue and/or harm our business.

        If we acquire NLASCO, we may need to incur significant costs to ensure that NLASCO is in compliance with SOX, which may increase the time and costs of completing the acquisition and, even after making such expenditures, we may not be able to achieve compliance.

        NLASCO is not currently required to be in compliance with the provisions of SOX regarding the adequacy of its internal controls. Since ARC affiliated entities are required to comply with SOX, we could incur substantial costs and use a substantial amount of our management's time to develop the internal controls of NLASCO to achieve compliance with SOX. The incurrence of substantial costs to achieve compliance could adversely affect our financial condition. If we fail to implement, achieve or maintain an effective system of internal controls or to prevent fraud, such failures would require additional disclosures in certain of our filings and we could suffer losses and could be subject to costly litigation. In addition, if we would be required to make additional disclosures in our SEC filings, investors could lose confidence in our reported financial information, and our image and operating results could be harmed, which could have a negative effect on the trading price of our common stock.

        If the acquisition's benefits do not meet the expectations of our stockholders or financial or industry analysts, the market price of our common stock may decline.

        The market price of our common stock may decline as a result of the acquisition if:

  •
  we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, our stockholders or financial or industry analysts; or

  •
  the effect of the acquisition on our financial results is not consistent with the expectations of our stockholders or financial or industry analysts.

Accordingly, our stockholders may experience a loss as a result of a decrease in the price of our common stock.

        We may experience difficulties in retaining NLASCO's current employees during integration and after the acquisition, which could cause us to fail to realize the anticipated potential benefits of the acquisition.

        Our success in integrating the NLASCO acquisition will depend in part upon our ability to retain the key employees of NLASCO. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with us or NLASCO after integration. Accordingly, we may not be able to retain key employees to the same extent that we and/or NLASCO have been able to do so in the past.

        We may experience difficulties in retaining NLASCO's current agents after the acquisition which could cause us to fail to realize the anticipated potential benefits of the acquisition.

        Our success in integrating the NLASCO acquisition also will depend in part on our ability to retain NLASCO's current agents who write business with NLIC and ASIC. Our inability to retain these agents could have an adverse impact on our business.

        Under the NLASCO Agreement, we are required to indemnify the Sellers against certain matters.

        Under the NLASCO Agreement, we have agreed, subject to certain minimum and maximum thresholds and other limitations, to indemnify the Sellers against any breach of any representation, warranty or covenant made in connection with the acquisition. These indemnification obligations generally survive closing of the acquisition. Any indemnity payment that we may be required to make to the Sellers could harm our financial results and/or adversely affect our business.

Risks Related to NLASCO's Business and NLASCO's Industry

        The occurrence of severe catastrophic events may have a material adverse effect on NLASCO, particularly because NLASCO conducts business in a concentrated geographic area.

        NLASCO expects to have large aggregate exposures to natural and man-made disasters, such as hurricanes, hail, tornados, windstorms, floods, wildfires and acts of terrorism. NLASCO expects that its loss experience generally will include infrequent events of great severity. Hurricanes Katrina and Rita, which occurred on August 29 and September 24, 2005, respectively, are such examples. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of these events with statistical certainty or estimate the amount of loss any given occurrence will generate. Although NLASCO may attempt to exclude certain losses such as terrorism and other similar risks from some coverages NLASCO writes, it may not be successful in doing so. The extent of losses from a catastrophe is a function of both the total amount of policyholder exposure in the geographic area affected by the event and the severity of the event. The occurrence of losses from catastrophic events may have a material adverse effect on NLASCO's ability to write new business and on its financial condition and results of operations. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. Factors that may influence NLASCO's exposure to losses from these types of events in addition to the routine adjustment of losses include: exhaustion of reinsurance coverage; increases in reinsurance rates; unanticipated litigation expenses; unrecoverability of ceded losses; impact on independent agent operations and future premium income in areas affected by catastrophic events; unanticipated expansion of policy coverage or reduction of premium due to regulatory, legislative and/or judicial action following a catastrophic event; and unanticipated demand surge related to other recent catastrophic events, among others.

        NLASCO writes insurance primarily in the states of Texas, Arizona, Tennessee, Oklahoma and Louisiana. In 2005, premiums written in Texas accounted for 70% of direct written premiums. As a result, a single catastrophe, destructive weather pattern, wildfire, terrorist attack, regulatory development or other condition or general economic trend affecting this region or significant portions of this region could adversely affect NLASCO's financial condition and results of operations more significantly than other insurance companies that conduct business across a broader geographic area. Although NLASCO purchases catastrophe reinsurance to limit its exposure to these types of catastrophes, in the event of one or more major catastrophes resulting in losses to it in excess of $150 million, NLASCO's losses would exceed the limits of its reinsurance coverage.

        NLASCO is exposed to claims related to severe weather and the occurrence of severe weather may result in an increase in claims frequency and exposure amount and could materially adversely affect its financial condition.

        NLASCO is subject to claims arising out of severe weather, such as hurricanes, tornados, rainstorms, snowstorms, hailstorms, windstorms and ice storms that may have a significant effect on its financial condition and results of operations. The majority of its business is written in Texas, Arizona and Oklahoma, which have been experiencing extreme drought conditions, making the risk of loss from wildfires more prevalent. The incidence and severity of weather conditions are inherently unpredictable. Some forecasters predict that the world is currently in a cycle of more numerous and more severe hurricanes.

        NLASCO's insured risks generally exhibit higher losses in the second and third quarters of the year due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second quarter historically has experienced the highest frequency of losses associated with these events. For example, for the last five years, the contribution of weather-related catastrophes to the consolidated second quarter net loss ratio was on average approximately four points greater than the average contribution of such catastrophes in the other three quarters. Hurricanes are more likely to occur in the third quarter.

        From 2001 through 2005, NLASCO's average annual net catastrophe losses after reinsurance recoveries were $4.6 million, with an average of two catastrophic events in excess of $1.0 million in losses per year. During this period, the year least impacted by catastrophes (2001) experienced no catastrophic events while the year most impacted (2005) experienced $10.8 million in such losses with two events exceeding $1.0 million. Before reinsurance recoveries, NLASCO incurred $108.7 million (including loss adjustment expenses) in catastrophe related losses in 2005, primarily related to hurricane losses from Katrina and Rita. However, NLASCO's net loss after reinsurance for the two hurricanes was $10.8 million. NLASCO incurred $5.1 million (including loss adjustment expenses) in catastrophe related losses for the six months ended June 30, 2006. For the six months ended June 30, 2006,

NLASCO's net catastrophe loss experience was $4.3 million after reinsurance. In addition, NLASCO is exposed to an increase in claims frequency and exposure amount under the homeowners and dwelling fire insurance it writes because property damage may result from severe weather conditions.

        Due to the inherent inability to accurately predict the severity and frequency of catastrophe losses, higher than expected catastrophe losses could materially adversely affect NLASCO's financial condition.

        NLASCO utilizes catastrophe modeling to assess its probable maximum insurance losses from hurricane and other wind/hail perils and to structure its catastrophe reinsurance program to minimize its exposure to high severity/high frequency types of losses. Hurricane Katrina highlighted the challenges inherent in predicting the impact of catastrophic events, such as a severe hurricane. The catastrophe models generally failed to adequately project the financial impact of Hurricane Katrina. This experience highlights the limitations inherent in the use of modeling as a means of risk assessment/abatement. If the exposure amount and frequency of catastrophe losses are higher than predicted under NLASCO's modeling, NLASCO's financial condition may be materially adversely affected.

        If NLASCO cannot price its business accurately, its profitability and the profitability of its insurance companies could be materially and adversely affected.

        NLASCO's results of operations and financial condition depend on its ability to underwrite and set premium rates accurately for a wide variety of risks. Adequate rates are necessary to generate premiums sufficient to pay losses, loss adjustment expenses and underwriting expenses and to earn a profit. To price its products accurately, NLASCO must (1) collect and properly analyze a substantial amount of data, (2) develop, test and apply appropriate pricing techniques, (3) closely monitor and recognize changes in trends in a timely manner and (4) project both severity and frequency of losses with reasonable accuracy. NLASCO's ability to undertake these efforts successfully and price its products accurately is subject to a number of risks and uncertainties, some of which are outside its control, including:

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  the availability of sufficient reliable data and NLASCO's ability to properly analyze available data;

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  changes in applicable legal liability standards and in the civil litigation system generally;

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  NLASCO's selection and application of appropriate pricing techniques;

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  NLASCO's ability to obtain regulatory approval, where necessary;

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  the uncertainties that inherently characterize estimates and assumptions; and

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  NLASCO's ability to obtain adequate premium rates to offset higher reinsurance costs.

        Consequently, NLASCO could underprice risks, which would adversely affect its profit margins, or it could overprice risks, which could reduce its competitiveness and sales volume. In either case, its profitability and the profitability of its insurance companies could be materially and adversely affected.

        If NLASCO's actual losses and loss adjustment expenses exceed its loss and expense estimates, its financial condition and results of operations could be materially and adversely affected.

        NLASCO's financial condition and results of operations depend upon its ability to assess accurately the potential losses associated with the risks that it insures. NLASCO establishes reserve liabilities to cover the payment of all losses and loss adjustment expenses incurred under the policies that it writes. Such liability estimates include case estimates, which are established for specific claims that have been reported to NLASCO, and liabilities for claims that have been incurred but not reported, or IBNR. Loss adjustment expenses represent expenses incurred to investigate and settle claims. To the extent that losses and loss adjustment expenses exceed estimates, NLIC and ASIC will be required to increase their reserve liabilities and reduce their income before income taxes in the period in which the deficiency is identified. In addition, increasing reserves causes a reduction in policyholders' surplus and could cause a downgrading of the ratings of NLIC and ASIC. This in turn could hurt the ability to sell insurance policies.

        The liability estimation process for NLASCO's casualty insurance coverage possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation than is the case with property coverages. Unlike property losses, casualty losses are claims made by third parties of which the policyholder may not be aware and therefore may be reported a significant time after the occurrence, sometimes years later. As casualty claims most often involve claims of bodily injury, assessment of the proper case estimates is a far more subjective process than claims involving property damage. In addition, in determining the case estimate for a casualty claim, information develops slowly over the life of the claim and can subject the case estimation to substantial modification well after the claim was first reported. Numerous factors impact the casualty case reserving process, such as venue, the amount of monetary damage, legislative activity, the permanence of the injury and the age of the claimant.

        The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and NLASCO expects that these factors will increase the severity of losses in the future. As NLASCO observed in 2005, the severity of some catastrophic weather events, including the scope and extent of damage and the inability to gain access to damaged properties, and the ensuing shortages of labor and materials and resulting demand surge, provide additional challenges to estimating ultimate losses. NLASCO's liabilities for losses and loss adjustment expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above liabilities established for these costs, NLASCO expects to be required to increase its liabilities with a corresponding reduction in its net income in the period in which the deficiency is identified.

        Estimating an appropriate level of liabilities for losses and loss adjustment expenses is an inherently uncertain process. Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the liability estimates reflected in NLASCO's consolidated and combined financial statements. Claims could exceed NLASCO's estimate for liabilities for losses and loss adjustment expenses, which could have a material adverse effect on its financial condition and results of operations.

        If NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, NLASCO may be exposed to greater losses from these risks or may reduce the amount of business it underwrites, which may adversely affect its financial condition and results of operations.

        NLASCO uses reinsurance to protect itself from certain risks and to share certain risks it underwrites. During 2005, NLASCO's personal lines ceded 21% of its direct premiums written (primarily through excess of loss, quota share and catastrophe reinsurance treaties) and its commercial lines ceded 4% of its direct premiums written (primarily through excess of loss and catastrophe reinsurance treaties). The total cost of reinsurance inclusive of per risk excess and catastrophe has increased 73.3% in 2006. This includes additional catastrophe limits purchased. Reinsurance cost will likely increase for 2007, in part due to the frequency and severity of hurricanes and/or the lack of capacity in the reinsurance market.

        From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they have considered adequate for their business needs. Accordingly, NLASCO may not be able to obtain desired amounts of reinsurance. Even if NLASCO is able to obtain adequate reinsurance, it may not be able to obtain it from entities with satisfactory creditworthiness or negotiate terms that it deems appropriate or acceptable. Although the cost of reinsurance is, in some cases, reflected in NLASCO's premium rates, NLASCO may have guaranteed certain premium rates to its policyholders. Under these circumstances, if the cost of reinsurance were to increase with respect to policies for which NLASCO guaranteed the rates, NLASCO would be adversely affected. In addition, if NLASCO cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from these risks or it may be forced to reduce the amount of business that it underwrites for such risks, which will reduce NLASCO's revenue and may have a material adverse effect on its results of operations and financial condition.

        NLASCO could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on NLASCO's financial condition and results of operations.

        Although NLASCO believes that it does not have exposure to the events of September 11, 2001 because it did not have insurance in-force at that time with respect to exposure to such events, NLASCO has exposure to unexpected losses resulting from future man-made catastrophic events, such as acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. In certain instances, NLASCO specifically insures risks resulting from acts of terrorism. Even in cases where NLASCO attempts to exclude losses from terrorism and certain other similar risks from some coverages it writes, NLASCO may not be successful in doing so. Irrespective of the clarity and inclusiveness of policy language, a court or arbitration panel may limit enforceability of policy language or otherwise issue a ruling adverse to NLASCO. Accordingly, while NLASCO believes its reinsurance programs, together with the coverage provided under the Terrorism Act and the Terrorism Extension Act, are sufficient to reasonably limit its net losses relating to potential future terrorist attacks, its reserves may not be adequate to cover losses when they materialize. Under the Terrorism Act, after an act of terrorism is certified by the Secretary of the Treasury, NLASCO may be entitled to be reimbursed by the Federal Government for a percentage of subject losses, after an insurer deductible and subject to an annual cap. The Terrorism Act covers an insurance company's operations for up to 90% of its losses for 2005 and 2006 and for up to 85% of its losses for 2007, in each case subject to certain mandatory deductibles. The deductible is calculated by applying the deductible percentage to the insurer's direct earned premiums for covered lines from the calendar year immediately preceding the applicable year. Although the Terrorism Act and the Terrorism Extension Act provide benefits in the event of certain acts of terrorism, such acts may not be extended beyond 2007 or their benefits may be reduced. It is not possible to eliminate completely NLASCO's exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, NLASCO's financial condition and results of operations could be materially adversely affected.

        If NLASCO's reinsurers do not pay losses in a timely fashion, or at all, NLASCO may incur substantial losses that could materially and adversely affect its financial condition and results of operations.

        As of December 31, 2005 and 2004, NLASCO had $36.2 million and $33.7 million, respectively, in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. For the six months ended June 30, 2006, NLASCO had $8.2 million in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned premiums. NLASCO expects to continue to purchase substantial reinsurance coverage in the foreseeable future. Since NLASCO remains primarily liable to its policyholders for the payment of their claims, regardless of the reinsurance it has purchased relating to those claims, in the event that one of its reinsurers becomes insolvent or otherwise refuses to reimburse NLASCO for losses paid, or delays in reimbursing NLASCO for losses paid, its liability for these claims could materially and adversely affect its financial condition and results of operations. As an example, if one of NLASCO's catastrophe reinsurers experienced financial difficulties following one of the major hurricanes in 2005 and had been unable to meet its obligations to NLASCO, NLASCO could have experienced difficulty meeting its obligations to its policyholders.

        NLASCO relies on independent insurance agents to distribute its products, and if the agents do not promote NLASCO's products successfully, NLASCO's results of operations and financial condition could be adversely affected.

        NLASCO's business depends in large part on the efforts of independent insurance agents to market its insurance products and on its ability to offer insurance products and services that meet the requirements of the customers. While NLASCO strives to offer products its agents require, NLASCO competes for business with other carriers based on the scope of coverage provided in its products, services, commissions and rates. NLASCO's competitors may offer coverage that is more attractive to particular customers than they offer for a specific product, may price their insurance products more aggressively, may offer higher agent commissions and may devote additional resources to improve their services. Accordingly, NLASCO's agents may find it easier to promote the programs of NLASCO's competitors rather than NLASCO's. If NLASCO's agents fail or choose not to market its insurance products successfully, its growth may be limited and its financial condition and results of operations may be adversely affected. Additionally, rather than utilizing an independent agent to buy their insurance, consumers may elect to deal with direct-writers or mass marketers who utilize the Internet to advertise and/or underwrite their business. Industry developments that centralize and commoditize insurance products could be detrimental to NLASCO's agency distribution model of doing business.

        Because NLASCO relies on managing general agents to underwrite some of its products and to administer claims, such managing general agents could expose NLASCO to liability or allocate business away from NLASCO, which could cause NLASCO's financial condition and results of operations to be adversely affected.

        NLASCO has developed programs with MGAs, whereby the MGA will, within the guidelines NLASCO establishes, underwrite insurance policies on NLASCO's insurance subsidiaries' behalf with oversight by NLASCO. An MGA is a person, firm or corporation that has supervisory responsibility for the local agency and field operations of an insurer in the state where it is organized or that is authorized by an insurer to accept or process on the insurer's behalf insurance policies produced and sold by other agents. While NLASCO exercises care in the selection of its MGA relationships and regularly audits the performance of its MGAs, NLASCO is at risk for their conduct as a result of the authority it has delegated to them. If one of NLASCO's MGAs binds NLASCO's insurance subsidiaries to policies that expose it to unexpected losses or fails to appropriately report claims, NLASCO's financial condition and results of operations could be adversely affected. For example, if a terminated MGA fails to continue to appropriately report claims during the runoff period, then liabilities for losses and loss adjusted expenses could be deficient, which would impact NLASCO's results of operations in future periods. Furthermore, subject to contractual limitations, MGAs have the ability to change carriers or increase or decrease the allocation to a particular carrier. An MGA might choose to change carriers or allocations for reasons such as pricing, service, conditions in the reinsurance market or a change in ownership of an MGA.

        NLASCO's success depends in substantial part upon its key employees who have knowledge and experience in its target markets and lines of business.

        In order to execute its business strategy successfully, NLASCO must attract and retain qualified executive officers, experienced underwriting and claims personnel and other skilled employees who are knowledgeable about its business. NLASCO relies substantially upon the services of its executive management team and the skilled underwriting, actuarial and claims management teams they supervise. While we anticipate that we will retain all of the key personnel in these areas, if NLASCO were to lose the services of certain members of its management team, its business could be adversely affected. ARC does not currently have any employment agreements with its employees, but upon consummation of the NLASCO acquisition, NLASCO will have employment agreements with Clifton Robinson, Gordon Robinson and Gregory Vanek. However, Clifton Robinson and Gordon Robinson will serve NLASCO in a reduced capacity following the acquisition, serving more in an advisory role as opposed to being in charge of day-to-day operations, and Gregory Vanek will assume additional responsibilities with respect to the operations of NLASCO. NLASCO does not currently maintain key man life insurance policies for any of its employees or employment agreements with any of its other employees.

        NLASCO's future growth depends on its ability to hire additional underwriting and marketing personnel.

        NLASCO's future growth will require it to hire additional underwriting and marketing talent as it expands its product offerings. NLASCO's underwriters manage and review all aspects of its commercial and personal insurance lines and personally underwrite all of its commercial lines policies, all of its personal lines policies that do not satisfy its established underwriting guidelines and a random sampling of those personal lines policies that otherwise do satisfy its established underwriting guidelines. As the underwriting function in many larger carriers becomes increasingly automated, there are fewer skilled underwriters of the type NLASCO requires. As a result, NLASCO may have difficulty finding talented replacements for members of its current underwriting team or additional underwriters that will enable its business to grow. If NLASCO is unable to find talented underwriters to meet the growing demand for its products, its business could be adversely affected.

        A decline in NLIC's and/or ASIC's financial strength ratings by A.M. Best could cause either its sales or earnings, or both, to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from "A++ (Superior)" to "F (In Liquidation)" to rate the financial strength of insurance enterprises. NLIC has been rated "A (Excellent)" by A.M. Best, which is the third highest of fifteen rating levels. ASIC has been rated "B++ (Very Good)" by A.M. Best, which is the fifth highest.

        Each of NLIC's and ASIC's financial strength ratings is subject to periodic review by, and may remain the same, be revised downward, upward or revoked at the sole discretion of, A.M. Best. A decline in either NLIC's or ASIC's rating or an announced negative outlook on the rating can cause concern about their viability among agents, brokers and policyholders, resulting in a movement of business away from NLASCO and its insurance company subsidiaries to more highly-rated carriers. In addition, the errors and omissions insurance coverage of many of NLASCO's independent agents does not provide coverage if the covered agents sell policies from insurers with an A.M. Best financial strength rating of "B+ (Very Good)" or below. As a result, the loss of NLIC's or ASIC's A.M. Best financial strength rating, or a reduction to "B+ (Very Good)" or worse, may adversely impact NLASCO's ability to retain or expand its policyholder base. Periodically, A.M. Best changes its rating methodology and practices. Such changes could result in a reduction of NLIC's or ASIC's A.M. Best rating.

        If we acquire NLASCO, our financial condition could have an adverse impact on NLIC's and ASIC's financial strength ratings.

        If we acquire NLASCO, our financial condition could have an adverse impact on NLIC's and ASIC's financial strength ratings by A.M. Best. A.M. Best evaluates a wholly-owned insurance subsidiary in a manner similar to that used with a commercial insurance company, but with consideration given to the financial risk of the parent. A.M. Best applies a risk-evaluation process to the parent and its relationship to the wholly-owned insurance subsidiary. A.M. Best focuses on balance sheet strength (including capital adequacy and loss and loss expense reserve adequacy), operating performance and business profile. As such, any deficiencies in our financial condition could have an adverse impact on NLIC's and ASIC's A.M. Best ratings. Any downgrade of these ratings could cause brokers, agents, retail brokers or insureds with whom NLIC and ASIC work to choose other, more highly rated competitors, thus adversely affecting their and our business and results of operations.

        A decline in NLASCO's ratings coupled with a change of control could result in a default under one of its debt agreements.

        NLASCO has entered into an indenture under which an aggregate of $20 million in notes are outstanding, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of its equity securities and (ii) if NLASCO's ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder's notes in whole or in part at a price equal to 107.5% of the outstanding principal amount prior to March 10, 2010, or 100.0% thereafter. A change of control under the indenture will occur as a result of an acquisition of NLASCO by ARC. As a result, if a downgrading occurs following the acquisition, then each holder of notes under the indenture would have the right to require NLASCO to repurchase its notes. This required repayment risk could cause liquidity issues to both NLASCO and ARC, could impair NLASCO's ability to obtain additional financing and would likely increase the cost of any financing that it does obtain.

        The failure of any of the loss limitation methods NLASCO employs could have a material adverse effect on its financial condition and results of operations.

        At the present time, NLASCO employs a variety of endorsements to its policies that limits its exposure to known risks, such as exclusions for mold losses and water damage. NLASCO's policies are also not designed to provide coverage for claims related to exposure to potentially harmful products or substances including, but not limited to, lead paint and silica. NLASCO's homeowners policies, other than policies specifically written for flood coverage, specifically exclude coverage for losses caused by flood, but generally provide coverage for damage caused by wind. In addition, NLASCO's policies contain conditions requiring the prompt reporting of claims and its right to decline coverage due to late claim reporting. NLASCO's policies also include limitations restricting the period during which a policyholder may bring a breach of contract or other claim against it, which in many cases is shorter than the applicable statutory limitations for such claims. It is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of endorsements and limitations in a way that would adversely affect NLASCO's loss experience, which could have a material adverse effect on its financial condition and results of operations.

        The effects of emerging claim and coverage issues on NLASCO's business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect NLASCO's business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until long after NLASCO has issued insurance policies that are affected by the changes. As a result, the full extent of liability under NLASCO's insurance policies may not be known until after a contract is issued.

        An example of the potential threats to NLASCO's business and that of the insurance industry as a whole are legal and regulatory actions that have emerged from the aftermath of Hurricane Katrina. Legal actions have been filed against other insurers in Mississippi and Louisiana seeking to extend coverage under homeowners policies to include rising water from the hurricane storm surge. Many cases on this issue remain pending and, in the event legal or regulatory mandates override the industry standard flood exclusion clauses in homeowners policies, NLASCO could experience a material adverse effect on its financial condition and results of operations. Changes in other legal theories of liability under NLASCO's insurance policies or the failure of any loss limitation it applies could also adversely impact NLASCO's financial condition and results of operations.

        Because NLASCO's main source of premiums written is in Texas, unfavorable changes in the economic and/or regulatory environment in that state may have a material adverse effect on its financial condition and results of operations.

        Texas accounted for approximately 70% of NLASCO's direct premiums written in 2005 and 70% for the six months ended June 30, 2006. The loss of a significant amount of NLASCO's premiums written in Texas, whether due to an economic downturn, competitive changes, regulatory or legislative developments or other reasons, could have a material adverse effect on its financial condition and results of operations.

        If NLASCO is unsuccessful in competing against other competitors in the insurance industry, its financial condition and results of operations could be adversely affected.

        The insurance industry is highly competitive and has historically been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In the current market environment, competition in NLASCO's industry is based primarily on the following:

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  products offered;

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  service;

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  experience;

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  the strength of agent and policyholder relationships;

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  reputation;

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  speed and accuracy of claims payment;

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  perceived financial strength;

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  ratings;

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  scope of business;

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  commissions paid; and

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  policy and contract terms and conditions.

        NLASCO competes with many other insurers, including large national companies who have greater financial, marketing and management resources than NLASCO. Many of these competitors also have better ratings and market recognition than NLASCO. NLASCO seeks to distinguish itself from its competitors by providing a broad product line and targeting those market segments that provide the best opportunity to earn an underwriting profit.

        NLASCO also faces competition from entities that self-insure, primarily in the commercial insurance market. From time to time, established and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

        In addition, a number of new, proposed or potential industry developments could also increase competition in NLASCO's industry. These developments include, but are not necessarily limited to, changes in practices and other effects caused by the Internet (including direct marketing campaigns by NLASCO's competitors in established and new geographic markets), which have led to greater competition in the insurance business and increased expectations for customer service. These developments could prevent NLASCO from expanding its book of business.

        NLASCO also faces competition from new entrants into the insurance market. New entrants do not have historic claims or losses to address and therefore may be able to price policies on a basis that is not favorable to NLASCO. New competition could reduce the demand for NLASCO's insurance products, which could have a material adverse effect on its financial condition and results of operations.

        NLASCO's investment performance may suffer as a result of adverse capital market developments or other factors, which may affect its financial results and ability to conduct business.

        NLASCO invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses. As of June 30, 2006, NLASCO's invested assets consisted of $113.7 million in fixed maturity securities, $11.9 million in equity securities and $5.9 million in real estate loans. As of December 31, 2005 and 2004, NLASCO's invested assets consisted of $114.5 million and $109.2 million in fixed maturity securities, $12.6 million and $11.5 million in equity securities and $6.6 million and $0.6 million in real estate loans, respectively. For the six months ended June 30, 2006, NLASCO had $3.8 million of net investment income representing 5.4% of NLASCO's total revenues and 26.0% of its income before taxes. For the year ended December 31, 2005, NLASCO had $6.4 million of net investment income representing 5.4% of its total revenues and 24.1% of its income before taxes. For the year ended December 31, 2004, NLASCO had $4.4 million of net investment income representing 4.3% of its total revenues and 17.5% of its income before taxes. Although NLASCO's investment policies stress diversification of risks, conservation of principal and liquidity, its investments are subject to a variety of investment risks, including those relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. In particular, the volatility of NLASCO's claims may force it to liquidate securities, which may cause it to incur capital losses. If NLASCO's investment portfolio is not appropriately matched with its insurance liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover these liabilities. Investment losses could significantly decrease its asset base and statutory surplus, thereby adversely affecting its ability to conduct business and potentially its A.M. Best financial strength rating. Further, developments in the world's financial and capital markets, including but not limited to Federal and state legislation related to terrorism insurance and reinsurance, such as the extension of or replacement for the Terrorism Risk Insurance Extension Act of 2005, could adversely affect the performance of NLASCO's investments. Additionally, inflation could increase beyond NLASCO's ability to earn investment income to keep pace.

        NLASCO's investment results may be adversely affected by interest rate changes.

        NLASCO's operating results are affected, in part, by the performance of its investment portfolio. NLASCO's investment portfolio contains instruments, such as bonds, that may be adversely affected by increases in interest rates. Because bond trading prices decrease as interest rates rise, a significant increase in interest rates could have a material adverse effect on NLASCO's financial condition and results of operations. On the other hand, decreases in interest rates could have an adverse effect on NLASCO's investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond NLASCO's control.

        As of June 30, 2006, mortgage-backed and asset-backed securities constituted 20.3% of NLASCO's cash and invested assets. As with other fixed-income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose NLASCO to prepayment risks on these investments. When interest rates fall, mortgage-backed securities typically are prepaid more quickly and the holder must reinvest the proceeds at lower interest rates. NLASCO's mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but NLASCO can make no assurance that it will invest in other mortgage-backed securities that contain this protection. In periods of increasing interest rates, mortgage-backed securities typically are prepaid more slowly, which may require NLASCO to receive interest payments that are below the then prevailing interest rates for longer time periods than expected.

        The debt agreements of NLASCO and its controlled affiliates contain financial covenants and impose restrictions on its business.

        NLASCO's loan agreement governing its note due April 2007, with an outstanding principal balance of approximately $3 million, contains restrictions on its ability to, among other things:

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  create liens;

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  sell assets;

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  incur additional indebtedness;

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  declare or pay dividends;

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  consolidate or merge;

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  engage in certain businesses;

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  make certain loans, advances or investments;

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  compensate its owners and executives; and

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  enter into transactions with affiliates.

        In addition, this loan agreement provides that an event of default will occur if C. Clifton Robinson or his affiliates fail to own 50% of the issued and outstanding stock of NLASCO. A change of control under the loan agreement will occur as a result of an acquisition of NLASCO by ARC. The loan agreement also requires that NLASCO meet certain financial tests and maintain certain financial ratios, including a minimum capital percentage ratio and minimum consolidated capital. The indebtedness under this loan agreement is guaranteed by C. Clifton Robinson, C.C. Robinson Property Company, Ltd., C.C. Robinson Property Company II, Ltd. and James Murphy. The indebtedness is secured by a lien on the assets of NLASCO. These restrictions may discourage the acquisition, and may delay, deter or prevent a change in control of NLASCO, unless consent of necessary parties is obtained under the terms of these debt agreements.

        NLASCO's indenture governing its LIBOR plus 3.40% notes due 2035 contains restrictions on its ability to, among other things, declare and pay dividends and merge or consolidate. In addition, this indenture contains a change of control provision, which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of NLASCO's equity securities and (ii) if

NLASCO's ratings are downgraded by a nationally recognized statistical rating organization (as defined in Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLASCO purchase such holder's notes in whole or in part at a price equal to 107.5% of the outstanding principal amount at any time prior to March 10, 2010, and at 100% of the outstanding principal amount thereafter.

        NLIC's surplus indentures governing its LIBOR plus 4.10% notes due 2033 and its LIBOR plus 4.05% notes due 2033 and ASIC's surplus indenture governing its LIBOR plus 4.05% notes due 2034 contain restrictions on dividends and mergers and consolidations. In addition, NLASCO has other credit arrangements with its affiliates and other third parties.

        NLASCO's ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the loan agreements or indentures governing the notes or under its other debt agreements. An event of default under its debt agreements would permit some of its lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If NLASCO were unable to repay debt to its secured lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of its other indebtedness may cause NLASCO to be unable to make interest payments on the notes. NLASCO will seek waivers of these covenants for the debt it intends to keep on its books subsequent to consummation of its acquisition by ARC, but there can be no assurances that NLASCO's lenders will grant any such waiver requested. If such waivers are not granted, NLASCO may need to pay off the debt and seek new financing. There can be no assurances that new financing will be available or, if available, will be on terms as favorable or acceptable to NLASCO.

        Other agreements that NLASCO or its insurance company subsidiaries may enter into in the future may contain covenants imposing significant restrictions on their businesses that are similar to, or in addition to, the covenants under their existing agreements. These restrictions may affect NLASCO's ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

        The regulatory system under which NLIC and ASIC operate, and potential changes to that system, could have a material adverse effect on their respective business activities.

        NLIC and ASIC are subject to comprehensive regulation and supervision in those states in which they are domiciled and write insurance policies. Though NLIC and ASIC currently write most of their policies in Texas, Arizona, Tennessee, Oklahoma and Louisiana, NLIC is licensed in 18 states and ASIC is licensed in 27 states. Laws and regulations pertaining to NLIC and ASIC are generally administered by state insurance departments and relate to, among other things:

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  standards of solvency, including risk-based capital measurements;

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  restrictions on the nature, quality and concentration of investments;

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  required methods of accounting;

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  rate and policy form regulation and other market conduct; and

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  potential assessments for the provision of funds necessary for covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

        These state insurance departments also conduct periodic examinations of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. Current or future regulatory requirements may adversely affect or inhibit each of the insurance company's ability to achieve some or all of its business objectives.

        NLIC and ASIC may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in states where they are currently licensed or in new states they intend to enter, or they may be able to do so only at a significant cost. In addition, they may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies, which could result in restrictions on their operating flexibility and could subject them to fines and other sanctions that may have a material adverse effect on their business.

        Significant changes in the political and regulatory climate could result in changes in applicable laws and regulations and could make it more expensive and/or less profitable to manage their business. In recent years, the U.S. insurance regulatory framework has come under increased Federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NAIC and state insurance regulators regularly reexamine existing laws and regulations and develop new laws. Changes in laws and regulations or their interpretation could have a material adverse effect on the insurance companies' financial condition and results of operations.

        The activities of the insurance companies' MGAs are subject to licensing requirements and regulation under the laws of the states in which they operate. The insurance companies' MGAs' businesses depend on the validity of, and continued good standing under, the licenses and approvals pursuant to which they operate, as well as compliance with pertinent laws and regulations.

        Company licensing laws and regulations vary from jurisdiction to jurisdiction. In all jurisdictions, the applicable company licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally these authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals for various reasons, including the violation of law and conviction of crimes. Other sanctions may include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to policyholders and fines. Although NLASCO and its insurance subsidiaries endeavor to follow practices based on good faith interpretations of laws and regulations, or those generally followed by the industry, these practices may prove to be different from those that the regulatory authorities require.

        If the states in which NLIC and ASIC write insurance drastically increase the assessments that insurance companies are required to pay, their and NLASCO's financial condition and results of operations will suffer.

        NLIC and ASIC are subject to a variety of taxes, fines, levies, license fees, tariffs and other assessments that may, from time to time, be material. These assessments are made by the states in which NLIC and ASIC operate and include participation in residual market or involuntary risk plans in various states that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers. Due to this participation, NLIC and ASIC may be exposed to material losses. They are also subject to assessments in the states in which they write insurance for various purposes, including the provision of funds necessary to fund the operations of various insurance guaranty associations, which pay covered claims under certain policies issued by impaired, insolvent or failed insurance companies. These assessments are generally set based on an insurer's percentage of the total premiums written in the relevant state within a particular line of business for the relevant time period. From 1999 to 2004, NLASCO's other assessments in any year did not exceed $1.0 million. For the year ended December 31, 2004, NLASCO paid no other assessments. For the year ended December 31, 2005, NLASCO's other assessments were $10.4 million with $4.4 million paid in 2005 and $6.0 million paid in 2006, principally related to Hurricanes Katrina and Rita in Louisiana, Mississippi and Texas (see next paragraph), and additional or emergency hurricane-related assessments are likely to follow. For the six months ended June 30, 2006, NLASCO paid no other assessments but in July 2006, paid $0.4 million to cover the claims of an impaired insurer in Texas. As NLIC's and ASIC's total premiums written grow, NLASCO's share of any assessments may increase. However, NLASCO cannot predict with certainty the amount of future assessments, because such assessments depend on factors outside NLASCO's control, such as the insolvencies of other insurance companies, the market shares of other insurance companies writing in a particular state and the degree to which other companies write in coastal areas. Generally, in most states, NLIC and ASIC can take a credit against their premium taxes for these assessments over a stipulated number of years.

        NLASCO is subject to assessments from the Georgia Underwriting Association, Louisiana Citizens Property Insurance Corporation or LCPIC, Mississippi Windstorm Underwriting Association, or MWUA, the Texas FAIR Plan Association and the Texas Windstorm Insurance Association, or TWIA. LCPIC, MWUA and TWIA have estimated plan losses due to losses incurred from the hurricanes that struck Louisiana and Texas in the third quarter of 2005, and are thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. During the year ended December 31, 2005, NLASCO's insurance company subsidiaries were assessed $10.4 million based on estimated losses and NLASCO's market shares in Louisiana, Mississippi and Texas. Additional assessments may follow. NLASCO does not expect such assessments to have a net financial statement impact as all such assessments are recoverable (subject to treaty limits) under its reinsurance treaties. Further, NLASCO may be able to recoup a regular assessment through a surcharge to policyholders. Such recoupments will be refunded to reinsurers as the related premiums are written and collected. NLASCO is required to collect emergency assessments directly from residential property policyholders and remit them to LCPIC as they are collected.

        NLASCO continues to monitor developments with respect to various state facilities such as the Georgia Underwriting Association, LCPIC, MWUA, the Texas FAIR Plan Association and the TWIA. The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit different than the level currently estimated. They may, in turn, have the ability to assess participating insurers when financial deficits occur. However, NLASCO will not incur any net expense or loss from any such assessments due to reinsurance recoveries.

        NLASCO may be subject to high retaliatory taxes in several states as a result of its multistate operations, which could have a material adverse impact on its financial condition and results of operations.

        Nearly all states impose a retaliatory tax on insurers operating in their state that are domiciled in another state. Retaliatory taxes are based on the principle that if the aggregate taxes, fees and obligations imposed by an insurer's domiciliary state are greater than the aggregate taxes, fees and obligations imposed by the taxing state, then the difference is payable to the taxing state as a retaliatory tax. For example, the State of Texas imposes various premium-based taxes that, in the aggregate, total approximately 2.0% of gross written premiums in Texas. The State of Illinois imposes various premium-based taxes that, in the aggregate, total approximately 0.5% of gross written premiums in Illinois. The Illinois retaliatory tax provisions would require a Texas-domiciled insurer operating in Illinois to pay the 0.5% aggregate Illinois taxes plus a 1.5% incremental amount representing the difference between the Texas effective rate and the Illinois effective rate. Thus, a Texas-domiciled insurer would pay a 2.0% effective tax in Illinois while an Illinois-domiciled insurer would only pay a 0.5% effective tax. Insurance companies with multistate operations, like NLASCO, may find themselves subject to high retaliatory taxes in several states, which could have a material adverse impact on NLASCO's financial condition and results of operations.

        NLASCO's ability to meet ongoing cash requirements and pay dividends may be limited by its holding company structure and regulatory constraints.

        NLASCO operates as a holding company. Dividends and other permitted payments from its operating subsidiaries are expected to be its primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to its stockholders. NLIC and ASIC are subject to significant regulatory restrictions and limitations under debt agreements limiting their ability to declare and pay dividends, which could in turn limit NLASCO's ability to meet its ongoing cash requirements, including any future debt service payments and other expenses, or to pay dividends.

        Current legal and regulatory activities, investigations, litigation proceedings or other activities relating to the insurance industry, including investigations into contingent commission arrangements and insurance quotes regarding NLIC and ASIC, could affect NLASCO's business, financial condition and results of operations.

        Recently, the insurance industry has experienced substantial share price volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the payment of contingent commissions by insurance companies to insurance brokers and agents and the extent to which such compensation has been disclosed and the solicitation and provision of fictitious, inflated or mischaracterized quotes for insurance coverages. NLASCO paid less than 3.1% of its 2005 gross written premiums to its independent agents pursuant to contingent commission contracts.

        NLASCO is unable to predict the potential effects, if any, that these investigations may have upon these arrangements in particular or upon the insurance markets and industry business practices in general or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.

        NLIC and ASIC are subject to periodic financial and market conduct examinations by state insurance departments. If these examinations identify significant findings or recommend significant changes to its operations, either insurance company could lose its licenses and/or its financial condition and results of operations could be affected.

        The insurance departments in every state in which NLASCO's insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time and generally for any purpose, including review of NLASCO's insurance companies' financial condition, market conduct and relationships and transactions with affiliates. In addition, the Texas Department of Insurance will conduct comprehensive examinations of NLASCO's insurance companies every three to five years. NLIC's last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 1997 through December 31, 2001, including material transactions and/or events occurring after December 31, 2001. ASIC's last regulatory exam was a full scope financial examination by the Texas Department of Insurance covering the period from January 1, 2001 through December 31, 2003, including certain material transactions and/or events occurring after December 31, 2003. Neither examination resulted in any significant regulatory compliance issues being raised by the Texas Department of Insurance.

        The March 26, 2002 Market Conduct Examination Report for ASIC issued by Arizona's Department of Insurance contained a recommendation that the Arizona Director of Insurance determine if cause existed to take disciplinary action against ASIC for various apparent law violations cited in the report. Subsequent to the issuance of the report, ASIC entered into a voluntary Consent Order with the Arizona Department of Insurance pursuant to which ASIC agreed to undertake various remedial actions in respect of the apparent law violations cited in the report. ASIC made reports to the Arizona Department required by the Consent Order, and the Arizona Department of Insurance has advised that, while compliance with the Consent Order is subject to further verification upon future examination, the Arizona Department of Insurance is satisfied that ASIC has completed the remedial requirements of the Consent Order. While there were no material adverse findings or recommended changes to NLASCO's or its insurance company subsidiaries' operations identified in the recently completed financial examinations conducted by the departments of insurance of other states, there can be no assurance that there will not be adverse findings or recommended changes identified by these or other state insurance departments in the future. In addition, significant adverse findings could lead to a revocation of NLASCO's or its insurance company subsidiaries' licenses. Any adverse findings or recommended changes resulting from such financial examinations, or from any future examinations, could have a material adverse effect on NLASCO's or its insurance company subsidiaries' financial condition and results of operation.

        NLASCO relies on its information technology and telecommunications systems, and the failure or disruption of these systems could disrupt its operations and adversely affect its results of operations.

        NLASCO's business is highly dependent upon the successful and uninterrupted functioning of its information technology and telecommunications systems. NLASCO relies on these systems to process new and renewal business, issue policies, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. NLASCO's systems could fail of their own accord or could be disrupted by factors such as natural disasters, power disruptions or surges, failure of third party systems or support, computer hackers, terrorist attacks or other factors beyond its control. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt its operations and adversely affect its results of operations.

        Failures in NLASCO's electronic underwriting system could adversely affect its financial condition and results of operations.

        NLASCO's Internet-based Policy Agency Claim System, or PACS, was primarily developed in-house. PACS is fully integrated and is able to process quotes, policy issuance, billings, payments and claims. The system is designed for ease of use by agents and employees. PACS is an integral part of NLASCO's success, and the growth of its business is highly dependent upon it. Almost all applications are submitted online. Problems or errors of which NLASCO is not currently aware may have occurred in connection with the installation, upgrading or maintenance of this system or any of its other systems or may result from a major physical disaster or other calamity that causes damage to NLASCO's systems generally. A loss of PACS or any of NLASCO's other systems for a sustained period of time could have an adverse impact on its financial condition and results of operations.

        Failure to develop an adequate knowledge transfer or a succession plan for NLASCO's information technology personnel could adversely affect its financial condition and results of operations.

        The success of PACS and NLASCO's other systems depend heavily on the incumbent information technology team that developed the system. A loss of key members of this team without adequate knowledge transfer or a succession plan could disrupt NLASCO's operations and adversely affect its results of operations.

        Claims by third parties that NLASCO infringes their proprietary technology could adversely affect NLASCO's financial condition and results of operations.

        If NLASCO discovers that any of its products or technology that it licenses from third parties violate third party proprietary rights, NLASCO may not be able to reengineer its products or obtain a license on commercially reasonable terms to continue using the products or technology without substantial reengineering, or to otherwise modify programs. In addition, product and technology development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending for similar technologies, many of which are confidential when filed. In addition, much of the software used by NLASCO may be used subject to a licensing agreement, and NLASCO's failure to comply with the terms for usage under any such licensing agreement could subject it to claims which could adversely impact its business. Although NLASCO sometimes may be indemnified by third parties against claims that licensed third party technology infringes proprietary rights of others, this indemnity may be limited, unavailable or, where the third party lacks sufficient assets or insurance, ineffective. NLASCO currently does not have liability insurance to protect against the risk that its technology or future licensed third party technology infringes the proprietary rights of others. Any claim of infringement, even if invalid, could cause NLASCO to incur substantial costs defending against the claim and could distract its management from the business. Furthermore, a party making such a claim could secure a judgment that requires NLASCO to pay substantial damages. A judgment could also include an injunction or other court order that could prevent NLASCO from using the products and technologies. Any of these events could have a material adverse effect on NLASCO's business, operating results and financial condition.

        Acquisitions could result in operating difficulties, dilution and other harmful consequences.

        From time to time, NLASCO may engage in discussions regarding potential acquisitions, including potential acquisitions that could be material to its financial condition and results of operations. NLASCO may acquire whole businesses or books of business that fit its underwriting competencies from insurance companies, MGAs and other agents. In addition, NLASCO may expand its business, product offerings and policyholder base by acquiring businesses in areas in which NLASCO has limited operating experience. The process of integrating an acquired company or book of business may create unforeseen operating difficulties and expenditures. In particular:

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  NLASCO has achieved its prior success by applying a disciplined approach to underwriting and pricing in select markets that are not well served by its competitors. NLASCO may not be able to successfully implement its underwriting, claims management, pricing and product strategies in companies or books of business it acquires.

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  NLASCO could be required to implement or remediate controls, procedures and policies for an acquired privately-held company that prior to acquisition may not have been required.

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  An acquisition could present cultural challenges associated with integrating employees from the acquired company into the organization, which could result in a loss of employees from the businesses NLASCO acquires and other adverse consequences.

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  NLASCO's management may have to divert its time and energy from operating the business to integration challenges.

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  NLASCO could have no prior experience operating the type of business that it acquires, which could create difficulties and result in NLASCO failing to realize many of the anticipated potential benefits of the acquisition.

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  An acquisition could dilute NLASCO's book value per share or after-tax return on average equity.

        The anticipated benefits of any acquisition may not materialize. Future acquisitions could result in the incurrence of debt or an assumption of inadequate liabilities for losses and loss adjusted expenses or claims management structures, any of which could harm NLASCO's financial condition. Future acquisitions may require NLASCO to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

        Applicable insurance laws may make it difficult to effect a change of control of NLASCO.

        NLIC and ASIC are domiciled in Texas. Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Department of

Insurance. Acquisition of control would be presumed on the acquisition, directly or indirectly, of 10% or more of NLASCO's outstanding voting stock, unless the regulators determine otherwise. Prior to granting approval of an application to acquire control of a domestic insurer, the Texas Department of Insurance will consider factors such as:

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  the financial strength of the acquirer;

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  the integrity and management experience of the acquirer's board of directors and executive officers;

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  the acquirer's plans for the management of the insurer;

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  the acquirer's plans to declare dividends, sell assets or incur debt;

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  the acquirer's plans for the future operations of the domestic insurer;

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  the impact of the acquisition on continued licensure of the domestic insurer;

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  the impact on the interests of Texas policyholders; and

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  any anti-competitive results that may arise from the consummation of the acquisition of control.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of NLASCO, including transactions that some or all of our stockholders might consider desirable.

Risks Related to the Rights Offering, the Investment Agreement and the Flexpoint Agreement

        The subscription price determined for the rights offering may not be indicative of the fair value of our common stock.

        The subscription price for our common stock in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities market and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; historic and current trading prices for our common stock; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price will not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this Proxy Statement, our common stock may trade at prices above or below the subscription price.

        Stockholders who do not exercise their subscription rights may experience a dilution of their relative ownership interests.

        The rights offering is designed to enable us to raise capital while allowing all stockholders on the record date for the rights offering to maintain their relative proportionate voting and economic interests in the Company, before giving effect to the NLASCO acquisition and the Flexpoint transaction. Gerald J. Ford, director and beneficial owner of approximately 17.6% of our outstanding common stock, and ARC Diamond, one of Mr. Ford's affiliates, have agreed to purchase the shares of our common stock that they would otherwise have been entitled to receive pursuant to the subscription privilege in the rights offering in a private placement directly from us and not to exercise the subscription rights to purchase 1,760,000 shares of our common stock that they receive in the rights offering. In addition, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning that it will purchase any shares of common stock that remain unsold in the rights offering, other than shares issuable under the subscription rights of Mr. Ford and ARC Diamond, at $8.00, the subscription price per share for the rights offering. To the extent that a stockholder does not exercise its rights and shares of common stock are purchased by other stockholders in the rights offering, such non-participating stockholders' proportionate voting interest will be reduced, and the percentage that such stockholders' original shares of common stock represent of our expanded equity after the rights offering will be diluted, before giving effect to the NLASCO acquisition or the Flexpoint Agreement. If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the transactions under the NLASCO Agreement and the Flexpoint Agreement are completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current common stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full but the transactions under the NLASCO Agreement and the Flexpoint Agreement are not completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current stockholders' ownership interest will decrease to approximately 66.4%. In addition, after giving effect to the issuance and sale of our common stock in the rights offering and under the Investment Agreement, the holders of our special voting stock will experience dilution in their voting power.

        The issuance and sale of our common stock pursuant to the Flexpoint Agreement and the NLASCO Agreement will result in the dilution of the relative ownership interests of our other stockholders.

        Pursuant to the Flexpoint Agreement, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions. In addition, we will issue approximately 1,218,880 shares of our common stock to C. Clifton Robinson pursuant to the NLASCO Agreement upon the closing of the NLASCO acquisition. After giving effect to the issuance and sale of our common stock in the rights offering (and assuming pro rata exercise of our stockholders in the rights offering) and under the Investment Agreement and the issuance and sale of shares of our common stock under the Flexpoint Agreement and the NLASCO Agreement, Flexpoint will beneficially own approximately 3.9% of our outstanding common stock and Mr. Robinson will beneficially own approximately 2.2% of our outstanding common stock. As a result, the ownership interest of our other common stockholders, other than Mr. Ford and his affiliates, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 77.4%. In addition, the holders of our special voting stock will experience dilution in their voting power as a result of the the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement.

        If we are unable to obtain the approval of our stockholders for the Investment Agreement or the Flexpoint Agreement, we will be required to obtain alternative sources of financing for our acquisition of NLASCO, and if we cannot obtain alternate financing, we could be unable to close the NLASCO acquisition or be in breach of the NLASCO Agreement.

        The Investment Agreement will ensure that ARC receives the full proceeds contemplated by the rights offering. If the Investment Agreement is not approved, we do not plan to complete the rights offering. A purpose of the rights offering is to raise capital to fund a portion of the purchase price of NLASCO, and it is intended that the issuance and sale of our common stock pursuant to the Flexpoint Agreement will fund an additional portion of the purchase price of NLASCO. Under the terms of the NLASCO Agreement, our obligation to consummate the NLASCO acquisition is not conditioned on the completion of the rights offering or the issuance and sale of shares of our common stock under the Investment Agreement or the Flexpoint Agreement or on our ability to obtain alternative financing. If the NLASCO acquisition is not consummated and it is determined, pursuant to the terms of the NLASCO Agreement, that we did not use our "reasonable best efforts" to obtain sufficient financing to consummate the NLASCO acquisition, then we will have breached the NLASCO Agreement and may be required to pay damages to the Sellers. In addition, we will have diverted significant financial and management resources in an effort to complete the NLASCO acquisition, for which we will have received little or no benefit. We are required to use our reasonable best efforts to obtain sufficient financing in order to avoid a breach of the NLASCO Agreement and, if the Investment Agreement or the Flexpoint Agreement is not approved, we will have to seek alternative sources of financing. Alternative sources of financing may not be available at all or may be available only on unfavorable terms and the process of seeking alternative sources of financing could divert the attention of our management from our day-to-day business operations. If we are determined to have breached the NLASCO Agreement, our business, financial condition and results of operations could be materially adversely affected.

        If Gerald J. Ford significantly increases his beneficial ownership percentage in the Company as a result of the rights offering, such increase could impact our board's determination that he is "independent".

        In accordance with the definitional criteria of SOX and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE, a majority of our directors on our nine-director board are deemed to be independent. Failure to maintain an independent board of directors could result in the delisting of our common stock from the NYSE, which could result in there being no public market for shares of our common stock. In as much as Mr. Ford and ARC Diamond have agreed to purchase shares of our common stock under the Investment Agreement and Hunter's Glen/Ford has agreed to backstop the rights offering (meaning that it would purchase any shares of common stock that remain unsold in the rights offering at the same subscription price per share), Mr. Ford may significantly increase his beneficial ownership in the Company. A significant increase in Mr. Ford's beneficial ownership could impact our board's determination as to whether he is an independent director. In addition, Mr. Ford's affiliation with other independent directors Carl B. Webb and James R. "Randy" Staff could impact our board's determination that they are independent. If our board determines that Messrs. Ford, Webb and Staff are not independent, then we would have to increase the number of independent directors on our board in order to remain compliant with NYSE listing requirements, or we would not meet the same and could be subject to delisting. Recruiting independent directors could require the dedication of significant management resources, which may temporarily distract management's attention from our day-to-day business. In addition, adding directors to our board would make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent for purposes of the rules and regulations of the SOX and the NYSE, will be significantly curtailed.

FORWARD-LOOKING STATEMENTS

        This Proxy Statement and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Proxy Statement that address results or developments that ARC and/or NLASCO expects or anticipates will or may occur in the future, where statements are preceded by, followed by or include the words "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our ability to obtain future financing arrangements, estimates relating to our future distributions, our understanding of our competition, market trends, projected capital expenditures, the impact of technology on our products, operations and business are forward-looking statements.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These risks, along with the risks disclosed in the section of this Proxy Statement entitled "Risk Factors" beginning on page 13 and the following factors, could cause actual results to vary from our forward-looking statements:

  •
  failure to complete or timely complete the NLASCO acquisition;

  •
  failure of ARC to realize the benefits of the NLASCO acquisition or to complete it on favorable financing terms;

  •
  failure to adequately diligence the acquisition transaction;

  •
  failure of NLASCO's insurance subsidiaries to maintain their respective A.M. Best ratings;

  •
  failure to maintain NLASCO employees;

  •
  failure to maintain NLASCO's current agents;

  •
  lack of demand for insurance products;

  •
  cost or availability of adequate reinsurance;

  •
  changes in key management;

  •
  failure of NLASCO's reinsurers to pay obligations under reinsurance contracts;

  •
  failure of NLASCO to maintain sufficient reserves for losses on insurance policies;

  •
  failure of NLASCO to maintain appropriate insurance licenses;

  •
  competition confronting ARC from other forms of single or multifamily housing;

  •
  changes in market rental rates, supply and demand for affordable housing, the cost of acquiring, transporting, setting or selling manufactured homes;

  •
  the availability of manufactured homes from manufacturers;

  •
  the availability of cash or financing for ARC to acquire additional manufactured homes;

  •
  the ability of manufactured home buyers to obtain financing;

  •
  our ability to maintain or increase rental rates and maintain or improve occupancy;

  •
  the level of repossessions by manufactured home lenders;

  •
  the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence;

  •
  our ability to identify acquisitions, have funds available for acquisitions, the pace of acquisitions and/or dispositions of communities and new or rental homes;

  •
  corporate debt ratings;

  •
  demand for home purchases in our communities and demand for financing of such purchases;

  •
  demand for rental homes in our communities;

  •
  the condition of capital markets;

  •
  actual outcome of the resolution of any conflict;

  •
  our ability to successfully integrate and operate acquired companies and/or properties;

  •
  our decision and ability to sell additional communities and the terms and conditions of any such sales and whether any such sales actually close;

  •
  issues arising from our decision not to continue to maintain our status as a REIT;

  •
  our ability to use NOL carryforwards to reduce future tax payments;

  •
  the impact of the Code and rules on our balance sheet and business operations;

  •
  our ability to pay dividends or make other distributions to our stockholders and the Operating Partnership's unitholders;

  •
  environmental uncertainties and risks related to natural disasters;

  •
  changes in and compliance with real estate permitting, licensing and zoning laws including legislation affecting monthly leases and rent control and increases in property taxes; and

  •
  changes in and compliance with licensing requirements regarding the sale of insurance and/or the sale or leasing of manufactured homes.

        Consequently, all of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized, or even substantially realized, and that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this Proxy Statement speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement in this Proxy Statement.

INFORMATION ABOUT ARC

        ARC is a Maryland corporation that is engaged in the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses including acting as agent in the sale of homeowners' insurance and related products, primarily to residents or prospective residents in ARC communities. ARC was organized in July 1998 and operates primarily through the Operating Partnership and its subsidiaries, of which ARC is the sole general partner and owned 96.5% as of June 30, 2006. Through the years ended December 31, 2005, ARC was organized as a fully integrated, self-administered and self-managed REIT for U.S. Federal income tax purposes. In March 2006, ARC's board of directors decided to revoke the Company's election as a REIT for U.S. Federal income tax purposes beginning for the year ending December 31, 2006.

        As of June 30, 2006, ARC owned and operated 276 communities (excluding four communities classified as discontinued operations) consisting of 57,359 homesites (excluding 989 homesites classified as discontinued operations) in 24 states with occupancy of 83.5%. ARC's five largest markets are: Dallas-Fort Worth, Texas, with 12.5% of total homesites; Atlanta, Georgia, with 8.7% of total homesites; Salt Lake City, Utah, with 6.6% of total homesites; the Front Range of Colorado, with 5.7% of total homesites; and Kansas City-Lawrence-Topeka, with 4.2% of total homesites. ARC also conducts a retail home sales business.

        ARC's common stock is traded on the New York Stock Exchange under the symbol "ARC". ARC's Series A Cumulative Redeemable Preferred Stock is traded on the New York Stock Exchange under the symbol "ARC-PA". ARC has no public trading history prior to February 12, 2004.

        ARC's principal executive, corporate and property management offices are located at 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, and ARC's telephone number is (303) 383-7500. ARC's Internet address is www.aboutarc.com. The information contained on ARC's website is not part of this Proxy Statement.

        For more information on ARC, please see "Incorporation of Certain Documents by Reference" in this Proxy Statement.

INFORMATION ABOUT THE NLASCO ACQUISITION AND NLASCO

        The following description of the acquisition of NLASCO, including the summary of the certain terms and provisions of the NLASCO Agreement, which is incorporated herein by reference, and the opinion we received from Sandler O'Neill, is qualified in its entirety by reference to the more detailed Appendices to this Proxy Statement. We urge you to read all of the Appendices to this Proxy Statement in their entirety.

Transaction Structure

        Subject to the terms and conditions of the NLASCO Agreement, at the closing we will purchase from Sellers all of the outstanding shares of capital stock of NLASCO in exchange for cash in the amount of $105,750,000 and 1,218,880 shares of our common stock, which shares will be issued to C. Clifton Robinson and placed in escrow pursuant to an escrow agreement described below. The purchase price will be subject to adjustments based on (1) the GAAP stockholders' equity of NLASCO as of the closing date as finally determined by the parties and (2) the amount of actual losses as of the 36-month anniversary of the closing date for claims arising out of events or circumstances that occurred or existed on or prior to the closing date, compared to the reserves for losses as reflected on the closing balance sheet for both reported claims and for incurred but not reported claims.

        Immediately before the closing, and subject to any necessary regulatory approvals or third party consents, Sellers will cause NLASCO to make a dividend or distribution to Sellers in an aggregate amount equal to the excess of (1) the closing date stockholders' equity over (2) $71,009,382. In addition, NLASCO will repay approximately $5.6 million aggregate principal amount of outstanding debt.

        The NLASCO Agreement includes customary representations, warranties, covenants as well as indemnification and termination provisions. At the closing, the parties will also enter into several ancillary agreements, including a noncompetition agreement, a registration rights agreement, an escrow agreement, a release, employment agreements and a share lock-up agreement. The NLASCO Agreement and the ancillary agreements are described below in "—The NLASCO Agreement and Related Agreements."

Background to the NLASCO Acquisition

        As part of the ongoing evaluation of our business, we consider a variety of strategic alternatives. In that regard, representatives of the Company from time to time have discussed potential business acquisitions with representatives of various companies in complementary industries that might serve to expand our business, improve our competitive position and enhance stockholder value.

        During late 2005, NLASCO's board of directors explored and evaluated potential strategic alternatives available to NLASCO. As part of this process, NLASCO engaged Banc of America Securities LLC, which we refer to as BAS, as its exclusive financial advisor in connection with the potential sale of NLASCO. During 2006, a number of parties were contacted to determine if they had a potential interest in pursuing a transaction with NLASCO. During the course of this process, parties that had expressed interest in a potential transaction with NLASCO and executed a confidentiality agreement with NLASCO were given access to an electronic data room where due diligence materials were made available and provided an opportunity to meet with senior management of NLASCO to answer questions.

        In March 2006, Hunter's Glen/Ford, a private investment firm led by Gerald J. Ford, and Flexpoint Partners were independently contacted regarding a proposed purchase of NLASCO. Mr. Ford reviewed the investment opportunity and discussed with Flexpoint Partners whether Flexpoint Partners might be interested in pursuing the acquisition.

        On April 6, 2006, Flexpoint Partners executed a confidentiality agreement with respect to NLASCO information and, on April 7, 2006, Flexpoint Partners began its due diligence.

        In March and April 2006, representatives of Hunter's Glen/Ford and Flexpoint Partners reviewed the potential acquisition of NLASCO and determined to submit a joint indication of interest. At the time, Hunter's Glen/Ford and Flexpoint Partners had not determined which entity would serve as a potential buyer of NLASCO.

        On April 17, 2006, representatives from Flexpoint Partners and BAS had a conference call to discuss the process and procedures for submitting an indication of interest.

        On April 20, 2006, Hunter's Glen/Ford and Flexpoint Partners jointly submitted an indication of interest regarding the purchase of NLASCO.

        Following the submission of the indication of interest by Hunter's Glen/Ford and Flexpoint Partners, representatives of the two investment firms had discussions with BAS regarding the proposed acquisition terms.

        In May and June 2006, Hunter's Glen/Ford and Flexpoint Partners conducted further due diligence and performed internal analyses regarding the potential acquisition. In addition, representatives of these investment firms had several discussions about which entity would serve as an appropriate acquisition vehicle. In early June 2006, Hunter's Glen/Ford and Flexpoint Partners determined that an acquisition of NLASCO by ARC may be a beneficial transaction for the Company, and approached ARC regarding ARC's interest in pursuing the acquisition of NLASCO.

        On June 8, 2006, at a meeting of ARC's board of directors, Gerald J. Ford informed ARC's board that there were a couple of potential acquisitions that were being reviewed that may benefit the Company, although nothing specific was mentioned about NLASCO.

        On June 9, 2006, Clifton Robinson met with Gerald J. Ford to discuss the possible purchase of NLASCO. Mr. Ford indicated that the proposed acquisition would allow NLASCO to continue with its current business strategy and allow the business to be conducted in Waco, Texas.

        On or about June 14, 2006, Gerald J. Ford informed Larry Willard, our chairman and chief executive officer, that Flexpoint Partners and Hunter's Glen/Ford had been looking at the possibility of acquiring NLASCO and stated that this could be a potential acquisition opportunity for ARC. Subsequently, ARC determined to look at the potential acquisition opportunity, and Flexpoint Partners and Hunter's Glen/Ford continued to assist ARC in the evaluation of the NLASCO acquisition.

        Beginning in June 2006, ARC considered various ways to finance a possible acquisition of NLASCO. After extensively considering a number of possible financing alternatives, ARC decided to partially fund a possible acquisition of NLASCO by conducting a rights offering to its current stockholders. In connection therewith, ARC and Hunter's Glen/Ford discussed from time to time Hunter's Glen/Ford's acquiring our common stock in a private placement. After extensive discussions between the parties, on October 13, 2006, ARC and Hunter's Glen/Ford entered into the Investment Agreement, providing for the terms of Hunter's Glen/Ford's acquiring our common stock in the private placement. From time to time, ARC and Flexpoint had discussions regarding Flexpoint making an investment in ARC to help finance the NLASCO acquisition. After extensive discussions between the parties, on October 6, 2006, ARC and Flexpoint entered into the Flexpoint Agreement, providing for the terms of the Flexpoint's purchase of our common stock.

        During June 2006, Flexpoint Partners, Hunter's Glen/Ford, ARC and BAS had several conversations regarding the proposed pricing and structure of the acquisition. BAS indicated that the NLASCO owners wanted to dividend or distribute out all earnings after 2005 and prior to the closing of any acquisition.

        In June 2006, ARC retained Haynes and Boone, LLP, or Haynes and Boone, to represent ARC in the proposed acquisition of NLASCO. In June 2006, ARC asked Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, its regular counsel, to represent it in other corporate and securities matters in connection with the proposed acquisition, including the rights offering.

        On June 22, 2006, in compliance with the June 22 bid submission deadline outlined by BAS, ARC submitted a final bid for the purchase of NLASCO. Following a review of all alternative offers and based on its determination that the proposal by ARC represented the superior proposal in terms consistent with NLASCO's strategic objectives, NLASCO chose to negotiate a definitive agreement with respect to an acquisition of NLASCO by ARC.

        On June 28, 2006, BAS contacted representatives from Hunter's Glen/Ford and Flexpoint Partners to determine if we would be willing to increase the consideration payable for NLASCO. After several conversations among representatives of ARC, Hunter's Glen/Ford and Flexpoint Partners, ARC determined to increase its bid and communicated this increase to BAS. BAS informed ARC that NLASCO was willing to proceed with negotiations with ARC.

        During July and August 2006, we, together with our advisors, conducted due diligence on NLASCO while negotiating the terms of the NLASCO Agreement.

        At a meeting of our board of directors on July 27, 2006, a representative of Hunter's Glen/Ford and a representative of Flexpoint Partners, made a presentation regarding the status of the proposed acquisition and financing for the acquisition, including the use of a rights offering to raise cash for the acquisition. The board of directors discussed, among other things, ARC's strategic plans to expand its business and that NLASCO's business would be complementary to ARC's business. In addition, Mr. Ford raised to the board the possibility of Flexpoint Partners making an investment in ARC to support the contemplated acquisition. The board was advised that ARC had retained Haynes and Boone to represent it in the proposed acquisition and Skadden to represent it in its securities filings in connection with the proposed acquisition. In addition, the chairman of our audit committee approved the terms and fees of PricewaterhouseCoopers LLP's engagement in connection with the acquisition, and the full audit committee ratified this approval.

        Over the course of July and August 2006, we engaged various professional advisors in connection with the proposed acquisition, including PricewaterhouseCoopers LLP, Tillinghast, an actuarial firm, and insurance regulatory counsel.

        On August 8, 2006, NLASCO executed a confidentiality agreement pursuant to which NLASCO agreed to keep certain information provided by ARC to NLASCO confidential and NLASCO agreed to certain customary standstill provisions with respect to ARC's common stock.

        On August 16, 2006, representatives of the Company, Hunter's Glen/Ford and Flexpoint Partners traveled to Waco, Texas to conduct onsite due diligence of NLASCO.

        On August 30, 2006, ARC retained Sandler O'Neill to render a fairness opinion with respect to the consideration to be paid in the NLASCO acquisition.

        During August and September 2006, the parties continued to negotiate the terms of the NLASCO Agreement and ancillary agreements. There were several conference calls between the parties to negotiate the terms of these agreements.

        On September 15, 2006, ARC Insurance Holdings Inc. was incorporated as a subsidiary of ARC to enter into the NLASCO Agreement.

        Over the course of September 2006, the legal representatives of ARC and NLASCO had several telephone calls to work on resolving open issues relating to the NLASCO Agreement. Additionally, during that same time period, representatives of ARC negotiated the terms of the Flexpoint Agreement with Flexpoint and Flexpoint Partners and also negotiated the terms of the Investment Agreement with Mr. Ford, ARC Diamond and Hunter's Glen/Ford.

        On September 20, 2006, the board of the Company was briefed on the status of the transaction with NLASCO.

        On October 5, 2006, the board of directors of ARC met to review the proposed acquisition of NLASCO, as well as the terms of the NLASCO Agreement and related ancillary agreements and the Flexpoint Agreement. In addition, Sandler O'Neill provided an oral fairness opinion, subsequently confirmed in writing, to our board in connection with the consideration paid by ARC in the NLASCO acquisition. The board was apprised of Mr. Ford's interests in Flexpoint. The board met by telephonic conference call on October 6, 2006 and reviewed the terms of the NLASCO Agreement and the Flexpoint Agreement and following that review, approved the NLASCO Agreement, related ancillary agreements and the Flexpoint Agreement with directors Gerald J. Ford, Carl B. Webb and J. Randy Staff abstaining from the vote on the Flexpoint Agreement.

        On October 6, 2006, ARC publicly announced the NLASCO acquisition, the Flexpoint Agreement and the proposed rights offering through two press releases.

        On October 10, 2006, ARC filed an 8-K regarding the proposed transaction and the Flexpoint Agreement.

        On October 13, 2006, our board met to review the Investment Agreement, and after this review, our board approved the Investment Agreement, with directors Ford, Staff and Webb abstaining. On October 16, ARC filed an 8-K regarding the Investment Agreement.

Reasons for the Proposed Acquisition; Recommendation by the ARC Board of Directors

        In approving the acquisition of NLASCO, our board of directors considered a number of factors concerning the benefits of the NLASCO acquisition. Without giving any relative or specific weight to the factors, our board considered, among others the following factors:

  •
  the information presented to our board by our management concerning the industry, business, operations, earnings and growth potential of NLASCO;

  •
  the financial terms of the transaction, including the relationship of the value of the consideration payable in the transaction to the net income and cash flow of NLASCO;

  •
  the attractiveness of the NLASCO franchise, NLASCO's management team, the position of NLASCO within its industry and the historical profitability of NLASCO;

  •
  the similar management philosophies of ARC and NLASCO, focusing on profitability rather than growth;

  •
  because both NLASCO and ARC do business in the manufactured home industry, with similarities in customer base, the possibility of selling NLASCO's insurance products to existing and future ARC customers;

  •
  the potential opportunity to utilize the NOLs currently held by ARC if NLASCO continues to operate on a profitable basis;

  •
  the potential that NLASCO's consistent operating performance could provide ARC with significant earnings;

  •
  the potential opportunity to integrate ARC's current consumer insurance business into NLASCO's operations and achieve additional economies and efficiencies;

  •
  the potential to grow NLASCO's business by providing a financial platform and stable cash flows for the business;

  •
  ARC's intent to maintain NLASCO's current operating strategy and capitalization;

  •
  the additional opportunities for NLASCO to assist or otherwise provide ARC with alternatives or solutions relating to ARC's other insurance needs; and

  •
  the opinion of Sandler O'Neill with respect to the consideration paid by ARC in the NLASCO acquisition.

        Our board of directors also considered the following negative factors in connection with the acquisition. Without giving any relative or specific weight to the factors, our board considered, among others, the following:

  •
  the risks associated with the insurance industry and NLASCO's business;

  •
  our lack of experience in operating an insurance company like NLASCO;

  •
  the fact that the NLASCO Agreement does not contain a financing condition in favor of ARC; and

  •
  the fact that we would be required to obtain stockholder approval of certain matters in connection with the financing for the NLASCO acquisition, and that stockholder approval may not be obtained.

        The foregoing discussion is not intended to be exhaustive, but includes the material reasons our board of directors considered with respect to the acquisition. Our board of directors believes that the terms of the NLASCO acquisition and the NLASCO Agreement are in the best interests of ARC.

Opinion of ARC's Financial Advisor

        Opinion of Sandler O'Neill & Partners, L.P.    By letter dated August 30, 2006, ARC retained Sandler O'Neill to provide a fairness opinion in connection with a possible business combination with NLASCO. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill provided a fairness opinion to ARC in connection with the proposed NLASCO acquisition. At the October 5, 2006 meeting at which ARC's board considered and approved the NLASCO Agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O'Neill delivered to the board its oral opinion, that, as of such date, the purchase price was fair to ARC from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this Proxy Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion in connection with the NLASCO acquisition. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the ARC board in connection with the NLASCO acquisition and is directed only to the fairness of the purchase price to ARC from a financial point of view. It does not address the underlying business decision of ARC to engage in the transaction, the relative merits of the transaction as compared to any other alternative business strategies that may exist for ARC, the methods of financing used by ARC, including the rights offering, or the effect of any other transaction in which ARC might engage or any other aspect of the transaction and is not a recommendation to any ARC stockholder as to how such stockholder should vote with respect to the rights offering.

        In connection with rendering its October 6, 2006 opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the NLASCO Agreement;

  (2)
  certain publicly available financial statements and other historical financial information of ARC that Sandler O'Neill deemed relevant;

  (3)
  certain audited and unaudited historical financial statements and other historical financial information of NLASCO and those subsidiaries of NLASCO involved in the transaction as provided to Sandler O'Neill by senior management of NLASCO;

  (4)
  earnings estimates for ARC for the years ending December 31, 2006 through 2011 as provided by, and reviewed with, senior management of ARC;

  (5)
  financial projections for NLASCO and those subsidiaries of NLASCO involved in the transaction for the years ending December 31, 2006 through 2011 as provided by and reviewed with senior management of ARC and NLASCO;

  (6)
  the pro forma financial impact of the NLASCO acquisition on ARC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of ARC;

  (7)
  the publicly reported historical price and trading activity for ARC's common stock, including a comparison of certain financial and stock market information for ARC and similar publicly available information for certain other companies the securities of which are publicly traded;

  (8)
  the financial terms of certain recent business combinations in the insurance industry, to the extent publicly available;

  (9)
  the current market environment generally and that of the insurance industry in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of ARC, the business, financial condition, results of operations and prospects of ARC and held similar discussions with certain members of senior management of NLASCO regarding the business, financial condition, results of operations and prospects of NLASCO.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources, that was provided to Sandler O'Neill by ARC or NLASCO or their respective representatives or that was otherwise reviewed by Sandler O'Neill and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O'Neill further relied on the assurances of the management of each of ARC and NLASCO that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of ARC or NLASCO or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Furthermore, Sandler O'Neill made no appraisal or evaluation of NLASCO's reserves.

        The budgets and estimates for growth used and relied upon by Sandler O'Neill in its analyses for ARC were provided by ARC senior management who confirmed to Sandler O'Neill that those budgets and estimates reflected the best currently available estimates and judgments of the future financial performance of ARC. With respect to the financial projections for NLASCO, with ARC's consent, Sandler O'Neill used and relied on those financial projections provided by the senior management of ARC, as adjusted by and discussed with NLASCO's senior management, who confirmed those financial projections reflected the best currently available estimates and judgments of the future financial performance of NLASCO by ARC's senior management. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the NLASCO acquisition were provided by or reviewed with senior management of ARC and such management confirmed to Sandler O'Neill that those projections reflected their best currently available estimates and judgments. Sandler O'Neill assumed that the financial performances reflected in all estimates and projections used by Sandler O'Neill in its analyses would be achieved. Sandler O'Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O'Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of ARC or NLASCO since the date of the last financial statements made available to them and that ARC and NLASCO will remain as going concerns for all periods relevant to the analyses.

        Sandler O'Neill further assumed that ARC and NLASCO will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the NLASCO Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that ARC will be able finance the NLASCO acquisition as planned. Additionally, Sandler O'Neill expresses no opinion as to any proposed financing related to the NLASCO acquisition. Finally, with ARC's consent, Sandler O'Neill relied upon the advice received from ARC's legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the NLASCO Agreement and the other transactions contemplated by the NLASCO Agreement.

        Sandler O'Neill's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its' opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill is expressing no opinion herein as to what the value of ARC's common stock will be when issued to NLASCO's stockholders pursuant to the NLASCO Agreement or the prices at which ARC's common stock may trade at any time. Sandler O'Neill will receive a fee for rendering its opinion and ARC has agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement.

        In rendering its October 6, 2006 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description and Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to NLASCO and no transaction is identical to the transactions described in this Proxy Statement. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of NLASCO and the companies to which it is being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of ARC, NLASCO and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to ARC board at the board's October 5, 2006 meeting. Estimates on the values of each company do not purport to be appraisals or necessarily reflect the prices at such companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of ARC's common stock or NLASCO's common stock or the prices at which ARC's or NLASCO's common stock may be sold at any time. The analysis of Sandler O'Neill and its opinion were among a number of factors taken into consideration by ARC's board in making its determination to adopt the NLASCO Agreement and the analyses described below should not be viewed as determinative of the decision of ARC's board or management with respect to the fairness of the NLASCO acquisition.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O'Neill made its determination as to the fairness of the purchase price on the basis of their experience and professional judgment after considering the results of all its analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Sandler O'Neill calculated an aggregate transaction value of $117.5 million. Based upon financial information for NLASCO as or for the twelve month period ended June 30, 2006, Sandler O'Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value/Last Twelve Months' Net Operating Income	7.8x
Transaction Value/Shareholders' Equity	1.7x
Transaction Value/2006 Projected Net Operating Income(1)	6.8x
Transaction Value/2007 Projected Net Operating Income(1)	8.7x

(1)
Based on projections provided by ARC management for NLASCO. Net operating income based on net income after interest expense and income taxes less net realized capital gains.

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for NLASCO.

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for a group of insurance companies selected by Sandler O'Neill. The NLASCO peer group consisted of the following publicly-traded personal line insurance companies and non-standard auto insurance companies with market capitalizations less than $1 billion.

Personal Line Insurance Companies	Non-Standard Auto Insurance Companies
21st Century Holding Company	Affirmative Insurance Holdings, Inc.
Donegal Group Inc.	Bristol West Holdings, Inc.
Horace Mann Educators Corporation	Direct General Corporation
Midland Company	First Acceptance Corporation
National Atlantic Holdings Corporation	Infinity Property and Casualty Corporation
Safety Insurance Group, Inc.

        The analysis compared publicly available financial information for NLASCO and the high, low, mean, and median financial and market trading data for the NLASCO peer group as of and for the twelve months ended June 30, 2006. The table below sets forth the data for the mean and median data for the NLASCO peer group as of and for the twelve months ended June 30, 2006, with pricing data as of October 4, 2006.

Comparable Group Analysis

	Comparable Group Mean Result	Comparable Group Median Result
Price/Last Twelve Months' Net Operating Income	12.4x	11.3x
Price/Estimated 2006 EPS(1)	10.9x	10.3x
Price/Estimated 2007 EPS(1)	10.1x	10.1x
Price/Book Value per Share	1.5x	1.4x
Debt/Total Capital	16.0%	13.2%

(1)
Based on Thomson FirstCall estimates.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed two sets of analyses that estimated the future stream of after-tax dividend flows of NLASCO through December 31, 2010 under various circumstances. In the first analysis, or Base Case, Sandler O'Neill assumed NLASCO performed in accordance with the 2006 - 2010 net income projection provided by management based on NLASCO's historical gross losses over the last 18 months. In the second analysis, or Down Case, Sandler O'Neill assumed NLASCO performed in accordance with the Base Case but increased gross historical loss ratios from the Base Case by 6% for each NLASCO product line. In both cases to approximate the terminal value of NLASCO's common stock at December 31, 2010, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 14.0x and multiples of book value ranging from 100% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.5% to 12.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NLASCO common stock.

        As illustrated in the following tables, the Base Case indicated an imputed range of aggregate values for NLASCO's common stock of $119.3 million to $180.2 million when applying the price/earnings multiples to the matched budget and $89.2 million to $165.5 million when applying multiples of book value to the matched budget.

Earnings Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
10.5%	$128.7	$141.6	$154.4	$167.3	$180.2
11.0%	126.3	138.9	151.5	164.1	176.8
11.5%	123.9	136.3	148.6	161.0	173.4
12.0%	121.5	133.7	145.8	158.0	170.2
12.5%	119.3	131.2	143.1	155.0	167.0

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%
10.5%	$94.6	$118.2	$141.9	$165.5
11.0%	93.2	116.5	139.8	163.1
11.5%	91.9	114.8	137.8	160.8
12.0%	90.5	113.2	135.8	158.4
12.5%	89.2	111.6	133.9	156.2

        As illustrated in the following tables, the Down Case indicated an imputed range of aggregate values for NLASCO's common stock of $70.9 million to $107.1 million when applying the price to earnings multiples to the down case budget and $72.9 million to $135.2 million when applying multiples of book value to the down case budget.

Earnings Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
10.5%	$76.5	$84.1	$91.8	$99.4	$107.1
11.0%	75.0	82.5	90.0	97.5	105.0
11.5%	73.6	81.0	88.3	95.7	103.0
12.0%	72.2	79.4	86.7	93.9	101.1
12.5%	70.9	78.0	85.0	92.1	99.2

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%
10.5%	$77.3	$96.6	$115.9	$135.2
11.0%	76.1	95.2	114.2	133.2
11.5%	75.0	93.8	112.5	131.3
12.0%	73.9	92.4	110.9	129.4
12.5%	72.9	91.1	109.3	127.6

        In connection with its analyses, Sandler O'Neill considered and discussed with the ARC board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 12 merger transactions announced from January 1, 2001 through October 4, 2006 involving specialty insurance companies in the United States with announced transaction values greater than $50.0 million and transaction values less than $500.0 million. Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' net operating income and transaction price to book value. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the mean and median multiples of comparable transactions.

Comparable Transaction Multiples

	Mean Group Multiple	Median Group Multiple
Transaction Value/LTM Net Operating Income	17.7x	13.3x
Transaction Value/Book Value	1.2x	1.2x

        Miscellaneous.    Sandler O'Neill has provided certain other investment banking services to ARC in the past and has received compensation for such services.

        Sandler O'Neill will receive a fee of $350,000 for rendering its opinion and ARC has agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to ARC and NLASCO and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of ARC or its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

        This acquisition will be accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, or SFAS No. 141. In accordance with SFAS No. 141, ARC will use the purchase method to account for the acquisition of NLASCO. The aggregate purchase price of the businesses and assets of NLASCO will be allocated to tangible assets, intangible assets, goodwill and liabilities based on their respective fair values. We have made certain assumptions in this regard that may or may not prove to be correct. The final allocation of the purchase price could differ materially from the preliminary allocation depicted herein. See "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" in this Proxy Statement.

Federal or State Regulatory Filings or Approvals Required in Connection with the Acquisition

        Various aspects of the transaction contemplated in the NLASCO Agreement are subject to the review and approval of the Texas Department of Insurance, or TDI. The TDI must approve the transfer of NLASCO to us because such transfer occasions a transfer of control of NLIC, ASIC and NALICO General Agency, Inc., and the TDI must approve the payment of pre-closing dividends by NLIC and ASIC to NLASCO associated with the transaction if such dividends are "extraordinary" under the TDI's regulations. Gerald J. Ford, ARC and ARC Insurance Holdings Inc. will file with the TDI an Acquisition Statement on Form A for the purpose of obtaining the approval of the transfer of control of NLIC and ASIC. It is expected that the processing of this filing will be completed in approximately sixty (60) days after the TDI deems the filing complete. Gerald J. Ford, ARC, ARC Insurance Holdings Inc. and NALICO General Agency, Inc. will also make a separate pre-acquisition filing with the TDI on Form LHL238 regarding the transfer of control of NALICO General Agency, Inc., an insurance agency licensed by the TDI. It is expected that the processing of this filing will be completed before or simultaneously with the processing of the Acquisition Statement on Form A. If required, NLIC and ASIC will file with the TDI extraordinary dividend requests on Form D for the purpose of obtaining approval of dividend amounts necessary to enable NLASCO to make the pre-closing dividend payment associated with that transaction. It is expected that the processing of these filings, if made, would also be completed before or simultaneously with the processing of the Acquisition Statement on Form A. After the consummation of the NLASCO acquisition, appropriate filings will be made with the Company Licensing Section of the TDI to reflect any new management personnel for NLIC and ASIC.

Interests of Certain Persons in the NLASCO Acquisition

        We have agreed to take such action as is necessary to appoint C. Clifton Robinson, one of the Sellers, to our board of directors following the consummation of the NLASCO acquisition. ARC currently has a vacancy on its board and the board has the authority to fill any vacancy through the next annual stockholders meeting. C. Clifton Robinson, in his individual capacity and through entities he controls, will receive all of the consideration payable to Sellers under the NLASCO Agreement. The shares of our common stock to be issued under the NLASCO Agreement will be subject to a share lock-up agreement and will be placed in escrow pursuant to an escrow agreement. Each of these agreements is further described in "—The NLASCO Agreement and the Related Agreements." We have agreed to register the resale of the shares of our common stock issued to Mr. Robinson pursuant to a registration rights agreement described below under "—The NLASCO Agreement and Related Agreements—Registration Rights Agreement."

        In addition, in connection with the consummation of the acquisition of NLASCO, NLASCO will enter into employment agreements with each of C. Clifton Robinson, to serve as Chairman of NLASCO, Gordon Robinson, to serve as Senior Advisor of NLASCO, and Gregory Vanek, to serve as Chief Executive Officer of NLASCO. For further description of the employment agreements, please see "—The NLASCO Agreement and the Related Agreements—Employment Agreements."

        NLIC and ASIC are each lessees under two lease agreements. The lessors under each of NLIC's leases are related parties. The lessor under one of ASIC's leases is a related party. These lease agreements will be amended but will continue after the closing. For further description of the lease agreements, please see "—Certain Relationships and Related Transactions—Leases."

        In addition, it is contemplated that C. Clifton Robinson and his affiliates that are guarantors of NLASCO's debt owed to Central National Bank will be released from the guaranties upon the closing of the NLASCO acquisition.

The NLASCO Agreement and Related Agreements

        The following summary describes material provisions of the NLASCO Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the NLASCO Agreement, which is attached to this Proxy Statement as Appendix A and incorporated into this Proxy Statement by reference. We urge you to read carefully the NLASCO Agreement in its entirety because this summary may not contain all the information about the NLASCO Agreement that is important to you.

        The NLASCO Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ARC. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available, without charge, at http://www.sec.gov.

        The representations and warranties described below and included in the NLASCO Agreement were made by us to Sellers and by Sellers and NLASCO to us. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by the parties in connection with negotiating the terms of the NLASCO Agreement. In addition, the representations and warranties may have been included in the NLASCO Agreement for the purpose of allocating risk between us and Sellers rather than to establish matters as facts. The NLASCO Agreement is described herein, and included as Appendix A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding us, NLASCO or our or NLASCO's business. Accordingly, the representations and warranties and other provisions of the NLASCO Agreement should not be read alone, and you should read the information provided elsewhere in this document and the documents incorporated by reference into this document for information regarding us and our business.

  Purchase of NLASCO Shares

        ARC, Buyer and Sellers have entered into the NLASCO Agreement dated October 6, 2006 with respect to Buyer's purchase of all outstanding shares of capital stock of NLASCO and the acquisition of control of NLIC and ASIC. Subject to the terms and conditions of the NLASCO Agreement, at the closing Buyer will purchase from Sellers all of the outstanding shares of capital stock of NLASCO in exchange for cash in the amount of $105,750,000 and 1,218,880 shares of our common stock, which shares will be issued to C. Clifton Robinson and placed in escrow pursuant to an escrow agreement described below. The purchase price will be subject to adjustments based on (1) the GAAP stockholders' equity of NLASCO as of the closing date as finally determined by the parties and (2) the amount of actual losses on NLASCO's insurance policies as of the 36-month anniversary of the closing date for claims arising out of events or circumstances that occurred or existed on or prior to the closing date, compared to the reserves for losses as reflected on the closing balance sheet for both reported claims and for incurred but not reported claims.

        Immediately before the closing, and subject to any necessary regulatory approvals or third party consents, Sellers will cause NLASCO to make a dividend or distribution to Sellers in an aggregate amount equal to the excess of (1) the closing date stockholders' equity over (2) $71,009,382. At closing, NLASCO will repay approximately $5.6 million aggregate principal amount of outstanding debt.

  Closing under the NLASCO Agreement

        The closing under the NLASCO Agreement will take place on the last day of a calendar month in which all conditions to the obligations of the parties to consummate the transactions contemplated by the NLASCO Agreement are satisfied or waived by the appropriate party or such other appropriate date as the parties may mutually determine. Subject to the satisfaction or waiver of these conditions, we currently anticipate that the closing will occur on the last day of the calendar month in which the rights offering is completed. If we have not completed the rights offering but we are using our reasonable best efforts to obtain financing for the NLASCO acquisition, then we will not be forced to close the NLASCO acquisition, but after March 31, 2007, the Sellers may elect to terminate the NLASCO Agreement.

  Representations and Warranties

        Sellers made the following representations and warranties with respect to Sellers relating to, among other things:

  •
  due organization, good standing and qualification;

  •
  authority for transaction;

  •
  absence of conflicts;

  •
  brokers' fees;

  •
  ownership of NLASCO shares;

  •
  various investment representations, including an acknowledgement that the shares of our common stock issued pursuant to the NLASCO Agreement will be restricted securities bearing a restrictive legend; and

  •
  accredited investor status.

        Sellers made a number of representations and warranties in the NLASCO Agreement with respect to NLASCO and its subsidiaries, relating to, among other things:

  •
  due organization, good standing and qualification;

  •
  capitalization;

  •
  absence of conflicts;

  •
  brokers' fees;

  •
  title to tangible assets;

  •
  investments;

  •
  ownership of subsidiaries;

  •
  financial statements; regulatory statements;

  •
  no material adverse changes;

  •
  undisclosed liabilities;

  •
  reserves;

  •
  ratings;

  •
  compliance with law;

  •
  tax matters;

  •
  real property and other tangible assets;

  •
  proprietary assets, including software;

  •
  contracts;

  •
  reinsurance contracts;

  •
  powers of attorney;

  •
  litigation;

  •
  insurance;

  •
  employee benefits;

  •
  environmental matters;

  •
  affiliated transactions;

  •
  certain business practices;

  •
  actuarial reports;

  •
  regulatory filings;

  •
  insurance markets;

  •
  producer relationships;

  •
  insurance practices; and

  •
  full disclosure.

        ARC and Buyer made a number of representations and warranties in the NLASCO Agreement relating to, among other things;

  •
  due organization and good standing;

  •
  corporate authority;

  •
  absence of conflicts;

  •
  brokers' fees;

  •
  investment intent; and

  •
  financial statements and SEC filings.

  Pre-Closing Covenants

        Pending the closing under the NLASCO Agreement, each of the parties to the NLASCO Agreement agreed to use its reasonable best efforts to take all actions to consummate the purchase and sale of the NLASCO stock pursuant to the NLASCO Agreement, including the satisfaction, but not waiver, of the conditions to closing in the NLASCO Agreement. In addition, Sellers agreed to, and to cause NLASCO and its subsidiaries to, cooperate with us in our financing efforts for the acquisition. Each of the parties agreed to use their reasonable best efforts to obtain any governmental approvals necessary for the acquisition and to cooperate in obtaining any required governmental approvals.

        Sellers agreed that prior to the closing, subject to certain exceptions for actions taken in the ordinary course of business, consistent with past practice or below certain dollar thresholds or as specified in the NLASCO Agreement or with ARC's written consent, Sellers will, and will cause NLASCO and its subsidiaries to, comply with specific restrictions relating to, among others:

  •
  the maintenance and preservation of assets and properties;

  •
  the preservation of the business and organization of NLASCO;

  •
  the incurrence of certain capital expenditures;

  •
  the incurrence of debt;

  •
  the amendment of the governing documents of NLASCO or any of its subsidiaries;

  •
  the declaration or payment of dividends or distributions;

  •
  the issuance of stock or convertible securities;

  •
  the taking of certain actions relating to stock option plans;

  •
  the reorganization of any labor union or the entry into any collective bargaining agreement;

  •
  the formation of any subsidiary or the acquisition of any equity interest in other persons;

  •
  the adoption or amendment of employee benefit plans;

  •
  the hiring or termination of employees;

  •
  a change in accounting methods;

  •
  the making of material tax elections;

  •
  the commencement or settlement of legal proceedings; and

  •
  the agreement or entry into a contract to do any of the foregoing.

        In addition, NLASCO agreed to certain other customary covenants, including covenants:

  •
  to maintain its books and records in the usual manner;

  •
  to comply in all material respects with all applicable laws;

  •
  to provide notices to third parties and obtain third party consents for the acquisition;

  •
  to provide us full access at reasonable times to NLASCO's premises, properties, personnel, books records, contracts and documents or pertaining to NLASCO; provided, that we do not have access to information that may not be provided to us under applicable laws and regulations;

  •
  to maintain confidentiality of information relating to ARC pursuant to a confidentiality agreement;

  •
  not to solicit proposals or offers from other persons relating to the acquisition of all or substantially all of the capital stock or assets of NLASCO; and

  •
  to take such actions as are necessary to cause a change of control of NLIC to occur on the closing date.

        Before the closing, NLASCO will exercise complete control and supervision over its operations, consistent with the terms of the NLASCO Agreement.

  Material Adverse Effect

        Pursuant to the NLASCO Agreement, a material adverse effect with respect to NLASCO, or Material Adverse Effect, means the occurrence before closing of any effect, change, event, claim, circumstance or matter that is, or could reasonably be expected to be or to become, materially adverse to (1) the business, condition, assets, capitalization, intellectual property, liabilities (contingent or otherwise), results of operations or financial performance of NLASCO and its subsidiaries, taken as a whole; provided, however, without limiting the foregoing, the occurrence before closing of any single event, or any series of related events, or set of related circumstances, that could reasonably be expected to cause a loss or diminution in value of NLASCO or any of its subsidiaries of at least $5,875,000 shall be deemed to be a Material Adverse Effect, (2) the ability of Sellers to consummate timely the transactions contemplated by the NLASCO Agreement, or (3) the ability of Sellers, NLASCO or its subsidiaries to perform their respective obligations under the stock purchase agreement.

        However, an adverse change, event, development or effect arising from or relating to any of the following, in each case, to the extent that NLASCO demonstrates to Buyer's reasonable satisfaction that such change, event, development or effect does not have a disproportionate effect on NLASCO or any of its subsidiaries, in and of itself, shall not be deemed a Material Adverse Effect:

  •
  general business or economic conditions;

  •
  national or international political or social conditions;

  •
  financial, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index;

  •
  changes in GAAP or regulatory accounting principles including SAP;

  •
  changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity; or

  •
  the taking of any action contemplated by the NLASCO Agreement, including the public announcement of the transaction contemplated by the NLASCO Agreement.

        In addition, an adverse change in or effect on the business of NLASCO and its subsidiaries shall not be deemed a Material Adverse Effect if such adverse change or effect is cured, to the reasonable satisfaction of Buyer, by NLASCO before the earlier of (1) three days prior to the closing date and (2) the date on which the NLASCO Agreement is terminated pursuant to the termination provisions of the NLASCO Agreement.

  Conditions to Closing

        The NLASCO Agreement includes several conditions to closing. ARC's and Buyer's obligation to close is subject to the satisfaction or waiver of the following conditions, among others:

  •
  the representations and warranties of Sellers are true and correct in all material respects on the closing date, except to the extent that such representations and warranties are qualified by materiality, such representations and warranties are true and correct in all respects on the closing date;

  •
  Sellers have complied with all of their covenants under the NLASCO Agreement;

  •
  there is not pending or threatened any legal proceeding in which a governmental authority is or has threatened to become a party, and none of the parties to the NLASCO Agreement has received a notice from a governmental authority indicating there is a reasonable likelihood of commencing any legal proceeding or taking certain other actions relating to the acquisition;

  •
  there is not pending any legal proceeding that would reasonably likely result in a Material Adverse Effect or a material adverse effect on Buyer;

  •
  NLIC and ASIC have maintained their A.M. Best ratings and A.M. Best has not communicated to NLASCO that there is a reasonable possibility that A.M. Best would downgrade or consider any downgrade of the ratings of NLIC or ASIC;

  •
  the net written premiums divided by the policyholders' statutory surplus of NLIC and ASIC as determined by NLASCO in good faith in accordance with statutory accounting principles does not exceed 1.75 as of the last business day of the month preceding the month in which the closing occurs;

  •
  the aggregate number of producers and the aggregate number of policies for insurance in force as of the last business day of the month preceding the month in which the closing occurs as determined by NLASCO in good faith has not declined by more than 5% and 5%, respectively, since August 31, 2006;

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated and the parties have obtained all governmental approvals and other third party consents necessary to complete the acquisition;

  •
  no Material Adverse Effect has occurred and there exists no fact, development or state of circumstances that individually or in the aggregate would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer;

  •
  Sellers have delivered the following agreements, duly executed by Sellers: a noncompetition agreement, a release, a registration rights agreement, a share lock-up agreement, an escrow agreement, the termination of a joint personnel agreement and the termination of a tax sharing agreement and Sellers shall have caused each of C. Clifton Robinson, Gordon Robinson and Gregory Vanek to deliver duly executed employment agreements;

  •
  since June 30, 2006, no reinsurance contract to which NLIC or ASIC is a party has been cancelled, commuted or non-renewed by a reinsurer, nor has there been any notice regarding such an action, nor has, to the knowledge of Sellers, any such cancellation, commutation or non-renewal been threatened or contemplated, except where (1) renewals or replacements of the reinsurance contracts are not more than 120% of the cost of the reinsurance contract in place on the date of the stock purchase agreement, (2) the limits of the renewed or replaced reinsurance contracts are no less favorable to the NLIC or ASIC than the reinsurance contract in place on the date of the stock purchase agreement, (3) the renewed or replaced reinsurance contracts are with a reinsurer with an A.M. Best rating no less than A-, and (4) the retention levels of the renewed or replaced reinsurance contract, after taking into account reasonable increases in retention levels that may be agreed to by NLIC or ASIC in exchange for reductions in the cost of reinsurance, are reasonably comparable to the retention levels on the renewed or replaced reinsurance contract;

  •
  NLASCO has stockholders' equity of at least $71,039,000 as of the day prior to the closing date;

  •
  each of the underwriters of NLIC designated by Buyer has resigned and withdrawn as underwriters of NLIC and have signed any documentation requested by Buyer to designate successor underwriters of NLIC;

  •
  Sellers have delivered the resignations requested by Buyer with respect to the officers and directors of NLASCO and its subsidiaries;

  •
  Sellers and Buyer have entered into mutually acceptable amendments to certain lease agreements;

  •
  NLIC and ASIC were eligible, as of the date of the NLASCO Agreement, for the small company exemption in Article 5.13-2C of the Texas Insurance Code in effect on the closing date;

  •
  Sellers have delivered to Buyer a certificate to the effect that each of the conditions set forth above have been satisfied;

  •
  Sellers have delivered a duly adopted resolution of the board of directors of NLASCO dated at least one business day before the closing terminating the NLASCO 401(k) Plan as in effect immediately prior to the closing date in accordance with the terms of the plan documents for such plan; and

  •
  Sellers and Buyer have set forth, in a writing signed by Sellers and Buyer, the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve (each, as defined in the NLASCO Agreement), as applicable.

        Sellers' obligation to close is subject to the satisfaction or waiver of the following conditions, among others:

  •
  the representations and warranties of ARC and Buyer are true and correct in all material respects on the closing date, except to the extent that such representations and warranties are qualified by materiality, such representations and warranties are true and correct in all respects on the closing date;

  •
  Buyer has complied with all of its covenants under the NLASCO Agreement;

  •
  there is no injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by the NLASCO Agreement;

  •
  Buyer has delivered a certificate to Sellers to the effect that each of the conditions above is satisfied in all respect and the purchase price;

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated and the parties have obtained all governmental approvals and other third party consents necessary to complete the acquisition;

  •
  ARC has delivered a duly executed registration rights agreement;

  •
  on the closing date, ARC has delivered the 1,218,880 shares of our common stock in partial payment of the purchase price and the shares shall be duly authorized, validly issued, fully paid and nonassessable and the shares are free of liens other than those under the securities laws and the escrow agreement;

  •
  since the date of the NLASCO Agreement, no material adverse effect with respect to ARC has occurred and there exists no fact, development or state of circumstances that, individually or in the aggregate, would be reasonably likely to result in a material adverse effect with respect to ARC; and

  •
  Buyer and Sellers have set forth, in a writing signed by buyer and Sellers, in the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve, as applicable.

  Indemnification

        Sellers, on the one hand, and ARC and Buyer, on the other hand, have agreed to indemnify the other in connection with certain losses arising in connection with the NLASCO Agreement. The representations and warranties of each party generally survive until the 36-month anniversary of the closing date except that certain representations and warranties will survive until the applicable statute of limitations.

        Seller will indemnify the Buyer indemnitees for losses arising out of:

  •
  a breach of a representation or warranty of Sellers, except that losses from most of the representations and warranties are not indemnifiable except to the extent that the losses from such breach or series of related events exceed $20,000 and then only if the recoverable losses exceed $3 million in the aggregate;

  •
  a breach of a covenant of Sellers;

  •
  a violation of law in connection with the pre-closing distribution to Sellers;

  •
  certain matters relating to intellectual property rights; and

  •
  certain legal proceedings pending at the date of the closing.

        Sellers' indemnity obligations for breaches of representations and warranties are limited to $23.5 million except that liability for breaches of certain representations and warranties is not limited.

        ARC and Buyer will indemnify Sellers for losses arising out of a breach of a representation, warranty or covenant in the stock purchase agreement to the extent that such losses exceed $3 million.

  Termination

        The NLASCO Agreement may be terminated:

  •
  by the mutual written consent of the parties;

  •
  ARC or Buyer may terminate the NLASCO Agreement within 30 business days of receiving notice from Sellers of an update to the disclosure schedule to the NLASCO Agreement if the development updated could reasonably be expected to have a Material Adverse Effect;

  •
  ARC or Buyer may terminate the NLASCO Agreement if (1) any of Sellers' representations and warranties shall have been materially inaccurate as of the date of the NLASCO Agreement or have become materially inaccurate as of any subsequent date or if any of Sellers' covenants have been breached in any material respect subject to a cure period or (2) if the closing has not occurred on or before March 31, 2007 by reason of the failure of a condition precedent unless the failure results from ARC or Buyer breaching any representation, warranty or covenant or if Buyer has been unable to obtain financing on terms acceptable to Buyer and the failure is not due to a Material Adverse Change of Sellers' failure to timely provide or certify to the information provided by NLASCO for ARC's securities filings in connection with the acquisition; and

  •
  Sellers may terminate the NLASCO Agreement (1) if ARC's or Buyer's representations and warranties were materially inaccurate as of the date of the NLASCO Agreement or have become materially inaccurate as of any subsequent date or if any of ARC's or Buyer's covenants have been breached in any material respect subject to a cure period or (2) if the closing has not occurred on or before March 31, 2007 by reason of the failure of any condition precedent unless the failure results primarily from any Seller breach and except that Buyer may rescind any termination by Sellers by reason of the failure of the condition precedent resulting from a Material Adverse Effect if Buyer elects to pay the entire purchase price in cash.

  Expenses

        Each of ARC, Buyer, Sellers, NLASCO and NLASCO's subsidiaries will bear its own costs and expenses in connection with the NLASCO Agreement and the transactions contemplated therein except that (1) all expenses, whether billed or unbilled, of NLASCO or any NLASCO subsidiary on or before the closing date must be properly recorded as liabilities of NLASCO as of the closing date, (2) Buyer will pay all regulatory filing fees in connection with the NLASCO Agreement and (3) Buyer will reimburse to Sellers any fees and expenses related to ARC's financing of the acquisition that are incurred after the date of the NLASCO Agreement, payable to a third-party accounting firm and incurred in connection with any audit of NLASCO's financial statements for the years ended prior to December 31, 2005. Buyer will pay all transfer, documentary, sales, use, stamp, registration and other such taxes and will file all necessary tax returns. All sales, use, transfer, documentary and other similar taxes will be borne 50% by Sellers and 50% by Buyer.

Escrow Agreement

        At the closing ARC, Buyer and Sellers will enter into an escrow agreement with an independent escrow agent regarding the establishment and maintenance of an escrow account to secure any post-closing adjustments in the purchase price under the NLASCO Agreement and certain other obligations of Sellers under the NLASCO Agreement. Under the terms of the NLASCO Agreement, the parties will deposit the 1,218,880 shares of our common stock issued to C. Clifton Robinson in an escrow account at closing. Any claims by us under the NLASCO Agreement must be submitted to Sellers and the escrow agent pursuant to customary procedures specified in the escrow agreement.

        The escrow agreement will terminate 20 months after the closing date. The termination of the escrow agreement will not limit Sellers' indemnification obligations under the NLASCO Agreement, which are described in the section of this proxy statement entitled "—The NLASCO Agreement and Related Agreements-Indemnification."

Registration Rights Agreement

        At the closing, ARC, Buyer and C. Clifton Robinson will enter into a registration rights agreement pursuant to which we have agreed to prepare and file with the Securities and Exchange Commission within 20 months after the closing date a registration statement with respect to the resale of 1,218,880 shares of common stock issued pursuant to the NLASCO Agreement. The registration rights agreement will include customary covenants and indemnification provisions.

Employment Agreements

        At the closing, NLASCO will enter into employment agreements with C. Clifton Robinson, the current chairman and chief executive officer of NLASCO, Gordon Robinson, the current vice chairman and deputy executive officer of NLASCO, and Gregory Vanek, the current president and chief operating officer of NLASCO. C. Clifton Robinson's employment agreement will provide that he will serve as chairman of NLASCO and will be paid $100,000 a year. Gordon Robinson's employment agreement will provide that he will serve as a senior advisor to NLASCO and will be paid $100,000 a year. Both C. Clifton Robinson's and Gordon Robinson's employment agreements will be for a one-year term with automatic one-year extensions. Gregory Vanek's employment agreement will provide that he will serve as chief executive officer of NLASCO and will be paid a salary of $225,000 per year. Gregory Vanek's employment agreement is for a three-year term with automatic one-year extensions. Each of the employment agreements will also include noncompetition and non-solicitation provisions similar to that in the noncompetition agreement but with a term until two years after the termination of employment.

Noncompetition Agreement

        At the closing, ARC, Buyer and Sellers will enter into a noncompetition agreement pursuant to which Sellers will agree not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend such Sellers' credit to, or render services to any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states. The noncompetition agreement also includes customary non-solicitation provisions. The term of the noncompetition agreement is five years.

Release

        At the closing, Sellers will execute a release pursuant to which Sellers will release NLASCO and its subsidiaries from certain potential liabilities arising before or contemporaneously with the closing date that Sellers or any of their affiliates may have against NLASCO or any of its subsidiaries.

Share Lock-up Agreement

        At the closing, C. Clifton Robinson will execute a share lock-up agreement pursuant to which he will agree not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date.

Business of NLASCO

  Company Overview

        NLASCO is an insurance holding company that operates through its subsidiaries and controlled affiliates, who are controlled through various management agreements. NLASCO's two insurance subsidiaries are NLIC and ASIC. NLIC is rated "A" (Excellent) by A.M. Best Company, and ASIC is rated "B++" (Very Good) by A.M. Best. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

        NLASCO specializes in providing fire and homeowners insurance for low value dwellings and manufactured homes, primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO targets underserved markets that require underwriting expertise that many larger carriers have been unwilling to develop given the relatively small volume of premiums produced by local agents. Within these markets, NLASCO capitalizes on its superior local knowledge to identify profitable underwriting opportunities. NLASCO believes that it distinguishes itself from competitors by delivering products that are not provided by many larger carriers, providing a high level of customer service and responding quickly to the needs of its agents and policyholders. NLASCO applies a high level of selectivity in the risks it underwrites and uses a risk-adjusted return approach to capital allocation, which NLASCO believes allows it to consistently generate underwriting profits.

        NLASCO's policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowner's policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. NLASCO has also capitalized on its local market knowledge and distribution presence by introducing complementary products such as small commercial property and liability, builders risk, vacancy and a "Write Your Own" flood coverage program. These complementary products accounted for 7% of 2005 direct premiums written and are a potential source of growth.

        NLASCO currently distributes its products through approximately 6,600 independent agents in 23 states, including approximately 3,300 in Texas, and a small portion of its business through 12 MGAs. NLASCO built its agency force by providing a consistent market in its core products for over 40 years while offering competitive commissions and profit sharing and effectively employing technology to enhance customer service. Distribution is diversified with the top 10 agents accounting for only 11% of direct premiums written in 2005. As of June 30, 2006, the average tenure of the top 25 agencies was over 8 years.

        NLASCO applies its regional expertise, underwriting discipline and a risk-adjusted, return-on-equity based approach to capital allocation to offer primarily short-tail insurance products in its target markets. NLASCO's underwriting process involves securing an adequate level of underwriting information from its independent agents, identifying and evaluating risk exposures and then pricing the risks it chooses to accept.

        NLASCO employs a disciplined underwriting approach that incorporates the continuously refined segmentation of its target markets to permit it to tailor its policies to individual risks and adopt pricing structures that will be supported in the applicable market. NLASCO utilizes underwriting principles and processes that reflect the knowledge and experience it has acquired during its 40-year history of underwriting risks. NLASCO also draws on the input and expertise of its skilled underwriters, management and consulting actuaries to underwrite its personal and commercial policies. NLASCO believes that this comprehensive process capitalizes on its knowledge and expertise and results in better underwriting decisions.

  Company History

        NLIC traces its origin back to 1948, when the original Lloyds company was licensed in San Antonio, Texas. In 1964, Clifton Robinson, Mike Lanham and several other passive investors purchased NLIC, which at the time had no substantial operations, and moved the headquarters to Waco, Texas. Insurance agents by trade, Messrs. Robinson and Lanham saw local residents frustrated by the inability to insure their low value rental property and used NLIC to address this niche. NLIC wrote its first property policy in October 1964. As the business grew over the next four decades, Mr. Robinson acquired the equity of other investors to become the sole owner of the company in 1986.

        In 1999, GuideOne Mutual Insurance Company, or GuideOne, approached Mr. Robinson with an offer to purchase NLIC. The sale of NLIC to GuideOne was closed on December 31, 1999. In 2000, Mr. Robinson repurchased NLIC and acquired ASIC as well, both from GuideOne. The Robinsons formed NLASCO to effect the acquisition of the companies which closed on December 31, 2000. James Murphy, the former owner of ASIC, was a 25% partner in NLASCO. In 2001, Mr. Murphy sold his share of NLASCO to the Robinson family, which continues to own 100% of NLASCO.

        NLASCO was incorporated in Delaware in 2000. Financial information for periods prior to January 1, 2005 is unaudited and reported on a historical GAAP basis of accounting. NLASCO occasionally refers to audited statutory financial information that has been prepared in accordance with the National Association of Insurance Commissioners Accounting Practices and Procedure Manual, or Manual. All domestic U.S. insurance companies are required to prepare audited statutory-based financial statements in accordance with the Manual.

  Industry Overview

        The property and casualty insurance industry provides protection from pre-specified loss events, such as damage to property or liability claims by third parties. Property and casualty insurance can be broadly classified into personal lines, in which insurance is provided to individuals, and commercial lines, in which insurance is provided to business enterprises. In the U.S., personal and commercial insurance products are written in admitted and non-admitted markets, also known as the excess and surplus lines market. NLASCO provides insurance products in the personal market and the commercial line market.

        In the admitted market, insurance rates and forms are generally highly regulated and coverages tend to be standardized. Within the admitted market, NLASCO focuses on underserved segments that do not fit into the standard underwriting criteria of national insurance companies due to factors such as type of business, location and the amount of premium per policy. These segments tend to have limited competition. Therefore, NLASCO believes it has greater flexibility in pricing and product design relative to most admitted market risks.

        The non-admitted market focuses on harder-to-place risks that admitted insurers typically do not write. In this market, risks are underwritten with more flexible policy forms and rates, resulting in more restrictive and expensive coverages. NLASCO writes in this market in its dwelling fire business in Louisiana.

        The property and casualty industry historically has been subject to cyclical fluctuations in pricing and availability of insurance coverage. "Soft" markets are often characterized by excess underwriting capital and involve intense price competition, expanded policy terms and conditions, erosion of underwriting discipline and poor operating performance. These market conditions usually lead to a period of diminished underwriting capacity after insurance companies exit unprofitable lines and exhibit greater underwriting discipline, increase premium rates and implement more restrictive policy terms and conditions. This latter market condition is called a "hard" market. The insurance market may not always be hard or soft; rather, it could be hard for one line of business and soft for another. The market at the start of 2006 might be characterized as soft for property risks in NLASCO's operating area, however, in coastal areas, due to the recent hurricane activity, the market is considered hard.

        Beginning in 2001, the insurance market in Texas was disrupted by losses related to property mold claims. At that time, many national insurance carriers elected to reduce their personal property insurance business in Texas, thereby reducing competition in many of NLASCO's target markets, particularly in rural markets. Furthermore, poor underwriting results, low interest rates and weak investment returns over the past several years caused many carriers to become more risk averse in their underwriting strategy. These factors resulted in higher premium rates, more selectivity in risks insured and a reduction in coverages offered. As a result, the Texas insurance market experienced increased premium rates and policy terms and conditions became more stringent for personal property insurance and other business lines. In 2003, in response to this rapid increase in the cost of personal property insurance following the mold crisis, the TDI issued an order requiring insurance company groups in Texas to lower their homeowner's rates by an industry average of 12.5%. In connection therewith, TDI ordered a 16.5% rate reduction for NLASCO's homeowner's business and a reduction of 26.5% for dwelling fire and allied lines. The impact of that rate action was fully absorbed in 2003 and 2004. As a result of the Texas mold crisis, NLIC direct premiums written grew at a compound annual growth rate of 60.2% from 2000 to 2003.

        The property insurance market was significantly impacted by major hurricanes in 2005 and 2004. Hurricanes Katrina and Rita significantly impacted NLASCO's operating area in 2005. The Florida hurricanes in 2005 and 2004 indirectly impacted NLASCO's operations by causing an overall surge in demand for claims products and services and increasing reinsurance rates for catastrophe and other coverages. The insurance industry recorded the highest level of hurricane losses ever in 2005, breaking the previous record set in 2004. To date, insurers and reinsurers have been able to absorb these losses by charging higher rates and raising additional capital.

  Product Lines

  Personal and Commercial Lines

        The NLASCO companies specialize in writing fire and homeowners insurance coverage for low value dwellings and manufactured homes. The vast majority of NLASCO's property coverage is written on policies which provide actual cash value payments as opposed to replacement cost. Under actual cash value policies, the insured is entitled to receive only the cost of replacing or repairing damaged or destroyed property with comparable new property less depreciation. Additionally, most of NLASCO's property policies exclude coverage for water and mold damage.

        The average annual premium per policy issued by NLIC and ASIC is $480 and $312, respectively. NLIC primarily focuses on the low value dwelling, limited homeowners markets, preferred small commercial risks and ASIC primarily focuses on the mobile home market.

        Throughout the years, NLASCO has capitalized on its strong distribution relationships and shifts in market conditions to introduce complementary products. These products include vacancy, builders risk and a "Write Your Own" flood coverage program. In addition, NLASCO introduced a preferred commercial property and liability product in 1992 to take advantage of opportunities presented by its agency network. Finally, NLASCO acquired a small book of profitable sports liability business that it has maintained and expanded through introduction to select distribution partners.

        NLASCO's business is conducted with two product lines, its personal lines and its commercial lines. Set forth below is certain financial data broken down by line of business:

		Year Ended December 31,
	Six Months Ended June 30, 2006
		2005	2004	2003
	(in millions)
Direct Premiums Written
Personal lines	$72.0	$141.2	$139.2	$138.8
Commercial lines	3.1	5.3	6.5	6.0

Total	$75.1	$146.5	$145.7	$144.8

Net Operating Income
Personal lines	$14.3	$25.6	$24.0	$18.1
Commercial lines	0.6	1.0	1.1	0.8

Total	$14.9	$26.6	$25.1	$18.9

Total Assets
Personal lines	$231.4	$243.7	$212.5	$184.0
Commercial lines	10.0	9.3	10.0	8.0

Total	$241.4	$253.0	$222.5	$192.0

        The following table sets forth the direct premiums written by line of business:

			Year Ended December 31,
	Six Months Ended June 30, 2006
			2005		2004		2003
	Dollar Value	%	Dollar Value	%	Dollar Value	%	Dollar Value	%
	(in millions)
Personal lines
Homeowners	$33.8	45.0%	$68.8	47.0%	$72.0	49.4%	$71.1	49.1%
Dwelling fire	26.0	34.6%	48.4	33.0%	44.4	30.5%	44.4	30.7%
Manufactured homes	9.6	12.8%	18.2	12.4%	18.8	12.9%	19.9	13.7%
Flood	2.0	2.7%	3.9	2.7%	3.3	2.3%	2.8	1.9%
Vacant	0.3	0.4%	0.6	0.4%	0.2	0.1%	0.1	0.1%
Commercial lines
Commercial	2.2	2.9%	4.2	2.9%	4.7	3.2%	4.4	3.0%
Builder's risk/builder's risk renovation	0.9	1.2%	1.7	1.2%	1.8	1.2%	1.6	1.1%
Sports liability	0.2	0.3%	0.4	0.3%	0.4	0.3%	0.4	0.3%
Other	0.1	0.1%	0.3	0.2%	0.1	0.1%	0.1	0.1%

Total	$75.1	100.0%	$146.5	100.0%	$145.7	100.0%	$144.8	100.0%

  Personal Lines

        Homeowner's.    Homeowner's policies accounted for direct premiums written of $33.8 million in the six months ended June 30, 2006, $68.8 million in the year ended December 31, 2005 and $72.0 million in the year ended December 31, 2004. NLASCO's homeowner's policies offer coverage on owner-occupied dwellings and personal property, including liability and theft. On the homeowner's policy, an insured may purchase up to $100,000 of liability insurance for the property, although the average liability coverage is approximately $50,000. Expanded policy coverage, which is offered only on a limited basis through preferred agents, includes replacement cost and accidental water discharge. For both NLIC and ASIC, the average value of an insured's property is approximately $70,000 and policy limits are set at $250,000 for the dwelling, and personal property limits are set at 40% of the dwelling value.

        Dwelling Fire.    Dwelling fire policies accounted for direct premiums written of $26.0 million in the six months ended June 30, 2006, $48.4 million in the year ended December 31, 2005 and $44.4 million in the year ended December 31, 2004. The policies generally cover fire, lightning, internal explosion, damage from smoke, storm, aircraft and vehicles, riot and civil commotion and exclude glass coverage. All policies are sold on an actual cash value basis. The dwelling fire program is designed for owners, tenants, secondary or seasonal occupants of homes that may be considered low in value, generally less than $250,000. Underwriting is based on prior loss history and condition and value of the home. Separate liability coverage may be added to the policy on either an owner or tenant occupied basis if the dwelling is greater than $25,000 in value. Extended coverage, including vandalism, freezing of pipes, accidental discharge of water, renters' belongings and replacement cost is available on a limited basis through preferred agents. Recent product enhancements include a liability endorsement for owners of rental property. At NLIC, the average value of an insured property is approximately $40,000 and policy limits are set at $250,000 for the dwelling and $80,000 for personal property. At ASIC, the average property value is approximately $50,000 while policy limits are set at $250,000 for the dwelling and $100,000 for personal property.

        Manufactured Home—ASIC.    Manufactured home policies accounted for direct premiums written of $8.2 million in the six months ended June 30, 2006, $15.7 million in the year ended December 31, 2005 and $16.6 million in the year ended December 31, 2004. ASIC provides coverage to a wider array of manufactured homes than NLIC, targeting both older and newer homes. Comprehensive mobile home policies are written for actual cash value and include contents, adjacent structures, theft and liability. ASIC also offers extended coverage options which include replacement cost liability coverage. The average property policy size is approximately $30,000 and policy limits are generally set at $125,000. The average liability policy limit is approximately $100,000, with a maximum of $300,000.

        Manufactured Home—NLIC.    NLIC wrote direct premiums written for manufactured home coverage of $1.4 million in the six months ended June 30, 2006, $2.5 million in the year ended December 31, 2005 and $2.2 million in the year ended December 31, 2004. Fire and extended coverage through NLIC is provided on a named peril basis for older manufactured homes which typically have a value of $50,000 or less and are often second or vacation homes. The average policy size is approximately $20,000 and policy limits are set at $75,000. Liability coverage up to $100,000 is available on certain manufactured homeowners policies.

        Flood.    NLASCO wrote direct flood premiums, primarily through FloodConnect, its comprehensive flood insurance processing system, of $2.0 million in the six months ended June 30, 2006, $3.9 million in the year ended December 31, 2005, and $3.3 million in the year ended December 31, 2004. NLIC and ASIC provide flood coverage as general agents through the National Flood Insurance Program, or NFIP. This program is designed to provide an insurance alternative to disaster assistance to reduce the escalating costs of repairing damage to buildings and their contents caused by floods. Flood coverage requires a 30 day waiting period before coverage begins, unless it is for a loan closing or a mortgage requirement. NLASCO acts only in an agent capacity for the NFIP, and as a result, does not retain any of the underwriting risk associated with this product. Policy limits at both NLIC and ASIC are $250,000 for dwellings and $100,000 for personal property for homeowners policies and $500,000 for buildings and $500,000 for contents for commercial policies.

        Vacant.    Vacant risk, introduced in 2004, accounted for direct premiums written of $0.3 million in the six months ended June 30, 2006, $0.6 million in the year ended December 31, 2005 and $0.2 million in the year ended December 31, 2004. This policy is targeted at homeowners who have vacated a residence, usually due to a move, and have not yet sold the original residence. To avoid moral hazard risk, vacant homes are insured for up to 75% of their market value on three month policies which may only be up to a maximum of 12 months. The average policy size is approximately $50,000 and policy limits are set at $200,000.

  Commercial Lines

        Commercial.    Commercial monoline and package policies, which were introduced in 1992 and are underwritten only by NLIC, accounted for direct premiums written of $2.2 million in the six months ended June 30, 2006, $4.2 million in the year ended December 31, 2005 and $4.7 million in the year ended December 31, 2004. Commercial policies are available for higher end "Main Street" storefront businesses such as attorney and medical offices and gift stores. NLASCO has not written higher risk policies, such as those for contractors, fast food businesses or garages. Policy limits are set at $500,000 for property and $1.0 million for liability.

        Builders Risk / Builders Risk Renovation.    The builders risk program generated direct premiums written of $0.9 million in the six months ended June 30, 2006, $1.7 million in the year ended December 31, 2005 and $1.8 million in the year ended December 31, 2004. Builders risk is an actual cash value policy which is written for a three, six or twelve month period on a fire and extended coverage basis. Builders risk is written only on new construction residential and commercial properties and all policies exclude theft, liability and vandalism, which eliminates the labor intensive process of monitoring numerous small claims and potential fraud. Builders risk renovation coverage is identical to builders risk coverage with the exception of structures covered, residential homes or commercial buildings being renovated or remodeled. The average policy sizes at NLIC and ASIC are approximately $120,000 and $220,000, respectively. Policy limits are set at $500,000.

        Sports Liability.    The sports liability product accounted for direct premiums written of $0.2 million in the six months ended June 30, 2006, $0.4 million in the year ended December 31, 2005 and $0.4 million in the year ended December 31, 2004. Coverage includes little leagues, sports camps and other youth outings. While accident and health coverage is included, in most cases it is secondary coverage which is used only after the primary carrier is utilized. Additionally, all of the policies written include a sexual misconduct exclusion. Coverage for this product is currently limited to Arizona and Ohio and policy limits are set at $1.0 million for liability.

        Other.    NLASCO provides inland marine coverage on a limited basis and only when accompanied by other supporting business. Inland marine coverage is written on scheduled items only and does not cover leased equipment or theft. Travel trailer coverage is written on a comprehensive form to include the travel trailer and personal effects. Additionally, ASIC writes a comprehensive personal effects policy for tenant occupied mobile homes on an actual cash value basis.

  Geographic Markets

        The following table sets forth the percentage of NLASCO's total gross written premiums by state for the periods shown:

	Gross Written Premiums
		Year Ended December 31,
	Six Months Ended June 30, 2006
		2005	2004	2003
	(in millions)
Texas—Flood	$2.0	$3.2	$2.8	$2.4
Texas—North	13.1	26.2	24.5	24.3
Texas—South	17.6	35.6	37.6	41.3
Texas—Central	4.5	8.9	8.6	9.3
Texas—West	5.7	10.6	9.8	8.5
Texas—Panhandle	4.0	7.1	6.7	6.4
Texas—East	5.7	11.2	11.0	11.5

Texas—Total	52.6	102.8	101.0	103.7
Arizona	7.9	15.3	16.0	17.0
Tennessee	5.4	10.8	11.9	9.9
Oklahoma	3.1	5.6	5.4	8.1
Mississippi	1.7	4.4	4.8	1.3
Nevada	0.8	1.7	1.5	1.4
Louisiana—South	0.4	0.7	0.5	0.4
Louisiana—North	1.3	1.6	1.1	0.8

Louisiana—Total	1.7	2.3	1.6	1.2
All other states	1.9	3.6	3.5	2.2

Total	$75.1	$146.5	$145.7	$144.8

        NLASCO underwrites insurance coverage primarily in Texas and also in other states in the south and southwest regions. In 2003, NLASCO withdrew from the Florida market due to management's belief that the Florida market presented a higher than average underwriting risk. In 2003 and 2004, NLASCO also terminated several of its less profitable general agency relationships in Colorado, Oklahoma and Mississippi. In 2005, NLASCO withdrew from the Mississippi market to mitigate its catastrophe exposure in that geographic area.

  Distribution

        NLASCO distributes its insurance products through a broad network of approximately 6,600 independent agents in 23 states and currently 12 MGAs. NLASCO has a preference for doing business with agents that desire a long-term relationship that will result in mutual profitability and value for both parties. NLASCO believes that "relationship" agents are more oriented to the long-term and desire a meaningful relationship with their customers and the insurers they represent. NLASCO's top 10 agents accounted for only 11% of direct premiums written in 2005 and 10% of direct premiums written in 2004, and as of June 30, 2006, the average tenure of the top 25 agencies was over 8 years.

  Independent Agents

        The 2005 direct premiums written by NLASCO's top 10 agents are as follows (dollars in thousands):

Agent	Tenure (years)	DPW(1)		Percentage of Total DPW
Agent 1	3	$4,416	(2)	3.0%
Agent 2	13	2,271		1.6%
Agent 3	7	1,773		1.2%
Agent 4	16	1,517		1.0%
Agent 5	1	1,142		0.8%
Agent 6	2	1,003		0.7%
Agent 7	4	924		0.6%
Agent 8	3	906		0.6%
Agent 9	17	851		0.6%
Agent 10	10	812		0.6%
Top 10		15,615		10.7%
Top 20		21,646		14.8%
Top 50		32,199		22.0%

Note: Represents active agents as of February 15, 2006.

(1)
Direct premiums written.

(2)
Represents an agent in Mississippi that was cancelled shortly after February 15, 2006.

        ASIC's decision to withdraw from the Mississippi market in 2005 led to the termination of its producing agent accounting for approximately 18.6% of direct premiums written. However, ASIC's second largest producer, which accounted for 9.6% of 2005 premiums, has been producing business for ASIC since 1992.

        The production among NLASCO's independent agents in the six months ended June 30, 2006 and in the years ended December 31, 2005, 2004 and 2003 based on direct premiums written by tenure with NLASCO was as follows:

	Percentage of DPW(1)
Tenure	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
0-5 Years	46%	43%	47%	48%
6-10 Years	21%	23%	24%	23%
11-15 Years	13%	13%	13%	13%
16-20 Years	13%	14%	11%	10%
Over 20 Years	7%	7%	5%	6%

(1)
Direct premiums written.

        As of June 30, 2006, NLASCO agents had an average tenure of seven years and over one third of the agents had been at NLASCO for two or more years. A competitive commission and profit sharing structure, which rewards producers for generating profitable business, has been central to NLASCO's distribution strategy.

        NLASCO's independent agents are authorized to bind NLASCO to policies that meet specified underwriting guidelines. Agents must submit for NLASCO's approval any policies that do not meet these guidelines before NLASCO may be bound by them.

        NLASCO's relationships with its producers is managed by a 21-person marketing, sales and support team. When appointing agents, NLASCO evaluates both historical performance and carrier relationships. Each agent is individually appointed and must go through a separate approval process to market NLASCO's personal and commercial products. NLASCO manages its distribution force by measuring producer performance regularly. For example, NLASCO management reviews producer premium and loss results in addition to adherence to underwriting and processing guidelines on a quarterly basis. Some agents are reviewed more frequently based on a number of factors considered by management. Agents with unsatisfactory results are issued warning letters, placed on probation and/or visited by marketing representatives before being cancelled. Management believes the strict monitoring of its producers has allowed it to maintain a productive, compliant and profitable distribution force.

  Managing General Agents

        In addition to using independent agents, NLASCO distributes personal lines policies through contractual programs established with unaffiliated MGAs. NLASCO requires MGAs to underwrite NLASCO's insurance policies according to NLASCO's underwriting guidelines. The MGAs underwrite the business with oversight from NLASCO. MGAs are prohibited from issuing their own policies. NLASCO conducts periodic audits to assess compliance with underwriting guidelines and the limits in the agency agreements. In 2005, NLASCO's business with the MGAs contributed $8.6 million in direct premiums written.

  Underwriting and Pricing

        NLASCO applies its regional expertise, underwriting discipline and a risk-adjusted, return-on-equity based approach to capital allocation to offer primarily short-tail insurance products in its target markets. NLASCO's underwriting process involves securing an adequate level of underwriting information from its independent agents, identifying and evaluating risk exposures and then pricing the risks it chooses to accept.

        NLASCO employs a disciplined underwriting approach that incorporates the continuously refined segmentation of its target markets to permit it to tailor its policies to individual risks and adopt pricing structures that will be supported in the applicable market. NLASCO utilizes underwriting principles and processes that reflect the knowledge and experience it has acquired during its 40-year history of underwriting risks. NLASCO also draws on the input and expertise of its skilled underwriters, management and consulting actuaries to underwrite its personal and commercial policies. NLASCO believes that this comprehensive process capitalizes on its knowledge and expertise and results in better underwriting decisions.

        NLASCO's underwriting process has resulted in loss ratios below 55% on a consistent basis (2005 - 45%; 2004 - 47%; 2003 - 52%; 2002 - 53%; 2001 - 58%). NLASCO's loss ratio includes 4.1 percentage points due to net catastrophe losses in 2004 and 10.0 percentage points in 2005 attributable to Hurricanes Katrina and Rita.

        Underwriting begins with the selection of agencies that understand NLASCO's approach and have a desire to build a long-term relationship with NLASCO. Agents submit applications through NLASCO's online Policy Agency Claims System, or P.A.C.S. which automatically verifies that the required information has been provided and that the risk is consistent with established guidelines. Senior underwriters review all applications that do not adhere to established guidelines and other applications that warrant more careful review based on location, agent or other factors. Finally, almost all properties to be insured are inspected before an application receives final approval.

        NLASCO conducts an extensive due diligence review of prospective agents. Consistent with industry practice, NLASCO grants its agents binding authority based on detailed guidelines developed by senior management. Binding authority is given to agents for pre-approved limits which cover NLASCO's standard business. Exceptions must be reviewed by the underwriter and manager of underwriting prior to submission. The level of review depends upon the class of business and relationship with the submitting agent.

        Technical systems and applications support the underwriters and facilitate an efficient underwriting process and high productivity levels. The application process begins with the agent and the insured. Almost all applications are submitted online and receive a unique identification number upon submission. Once the completed application is submitted, the policy is bound, pending review for final approval and payment of premium.

        If the agent has underwritten and submitted the account according to the specified guidelines, NLASCO processes the application as complete. If the guidelines have not been followed, the application may be cancelled by NLASCO or updated and re-submitted by the agents for further underwriting review. NLASCO, however, is at risk between submission and approval or declination of the application. The online process minimizes the potential for human error and allows NLASCO's underwriters to quickly identify any potential exceptions.

        An inspection is the final step of the underwriting process. NLASCO inspects almost all new insured property within 20 to 30 days of receiving an application from the agent. The inspections are carried out by independent contractors, typically retired fireman or former claims adjustors, who are required to provide photographs of each insured property. NLASCO reserves the right to cancel any new business which does not meet NLASCO's stated underwriting guidelines.

        As of June 30, 2006, NLASCO employed seven personal lines underwriters and four commercial lines underwriters along with a commercial lines manager. As of June 30, 2006, these underwriters had an average tenure of 14 years with NLASCO and an average of 18 years of industry experience.

        Pricing levels are established by NLASCO's senior management with the assistance of a consulting actuary. Pricing balances NLASCO's return requirements along with the legal/regulatory environment in each particular geographic region. Management reviews pricing on a quarterly basis to monitor any emerging issues, such as the mold crisis which hit Texas in 2003. NLASCO's statistical database allows this analysis to be performed on a specific coverage or geographic territory.

  Catastrophe Exposure

        NLASCO maintains a comprehensive risk management strategy which includes actively monitoring its catastrophe prone territories by zip code to ensure a diversified book of risks. NLASCO's catastrophe exposure primarily results from property policies in Cameron, Harris, Jefferson and Nueces Counties in Texas, which include the densely populated Houston metropolitan area and the cities extending from the northern tip to the southern point on the Texas Gulf Coast. All of this territory is exposed to potential wind storm activity from the Gulf of Mexico. NLASCO is also exposed to hail and other catastrophic events in the Texas panhandle and the plains states. The coastal area represents 15% of Texas state-wide premiums; however, only 8% of these coastal policies include full wind coverage. The panhandle represents 8% of Texas state-wide premiums. Over the years, NLASCO has adjusted its business based on its perceived risk of catastrophe losses. For example, in 2005 ASIC withdrew from the Mississippi market to mitigate its catastrophe exposure in that area.

  Historical Catastrophe Losses

	Six Months Ended June 30, 2006	Year Ended December 31,
		2005	2004	2003	2002	2001
	(in millions)
Gross loss and loss adjustment expense	$5.1	$108.7	$4.1	$15.1	$1.3	$—
Recovery received from reinsurers	(1.1)	(103.7)	(0.3)	(9.1)	(0.3)	—
Reinstatement costs	0.3	5.8	—	1.4	0.1	—

Total net catastrophe loss	$4.3	$10.8	$3.8	$7.4	$1.1	$—

  Terrorism Risk Insurance Act of 2002 and Terrorism Risk Insurance Extension Act of 2005

        On November 26, 2002, the Terrorism Risk Insurance Act of 2002, or the Terrorism Act, was enacted into Federal law and established the Terrorism Risk Insurance Program, or the Program, a temporary Federal program in the Department of the Treasury, that provided for a system of shared public and private compensation for insured losses resulting from acts of terrorism or war committed by or on behalf of a foreign interest. The Program was scheduled to terminate on December 31, 2005. On December 22, 2005, the Terrorism Risk Insurance Extension Act of 2005, or the Terrorism Extension Act, was enacted into Federal law, reauthorizing the Program through December 31, 2007, while reducing the Federal role under the Program. In order for a loss to be covered under the Program, or subject losses, the loss must meet certain aggregate industry loss minimums that vary by Program year of amounts $100 million or less, and must be the result of an event that is certified as an act of terrorism by the U.S. Secretary of the Treasury. The original Program excluded from participation certain of the following types of insurance: Federal crop insurance, private mortgage insurance, financial guaranty insurance, medical malpractice insurance, health or life insurance, flood insurance, and reinsurance. The Terrorism Extension Act exempted from coverage certain additional types of insurance, including commercial automobile, professional liability (other than directors and officers'), surety, burglary and theft, and farm-owners multi-peril. In the case of a war declared by Congress, only workers' compensation losses are covered by the Terrorism Act and the Terrorism Extension Act. Both Acts generally require that all commercial property casualty insurers licensed in the United States participate in the Program. Under the Program, a participating insurer is entitled to be reimbursed by the Federal government for a percentage of subject losses, after an insurer deductible, subject to an annual cap. The Federal reimbursement percentage remains at 90% for 2006, but decreases to 85% in 2007. In each case, the deductible is calculated by applying the deductible percentage to the insurer's direct earned premiums for covered lines from the calendar year immediately preceding the applicable year. The deductible under the Program was 7% for 2003, 10% for 2004 and 15% for 2005, and will be 17.5% for 2006 and 20% for 2007. NLASCO's estimated deductible under the Program is $26.0 million for 2006. The annual cap limits the amount of aggregate subject losses for all participating insurers to $100 billion. Once subject losses have reached the $100 billion aggregate during a program year, there is no additional reimbursement from the U.S. Treasury and an insurer that has met its deductible for the program year is not liable for any losses (or portion thereof) that exceed the $100 billion cap. NLASCO had no terrorism-related losses in 2005, 2004 or 2003.

  Reinsurance

        NLASCO purchases reinsurance to reduce its exposure to liability on individual risks and claims and to protect against catastrophe losses. NLASCO's management believes that less volatile, yet reasonable, returns are in the long-term interest of NLASCO, and as a result maintains a conservative reinsurance program. NLASCO generated direct premiums written totaling $146.5 million in 2005 and paid approximately $5.7 million in catastrophe reinsurance premiums prior to any reinstatement premiums.

        Reinsurance involves an insurance company transferring, or ceding, a portion of its risk to another insurer, the reinsurer. The reinsurer assumes the exposure in return for a portion of the premium. The ceding of risk to a reinsurer does not legally discharge the primary insurer from its liability for the full amount of the policies on which it obtains reinsurance. The primary insurer remains liable for the entire loss if the reinsurer fails to meet its obligations under the reinsurance agreement, and, as a result, the primary insurer is exposed to the risk of non-payment by its reinsurers.

        NLASCO's financial stability is substantially protected from catastrophic events through several excess of loss reinsurance contracts that combine to provide a mix of coverage against various types and combinations of catastrophe losses. As noted in Risk Factors, NLASCO is exposed to catastrophic losses that could exceed the limits of reinsurance and negatively impact its financial position and results of operations. NLASCO purchases reinsurance for a modeled exposure for a one-in 500 year event. In 2005, NLASCO's reinsurance program effectively reduced its combined pre-tax retention of net losses related to Hurricanes Katrina and Rita to approximately $5 million. The hurricanes in Louisiana, Texas and Florida over the past two years highlighted the vulnerability of many insurers to catastrophe losses without adequate reinsurance.

        In formulating its reinsurance programs, NLASCO is selective in its choice of reinsurers and considers numerous factors, the most important of which are the financial stability of the reinsurer, its history of responding to claims and its overall reputation. In an effort to minimize exposure to the insolvency of reinsurers, NLASCO evaluates the acceptability and monitors the financial condition of each reinsurer continuously throughout the year. NLASCO enters into reinsurance agreements only with reinsurers that have an A.M. Best financial strength rating of "A- (Excellent)" (fourth highest of 15 categories) or better. If a reinsurer rating subsequently drops below "A- (Excellent)," NLASCO can cancel or replace the reinsurer. As of December 31, 2005, 100% of NLASCO's paid loss recoverables were from reinsurers rated "A- (Excellent)" or better by A.M. Best. To further minimize exposure to reinsurer insolvency, NLASCO spreads reinsurance treaties among many reinsurers. NLASCO reviews retention levels each year to maintain a balance between the growth in surplus and the cost of reinsurance. NLASCO's losses from unrecoverable reinsurance in 2005 and 2004 were nominal.

        NLASCO's ten largest net receivable balances from reinsurers as of and for the six months ended June 30, 2006 and as of and for the year ended December 31, 2005 were as follows:

	Six Months Ended June 30, 2006
	A.M. Best Financial Strength Rating	Ceded Premiums	Balances Due from Reinsurance Companies	Prepaid Reinsurance Premiums	Net Receivable Balance(1)
		(in millions)
Federal Emergency Management Agency	N/A	$2.1	$0.5	$2.2	$2.7
Swiss Re Underwriters	A+	—	0.5	—	0.5
Liberty Syndicates	A	0.7	0.3	—	0.3
R&V Versicherung	A	0.5	0.3	—	0.3
Hannover Re	A	0.3	0.3	—	0.3
Endurance Specialty Insurance	A	0.7	0.2	—	0.2
Lloyds AML 2001	A	0.5	0.2	—	0.2
Lloyds MAP 2871	A	0.1	0.2	—	0.2
Continental Casualty	A+	—	0.2	—	0.2
Lloyds LIB 4472	A	0.3	0.1	—	0.1
	Year Ended December 31, 2005
	A.M. Best Financial Strength Rating	Ceded Premiums	Balances Due from Reinsurance Companies	Prepaid Reinsurance Premiums	Net Receivable Balance(1)
		(in millions)
General Reinsurance Corporation	A++	$27.6	$17.0	$11.1	$14.6
Lloyds LIB 4472	A	2.6	4.9	—	4.8
Federal Emergency Management Agency	N/A	3.9	2.6	2.0	2.6
Hannover Re	A	0.7	1.3	—	1.3
Lloyds AML 2001	A	0.8	1.2	—	1.2
Lloyds SVB 2147	A	0.6	0.7	—	0.7
Lloyds BRT 2987	A	0.3	0.5	—	0.5
Lloyds GSC 958	A	0.5	0.5	—	0.5
Sirus International	A	0.2	0.5	—	0.5
Lloyds HYL 2121	A	0.4	0.5	—	0.5

(1)
The net receivable balance includes balances from reinsurance companies, contingent commissions, prepaid reinsurance premiums and ceded contingent commissions, less balances due to reinsurance companies.

        As of June 30, 2006, NLIC had reinsurance for up to $90 million of losses per event in excess of a $4 million retention by NLIC. This reinsurance is comprised of four layers of protection: $10 million in losses in excess of a $4 million retention by NLIC; $11 million in excess of a $14 million loss; $25 million in excess of a $25 million loss; and $40 million in excess of a $50 million loss. NLIC retains no participation in any of the layers, other than the first $4 million retention. The projected premiums on these treaties are $12.0 million in 2006 compared to $5.7 million for the catastrophe reinsurance treaty in 2005. As of June 30, 2006, ASIC had reinsurance for up to $90 million of losses per event in excess of a $1 million retention by ASIC. This reinsurance is comprised of five layers of protection: $3 million in excess of a $1 million loss; $10 million in excess of a $4 million loss; $11 million in excess of a $14 million loss; $25 million in excess of a $25 million loss; and $40 million in excess of a $50 million loss.

        Set forth below is a summary of NLASCO's current reinsurance program as of June 30, 2006:

NLIC Reinsurance Program

Program	Reinsurers	Renewal Date
$10 million excess of $4 million	Liberty Syndicates, Various Lloyds Syndicates, R&V Verischerung	1/1/07
$11 million excess of $14 million	Liberty Syndicates, Various Lloyds Syndicates, R&V Verischerung	1/1/07
$25 million excess of $25 million	Endurance Reinsurance Company, Hannover Re, Liberty Syndicates, Various Lloyds Syndicates	1/1/07
$40 million excess of $50 million	Endurance Reinsurance Company, Hannover Re, Liberty Syndicates, Various Lloyds Syndicates	5/1/07

ASIC Reinsurance Program

Program	Reinsurers	Renewal Date
$3 million excess of $1 million	Arch Reinsurance, Liberty Syndicates, Various Lloyds Syndicates, R&V Versicherung	1/1/07
$10 million excess of $4 million	Hannover Re, Liberty Syndicates, Various Lloyds Syndicates, Platinum Reinsurance Company, R&V Versicherung	1/1/07
$11 million excess of $14 million	Liberty Syndicates, Various Lloyds Syndicates, R&V Verischerung	1/1/07
$25 million excess of $25 million	Endurance Reinsurance Company, Hannover Re, Liberty Syndicates, Various Lloyds Syndicates	1/1/07
$40 million excess of $50 million	Endurance Reinsurance Company, Hannover Re, Various Lloyds Syndicates	5/1/07

        In addition to the catastrophic reinsurance noted above, both NLIC and ASIC participate in an $850,000 excess of loss program with Hannover Re and Harco. NLASCO anticipates increasing its catastrophe coverage in mid-2006 to better protect its capital from catastrophic events. An additional limit of $60 million excess of $90 million was purchased on July 1, 2006 at an additional cost of $3.6 million.

        To help offset the impact of higher reinsurance costs, NLASCO is in the process of filing rate increases on its primary insurance policies. A rate increase on Texas homeowners policies will be filed in November 2006 to be effective by the end of November 2006. A rate increase on Louisiana homeowners was filed and implemented and rate increases for Texas dwelling fire policies are also being prepared and are currently expected to be implemented by the end of November 2006. The size of rate increases varies by geographic region based upon actuarially justified costs and wind-related exposures. The Texas rate increases are subject to Article 5.13-2C small company exemption from rate filing and approval requirements. The Louisiana rates for NLIC were approved and are being implemented and ASIC's homeowner rate increase is not subject to regulatory approval due to the non-admitted status of the company in Louisiana.

  Claims Management and Administration

        NLASCO manages claims on the policies underwritten through its independent agent network. NLASCO believes that effective claims management is critical to its success and that its claims management process is cost effective, delivers the appropriate level of claims service and produces superior claims results. The claims management philosophy emphasizes fast, fair and courteous claims handling while maintaining the accuracy and sufficiency of any payments NLASCO is contractually obligated to pay. NLASCO focuses on controlling claims by thoroughly investigating them, accelerating communication to policyholders and claimants and compressing the cycle time of claim resolution to control both loss cost and claim handling cost.

        NLASCO's claims staff was tested in a significant way following the two major hurricanes in the third quarter of 2005. More than 9,000 claims were reported for Hurricanes Katrina and Rita. NLASCO's claims people responded in a timely manner to meet NLASCO's obligations to its policyholders and quickly settle claims. NLASCO believes that it has already closed almost all of reported Katrina and Rita claims.

        The claims department reviews, supervises and handles claims arising under NLASCO's insurance policies. As of June 30, 2006, the claims department employed 13 people. In addition, NLASCO's service center has the capability to handle new claims submissions if necessitated by claim volume. NLASCO trains its claims employees to handle claims according to its customer-focused claims management processes and procedures. NLASCO conducts continuing education for its claims staff in the areas of best practices, fraud awareness, legislative changes and litigation management. NLASCO uses its own field adjusters, as well as independent claims adjusters, after major catastrophic events or to adjust a claim in a remote location. Management regularly monitors claim performance through a weekly review of open and aged claim reports.

  Technology and Systems

        NLASCO utilizes technology as a competitive strength with its independent agents, to realize operating efficiencies, improve customer service and ensure attractive underwriting results. Specifically, NLASCO has developed an automated system that marshals policy and claims data to support the underwriting and pricing function and enables its network of independent agents to underwrite personal lines policies on its behalf. NLASCO refers to this system as the P.A.C.S. The P.A.C.S. has allowed NLASCO to strategically reduce its workforce approximately 20% since 2004.

        Through NLASCO's Internet-based system, NLASCO's agents are able to seamlessly submit an application for underwriting approval and a rate quote and bind and issue a policy for personal lines policies. The P.A.C.S. stores electronic images of all documents associated with each account and, throughout the life of that account, distributes all relevant data regarding that policyholder and its claims and loss history to underwriting, actuarial, claims and billing departments to supplement their knowledge base and enable them to carry out their respective functions. The underwriting and actuarial departments use that information to refine underwriting guidelines for the personal lines using the segmented underwriting philosophy.

  Liabilities for Unpaid Losses and Loss Adjustment Expenses

        NLASCO's liabilities for losses and loss adjustment expenses include liabilities for reported losses, liabilities for incurred but not reported, or IBNR, losses and liabilities for loss adjustment expenses, or LAE, less a reduction for reinsurance recoverables related to those liabilities. The amount of liabilities for reported claims is based primarily on a claim-by-claim evaluation of coverage, liability, injury severity or scope of property damage, and any other information considered relevant to estimating exposure presented by the claim. The amounts of liabilities for IBNR losses and LAE are estimated on the basis of historical trends adjusted for changes in loss costs, underwriting standards, policy provisions, product mix and other factors. Estimating the liability for unpaid losses and LAE is inherently judgmental and is influenced by factors that are subject to significant variation. Liabilities for LAE are intended to cover the ultimate cost of settling claims, including investigation and defense of lawsuits resulting from such claims. Reinsurance recoverables offset NLASCO's gross liabilities based upon the contractual terms of its reinsurance agreements.

        Significant periods of time can elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. NLASCO's liabilities for unpaid losses represent the best estimate at a given point in time of what it expects to pay claimants, based on facts, circumstances and historical trends then known. During the loss settlement period, additional facts regarding individual claims may become known, and consequently it often becomes necessary to refine and adjust the estimates of liability.

        The table below presents one-year development information on changes in the liability for losses and LAE and a reconciliation of liabilities on a direct premiums written and net premiums written basis for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Loss and Loss Adjustment Expenses Activity Through Period Ended
		December 31,
	June 30, 2006
		2005	2004	2003
Balance at beginning of year	$41,379	$24,648	$19,839	$15,034
Less ceded losses and loss adjustment expenses	(17,433)	(5,962)	(7,561)	(5,838)

Net balance at beginning of year	23,946	18,686	12,278	9,196
Claims incurred during the period related to:
Current periods	37,137	55,407	47,503	44,972
Prior periods	(7,224)	(6,838)	(4,505)	1,490

Total claims incurred	29,913	48,569	42,998	46,462
Claims paid during the period related to:
Current periods	26,857	38,822	33,395	36,634
Prior periods	6,753	4,487	3,195	6,746

Total claims paid	33,610	43,309	36,590	43,380

Net balance at end of period	20,249	23,946	18,686	12,278
Plus reinsurance recoverables	3,595	17,433	5,962	7,561

Balance at end of period	$23,844	$41,379	$24,648	$19,839

        NLASCO's claims reserving practices are designed to set liabilities for losses and LAE that in the aggregate are adequate to pay all claims at their ultimate loss cost net of anticipated salvage and subrogation. Thus, NLASCO's estimates are not discounted for inflation or other factors.

  Loss development

        NLASCO estimates the aggregate amount of losses and LAE ultimately required to settle all claims for a given period, or estimated ultimate incurred losses. The following tables present the development of estimated liability for losses and LAE, net of reinsurance, for the years 1996 through 2005, of NLIC and ASIC. The tables present accident or policy year development data. The first line of the table shows, for the years indicated, net liability, including IBNR, as originally estimated. For example, as of December 31, 1998, NLIC estimated that $12.8 million would be a sufficient net liability to settle all claims retained by it not already settled that had occurred prior to December 31, 1998, whether reported or unreported. The next section of the table sets forth the re-estimates in later years of incurred losses, including payments, for the years indicated. For example, as indicated in that section of the table, the original net liability of $12.8 million was re-estimated to be $12.5 million at December 31, 2005. The decrease from the original estimate is caused by a combination of factors, including: (1) claims being settled for amounts different than originally estimated; (2) the net liability being increased or decreased for claims remaining open as more information becomes known about those individual claims; and (3) more or fewer claims being reported after December 31, 1998 than had occurred prior to that date. The next section of the table shows, by year, the cumulative amounts of losses and LAE paid as of the end of each succeeding year. For example, with respect to the liability for net losses and LAE of $12.8 million as of December 31, 1998, by the end of 2005 (seven years later), $12.5 million had actually been paid in settlement of the claims.

        The "net cumulative redundancy (deficiency)" represents, as of December 31, 2005, the difference between the latest re-estimated liability and the net liability as originally estimated for losses and LAE retained by us. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the original estimate was lower than the current estimate. For example, as of December 31, 2005 and based upon updated information, NLIC re-estimated that the net liability which was established as of December 31, 1998 was $372,000 redundant.

National Lloyds Insurance Company
Analysis of Loss Reserve Development
(Dollars in Thousands)

	Year Ended December 31,
	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Original Reserve*	7,934	8,243	12,832	13,600	12,926	12,231	18,141	35,061	33,951	41,282
1 year later	7,883	7,775	12,471	13,685	13,381	12,077	17,852	32,887	28,106
2 years later	7,855	7,595	12,478	13,665	13,208	12,871	17,281	32,559
3 years later	7,732	7,601	12,557	13,669	13,840	12,822	17,357
4 years later	7,730	7,592	12,550	13,667	14,021	12,671
5 years later	7,732	7,593	12,460	13,654	14,016
6 years later	7,728	7,683	12,462	13,637
7 years later	7,728	7,683	12,460
8 years later	7,728	7,683
9 years later	7,823
Net cummulative redundancy (deficiency)	111	560	372	(37)	(1,090)	(440)	784	2,502	5,845
Cumulative amount of net liability paid as of:
1 year later	7,584	7,471	12,538	13,519	12,894	11,333	16,836	30,867	24,747
2 years later	7,698	7,548	12,434	13,626	13,049	12,310	17,160	30,818
3 years later	7,724	7,591	12,516	13,649	13,194	12,612	17,209
4 years later	7,728	7,592	12,550	13,648	13,211	12,647
5 years later	7,729	7,593	12,460	13,647	13,192
6 years later	7,728	7,683	12,460	13,634
7 years later	7,728	7,683	12,460
8 years later	7,728	7,683
9 years later	7,713

*
Including amounts paid in respective year

American Summit Insurance Company
Analysis of Loss Reserve Development
(Dollars in Thousands)

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Original Reserve*	4,501	4,828	4,874	1,200	—	6,621	11,873	6,235	8,297	11,041
1 year later	4,562	5,006	5,375	1,202	(894)	6,928	11,983	5,322	7,388
2 years later	4,594	4,612	5,374	1,429	(719)	6,742	11,963	5,512
3 years later	4,494	4,614	5,479	1,581	(671)	6,813	11,554
4 years later	4,495	4,602	5,441	1,556	(723)	7,106
5 years later	4,499	4,600	5,442	1,528	(689)
6 years later	4,524	4,603	5,425	1,536
7 years later	4,524	4,603	5,429
8 years later	4,524	4,603
9 years later	4,524
Net cummulative redundancy (deficiency)	(23)	225	(555)	(336)	689	(485)	319	723	909
Cumulative amount of net liability paid as of:
1 year later	4,277	4,546	5,375	1,048	(1,149)	6,000	10,909	4,987	6,566
2 years later	4,396	4,612	5,305	1,170	(914)	6,281	11,284	5,612
3 years later	4,494	4,595	5,389	1,480	(748)	6,450	11,647
4 years later	4,478	4,599	5,429	1,524	(739)	6,760
5 years later	4,488	4,598	5,428	1,518	(711)
6 years later	4,523	4,603	5,425	1,526
7 years later	4,524	4,603	5,429
8 years later	4,524	4,603
9 years later	4,524

*
Including amounts paid in respective year.

        Because NLASCO did not own ASIC prior to January 1, 2001, the information in the table above prior to that date with respect to ASIC was developed by a different management group. Since NLASCO's acquisition of ASIC in 2001, NLASCO has modified the development of estimated liability for losses and LAE for ASIC, and the numbers for the years prior to 2001 may not be comparable to 2001 and thereafter.

        Current loss reserve development has been positive. In the years 2002, 2003 and 2004 the developed reserve as of December 31, 2005 were $1.1 million,$ 3.2 million and $6.8 million, respectively, less than the initial carried reserve for each year. For the years 1996 through 2001 the reserves on average were, $0.1 million deficient. Starting in 2002, incurred but not reported loss reserves were strengthened contributing to the positive development in years 2002, 2003 and 2004. This strengthening of reserves was due to increases in direct written premium and increased net written premium from reductions in quota share reinsurance.

  Ratings

        Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other rating agencies to assist them in assessing the financial strength and overall quality of the companies from which they purchase insurance. A.M. Best assigned NLIC a financial strength rating of "A" (Excellent)

in 2005 and ASIC a rating of "B++" (Very Good) in 2005. An "A" rating is the third highest of 15 rating categories used by A.M. Best, and a "B++" rating is the fifth highest of 15 rating categories. In evaluating a company's financial and operating performance, A.M. Best reviews a company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its liabilities for losses and LAE, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. This rating is intended to provide an independent opinion of an insurer's ability to meet its obligations to policyholders and is not an evaluation directed at investors. This rating assignment is subject to the ability to meet A.M. Best's expectations as to performance and capitalization on an ongoing basis, including with respect to management of liabilities for losses and LAE, and is subject to revocation or revision at any time at the sole discretion of A.M. Best. NLASCO cannot ensure that NLIC and ASIC will maintain their present ratings. A.M. Best has announced that they have reviewed the terms of our acquisition of NLASCO and do not intend to take action with respect to NLIC or ASIC ratings at this time

  Investments

        NLASCO's primary investment objectives are to preserve capital and manage for a total rate of return in excess of a specified benchmark portfolio. NLASCO's strategy is to purchase securities in sectors that represent the most attractive relative value. Bonds, cash and short-term investments constituted $155.6 million, or 95%, of NLASCO's investments at December 31, 2005.

        NLASCO has a custodial agreement with A.G. Edwards and investment management agreements with Salomon Smith Barney and Bank of America.

        NLASCO's investment guidelines reflect the desire and intent to assure the prudent investment of capital and surplus, keeping in mind the long term nature of some insurance reserves, while recognizing the uncertainty of expected cash flows, the shorter term characteristics of and the desire to supplement insurance underwriting gains and offset losses with portfolio income and realized gains in order to maintain adequate capital and surplus. All investments are made in conformance with all state and Federal laws and regulations applicable to such investments and the company involved. State insurance laws and regulations limit the amount of investments in asset classes below certain "quality" levels. NLASCO maintains a quality structure exceeding the minimum requirements imposed on the portfolio by state insurance laws and regulations known as the Investment of Insurer's Model Act, or NAIC Act.

        Liquidity and preservation of policyholder surplus can be limiting factors in achieving a favorable return on invested assets, as sufficient funds need to be maintained to meet ongoing near term financial obligations. Funds not immediately needed to offset withdrawals may need to be invested in short-term securities on a continuous basis. A maturity structure must be maintained to free up cash flow from operations and investment income, as well as to provide a source of liquidity and flexibility to meet changing market, tax and other operating considerations.

        Notwithstanding the above, the underlying objective of NLASCO's investment policy is to obtain a favorable total return on invested assets to augment the growth of surplus from operations. As total return comes both from income and capital growth, a portion of the funds are invested in assets other than fixed income securities, including common stocks, growth oriented preferred stocks and common or preferred stock mutual funds. In managing these investment choices, market volatility, and the absolute level of NLASCO's capital and surplus relative both to existing liabilities and the level of premium revenue, as well as to total assets, are the limiting factors that influence the portion of assets invested in other than fixed income investments.

        Performance is measured by comparing the total return, for each period, of each major sector of NLASCO's investment portfolio, to an appropriate market index, as well as comparing the total return of NLASCO's investment portfolio to an average of the market indices, weighted by the portfolio's average exposure to each other particular sector during the day. The assets are managed with the goal of exceeding these market indices, with volatility of return similar to or less than the indices.

        In addition to the foregoing guidelines, NLASCO's general philosophy is to limit investments in industries that have experienced historic volatility, such as airlines or telecommunications companies. NLASCO also monitors its investment guidelines to ensure compliance with regulatory requirements.

        NLASCO's investment committee meets regularly to review the portfolio performance and investment markets in general. NLASCO's management generally meets monthly to review the performance of investments and monitor market conditions for investments that would warrant any revision to investment guidelines.

        The following table shows the market values of various categories of invested assets, the percentage of the total market value of invested assets represented by each category and the book yield based on market value of each type as of June 30, 2006 and December 31, 2005 and 2004:

	June 30, 2006		December 31, 2005		December 31, 2004
	Market Value	Percent of Total	Market Value	Percent of Total	Market Value	Percent of Total
	(in millions)
U.S. Treasury obligations and direct obligations of U.S. Government agencies and authorities	$11	6.4%	$50	30.7%	$45	32.4%
Obligations of states and political subdivisions	25	14.5%	5	3.1%	6	4.3%
Corporate securities	43	25.0%	42	25.8%	41	29.5%
Mortgage and asset-backed securities	35	20.3%	18	11.0%	17	12.2%
Short-term investments	13	7.6%	13	8.0%	10	7.2%
Common and preferred stocks	12	7.0%	12	7.4%	12	8.6%
Cash and cash equivalents	27	15.7%	14	8.6%	7	5.1%
Other	6	3.5%	9	5.5%	1	0.7%

Total	$172	100.0%	$163	100.0%	$139	100.0%

  Competition

        NLASCO competes with a large number of other companies in its selected lines of business, including major U.S. and non-U.S. insurers, regional companies, mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. The personal lines market in Texas is dominated by a few large carriers and their subsidiaries and affiliates, including State Farm, Allstate, Farmers and USAA. According to the Texas Department of Insurance, the top ten insurers writing homeowners insurance accounted for approximately 85% of the market in 2005. NLASCO competes for business on the basis of a number of factors, including price, coverages offered, customer service, relationships with agents (including ease of doing business, service provided and commission rates paid), size and financial strength ratings. In its personal lines business, NLASCO's competitors include Republic Companies Group, Inc., Columbia Lloyds, Foremost, American Modern Home Group and American Reliable. In its commercial lines business, NLASCO's competitors include Travelers, Safeco and Republic.

        NLASCO seeks to distinguish itself from its competitors by targeting an underserved market segment that provides NLASCO with the best opportunity to obtain favorable policy terms, conditions and pricing.

  Regulation

        NLIC and ASIC are subject to regulation and supervision in the states in which they are licensed to do business. This regulation and supervision is vested in state agencies having broad administrative power over the various aspects of the business of NLIC and ASIC.

  State insurance holding company regulation

        NLASCO controls two operating insurance companies, NLIC and ASIC, and is subject to the insurance holding company laws of Texas, the state in which those insurance companies are domiciled. These laws generally require NLASCO to register with the Texas Insurance Department and periodically to furnish financial and other information about the operations of companies within its holding company structure. Generally under these laws, all transactions between an insurer and an affiliated company in its holding company structure, including sales, loans, reinsurance agreements and service agreements, must be fair and reasonable and, if satisfying a specified threshold amount or of a specified category, require prior notice and approval or non-disapproval by the Texas Insurance Department.

  Changes of control

        Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Insurance Department. Prior to granting approval of an application to acquire control of an insurer, the Texas Insurance Department will consider such factors as:

  •
  the financial strength of the applicant;

  •
  the integrity and management experience of the applicant's board of directors and executive officers;

  •
  the acquirer's plans for the management of the domestic insurer;

  •
  the acquirer's plans to declare dividends, sell assets or incur debt;

  •
  the acquirer's plans for the future operations of the domestic insurer;

  •
  the impact of the acquisition on continued licensure of the domestic insurer;

  •
  the impact on the interests of Texas policyholders; and

  •
  any anti-competitive results that may arise from the consummation of the acquisition of control.

        Pursuant to the Texas insurance holding company statutes, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract (except a commercial contract for goods or non-management services) or otherwise. Control is presumed to exist if any person directly or indirectly owns, controls or holds with the power to vote 10% or more of the voting securities of the company; however, the state's insurance department, after notice and a hearing, may determine that a person or entity that directly or indirectly owns, controls or holds with the power to vote less than 10% of the voting securities of the company nonetheless "controls" the company. Because a person acquiring 10% or more of NLASCO's common stock would indirectly control the same percentage of the stock of ASIC and two affiliated corporations controlling NLIC, the change of control laws of the State of Texas would apply to such a transaction, of which the proposed acquisition of NLASCO by ARC would be included.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent change of control transactions involving NLASCO's insurance subsidiaries and affiliates, including those that some or all of ARC's stockholders might consider to be desirable.

  National Association of Insurance Commissioners

        NAIC is a group formed by state insurance commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting for insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Certain Model Insurance Laws, Regulations and Guidelines, or Model Laws, have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured. Adoption of state laws which provide for substantially similar regulations to those described in such Model Laws is a requirement for accreditation by the NAIC.

        The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting practices in its Accounting Practices and Procedures Manual. The Texas Insurance Department has generally adopted these codified statutory accounting practices.

        Texas has also adopted laws substantially similar to the NAIC's "risk based capital," or RBC laws, which require insurers to maintain minimum levels of capital based on their investments and operations. Domestic property and casualty insurers are required to report their RBC based on a formula that attempts to measure statutory capital and surplus needs based on the risks in the insurer's mix of products and investment portfolio. The formula is designed to allow the Texas Insurance Department to identify potential inadequately capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). Among other requirements, an insurance company must maintain capital and surplus of at least 200% of the RBC computed by the NAIC's RBC model (known as the "Authorized Control Level" of RBC). At December 31, 2005, NLASCO's capital and surplus levels exceeded the minimum RBC requirements that would trigger regulatory attention. In its 2005 statutory financial statements, both NLIC and ASIC complied with the NAIC's RBC reporting requirements.

        The NAIC's Insurance Regulatory Information System, or IRIS, was developed to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies. IRIS identifies twelve industry ratios and specifies a range of "usual values" for each ratio. Departure from the usual values on four or more of the ratios can lead to inquiries from state insurance commissioners as to certain aspects of an insurer's business. For 2005, all ratios for both NLIC and ASIC were within the usual values.

        The NAIC has recently adopted an amendment to its "Model Audit Rule" in response to the passage of SOX. The amendment is effective for financial statements for accounting periods after January 1, 2010. The amendment addresses auditor independence, corporate governance and, most notably, the application of certain provisions of Section 404 of SOX regarding internal control reporting. The rules relating to internal controls apply to insurers with gross direct and assumed written premiums of $500 million or more, measured at the legal entity level (rather than at the insurance holding company level), and to insurers the domiciliary commissioner selects from among those identified as in hazardous condition, but exempts SOX compliant entities. Neither NLIC nor ASIC currently has direct and assumed written premiums of at least $500,000, but it is conceivable that this may change in the future.

  Legislative changes

        From time to time, various regulatory and legislative changes have been proposed that would adversely affect the insurance industry. Among the proposals that have been or are being considered are the possible introduction of Federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various Model Laws adopted by the NAIC. NLASCO is unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on its financial condition or results of operations.

        In 2002, in response to the tightening supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Terrorism Risk Insurance Act, or TRIA, was enacted. TRIA is designed to ensure the availability of commercial insurance coverage for terrorist acts in the United States. This law established a Federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism-related losses and requires such companies to offer coverage for certain acts of terrorism. As a result, NLASCO is prohibited from adding certain terrorism exclusions to the policies written by its insurance company subsidiaries. TRIA was recently extended through 2007, with some modifications, including the elimination of commercial auto, farm-owners and certain other commercial coverages. The event trigger was increased for 2006 and again for 2007, and industry retentions and deductibles will also escalate through 2007. Although NLASCO is protected by federally funded terrorism reinsurance as provided for in the TRIA, there is a substantial deductible that must be met, the payment of which could have an adverse effect on its financial condition and results of operations. NLASCO's deductible for 2006 is $26.0 million. Potential future changes to the TRIA could also adversely affect NLASCO by causing its reinsurers to increase prices or withdraw from certain markets where terrorism coverage is required.

        In 2003, legislation was passed in Texas that has been described as comprehensive insurance reform significantly changing the regulation of homeowners insurance, and, to a lesser extent, automobile insurance. Prior to 2003, certain types of insurers, including insurance companies on the Lloyd's plan, reciprocals, county mutuals and farm mutuals, that wrote such lines of insurance were generally exempt from rate regulation. The 2003 legislation eliminated or severely reduced these exemptions, and imposed a new rate regulation regime for all insurers writing these lines of insurance. This legislation also included limitations on the use of credit scoring and territorial distinctions in underwriting and rating risks. Further, the Texas Commissioner of Insurance has been given broader authority under the law to order refunds to policyholders when rates charged have been excessive or unfairly discriminatory.

  State insurance regulations

        State insurance authorities have broad powers to regulate U.S. insurance companies. The primary purposes of these powers are to promote insurer solvency and to protect individual policyholders. The extent of regulation varies, but generally has its source in statutes that delegate regulatory, supervisory and administrative power to state insurance departments. These powers relate to, among other things, licensing to transact business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing actuarial requirements and solvency standards, regulating investments and dividends, and regulating policy forms, related materials and premium rates. State insurance laws and regulations require insurance companies to file financial statements prepared in accordance with statutory accounting principles with insurance departments in each state in which they conduct insurance business, and their operations are subject to examination by those departments.

        As part of the broad authority that state insurance commissioners hold, they may impose periodic rules or regulations related to local issues or events. A recent example is the state of Louisiana's prohibition on the cancellation of policies for nonpayment of premium in the wake of Hurricane Katrina. Due to the extent of damage and displacement of people, inability of mail to reach policyholders and inaccessibility of entire neighborhoods, the state of Louisiana prohibited insurance companies from canceling policies for a period of time following the storm. NLASCO anticipates that this moratorium on cancellations will have some negative financial impact and accrued this impact in its 2005 financial results, although the ultimate result is not expected to be material.

  Periodic financial and market conduct examinations

        The insurance departments in every state in which NLASCO's insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time to review the insurance companies' financial condition, market conduct and relationships and transactions with affiliates. In addition, the Texas Insurance Department will conduct comprehensive examinations of insurance companies domiciled in Texas every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other licensing states under guidelines promulgated by the NAIC.

        The Texas Insurance Department completed its last triennial financial examination of NLIC in 2001 and ASIC in 2003. The state did not make any material adverse findings in its reports of examination.

  State dividend limitations

        The Texas Insurance Department must approve any dividend declared or paid by an insurance company domiciled in the state if the dividend, together with all dividends declared or distributed by that insurance company during the preceding twelve months, exceeds the greater of (1) 10% of its policyholders' surplus as of December 31 of the preceding year or (2) 100% of its net income for the preceding calendar year. In addition, NLASCO's insurance companies may only pay dividends out of their earned surplus. As of January 1, 2006, the maximum dividends that NLIC and ASIC can respectively pay without prior approval is $13.1 million and $2.3 million.

  Statutory accounting principles

        Statutory accounting principles, or SAP, is a comprehensive basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP rules are different from generally accepted accounting principles, or GAAP, and are intended to reflect a more conservative view of the insurer. SAP is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, SAP focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with insurance laws and regulatory provisions applicable in each insurer's domiciliary state.

        While GAAP is concerned with a company's solvency, it also stresses other financial measurements, such as income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenues and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.

        SAP established by the NAIC and adopted by Texas regulators determines the statutory surplus and statutory net income of the NLASCO insurance companies and thus determines the amount they have available to pay dividends.

  Guaranty associations

        In Texas, and in all of the jurisdictions in which NLIC and ASIC are or in the future may be licensed to transact business, there is a requirement that property and casualty insurers doing business within the jurisdictions participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer was engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

        Prior to June 30, 2006, no assessments levied against NLASCO's insurance subsidiaries with respect to guaranty associations had been material. However, in July 2006, NLASCO incurred an assessment of $0.4 million with respect to guaranty associations. Property and casualty insurance company insolvencies or failures may result in additional guaranty fund assessments at some future date. At this time NLASCO is unable to determine the impact, if any, that such assessments may have on its financial condition or results of operations. NLASCO has established liabilities for guaranty fund assessments with respect to insurers that are currently subject to insolvency proceedings.

  National Flood Insurance Program

        NLASCO voluntarily participates as a Write Your Own carrier in the National Flood Insurance Program, or NFIP. The NFIP is administered and regulated by the Federal Emergency Management Agency. NLASCO operates as a fiscal agent of the Federal government in the selling and administering of the Standard Flood Insurance Policy. This involves the collection of premiums belonging to the Federal government and the paying of covered claims by directly drawing on funds of the United States Treasury. NLASCO receives allowances from NFIP for underwriting administration, claims management, commission and adjuster fees.

  Participation in involuntary risk plans

        NLASCO's insurance companies are required to participate in residual market or involuntary risk plans in various states where they are licensed that provide insurance to individuals or entities that otherwise would be unable to purchase such coverage from private insurers. If these plans experience losses in excess of their capitalization, they may assess participating insurers for proportionate shares of their financial deficit. These include the Georgia Underwriting Association, Texas FAIR Plan Association, TWIA, the Louisiana Citizens Property Insurance Corporation, or LA Citizens, and the Mississippi Windstorm Underwriting Association. The LA Citizens plan and TWIA recently levied collective assessments totaling $10.4 million on NLASCO's insurance subsidiaries following Hurricanes Katrina and Rita. Additional assessments, including emergency assessments, may follow. In some of these instances, NLASCO's insurers should be able to recover these assessments through policyholder surcharges, higher rates or reinsurance. The ultimate impact of the recent hurricanes on the Texas and Louisiana facilities is currently uncertain and future assessments can occur whenever the involuntary facilities experience financial deficits.

  Employees

        As of July 31, 2006, NLASCO had 131 full-time employees and 11 part-time employees. None of these employees are covered by a collective bargaining agreement. At the consummation of the acquisition, NLASCO will have employment agreements with certain of its senior executive officers; otherwise, all employees are at-will employees. NLASCO believes that its employee relations are excellent.

  Litigation

        NLASCO and its subsidiaries are party to various legal actions resulting from their operations. These actions generally are routine claims, litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which is expected to have a material adverse effect on NLASCO's consolidated financial position, results of operations or cash flows taken as a whole.

NLASCO's Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with the consolidated historical financial statements and notes of NLASCO appearing elsewhere in this Proxy Statement.

  General Structure of NLASCO

        NLASCO is a Delaware corporation that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates two insurance subsidiaries, National Lloyds Insurance Company, which we refer to as NLIC, and American Summit Insurance Company, which we refer to as ASIC. NLIC is rated "A" (Excellent) by A.M. Best Company, and ASIC is rated "B++" (Very Good) by A.M. Best. NLIC, chartered in 1948 and licensed in 18 states, is an insurance company on the Lloyd's plan domiciled in Texas. NLIC underwrites fire and limited homeowner's insurance through approximately 4,800 independent agents. Through approximately 1,800 independent agents and selected managing general agents, which we refer to as MGAs, ASIC offers homeowners and property and casualty insurance primarily to manufactured home owners. NLASCO's policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowners policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. The vast majority of NLASCO's property policies currently exclude coverage for water and mold and provide actual cash value payments as opposed to replacement costs. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

  Overview of Results

        For the six months ended June 30, 2006, net income was $10.4 million, as compared with $11.4 million for the six months ended June 30, 2005. Both NLIC and ASIC eliminated their quota share effective January 1, 2006, resulting in higher net premiums earned in the 2006 period. Losses and loss adjustment expenses and underwriting expenses were higher in the first six months of 2006 due to an active spring 2006 storm season.

        For the year ended December 31, 2005, net income was $17.4 million, as compared to net income of $15.9 million for the year ended December 31, 2004. Direct premiums written for the year ended December 31, 2005 were $146.5 million compared to direct premiums written of $145.7 million for the year ended December 31, 2004. Both NLIC and ASIC decreased the amount of premiums ceded in 2005 in an effort to offset the increased cost of catastrophe reinsurance. Losses and underwriting expenses were higher than in 2004 due to Hurricanes Katrina and Rita but were substantially offset by reinsurance coverage.

        For the year ended December 31, 2004, net income was $15.9 million, as compared to net income of $12.5 million for the year ended December 31, 2003. Direct premiums written for the year ended December 31, 2004, were $145.7 million compared to direct premiums written of $144.8 million for the year ended December 31, 2003. In 2004, ASIC reduced the amount of premiums ceded to a reinsurer under an existing quota share agreement from 45% to 35%, driving most of the increase in direct premiums written. Also, 2004 was characterized by minimal storm activity, resulting in reduced loss and loss adjustment expenses as compared with 2003.

  Critical Accounting Policies and Estimates

        NLASCO has prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, which require certain estimates and assumptions that affect the recorded amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. A summary of NLASCO's significant accounting policies has been provided in Note 1 to their consolidated financial statements as of and for the year ended December 31, 2005. Summarized below are those accounting policies that require the most difficult, subjective or complex judgments and that have the most significant impact on NLASCO's financial condition and results of operations. NLASCO's management evaluates these estimates on an ongoing basis. These estimates are based on information currently available to management and on various other assumptions management believes are reasonable.

        Investment Securities.    Investment securities consist of U. S. Government, mortgage-backed, corporate debt and equity securities. NLASCO classifies its fixed maturities in one of three categories: trading, available-for-sale or held-to-maturity; and its equity securities are classified as trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity debt securities are those securities in which NLASCO has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of trading and available-for-sale securities are determined on a specific-identification basis.

        NLASCO regularly reviews its investment securities to assess whether the amortized cost is impaired and if impairment is other than temporary. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, NLASCO considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

        Mortgage Loans on Real Estate.    Mortgage loans on real estate are reported at unpaid principal balances, less an allowance for credit losses, if needed. The allowance for credit losses is NLASCO's best estimate of the amount of probable credit losses in NLASCO's existing notes. The allowance is determined on an individual note basis upon review of any note that has a payment past due for over sixty days. A note is considered impaired pursuant to FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. A note is impaired if it is probable that NLASCO will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. NLASCO does not accrue interest when a note is considered impaired. When ultimate collectibility of the principal balance of the impaired note is in doubt, all cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter. Impairment losses are charged against the allowance and increases in the allowance are charged to bad debt expense. Notes are written off against the allowance when all possible means of collection have been exhausted and the potential for recovery is considered remote.

        Deferred Policy Acquisition Costs.    Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Proceeds from reinsurance transactions that represent recovery of acquisition costs shall reduce applicable unamortized acquisition costs in such a manner that net acquisition costs are capitalized and charged to expense in proportion to net revenue recognized. Future investment income is considered in determining the recoverability of deferred acquisition costs. NLASCO regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. A premium deficiency and a corresponding charge to income is recognized if the sum of the expected loss and loss adjustment expenses, unamortized acquisition costs and maintenance costs exceeds related unearned premiums and anticipated investment income.

        Goodwill.    Goodwill represents the excess of the cost over fair value of assets of businesses acquired. Goodwill is tested annually for impairment and is tested more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, NLASCO determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

        Losses and Loss Adjustment Expenses.    The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. The liability for losses and loss adjustment expenses has not been reduced for reinsurance recoverable.

        Premium Revenue Recognition.    Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

        Reinsurance.    In the normal course of business, NLASCO seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured policy.

        Income Taxes.    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Derivatives.    NLASCO manages its exposure to interest rate risk through the use of interest rate swaps and caps and recognizes in earnings the ineffective portion of gains or losses associated with these instruments immediately. NLASCO obtains values for the interest rate swaps and caps from financial institutions that market these instruments. Derivative instruments are used for hedging purposes and as such result in no charge or credit to the consolidated statements of operations. Unrealized income related to derivatives is reflected as other comprehensive income.

  Results of Operations

  Year ended December 31, 2005 as compared to the year ended December 31, 2004

        NLASCO believes that operating conditions in its marketplace continue to be favorable. While there has been moderation in price increases, NLASCO believes that premium levels remain attractive in its chosen markets, allowing it to continue to underwrite business profitably.

  Direct Premiums Written

        Total direct premiums written increased 0.6% to $146.5 million in 2005. This increase primarily was due to a continued approach of cross selling and new product introduction. In Texas and Arizona, NLASCO's two largest markets, direct premiums remained stable.

  Net Premiums Written

        Net premiums written increased 19.1% to $117.0 million primarily as the result of decreasing the amount of premiums ceded through their quota share reinsurance program. For NLIC, the ceded premium ratio decreased from 30% in 2004 to 15%. For ASIC, the ceded premium ratio decreased from 35% to 25%. This quota share agreement was subsequently eliminated for 2006 at both NLIC and ASIC. NLASCO anticipates pre-tax savings of approximately $1.0 million from the cancellation of the quota share agreement, which should help offset the increased cost of catastrophe reinsurance for 2006.

  Net Premiums Earned

        Net premiums earned increased 16.8% to $107.8 million during 2005. This increase resulted primarily from the reduction of the quota share program noted above.

  Losses and Loss Expense Incurred

        NLASCO's 2005 loss and loss expense ratio decreased by 1.5 percentage points to 45.1%, including the net impact of Hurricanes Katrina and Rita, which had combined gross losses, including loss adjustment expenses, before reinsurance of approximately $106.1 million. However, due to reinsurance coverage, the net catastrophe losses and loss adjustment expenses for Hurricanes Katrina and Rita were reduced to $10.8 million.

  Underwriting Expenses

        NLASCO's underwriting expense ratio decreased approximately 6.4 percentage points to 28.6% in 2005. This was primarily driven by the return of the ceding commission related to the decrease in the quota share program at NLIC and ASIC and reinstatement premiums. NLASCO also incurred a one-time expense of approximately $0.4 million associated with closing the ASIC office located in Scottsdale, Arizona. Partially offsetting these increases were efficiencies and pre-tax savings of approximately $1.5 million associated with the relocation.

  Other Income

        Other income increased 12.3% to $3.5 million. This improvement was due to an increase in finance and service charges resulting from a rise in the number of policyholders choosing to pay policy premiums on a periodic basis, rather than at the time of the initial billing.

  Net Investment Income

        Net investment income increased 45.7% during 2005 to $6.4 million. This increase is primarily attributable to a larger invested asset base and an increase in short-term interest rates.

  Year ended December 31, 2004 as compared to the year ended December 31, 2003

  Direct Premiums Written

        Total direct premiums written increased 0.7% to $145.7 million in 2004. This increase primarily was due to a continued approach of cross selling and new product introduction. In Texas and Arizona, NLASCO's two largest markets, direct premiums remained stable.

  Net Premiums Written

        Net premiums written increased 4.5% to $98.3 million primarily as the result of decreasing the amount of premiums ceded by ASIC to a reinsurer under an existing quota share agreement from 45% to 35%.

  Net Premiums Earned

        Net premiums earned increased 4.1% to $92.3 million during 2004. This increase resulted primarily from the reduction of the quota share agreement noted above.

  Losses and Loss Expense Incurred

        NLASCO's 2004 loss and loss expense ratio decreased by 5.8 percentage points to 46.6% as a result of minimal storm related events in 2004.

  Underwriting Expenses

        NLASCO's underwriting expense ratio decreased approximately 0.7 percentage points to 28.6% in 2004. Although ASIC's quota share was decreased by ten percentage points, operating efficiencies within the underwriting function offset the return of ceding commission.

  Other Income

        Other income increased 14.5% to $3.1 million. This improvement was due to an increase in finance and service charges resulting from a rise in the number of policyholders choosing to pay policy premiums on a periodic basis, rather than at the time of the initial billing.

  Net Investment Income

        Net investment income increased 32.5% during 2004 to $4.4 million. This increase is primarily attributable to a larger invested asset base and an increase in short-term interest rates.

  Three months ended June 30, 2006 as compared to the three months ended June 30, 2005

  Direct Premiums Written

        Total direct premiums written increased 0.1% to $39.0 million for the three months ended June 30, 2006, as compared with the same period in 2005. This increase primarily was due to a continued approach of cross selling and new product introduction. In Texas and Arizona, NLASCO's two largest markets, direct premiums remained stable.

  Net Premiums Written

        Net premiums written increased 12.7% to $34.7 million for the three months ended June 30, 2006, as compared with the same period in 2005, primarily as a result of eliminating a 15% quota share for NLIC and a 25% quota share for ASIC effective January 1, 2006.

  Net Premiums Earned

        Net premiums earned increased 11.8% to $31.7 million for the three months ended June 30, 2006, as compared with the same period in 2005. This increase resulted primarily from the reduction of the quota share agreement noted above.

  Losses and Loss Expense Incurred

        NLASCO's loss and loss expense ratio increased 16.7 percentage points to 57.0% for the three months ended June 30, 2006, as compared with the same period in 2005. This increase resulted primarily from an active storm season in May 2006, including one event with incurred losses of $5.3 million.

  Underwriting Expenses

        NLASCO's underwriting expense ratio decreased approximately 4.3 percentage points to 34.7% for the three months ended June 30, 2006, as compared with the same period in 2005. This was primarily driven by the closing of the ASIC office located in Scottsdale, Arizona in October 2005.

  Other Income

        Other income for the three months ended June 30, 2006 of $0.9 million was comparable to other income earned in the same period of 2005.

  Net Investment Income

        Net investment income increased 21.2% for the three months ended June 30, 2006, as compared to the same period in 2005, to $2.0 million. This increase is primarily attributable to a larger invested asset base and an increase in short-term interest rates.

  Six months ended June 30, 2006 as compared to the six months ended June 30, 2005

  Direct Premiums Written

        Total direct premiums written increased 0.2% to $75.1 million in the first six months of 2006, as compared with the same period in 2005. This increase primarily was due to a continued approach of cross selling and new product introduction. In Texas and Arizona, NLASCO's two largest markets, direct premiums remained stable.

  Net Premiums Written

        Net premiums written increased 9.9% to $75.7 million in the first six months of 2006, as compared with the same period in 2005, primarily as the result of eliminating a 15% quota share for NLIC and a 25% quota share for ASIC effective January 1, 2006.

  Net Premiums Earned

        Net premiums earned increased 13.5% to $63.2 million during the first six months of 2006, as compared with the same period in 2005. This increase resulted primarily from the reduction of the quota share agreement noted above.

  Losses and Loss Expense Incurred

        NLASCO's loss and loss expense ratio increased by 8.8 percentage points to 47.3% in the first six months of 2006, as compared with the same period in 2005. This increase resulted primarily from an active spring storm season, including one event with incurred losses of $5.3 million.

  Underwriting Expenses

        NLASCO's underwriting expense ratio decreased approximately 2.2 percentage points to 31.4% in the first six months of 2006, as compared with the same period in 2005. This was primarily driven by the closing of the ASIC office located in Scottsdale, Arizona in October 2005.

  Other Income

        Other income for the first six months of 2006 of $1.8 million was comparable to other income earned in the same period of 2005.

  Net Investment Income

        Net investment income increased 27.2% during the first six months of 2006, as compared to the same period in 2005, to $3.8 million. This increase is primarily attributable to a larger invested asset base and an increase in short-term interest rates.

  Liquidity and Capital Resources

        NLASCO's liquidity requirements are met primarily by positive cash flow from operations and investment activity. Primary sources of cash from insurance operations are premiums and other considerations, net investment income and investment sales and maturities. Primary uses of cash include payment of benefits, operating expenses and income taxes and purchases of investments.

        NLASCO's primary investment objectives are to preserve capital and manage for a total rate of return in excess of a specified benchmark portfolio. NLASCO's strategy is to purchase securities in sectors that represent the most attractive relative value. Bonds, cash and short-term investments constitute $153.8 million, or 89.3%, of NLASCO's investments at June 30, 2006. Although there is no intent to dispose of investments at this time, NLASCO's bonds are substantially in readily marketable securities. Management believes the overall sources of liquidity are sufficient to satisfy NLASCO's operating requirements.

        The NAIC has risk-based capital, which we call RBC, requirements that require insurance companies to calculate and report information under a risk-based formula which measures statutory capital and surplus needs based on a regulatory definition of risk in a company's mix of products and its balance sheet. NLASCO has a RBC amount in excess of the authorized control level RBC, as defined by the NAIC. Also, the maximum amount of dividends which can be paid by State of Texas insurance companies without prior approval of the Insurance Commissioner is subject to restrictions relating to the greater of 10% of statutory surplus or net income before realized capital gains (losses) of the preceding calendar year.

        NLASCO's investment guidelines reflect the desire and intent to assure the prudent investment of capital and surplus, keeping in mind the long term nature of some insurance reserves, but also recognize the uncertainty of expected cash flows, the shorter term characteristics and the desire to supplement insurance underwriting gains and offset losses with portfolio income and realized gains in order to maintain adequate capital and surplus. All investments are made in conformance with all state and Federal laws and regulations applicable to such investments and the company involved. State insurance laws and regulations limit the amount of investments in asset classes below certain "quality" levels. NLASCO maintains a quality structure exceeding the minimum requirements imposed on the portfolio by state insurance laws and regulations, the Investment of Insurer's Model Act, or the NAIC Act.

        Liquidity and preservation of policyholder surplus can be limiting factors in achieving a favorable return on invested assets, as sufficient funds need to be maintained to meet ongoing near-term financial obligations. Funds not immediately needed to offset withdrawals may need to be invested in short-term securities on a continuous basis. A maturity structure must be maintained to free up cash flow from operations and investment income, as well as to provide a source of liquidity and flexibility to meet changing market, tax and other operating considerations.

        Notwithstanding the above, the underlying objective of NLASCO's investment policy is to obtain a favorable total return on invested assets to augment the growth of surplus from operations. As total return comes both from income and capital growth, a portion of the funds are invested in assets other than fixed income securities, including common stocks, growth oriented preferred stocks and common or preferred stock mutual funds. In managing these investment choices, market volatility, and the absolute level of NLASCO's capital and surplus relative both to existing liabilities and the level of premium revenue, as well as to total assets, are the limiting factors that influence the portion of assets invested in other than fixed income investments.

        Performance is measured by comparing the total return, for each period, of each major sector of NLASCO's investment portfolio, to an appropriate market index, as well as comparing the total return of NLASCO's investment portfolio to an average of the market indices, weighted by the portfolio's average exposure to each other particular sector during the day. The assets are to be managed to exceed these market indices, with volatility of return similar to or less than the indices.

        In addition to the foregoing guidelines, NLASCO's general philosophy is to limit investments in industries that have experienced historic volatility, such as airlines or telecommunications companies. NLASCO also monitors its investment guidelines to ensure compliance with regulatory requirements.

        NLASCO's investment committee meets regularly to review the portfolio performance and investment markets in general. NLASCO's management generally meets monthly to review the performance of investments and monitor market conditions for investments that would warrant any revision to investment guidelines.

  Cash Flows

  Comparison of the Six Months Ended June 30, 2006 to the Six Months Ended June 30, 2005

        Net cash provided by operating activities was $9.4 million and $25.0 million for the six months ended June 30, 2006 and 2005, respectively. Cash provided by operating activities decreased in the 2006 six month period, as compared to the same period in 2005, primarily due to a decrease in the reserve for unpaid losses and loss adjustment expenses, partially offset by a decrease in reinsurance receivables.

        Net cash provided by investing activities was $1.7 million in the six months ended June 30, 2006, as compared with $1.8 million of net cash used in investing activities for the same period in 2005. The decrease in the 2006 six month period as compared to the same period in 2005 was due primarily to $2.0 million of proceeds received from the sale of real estate and $1.7 million of proceeds from maturities of held-to-maturity securities in 2006.

        Net cash from financing activities was substantially zero for the six months ended June 30, 2006 while net cash used in financing activities was $1.9 million for the six months ended June 30, 2005. Principal payments of $1.9 million were made in the first six months of 2005, primarily on related party notes payable.

  Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

        Net cash provided by operating activities was $29.1 million and $23.4 million for the years ended December 31, 2005 and 2004, respectively. Cash provided by operating activities increased in 2005, as compared to 2004, primarily due to an increase in NLASCO's net income complemented by an increase in the reserve for unpaid losses and loss adjustment expenses.

        Net cash used in investing activities was $15.0 million and $19.9 million for the years ended December 31, 2005 and 2004, respectively. The decrease in 2005 as compared to 2004 primarily was due to a $13.6 million reduction in the purchases in available-for-sale securities, partially offset by an increase in purchases of mortgage loan investments of $6.1 million.

        Net cash used in financing activities was $3.0 million in 2005 as compared with cash provided by financing activities of $7.2 million in 2004. The decrease in cash from financing activities in 2005 as compared to 2004 primarily was due to proceeds from notes payable received in 2004 of $27.8 million, partially offset by principal payments of $13.2 million on notes payable to related parties, as compared with no notes payable activity in 2005.

  Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

        Net cash provided by operating activities was $23.4 million and $17.8 million for the years ended December 31, 2004 and 2003, respectively. Cash provided by operating activities increased in 2004, as compared to 2003, primarily due to an increase in NLASCO's net income.

        Net cash used in investing activities was $19.9 million and $39.2 million for the years ended December 31, 2004 and 2003, respectively. The decrease in 2004 as compared to 2003 primarily was due to a $9.9 million reduction in the purchases in available-for-sale securities, a $6.3 million reduction in the purchases of held-to-maturity securities and an increase of $3.6 million in proceeds from maturities of held-to-maturity securities.

        Net cash provided by financing activities was $7.2 million and $18.6 million for the years ended December 31, 2004 and 2003, respectively. Cash provided by financing activities decreased in 2004, as compared to 2003, primarily due to principal payments in 2004 of $13.2 million on notes payable to related parties, partially offset by an increase of $7.8 million in proceeds from the issuance of notes payable in 2004.

  Inflation

        Inflation in the U.S. has been relatively low in recent years and did not have a material impact on NLASCO's results of operations for the six months ended June 30, 2006 or the years ended December 31, 2005, 2004 and 2003. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the United States economy and may increase the cost of servicing our contracts in the future.

  Commitments

        At June 30, 2006, NLASCO had $50.8 million of outstanding indebtedness excluding $5.6 million of related party notes payable. Substantially all of the debt is at variable interest rates. The aggregate maturities of notes payable for each of the five years subsequent to June 30, 2006 are as follows (in thousands):

	2006	2007	2008	2009	2010	Thereafter	Total
$3.0 million due April 2007	$—	$3,000	$—	$—	$—	$—	$3,000
$0.3 million due January 2024	4	9	10	10	11	233	277
$10.0 million due May 2033	—	—	—	—	—	10,000	10,000
$10.0 million due September 2033	—	—	—	—	—	10,000	10,000
$7.5 million due April 2034	—	—	—	—	—	7,500	7,500
$20.0 million due March 2035	—	—	—	—	—	20,000	20,000

Total	$4	$3,009	$10	$10	$11	$47,733	$50,777

  Quantitative and Qualitative Disclosures About Market Risk

        NLASCO's future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. NLASCO uses some derivative financial instruments to manage, or hedge, interest rate risks related to its borrowings. NLASCO does not use derivatives for trading or speculative purposes and only enters into contracts with major financial institutions based on their credit rating and other factors.

        As of June 30, 2006 and December 31, 2005 NLASCO's total debt outstanding was approximately $56.4 million, including affiliate notes payable of $5.6 million, comprised of approximately $56.1 million, or 99.5%, of indebtedness subject to variable interest rates and $0.3 million, or 0.5%, of indebtedness at a fixed rate. NLASCO has an interest-rate-related derivative instrument with the affiliated company who is the creditor of the $5.6 million note payable to affiliate. The note payable to the affiliated company has a variable interest rate which exposes NLASCO to variability in interest payments due to changes in the interest rate. To limit the variability of a portion of its interest payments, NLASCO entered into an interest rate swap agreement to exchange its variable interest rate, pertaining to one-half of the principal amount of the note payable ($2.8 million as of June 30, 2006), for a fixed rate of 6.98%.

        If LIBOR and the prime rate were to increase by one eighth of one percent (0.125%), the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $63,125 annually.

        Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

        The fair value of NLASCO's debt outstanding as of June 30, 2006 and December 31, 2005 was approximately $56.4 million.

Certain Relationships and Related Transactions

        NLIC and Specialty Property, Ltd. entered into a mortgage loan agreement dated September 1, 2005, pursuant to which NLIC loaned Specialty Property, Ltd. $5.6 million. Specialty Property, Ltd. is a limited partnership controlled by the C. Clifton Robinson Property Company, Ltd. Each of C. Clifton Robinson and C.C.R. Investors, Inc. is a one percent general partner of the C. Clifton Robinson Property Company, Ltd. C.C.R. Investors, Inc. is controlled by The C. Clifton Robinson Intervivos Irrevocable Asset Trust. The promissory note under this loan agreement bears interest at 6.25% and is secured by an office building owned by Specialty Property, Ltd. The unpaid principal balance outstanding as of December 31, 2005 was approximately $5.5 million. Principal and interest payments are due monthly with a final payment due on September 30, 2010. Principal and interest payments made during fiscal year 2005 totaled $144,048. We anticipate that Specialty Property, Ltd. will pay off this loan prior to the closing.

        NLASCO and Specialty Property, Ltd. entered into a loan agreement dated November 29, 2001 pursuant to which Specialty Property, Ltd. loaned NLASCO $8.0 million. The outstanding balance at December 31, 2005 was $5.6 million. The promissory note under this loan agreement bears interest at LIBOR plus 2%. Interest expense for fiscal year 2005 was $386,701. This note is subordinate to all other debt of NLASCO. The note is secured by NLASCO's deposit accounts in the possession or custody of Specialty Property, Ltd. or its affiliates. The loan matures February 1, 2012. We anticipate that NLASCO will pay off this loan prior to the closing.

        NLIC entered into a lease agreement dated February 1, 2002 with Washington Partners, Ltd., which is controlled by The C. Clifton Robinson Intervivos Irrevocable Asset Trust. Gordon Robinson is the trustee of the trust. Monthly lease payments are $3,500 with fiscal year 2005 lease payments totaling $40,425. In addition, NLIC paid $1,579 in pro-rata operating expenses to Washington Partners, Ltd. during fiscal year 2005. The term of the lease is 42 months with two renewal options. The first renewal option is for a six-month term, and the second renewal option is for a one-year term. The lease is currently in its second renewal term and expires January 31, 2007. We anticipate that certain terms of this lease will be amended prior to the closing.

        NLIC entered into a lease agreement dated January 1, 2005 with Specialty Property, Ltd. The term of the lease is five years and expires December 31, 2009. Monthly lease payments are $40,408 with fiscal year 2005 lease payments totaling $451,854. In addition, NLIC paid $20,840 in pro-rata operating expenses to Specialty Property, Ltd. during fiscal year 2005. We anticipate that certain terms of this lease will be amended prior to closing

        In addition, NLASCO will enter into certain employment agreements prior to closing. See "The NLASCO Agreement and Related Agreements—Employment Agreements."

SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected historical financial information for ARC and NLASCO. The historical results presented are not necessarily indicative of future results and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this Proxy Statement or incorporated by reference.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
Revenue
Rental income	$103,040	$93,342	$191,558	$171,557	$116,629	$85,120	$29,853
Sales of manufactured homes	5,666	23,854	39,331	14,224	21,965	31,942	—
Utility and other income	12,867	10,190	22,256	17,682	14,081	10,838	1,831
Net consumer finance interest income	424	—	—	—	—	—	—

Total revenue	121,997	127,386	253,145	203,463	152,675	127,900	31,684

Expenses
Property operations	32,754	36,418	76,000	67,950	40,516	30,562	8,701
Real estate taxes	10,168	8,037	16,361	15,127	9,485	6,068	1,868
Cost of manufactured homes sold	4,874	22,050	37,105	17,301	18,623	25,826	—
Retail home sales, finance and insurance	4,821	7,075	18,072	8,187	7,208	8,597	—
Property management	3,178	4,513	9,781	7,127	5,527	4,105	2,491
General and administrative	9,412	11,883	27,634	29,372	17,001	13,088	9,047
Initial public offering related costs	—	—	—	4,417	—	—	—
Early termination of debt	—	—	—	16,685	—	—	—
Depreciation and amortization	43,415	35,082	77,859	61,086	39,857	34,531	13,015
Real estate and retail home asset impairment	—	—	21,822	3,358	1,385	13,557	—
Goodwill impairment	—	—	78,783	863	—	—	—
Loss on sale of airplane	541	—	—	—	—	—	—
Net consumer finance interest expense	—	650	525	1,319	—	—	—
Interest expense	39,605	32,742	72,569	58,357	58,726	41,765	12,992

Total expenses	148,768	158,450	436,511	291,149	198,328	178,099	48,114

Interest income	(871)	(641)	(2,267)	(1,611)	(1,434)	(1,390)	(2,871)

Loss before allocation to minority interest	(25,900)	(30,423)	(181,099)	(86,075)	(44,219)	(48,809)	(13,559)
Minority interest	562	1,172	7,313	5,557	6,110	6,552	13

Loss from continuing operations	(25,338)	(29,251)	(173,786)	(80,518)	(38,109)	(42,257)	(13,546)
Income (loss) from discontinued operations	2,309	1,039	(10,485)	3,078	948	1,724	429
Gain (loss) on sale of discontinued operations	25,909	(678)	(678)	(8,549)	3,333	—	—
Income tax expense on discontinued operations	(445)	—	—	—	—	—	—
Minority interest in discontinued operations	(979)	(19)	476	296	(592)	(301)	—

Net income (loss)	1,456	(28,909)	(184,473)	(85,693)	(34,420)	(40,834)	(13,117)
Preferred stock dividend	(5,156)	(5,156)	(10,312)	(8,966)	—	—	—

Net loss attributable to common stockholders	$(3,700)	$(34,065)	$(194,785)	$(94,659)	$(34,420)	$(40,834)	$(13,117)

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA (continued)
(in thousands, except per share amounts)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
Loss per share information:
Loss per share from continuing operations
Basic loss per share	$(0.74)	$(0.84)	$(4.50)	$(2.36)	$(2.25)	$(2.91)	$(1.49)

Diluted loss per share	$(0.74)	$(0.84)	$(4.50)	$(2.36)	$(2.25)	$(2.98)	$(1.50)

Income (loss) per share from discontinued operations
Basic income (loss) per share	$0.65	$0.01	$(0.26)	$(0.13)	$0.22	$0.10	$0.04

Diluted income (loss) per share	$0.65	$0.01	$(0.26)	$(0.13)	$0.22	$0.17	$0.05

Loss per share attributable to common stockholders
Basic loss per share	$(0.09)	$(0.83)	$(4.76)	$(2.49)	$(2.03)	$(2.81)	$(1.45)

Diluted loss per share	$(0.09)	$(0.83)	$(4.76)	$(2.49)	$(2.03)	$(2.81)	$(1.45)

Weighted average share/unit information:
Common shares outstanding	41,231	40,869	40,896	37,967	16,973	14,535	9,062
Common shares issuable upon exchange of OP units and PPUs outstanding	3,216	4,309	4,492	3,387	2,726	1,818	—

Diluted shares outstanding	44,447	45,178	45,388	41,354	19,699	16,353	9,062

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

		December 31,
	June 30, 2006
		2005	2004	2003	2002	2001
	(unaudited)
Rental and other property, net	$1,419,032	$1,454,689	$1,408,328	$797,817	$789,921	$291,561
Cash and cash equivalents	32,195	27,926	32,859	22,605	34,317	21,374
Loan reserves and restricted cash	45,283	42,110	38,340	50,098	54,738	10,108
Total assets	1,600,539	1,728,481	1,813,002	1,125,833	1,136,538	429,979
Notes payable	1,063,784	1,146,931	947,478	739,572	702,579	210,235
Total liabilities	1,128,862	1,252,484	1,097,296	817,849	788,617	271,143
Stockholders' equity	442,482	444,095	659,047	265,345	299,765	158,774

NLASCO, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME AND OTHER DATA
(in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)			(unaudited)
Revenue
Net premiums earned	$63,208	$55,686	$107,752	$92,289	$88,686	$61,711	$38,845
Net investment income	3,818	3,001	6,362	4,367	3,296	3,059	2,802
Other income	3,131	1,745	3,827	3,102	4,052	2,528	2,477

Total revenue	70,157	60,432	117,941	99,758	96,034	67,298	44,124

Expenses
Losses and loss adjustment expenses	29,913	19,823	48,569	42,998	46,462	32,669	22,386
Policy acquisition and other underwriting expenses	25,318	23,040	42,781	31,677	30,631	23,641	15,632

Total expenses	55,231	42,863	91,350	74,675	77,093	56,310	38,018

Income before income taxes	14,926	17,569	26,591	25,083	18,941	10,988	6,106
Provision for income taxes
Current	4,589	5,281	8,227	10,317	6,608	3,498	592
Deferred	(73)	851	987	(1,118)	(175)	434	1,962

Total income taxes	4,516	6,132	9,214	9,199	6,433	3,932	2,554

Net income	$10,410	$11,437	$17,377	$15,884	$12,508	$7,056	$3,552

Other data:
Loss and loss adjustment expense ratio (GAAP)	47.3%	38.5%	45.1%	46.6%	52.4%	52.9%	57.6%
Underwriting expense ratio (GAAP)	31.4%	33.6%	32.4%	28.6%	29.3%	33.1%	30.9%
Combined ratio (GAAP)	78.7%	72.1%	77.5%	75.2%	81.7%	86.1%	88.5%

Loss and loss adjustment expense ratio (GAAP) is the ratio (expressed as a percentage) of losses and loss adjustment expenses to net premiums earned. This is a basic measurement of underwriting profitability.

The underwriting expense ratio (GAAP) is the ratio (expressed as a percentage) of policy acquisition and other underwriting expenses, as adjusted, to net earned premiums. This is a measurement of management's relative efficiency in administering its operations. We adjust policy acquisition and other underwriting expenses by (a) other revenue that represents fee income and (b) interest expense included in underwriting expenses.

The combined ratio (GAAP) is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, an insurance company generally cannot be profitable without sufficient investment income.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

		December 31,
	June 30, 2006
		2005	2004	2003	2002	2001
	(unaudited)			(unaudited)
Investments	$132,079	$134,178	$121,432	$102,621	$63,147	$52,228
Cash and cash equivalents	40,136	29,068	17,961	7,338	10,146	5,929
Total assets	241,399	253,017	222,493	192,028	132,350	106,075
Loss and loss adjustment expenses	23,844	41,379	24,648	19,839	13,848	10,289
Unearned premiums	73,571	70,661	70,377	65,904	48,089	34,439
Notes payable	56,377	56,382	59,333	52,029	33,314	34,471
Total liabilities	161,586	182,007	167,439	153,012	105,570	86,533
Stockholders' equity	79,813	71,010	55,054	39,016	26,780	19,542

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial information of Affordable Residential Communities Inc. reflecting the proposed acquisition as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005 includes historical financial information contained within our filed Forms 8-K, 10-Q and 10-K, respectively, incorporated herein by reference.

        Our pro forma condensed consolidated balance sheet reflects adjustments to our historical financial data to give effect to (i) the NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on June 30, 2006.

        Our pro forma condensed consolidated statements of operations reflect adjustments to our historical financial data to give effect to (i) the NLASCO acquisition, (ii) the issuance of our common stock under the Flexpoint Agreement and (iii) the completion of our concurrent rights offering and the issuance of our common stock under the Investment Agreement and the resulting use of proceeds, as if each had occurred on January 1, 2005.

        We have based our unaudited pro forma adjustments upon available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

        You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Proxy Statement or incorporated by reference herein.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006
(in thousands)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)		Pro Forma
Assets
Rental and other property, net	$1,419,032	$808	$(491	)(f)	$1,419,349
Assets held for sale	28,814	—	—		28,814
Investments	—	132,079	(6,874 (62	)(d) )(h)	125,143
Cash and cash equivalents	32,195	40,136	100,000 16,350 (107,250 (3,500 (8,804 6,874 (5,600 491 (277	(a) (a) )(a) )(a) )(c) (d) )(e) (f) )(f)	70,615
Restricted cash	6,648	—	—		6,648
Tenant notes and other receivables, net	4,449	7,301	—		11,750
Premium and agents' balances	—	22,925	—		22,925
Notes receivable, net	32,485	—	—		32,485
Income taxes receivable	—	1,502	—		1,502
Loan origination costs, net	14,982	1,300	(1,300	)(k)	14,982
Loan reserves	38,635	—	—		38,635
Goodwill and other indefinite lived intangible asset	— —	13,827 —	7,347 3,000	(g) (o)	24,174
Finite lived intangible assets	9,259	—	14,100	(i)	23,359
Deferred income taxes	—	980	22,385	(j)	23,365
Deferred policy acquisition costs	—	17,707	(17,707	)(l)	—
Prepaid expenses and other assets	14,040	2,834	—		16,874

Total assets	$1,600,539	$241,399	$18,682		$1,860,620

Liabilities and Stockholders' Equity
Notes payable	$1,063,784	$50,777	$16,350 (277	(a) )(f)	$1,130,634
Related party notes payable	—	5,600	(5,600	)(e)	—
Liabilities related to assets held for sale	20,721	—	—		20,721
Loss and loss adjustment expenses	—	23,844	—	(m)	23,844
Unearned premiums	—	73,571	(20,869	)(n)	52,702
Accounts payable and accrued expenses	26,109	5,952	—		32,061
Dividends payable	1,903	—	—		1,903
Tenant deposits and other liabilities	16,345	1,842	—		18,187

Total liabilities	1,128,862	161,586	(10,396)		1,280,052

Minority interest	29,195	—	570	(p)	29,765
Stockholders' equity
Preferred stock	119,108	—	—		119,108
Common stock	413	—	134	(a)	547
Additional paid-in capital	793,868	18,010	(18,010 108,757 (570	)(b) (a) )(p)	902,055
Accumulated other comprehensive income	—	(2,028)	2,028	(b)	—
Less treasury stock at cost	—	(6,175)	6,175	(b)	—
Retained (deficit) earnings	(470,907)	70,006	(61,202 (8,804	)(b) )(c)	(470,907)

Total stockholders' equity	442,482	79,813	28,508		550,803

Total liabilities and stockholders' equity	$1,600,539	$241,399	$18,682		$1,860,620

(1)
Represents historical book value of NLASCO, the company being acquired by ARC, as of June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

			Shares
(a)	The purchase price of NLASCO calculated as follows:
	Cash paid from sale of newly issued ARC shares to Flexpoint Partners	$20,000	2,157
	Cash paid from sale of newly issued ARC shares in the Rights Offering	80,000	10,000

	Cash raised from sales of common stock	100,000	12,157
	Fair market value of newly issued ARC shares to Seller	12,391	1,219

	Total additional stockholders' equity	112,391	13,376

	Cash paid by ARC. ARC borrows funds under its Lease Receivables line of credit		5,750

	Total purchase price of NLASCO excluding transaction costs		118,141
	Cost of acquisition funded with cash of ARC		1,500

	Purchase price of NLASCO		$119,641

	Cost of stockholder's equity:	Par value of common stock	$134
		Additional paid-in capital	112,257

		Additional stockholders' equity	112,391
		Equity issuance cost	(3,500)

		Net additional stockholders' equity	$108,891

	Cash paid to purchase NLASCO:	Cash from sale of common stock	$100,000
		Cash from issuance of ARC debt	5,750
		Acquisition transaction cost	1,500

		Total	$107,250

	Additional ARC debt to fund the following cash needs:
		Cash paid to purchase NLASCO	$5,750
		Equity issuance cost	3,500
		Transaction costs of acquisition	1,500
		Repayment of related party notes payable	5,600

			$16,350

(b)	Elimination of the historical equity of NLASCO in connection with the purchase by ARC.
(c)	Cash distribution of current year earnings to seller in connection with the NLASCO agreement.
	NLASCO stockholder's equity at June 30, 2006		$79,813
	NLASCO minimum equity committed after acquisition		71,009

	NLASCO dividend to seller prior to acquisition		$8,804

(d)	Repayment of note receivable from an affiliate of the seller with cash.
(e)	Repayment of a note payable by NLASCO.
(f)	Represents two aircraft at historical cost that will not be acquired by ARC. Notes payable on one aircraft will be repaid.

(g)	Total purchase price and purchase price allocation:
	Total purchase price calculated as follows:
	Total cash and equity consideration including acquisition costs	$119,641
	Liabilities assumed approximating fair market value
	Notes payable assumed	50,500
	Loss and loss adjustment expenses liability assumed	23,844
	Unearned premiums assumed	52,702
	Accounts payable and other liabilities assumed	7,794

	Total purchase price of NLASCO including transaction costs and assumed liabilities	$254,481

	Purchase price allocated to:
	Tangible assets at historical cost, which approximates fair market value	$34,879
	Investments, cash and cash equivalents at fair market value	157,963
	Finite lived intangible assets	14,100
	Deferred income tax asset, net	23,365

	Purchase price allocated to identifiable assets excluding other indefinite lived intangibles	230,307
	Other indefinite lived intangibles	3,000
	Goodwill	21,174

	Subtotal goodwill and other indefinite lived intangibles	24,174

	Total assets acquired	$254,481

(h)	Adjustment of NLASCO's held-to-maturity investments to market value. Available for sale investments are already at fair value.
(i)	Value assigned to finite lived intangible assets as follows:
	Customer relationships amortized over 12 years	$5,700
	Agent relationships amortized over 13 years	3,600
	Trade name amortized over 15 years	3,300
	Software acquired amortized over five years	1,500

		$14,100

	We retained the services of a third party to assist us with the identification and valuation of the finite lived intangible assets as listed above.
(j)	Deferred income taxes on acquisition adjustments are as follows:
	Additional deferred tax liabilities on purchase adjustments, primarily related to intangible assets (excluding goodwill) and the fair value of the unearned premiums, partially offset by a reduction in deferred tax liabilities resulting from the elimination of deferred policy acquisition costs and loan origination costs.	$(7,560)
	Decrease in deferred tax asset valuation allowance as a result of the increase in the above deferred tax liabilities net of the deferred tax asset of NLASCO and projected taxable income of NLASCO following acquisition by a subsidiary of ARC that files a separate Federal tax return.	29,945

	Increase in deferred tax asset	$22,385

	Represents the increase in the deferred tax asset associated with the federal income tax NOL carryforwards due to the reduction of its valuation allowance. The Company has NOLs available for carryforward of approximately $350 million, of which approximately $92 million is related to the subsidiary that will acquire NLASCO that files a separate return from ARC. We expect to be able to use approximately $58 million of these net operating losses during the carryover period based on our internally prepared operating results. We have used the reduction in the valuation allowance of the Company to reduce goodwill resulting from the acquisition in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(k)	Elimination of loan origination costs classified in other assets.
(l)	Elimination of deferred policy acquisition costs of the subsidiaries of NLASCO.

(m)	NLASCO expects to pay substantially all its loss and loss adjustment expenses within one year in accordance with its past practices. As a result we have not adjusted or otherwise discounted the future payments in determining fair value as such adjustment would be immaterial. This reserve is subject to a cash adjustment between the Company and NLASCO after a 36-month period pursuant to the reserve adjustment provisions of the NLASCO Agreement.
(n)	Represents the adjustment to the fair value of the unearned premiums. We retained the services of a third party to assist with this valuation.
(o)	The value of state insurance licenses with indefinite life at $100 thousand per state for 30 states.
(p)	Represents the reclassification adjustment to minority interest from stockholders' equity resulting from a decrease in the limited partners' ownership percentage from 3.5% to 2.8%, calculated on the pro forma common equity, including the effect of the change in conversion factor resulting from the rights offering.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(in thousands, except per share amounts)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)			Pro Forma
Revenue
Rental income	$103,040	$—	$			$103,040
Net premiums earned	—	63,208		—	(f)	63,208
Sales of manufactured homes	5,666	—				5,666
Utility and other income	12,867	3,131				15,998
Net investment income	—	3,818		(172	)(e)	3,646
Net consumer finance interest income	424	—				424

Total revenue	121,997	70,157		(172)		191,982
Expenses
Property operations	32,754	—				32,754
Real estate taxes	10,168	—				10,168
Losses and loss adjustment expenses	—	29,913				29,913
Cost of manufactured homes sold	4,874	—				4,874
Retail home sales, finance and insurance	4,821	—				4,821
Property management	3,178	—				3,178
General and administrative	9,412	22,987		—	(f)	32,399
Depreciation and amortization	43,415	—		956	(a)	44,371
Loss on sale of airplane	541	—				541
Interest expense	39,605	2,331		573	(b)	42,509

Total expenses	148,768	55,231		1,529		205,528

Interest income	(871)	—				(871)

Income (loss) before allocation to minority interest and provision for income taxes	(25,900)	14,926		(1,701)		(12,675)
Provision for income taxes	—	(4,516)		4,516 (4,589	(c) )(c)	(4,589)

Income (loss) before allocation to minority interest	(25,900)	10,410		(1,774)		(17,264)
Minority interest	562	—		(485	)(d)	77

Income (loss) from continuing operations	(25,338)	10,410		(2,259)		(17,187)
Preferred stock dividend	(5,156)	—				(5,156)

Net income (loss) attributable to common stockholders	$(30,494)	$10,410		$(2,259)		$(22,343)

Loss per share attributable to common stockholders
Basic loss per share	$(0.74)					$(0.41)

Diluted loss per share	$(0.74)					$(0.41)

Weighted average common shares outstanding	41,231			13,376		54,607

(1)
Represents historical operations of NLASCO, the company being acquired by ARC, for the six months ended June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)
Amortization of value assigned to finite lived intangible assets as follows:

	Intangible Value	Amortization
Customer relationships amortized on sum of the years method over 12 years in the first six months	$5,700	$439
Agent relationships amortized on sum of the years method over 13 years in the first six months	3,600	257
Trade name amortized over 15 years	3,300	110
Software acquired amortized over five years	1,500	150

	$14,100	$956

  (b)
  Interest expense adjustments calculated as follows

	Balance	Rate	Interest
ARC lease receivables line of credit increase	$16,350	9.50%	$777
NLASCO related party note payable repaid	(5,600)	7.00%	(196)
NLASCO notes repaid	(277)	5.95%	(8)

	$10,473		$573

  (c)
  Adjustment to income taxes as follows:

Elimination of income tax expense as follows: (a) current income tax is eliminated as a result of the pro forma utilization of the Company's NOL carryforwards; (b) deferred income taxes are eliminated as a result of the pro forma reduction of the Company's valuation allowance.	$4,516
Recognition of non-cash deferred income tax expense due to the utilization of the available NOL carryforwards.	$(4,589)
(d)	Represents minority interest at the pro forma 2.8% limited partner ownership applicable to fair value adjustments and net income of NLASCO.
(e)	Reduction in investment income due to assets sold before the closing of the acquisition	Investment	$6,874
		Rate	5.0%

			$172

  (f)
  No adjustment to net premiums earned and underwriting expenses included in general and administrative expense because the pro forma adjustments to unearned premiums and deferred policy acquisition costs will not have a continuing impact.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share amounts)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)			Pro Forma
Revenue
Rental income	$191,558	$—	$			$191,558
Net premiums earned	—	107,752		—	(f)	107,752
Sales of manufactured homes	39,331	—				39,331
Utility and other income	22,256	3,827				26,083
Net investment income	—	6,362		(344	)(e)	6,018

Total revenue	253,145	117,941		(344)		370,742
Expenses
Property operations	76,000	—				76,000
Real estate taxes	16,361	—				16,361
Losses and loss adjustment expenses	—	48,569				48,569
Cost of manufactured homes sold	37,105	—				37,105
Retail home sales, finance and insurance	18,072	—				18,072
Property management	9,781	—				9,781
General and administrative	27,634	38,760		—	(f)	66,394
Depreciation and amortization	77,859	—		1,911	(a)	79,770
Real estate and retail home asset impairment	21,822	—				21,822
Goodwill impairment	78,783	—				78,783
Net consumer finance interest expense	525	—				525
Interest expense	72,569	4,021		1,145	(b)	77,735

Total expenses	436,511	91,350		3,056		530,917

Interest income	(2,267)	—				(2,267)

Income (loss) before allocation to minority interest and provision for income taxes	(181,099)	26,591		(3,400)		(157,908)
Provision for income taxes	—	(9,214)		9,214 (8,227	(c) )(c)	(8,227)

Income (loss) before allocation to minority interest	(181,099)	17,377		(2,413)		(166,135)
Minority interest	7,313	—		(3,474	)(d)	3,839

Income (loss) from continuing operations	(173,786)	17,377		(5,887)		(162,296)
Preferred stock dividend	(10,312)	—				(10,312)

Net income (loss) attributable to common stockholders	$(184,098)	$17,377		$(5,887)		$(172,608)

Loss per share attributable to common stockholders
Basic loss per share	$(4.50)					$(3.18)

Diluted loss per share	$(4.50)					$(3.18)

Weighted average common shares outstanding	40,896			13,376		54,272

(1)
Represents historical operations of NLASCO, the company being acquired by ARC, for the year ended December 31, 2005.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)
Amortization of value assigned to finite lived intangible assets as follows:

	Intangible Value	Amortization
Customer relationships amortized on sum of the years method over 12 years in the first year	$5,700	$877
Agent relationships amortized on sum of the years method over 13 years in the first year	3,600	514
Trade name amortized over 15 years	3,300	220
Software acquired amortized over five years	1,500	300

	$14,100	$1,911

  (b)
  Interest expense adjustments calculated as follows

	Balance	Rate	Interest
ARC lease receivables line of credit increase	$16,350	9.50%	$1,553
NLASCO related party note payable repaid	(5,600)	7.00%	(392)
NLASCO notes repaid	(277)	5.95%	(16)

	$10,473		$1,145

  (c)
  Adjustment to income taxes as follows:

Elimination of income tax expense as follows: (a) current income tax is eliminated as a result of the pro forma utilization of the Company's NOL carryforwards; (b) deferred income taxes are eliminated as a result of the pro forma reduction of the Company's valuation allowance.	$9,214
Recognition of non-cash deferred income tax expense due to the utilization of the available NOL carryforwards.	$(8,227)
  (d)
  Represents minority interest at the pro forma 2.8% limited partner ownership applicable to fair value adjustments and net income of NLASCO.

(e)	Reduction in investment income due to assets sold before the closing of the acquisition	Investment	$6,874
		Rate	5.0%

			$344

  (f)
  No adjustment to net premiums earned and underwriting expenses included in general and administrative expense because the pro forma adjustments to unearned premiums and deferred policy acquisition costs will not have a continuing impact.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CAPITALIZATION
AS OF JUNE 30, 2006
(in thousands)

	Historical	NLASCO Acquisition Historical(1)	Purchase Transactions(2)		Pro Forma
Cash and cash equivalents	32,195	40,136	$100,000 16,350 (107,250 (3,500 (8,804 6,874 (5,600 491 (277	(a) (a) )(a) )(a) )(c) (d) )(e) (f) )(f)	70,615
Notes payable:
Senior fixed rate mortgage due 2012	$279,761	$—			$279,761
Senior fixed rate mortgage due 2014	194,169	—			194,169
Senior fixed rate mortgage due 2009	87,237	—			87,237
Various individual fixed rate mortgages due 2006 to 2031	135,829	—			135,829
Senior variable rate mortgage due 2007	116,757	—			116,757
Revolving credit mortgage facility due 2005	58,764	—			58,764
Trust preferred securities due 2035	25,780	—			25,780
Senior exchangeable notes due 2025	96,600	—			96,600
Consumer finance facility due 2008	19,345	—			19,345
Lease receivable facility due 2007	41,300	—	16,350	(a)	57,650
Floorplan line of credit due 2007	4,513	—			4,513
Variable rate note payable due April 2007	—	3,000			3,000
Variable rate surplus note payable due May 2033	—	10,000			10,000
Variable rate surplus note payable due September 2033	—	10,000			10,000
Variable rate surplus note payable due April 2034	—	7,500			7,500
Variable rate note payable due March 2035	—	20,000			20,000
Fixed rate secured note payable due January 2024	—	277	(277	)(f)	—
NLASCO related party notes payable	—	5,600	(5,600	)(e)	—
Other loans	3,729	—			3,729

Total debt	1,063,784	56,377	10,473		1,130,634
Minority interest	29,195	—	570	(g)	29,765
Stockholders' equity:
Preferred stock	119,108	—			119,108
Common stock	413	—	134	(a)	547
Additional paid-in capital	793,868	18,010	(18,010 108,757 (570	)(b) (a) )(g)	902,055
Accumulated other comprehensive income	—	(2,028)	2,028	(b)	—
Less treasury stock at cost	—	(6,175)	6,175	(b)	—
Retained (deficit) earnings	(470,907)	70,006	(61,202 (8,804	)(b) )(c)	(470,907)

Total stockholders' equity	442,482	79,813	28,508		550,803

Total capitalization	$1,535,461	$136,190	$39,551		$1,711,202

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
NOTES TO CAPITALIZATION
AS OF JUNE 30, 2006
(in thousands)

(1)
Represents historical book value of NLASCO, the company being acquired by ARC, as of June 30, 2006.

(2)
Represents the purchase of NLASCO and other transactions to occur prior to or contemporaneously with the acquisition as follows:

(a)	The purchase price of NLASCO calculated as follows:
		Cash paid from sale of newly issued ARC shares to Flexpoint Partners	$20,000
		Cash paid from sale of newly issued ARC shares in the Rights Offering	80,000

		Cash raised from sales of common stock	100,000
		Fair market value of newly issued ARC shares to sellers	12,391

		Total additional stockholders' equity	112,391
		Cash paid by ARC. ARC borrows funds under its Lease Receivables line of credit	5,750

		Total purchase price of NLASCO excluding transaction costs	118,141
		Cost of acquisition funded with cash of ARC	1,500

		Purchase price of NLASCO excluding transaction costs of common stock issuance	$119,641

	Cost of stockholder's equity:	Par value of common stock	$134
		Additional paid-in capital	112,257

		Additional stockholders' equity	112,391
		Equity issuance cost	(3,500)

		Net additional stockholders' equity	$108,891

	Cash paid to purchase NLASCO:	Cash from sale of common stock	$100,000
		Cash from issuance of ARC debt	5,750
		Acquisition transaction cost	1,500

		Total	$107,250

		Additional ARC debt to fund the following cash needs:
		Cash paid to purchase NLASCO	$5,750
		Equity issuance cost	3,500
		Transaction costs of acquisition	1,500
		Repayment of related party notes payable	5,600

			$16,350

(b)	Elimination of the historical equity of NLASCO in connection with the purchase by ARC.
(c)	Cash distribution of current year earnings to sellers in connection with the NLASCO agreement.
		NLASCO stockholder's equity at June 30, 2006	$79,813
		NLASCO minimum equity committed after acquisition	71,009

		NLASCO dividend to sellers prior to acquisition	$8,804

(d)	Repayment of note receivable from an affiliate of the sellers with cash.
(e)	Repayment of a note payable by NLASCO.
(f)	Represents two aircraft at historical cost that will not be acquired by ARC. Notes payable on one aircraft will be repaid.
(g)	Represents the reclassification adjustment to minority interest from stockholders' equity resulting from a decrease in the limited partners' ownership percentage from 3.5% to 2.8%, calculated on the pro forma common equity, including the effect of the change in conversion factor resulting from the rights offering.

INFORMATION ABOUT THE RIGHTS OFFERING

Description of the Rights Offering

        We will raise a portion of the cash consideration for the acquisition of NLASCO through a rights offering. In the rights offering, we will distribute to each holder of record of our common stock as of the close of business on the rights offering record date, at no charge, one non-transferable subscription right for each share of common stock they own. The subscription rights will be evidenced by non-transferable rights certificates. Each subscription right carries with it a subscription privilege entitling its holder to purchase 0.242 shares of our common stock at the subscription price of $8.00 per share. Holders of subscription rights are not required to exercise any or all of their rights, and we will not issue any fractional shares in the rights offering.

        Pursuant to the Investment Agreement, Gerald J. Ford, one of our directors and beneficial owner of approximately 17.6% of our outstanding common stock, and ARC Diamond, one of Mr. Ford's affiliates, have agreed to purchase the shares of our common stock that they would otherwise have been entitled to receive in the rights offering in a private placement directly from us and not to exercise the subscription rights that they receive in the rights offering to purchase 1,760,000 shares of our common stock. In addition, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning that it would purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares covered by rights distributed to Mr. Ford and ARC Diamond, at the same subscription price per share. As a result, if the issuance and sale of our common stock under the Investment Agreement is approved, we could issue up to 10,000,000 shares to Mr. Ford, ARC Diamond and Hunter's Glen/Ford. As a result of the foregoing commitments, we expect that if the rights offering is completed, we will receive the full proceeds contemplated by the rights offering.

        If, at any time prior to the closing date of the rights offering, the board of directors, in its sole discretion, determines that the rights offering and the related share issuance are no longer in the best interests of our stockholders, the rights offering and the related share issuance may be abandoned at any time before, during or after the Special Meeting and prior to the closing of the rights offering, without further action by our stockholders.

        The subscription price of the rights offering should not be considered an indication of the actual value of us or a share of our common stock. The subscription price was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the NLASCO acquisition; our business prospects; the need to offer shares of common stock at a price that would be attractive to our stockholders relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities markets and any difficulty in market conditions prevailing for the raising of equity capital; the likely cost of capital from other sources; historic and current trading prices for our common stock; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price will not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. After the date of this Proxy Statement, our common stock may trade at prices above or below the offering price and no change will be made to the cash subscription price of the rights offering solely by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

        The rights offering is conditioned upon the receipt of stockholder approval for the issuance and sale of our common stock under the Investment Agreement, which is more fully described in this Proxy

Statement under the heading "Information About The Investment Agreement." The rights offering is not conditioned upon the completion of the NLASCO acquisition or the approval of the issuance and sale of our common stock under the Flexpoint Agreement. Stockholders are not being asked to decide at this time whether or not to exercise their subscription rights in the rights offering. A vote in favor of the issuance and sale of our common stock under the Investment Agreement or any other proposal in this Proxy Statement will not obligate any stockholder to purchase shares of common stock in the rights offering.

Effect of the Rights Offering on our Common Stock

        Assuming that we issue all of the shares of common stock offered in the rights offering, approximately 51.3 million shares of our common stock will be issued and outstanding after its completion. If every subscription right were exercised, this would represent an increase of approximately 24% in the number of outstanding shares of common stock. Even though the rights will be offered on a one-for-one basis to each holder of our common stock, because Hunter's Glen/Ford has agreed to backstop the rights offering, the percentage of common stock owned by other stockholders as a group will decrease unless all of the other stockholders exercise in full the subscription rights they will receive.

        If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current common stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full but the issuance and sale of our common stock under the NLASCO Agreement and the Flexpoint Agreement are not completed, then Gerald J. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current common stockholders' ownership interest will decrease to approximately 66.4%.

Effect of the Rights Offering on our OP Units

        The rights offering will affect the terms of redemption of the OP's common partnership units, or OP Units, for shares of our common stock. Pursuant to the First Amended and Restated Agreement of Limited Partnership of the OP, each of the limited partners and certain transferees have the right, subject to the terms and conditions set forth in the partnership agreement, to require us to redeem all or a portion of the OP Units held by such limited partners and transferees in exchange for a cash amount equal to the value of the OP Units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, elect to acquire some or all of the tendered OP Units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit. Pursuant to the antidilution adjustments provided in the partnership agreement, if we distribute any rights to all holders of our common stock to subscribe for shares of our common stock at a price per share less than the market value of a share of our common stock on the record date for such distribution, then the exchange ratio with respect to the exchange of OP Units for shares of our common stock will be modified. Therefore, as a result of the distribution of the subscription rights in the rights offering, each holder of OP Units will receive 1.05 shares of our common stock per OP Unit tendered for redemption (assuming we elect to issue shares of our common stock in exchange for such tendered units).

Effect of the Rights Offering on the Exercise Price of our Warrants

        We currently have outstanding 806,362 warrants to purchase 806,362 shares of our common stock at an exercise price of $18.14 per share. The exercise price of the warrants and the number of shares purchasable upon exercise of the warrants are subject to adjustment in several circumstances including, among other things, the issue or sale of additional shares of our common stock without consideration or for consideration per share less than the greater of the then-current market price per share of our common stock and the exercise price per share in effect immediately prior to such issue or sale. As a result of the rights offering and the transactions contemplated by the Investment Agreement and the Flexpoint Agreement, the warrants will be exercisable for             shares of our common stock at an exercise price of $        per share.

Effect of the Rights Offering on our Senior Notes

        In August 2005, the OP issued $96,600,000 aggregate principal amount of 7 1/2% Senior Exchangeable Notes due 2025, referred to as the Notes. Holders of the Notes have the right to exchange, at any time on or prior to maturity or redemption any outstanding Notes into shares of our common stock at an exchange rate of                        shares of our common stock per $1,000 principal amount of Notes. The issuance to all holders of our common stock of rights entitling them to purchase our common stock at less than the current market price of our common stock has the effect of modifying the exchange ratio of the Notes into shares of our common stock. As a result of the rights offering, the exchange rate will be            shares of our common stock per $1,000 principal amount of Notes.

U.S. Federal Income Tax Treatment

        The following is a general discussion of certain U.S. Federal income tax consequences of the receipt of rights in the rights offering and the ownership, exercise and disposition of the rights to U.S. Holders, as defined below. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        This discussion does not address all aspects of U.S. Federal income taxation that may be applicable to specific holders in light of their particular circumstances or to holders subject to special treatment under the U.S. Federal income tax laws including, but not limited to, financial institutions, insurance companies, tax exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to U.S. Holders that hold our common stock as a capital asset. For purposes of this discussion, a "U.S. Holder" is a holder that is, for U.S. Federal income tax purposes,

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

  •
  an estate the income of which is subject to United States Federal income taxation regardless of its source; or

  •
  a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

        If a partnership (including any entity or arrangement treated as a partnership for United States Federal income tax purposes) holds our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock we urge you to consult your own tax advisor.

        You should consult your tax advisor as to the particular tax consequences of your receipt of rights in the rights offering and the ownership, exercise and disposition of the rights, including the applicability of any Federal estate or gift tax laws or any state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations relating thereto.

  Receipt of the Rights; Tax Basis and Holding Period

        You will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of rights in the rights offering and, except as provided below, the basis of the rights received by a U.S. Holder as a distribution with respect to such U.S. Holder's common stock will be zero. If either (i) the fair market value of the rights on the date that such rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which they are received or (ii) you elect, in your United States Federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such common stock to the rights, then upon exercise or transfer of the rights, a U.S. Holder's basis in the common stock with respect to which the rights are received will be allocated between the rights and such common stock in proportion to their respective fair market values on the date the rights are distributed.

        Your holding period for the rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

  Expiration of the Rights

        If you allow rights received in the rights offering to expire, you will not recognize any gain or loss. If you have any tax basis in the rights, the tax basis of the common stock owned by you with respect to which such rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the rights in the rights offering.

  Exercise of the Rights

        Generally, you should not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares of common stock acquired through exercise of the rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the rights, as described above. The holding period for shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

  Dividends on Shares of Common Stock

        Distributions, if any, made to U.S. Holders on shares of common stock acquired through the exercise of rights generally will be taxable as dividend income to the extent that the distributions are made out of our current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. Any distributions in excess of our current or accumulated earnings and profits will be treated first as a tax-free return of capital which reduces the U.S. Holder's tax basis in our common stock to the extent thereof, and thereafter as capital gain from the sale or exchange of our common stock. Under recently enacted legislation, "qualified dividend income" received by non-corporate holders of common stock is currently taxed at the capital gain rate, which is currently a maximum of

15%. The tax on "qualified dividend income" is currently scheduled to increase after 2010. Dividends that we pay with respect to common stock acquired through the exercise of rights generally will be qualified dividend income provided that (i) you are an individual, (ii) you hold such common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, and (iii) you meet certain other requirements.

  Sale of Shares of Common Stock

        You generally should recognize capital gain or loss upon the sale of common stock acquired through the exercise of rights in an amount equal to the difference between the amount realized and your tax basis in the common stock. The capital gain or loss should be long-term if your holding period in the shares of common stock is more than one year. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 15%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital loss is subject to substantial restrictions.

  Information Reporting and Backup Withholding

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of rights. Withholding generally applies only if you (i) fail to furnish your social security or other taxpayer identification number, or TIN, (ii) furnish an incorrect TIN, (iii) fail to report dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your Federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

INFORMATION ABOUT THE INVESTMENT AGREEMENT

Introduction

        The following summary describes material provisions of the Investment Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the Investment Agreement, which is attached to this Proxy Statement as Appendix C and incorporated into this Proxy Statement by reference. We urge you to read carefully the Investment Agreement in its entirety because this summary may not contain all the information about the Investment Agreement that is important to you.

        On October 13, 2006, we entered into an Investment Agreement with Gerald J. Ford, one of our directors and the beneficial owner of approximately 17.6% of our common stock, ARC Diamond and Hunter's Glen/Ford, pursuant to which Mr. Ford and ARC Diamond, who are currently ARC stockholders, have agreed not to exercise their subscription rights to purchase 1,760,000 shares of our common stock that they will receive in the rights offering. Instead, pursuant to the Investment Agreement, Mr. Ford and ARC Diamond have agreed to purchase the shares of our common stock that they otherwise would have been entitled to receive in the rights offering in a private placement directly from us. In addition, Hunter's Glen/Ford has agreed to backstop the rights offering, meaning it would purchase all shares of common stock that remain unsubscribed for in the rights offering, other than shares with respect to rights distributed to Mr. Ford and ARC Diamond.

Appraisal Rights

        Stockholders are not entitled to appraisal rights in connection with the issuance and sale of shares of our common stock under the Investment Agreement.

Vote Required

        The affirmative vote of a majority of the votes cast is required for approval of the issuance and sale of shares of common stock under the Investment Agreement (assuming that a quorum is present).

Reason and Purpose for the Proposed Sale

        The ARC board has approved the NLASCO acquisition and believes it to be in the best interests of the Company. Since the NLASCO acquisition does not contain a financing condition in favor of ARC, ARC could be subject to liability if it is unable to obtain financing for the NLASCO acquisition, or could be required to obtain such financing on terms that it considers unfavorable. The board has determined that the rights offering is the best alternative to obtain a major component of the required cash financing for the NLASCO acquisition, and views the Investment Agreement, including its backstop component, as crucial to ensuring that ARC receives the full proceeds contemplated by the rights offering.

Description of the Investment Agreement

        ARC, Gerald J. Ford, ARC Diamond and Hunter's Glen/Ford have entered into an Investment Agreement pursuant to which:

  •
  Mr. Ford and ARC Diamond agreed to purchase in a private placement 1,760,000 shares of our common stock, representing the full number of shares of our common stock they would otherwise have been entitled to subscribe for in the rights offering at the same subscription per share;

  •
  Mr. Ford and ARC Diamond agreed not to exercise their rights in the rights offering; and

  •
  Hunter's Glen/Ford agreed to backstop the rights offering by purchasing in a private placement all of the shares of our common stock that are not otherwise subscribed for by holders other than Mr. Ford and ARC Diamond in the rights offering at the same subscription price per share.

Under the Investment Agreement, we have made representations and warranties relating to our organization, good standing, capitalization and other corporate matters, due authorization of the back stop agreement and the issuance of the rights in the offering. Mr. Ford, ARC Diamond and Hunter's Glen/Ford made similar representations relating to organization and corporate power, due authorization of the backstop agreement and the transactions contemplated thereby and their understanding of the investment risks associated with the rights to be purchased pursuant to the backstop agreement. Each party's obligation to consummate the transactions contemplated by the Investment Agreement is subject to certain conditions, including, without limitation, the obtaining of all necessary third party consents, effectiveness of the registration statement, no legal or judicial barriers to the rights offering, the listing of the common stock underlying the rights on the NYSE, and the other party's representations and warranties therein being true and correct as of the closing date. The Investment Agreement may be terminated at any time by either party (1) by mutual written consent of the parties, (2) if any governmental entity has issued any suit or action challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by the backstop agreement; (3) if the NLASCO Agreement is terminated in accordance with its terms, (4) by us, if Mr. Ford, ARC Diamond or Hunter's Glen/Ford breaches in any material respect any of its representations, warranties or covenants and (5) by Hunter's Glen/Ford, ARC Diamond or Mr. Ford, if we breach in any material respect any of our representations, warranties or covenants. The Investment Agreement also includes customary indemnification provisions.

Interests of Certain Persons in the Investment Agreement

        Other than the Investment Agreement and the Flexpoint Agreement, our directors and executive officers do not have any interests in the Investment Agreement that differ from those of our other stockholders.

Letter Agreement/Charter Restriction

        On May 20, 2005, ARC and Mr. Ford entered into a letter agreement providing that Mr. Ford may beneficially own no more than 19.9% of our common stock or voting power. If the issuance and sale of our common stock under the Investment Agreement is approved by our stockholders, then ARC intends to terminate the letter agreement if the charter amendment is approved or amend the letter agreement if the charter amendment is not approved, in either case to allow Mr. Ford to own the amount of ARC common stock contemplated by the Investment Agreement.

        In addition, if the charter amendment is approved by our stockholders, then the charter will restrict transfers of our common stock by Gerald J. Ford or his affiliates or associates if the transfer would result in Mr. Ford and his affiliates and associates becoming the beneficial owner of more than 21% of the shares of common stock then outstanding unless the transfer receives the written approval of the board, prospectively or retroactively. The board intends to so approve the acquisition by Mr. Ford of shares of our common stock under the Investment Agreement, to the extent actually acquired.

Effects of the Sale of Stock

        Pursuant to the Investment Agreement, we will issue and sell 1,760,000 shares of our common stock to Mr. Ford and ARC Diamond, and we may issue up to 8,240,000 shares of our common stock to Hunter's Glen/Ford under the backstop arrangement, depending on our other stockholders'

participation in the rights offering. The sale of common stock under the Investment Agreement will have a dilutive effect on the holders of our common stock and on the voting power of the holders of our special voting stock to the extent that we issue common stock to Hunter's Glen/Ford under the backstop arrangement. The issuance and sale of our common stock under the Investment Agreement is conditioned on the completion of the rights offering. If Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full and the transactions under the NLASCO Agreement and the Flexpoint Agreement are completed, then Mr. Ford's beneficial ownership interest in our common stock will increase to approximately 31.5% from approximately 17.6%, and the ownership interest of the remaining current common stockholders, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 62.3%. In the event that Mr. Ford and ARC Diamond purchase the shares of our common stock under the Investment Agreement, no stockholders exercise their subscription rights and Hunter's Glen/Ford backstops the rights offering in full but the transactions under the NLASCO Agreement and the Flexpoint Agreement are not completed, Mr. Ford's beneficial ownership interest in our common stock will increase to approximately 33.6%, and the remaining current common stockholders' ownership interest will decrease to approximately 66.4%.

Recommendation of the Board of Directors

        For the reasons described above, the Company's board of directors believes that the issuance and sale of our common stock under the Investment Agreement is in the best interests of the Company.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, WITH DIRECTORS FORD, WEBB AND STAFF ABSTAINING, THE ISSUANCE AND SALE OF OUR COMMON STOCK TO UNDER THE INVESTMENT AGREEMENT AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

INFORMATION ABOUT THE FLEXPOINT AGREEMENT

Introduction

        The following summary describes the material provisions of the Flexpoint Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the Flexpoint Agreement, which is attached to this Proxy Statement as Appendix D and incorporated into this Proxy Statement by reference. We urge you to read carefully the Flexpoint Agreement in its entirety because this summary may not contain all the information about the Flexpoint Agreement that is important to you.

        Flexpoint Partners assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the NLASCO Agreement on a non-compensated basis. The Company and Flexpoint have entered into the Flexpoint Agreement pursuant to which Flexpoint has agreed to purchase, and the Company has agreed to sell, 2,087,683 shares of our common stock at $9.58 per share, subject to certain anti-dilution adjustments per share, for total consideration of approximately $20 million. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on October 5, 2006. The Company has made certain typical representations, warranties and indemnities to Flexpoint under the Flexpoint Agreement. In addition, once the closing of the Flexpoint Agreement has occurred, Flexpoint Partners will have the right to appoint an observer to the Company's board of directors.

Appraisal Rights

        Stockholders are not entitled to appraisal rights in connection with the issuance and sale of our common stock to Flexpoint under the Flexpoint Agreement.

Vote Required

        The affirmative vote of a majority of the votes cast is required for the issuance and sale of our common stock to Flexpoint under the Flexpoint Agreement (assuming a quorum is present).

Reason and Purpose for the Proposed Sale

        Flexpoint Partners, the general partner of Flexpoint, assisted the Company in the sourcing, due diligence and negotiation of the NLASCO acquisition and the NLASCO Agreement on a non-compensated basis. Flexpoint Partners, is an equity investment firm based in Chicago, Illinois that focuses on the financial services and healthcare industries. Donald Edwards, the Managing Principal of Flexpoint Partners, is the former Chief Executive Officer of First Acceptance Corporation, a non-standard auto insurance company, and is experienced in insurance company operations and related matters. It is anticipated that Flexpoint Partners will continue to provide assistance to the Company regarding its insurance-related activities, as well as other activities, in the future. The proceeds realized from the sale of our common stock to Flexpoint will be used to pay a portion of the consideration for the NLASCO acquisition.

Description of the Flexpoint Agreement

        ARC and Flexpoint have entered into the Flexpoint Agreement. Under the terms of the Flexpoint Agreement, contingent upon the closing of our transaction with NLASCO, Flexpoint has agreed to purchase 2,087,683 shares of our common stock for $9.58 per share, subject to certain anti-dilution provisions, for aggregate proceeds of $20 million, as described below. The per share purchase price of $9.58 is based on the volume-weighted average sale price of ARC shares for the period September 21, 2006 to October 4, 2006, the ten day period immediately preceding our board of directors meeting on

October 5, 2006. Flexpoint's commitment to this purchase is conditioned upon the closing of our transaction with NLASCO and stockholder approval, as well as certain other conditions. The issuance and sale of our common stock under the Flexpoint Agreement is not conditioned on the completion of the rights offering. The Company will also reimburse Flexpoint Partners for its costs and expenses associated with the due diligence and negotiation of the NLASCO Agreement. Upon the purchase of this stock, Flexpoint also would be able to appoint an observer to ARC's board. The Flexpoint Agreement provides that if ARC issues any stock at a price per share less than the price Flexpoint has agreed to pay under the Flexpoint Agreement, the price per share Flexpoint will pay for our common stock and the number of shares of our common stock Flexpoint will receive under the Flexpoint Agreement will adjust to reflect such an issuance. If the Investment Agreement is approved and ARC completes the rights offering as planned, the price per share of our common stock to be paid by Flexpoint and the number of shares of our common stock Flexpoint will receive under the Flexpoint Agreement would be adjusted to 2,157,497 shares at $9.27 per share. Flexpoint will invest $20 million under the Flexpoint Agreement regardless of whether the anti-dilution provisions are triggered.

Interest of Certain Persons in the Flexpoint Agreement

        Gerald J. Ford, who is one of our directors and the beneficial owner of 17.6% of our common stock and who has entered into the Investment Agreement, also is a limited partner of Flexpoint Fund, L.P., having committed $50 million of funding to Flexpoint Fund, L.P.'s total committed funding of $225 million. As a limited partner of Flexpoint, Mr. Ford is pari passu with all other limited partners of Flexpoint and has no financial interest in, or management authority of, Flexpoint Partners, the general partner of Flexpoint. Upon the closing under the Flexpoint Agreement, Flexpoint will have the right to appoint an observer to ARC's board of directors. It is anticipated that Flexpoint Partners will continue to assist the Company in the future regarding the Company's insurance-related operations.

        Other than as described in this Proxy Statement, our directors and executive officers do not have any interests in the Flexpoint Agreement that differ from those of our other stockholders.

Effects of the Sale of Stock

        The sale of common stock to Flexpoint, if consummated, will have a dilutive effect on the holders of our common stock and will have a dilutive effect on the voting power of the holders of our special voting stock to the extent that shares of our common stock are issued to Flexpoint. The issuance and sale of our common stock under the Flexpoint Agreement is conditioned on the completion of the NLASCO acquisition, pursuant to which we will issue 1,218,880 shares of our common stock to C. Clifton Robinson in partial consideration for the NLASCO acquisition. In addition, we intend to conduct a rights offering and issue and sell shares of our common stock under the Investment Agreement to finance a portion of the cash purchase price for the NLASCO acquisition although the completion of the sale of our common stock under the Flexpoint Agreement is not conditioned on the completion of the rights offering. After giving effect to the issuance and sale of our common stock in the rights offering (and assuming pro rata exercise of our stockholders in the rights offering) and under the Investment Agreement and the issuance and sale of our common stock under the Flexpoint Agreement and the NLASCO Agreement, Flexpoint will beneficially own approximately 3.9% of our outstanding common stock, and the ownership interest of our other common stockholders, other than Mr. Ford and his affiliates, who currently own in the aggregate approximately 82.4% of our common stock, will decrease to approximately 77.4%.

Recommendation of the Board of Directors

        For the reasons described above, the Company's board of directors believes that the issuance and sale of our common stock to Flexpoint is in the best interests of the Company.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, WITH DIRECTORS FORD, WEBB AND STAFF ABSTAINING, THE ISSUANCE AND SALE OF OUR COMMON STOCK TO FLEXPOINT AND RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

INFORMATION ABOUT THE CHARTER AMENDMENT

Introduction

        The following summary describes the material provisions of the charter amendment. This summary is not complete and is qualified in its entirety by reference to the complete text of the charter amendment, which is attached to this Proxy Statement as Appendix E and incorporated into this Proxy Statement by reference. We urge you to read carefully the charter amendment in its entirety because this summary may not contain all the information about the charter amendment that is important to you.

        We have available NOLs to offset our future taxable income. NOLs benefit us by offsetting future taxable income, if any, dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to an alternative minimum tax) the U.S. Federal corporate income tax on such income. The benefit of the NOLs can be reduced or eliminated if we undergo an "ownership change." Generally, there is a change in ownership if, at any time, one or more 5% stockholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. Our board of directors believes the best interests of the Company and its stockholders will be served by adopting provisions, which we refer to in this Proxy Statement as the Acquisition Restrictions, in our charter that are designed to restrict direct and indirect acquisitions of our equity securities if such acquisition will affect the percentage of stock that is treated as owned by a 5% stockholder.

Vote Required

        The affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on the matter is required for approval of the proposed amendment to the charter. A properly executed proxy marked "abstain" with respect to the proposal will not be voted, although it will be counted for purposes of determining a quorum. Accordingly, abstentions will have the effect of a negative vote. Broker non-votes will also have the effect of a vote against the charter amendment.

Appraisal Rights

        Stockholders are not entitled to appraisal rights in connection with the amendment to the Company's charter to restrict certain acquisitions of the Company's equity securities in order to preserve the benefit of the Company's NOLs and to delete certain provisions which are no longer applicable to the Company as a result of the Company's revocation of its status as a REIT.

Background regarding Maryland Law

        The Acquisition Restrictions are expressly permitted under the Maryland General Corporation Law, or MGCL. Under the MGCL, a corporation may provide in its charter for restrictions on transferability or ownership of stock for any purpose. However, the Acquisition Restrictions will be ineffective against a person without knowledge of such restrictions unless the restrictions are noted conspicuously on the certificate representing the securities or, in the case of uncertificated securities, the registered owner is notified of the acquisition restrictions. Accordingly, if the Acquisition Restrictions are approved, all certificates representing newly issued shares of the Company's common stock, as well as certificates issued in connection with the transfer of such shares that are subject to the Acquisition Restrictions, will contain a full statement of the Acquisition Restrictions or state that the Company will furnish information about the Acquisition Restrictions to the stockholder on request and without charge. If such shares are uncertificated, the Company will send the stockholder a written statement of the information required on certificates.

Reason and Purpose of Acquisition Restrictions

        The Acquisition Restrictions are designed to restrict direct and indirect acquisitions of our common stock that could result in the imposition of limitations on our use, for U.S. Federal income tax purposes, of the NOLs and other tax attributes that are and will be available to us, as discussed more fully below.

Company's NOLs and Description of Section 382

        Effective with the revocation of ARC's REIT election, ARC is taxed as a corporation for U.S. Federal income tax purposes and its net income is subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. ARC has NOLs from prior years that are expected to offset substantially ARC's taxable income, if any. Therefore, the preservation of such NOLs is key to minimizing ARC's U.S. Federal income tax liability. U.S. Federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a "change in ownership." Generally, there is a change in ownership if, at any time, one or more 5% stockholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. The principal reasons for adopting the amendment to the Company's charter is to prevent investors from aggregating ownership in the Company and triggering just such a "change in ownership."

Description of Charter Amendment

        The following is a brief description of the amendment to the Company's charter. This description is qualified in its entirety by reference to the full text of the amendment, which is attached hereto as Appendix E. All stockholders are urged to read the full text of the amendment.

        The proposed charter amendment will generally prohibit any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition of shares of common stock of the Company or warrants, rights or options to purchase common stock of the Company or any other interests that would be treated as stock of the Company under the income tax regulations promulgated under the Internal Revenue Code, or Code, if as a result of such sale, transfer, assignment, conveyance, pledge or other disposition any person or group would beneficially own five percent or more of the market value of the total outstanding shares of common stock of the Company or the percentage of common stock of the Company owned by a five percent stockholder would be increased. Any attempted transfer in violation of the foregoing restrictions will be null and void unless the transferor or transferee obtains the written approval of the Company's board of directors. The restrictions will not apply to an attempted transfer of the Company's common stock by Gerald J. Ford or his affiliates or associates unless such transfer would result in Gerald J. Ford and his affiliates and associates becoming the beneficial owner of more than 21% of the shares of common stock then outstanding, although Gerald J. Ford and his affiliates and associates could become the beneficial owner of more than 21% of the shares of common stock then outstanding if the transfer receives the written approval of the board prospectively or retroactively. The board intends to so approve the acquisition by Mr. Ford of shares of our common stock under the Investment Agreement, to the extent actually acquired.

        No officer, director, employee or agent of the Company will record any purported transfer to the extent that such transfer is prohibited by the proposed charter amendment, and the purported transferee will not be entitled to any rights of stockholders of the Company with respect to the securities which are the subject of the prohibited transfer, including the right to vote such securities and to receive dividends or distributions, whether liquidating or otherwise, in respect of such securities.

        If the proposed charter amendment is approved and the Company's board of directors determines that a transfer would be prohibited, then, upon written demand by the Company, the purported transferee will transfer the securities which are the subject of the prohibited transfer, or cause such securities to be transferred, to an agent designated by the board. The agent will sell the securities to a buyer or buyers, which may include the Company, in one or more arm's-length transactions that comply with the proposed charter amendment. If the purported transferee has resold the securities before receiving the Company's demand to surrender them to the Company's agent, the purported transferee will be deemed to have sold the securities for the agent and will be required to transfer to the agent any distributions received with respect to such securities and any proceeds of the sale of such securities (except for any proceeds which the board of directors grants the purported transferee written permission to retain and which do not exceed the amount that the purported transferee would have received from the agent if the agent had resold such securities). The proceeds of the sale of any such securities will be applied first to the agent to cover its costs and expenses, second to the purported transferee, up to the lesser of the amount paid by the purported transferee for the securities or the fair market value of the securities at the time of the attempted transfer, and third to one or more charitable organizations selected by the Company's board of directors. In no event will the proceeds of the sale of such securities inure to the benefit of the Company.

        The proposed charter amendment will require any person who acquires or attempts to acquire shares of common stock of the Company or warrants, rights or options to purchase common stock of the Company or any other interests that would be treated as stock of the Company under the income tax regulations in violation of the Acquisition Restrictions described above to immediately give written notice to the Company of such event and to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the benefit of its NOLs.

        If the proposed charter amendment is approved, all certificates representing newly issued shares of the Company's stock as well as certificates issued in connection with the transfer of shares that are subject to the foregoing restrictions will bear a conspicuous legend summarizing such restrictions.

        In addition to establishing the Acquisition Restrictions, the proposed charter amendment will delete the provisions relating to the maintenance of the Company's status as a REIT, which automatically ceased to be effective on the date that the Company's board of directors determined it was no longer in the Company's best interests to continue to qualify as a REIT. Such provisions contained certain limitations on ownership of the Company's stock in order to maintain the Company's REIT qualification, and lapsed in accordance with their terms on March 2, 2006, the day the Company's board of directors determined that it was in the best interests of the Company to elect not to continue its status as a REIT beginning with the tax year ending December 31, 2006. The charter amendment will additionally delete the provision regarding the power of the board of directors with respect to the maintenance and revocation of the Company's REIT status, which is no longer applicable to the Company as a result of the board's determination described in the immediately preceding sentence.

Continued Risk of Ownership Change

        Despite the adoption of the Acquisition Restrictions, there still remains a risk that certain changes in relationships among stockholders or other events will cause an "ownership change" of the Company under Section 382 of the Code, or Section 382.

        We believe the Acquisition Restrictions are enforceable. The IRS has issued several private letter rulings in this area which indicate that, to the extent Acquisition Restrictions are enforceable and are enforced by a company, their terms will be respected for purposes of applying Section 382. However, private letter rulings issued by the IRS cannot be relied upon as legal precedent. There can be no assurance, therefore, that if acquisitions in violation of the Acquisition Restrictions are attempted, the

IRS will not assert that such acquisitions have U.S. Federal income tax significance notwithstanding the Acquisition Restrictions.

        As noted above, under Maryland law, the Acquisition Restrictions are not binding with respect to shares of common stock issued prior to the adoption of the Acquisition Restrictions unless the holder of such shares has actual knowledge of the Acquisition Restrictions, the Acquisition Restrictions are noted conspicuously on the certificate representing such shares, or, in the case of uncertificated shares, the registered owners are notified of the Acquisition Restrictions. Therefore, even if the Acquisition Restrictions are approved, we cannot assure you that all of the Acquisition Restrictions will be enforceable in Maryland courts.

Board Power to Waive or Modify Acquisition Restrictions

        The Acquisition Restrictions will not apply if the proposed transferor or transferee obtains the written approval of the Company's board of directors. The board of directors may grant or deny such approval in its sole discretion and may grant such approval prospectively or retroactively. As a condition to granting its approval, the board of directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the board that the transfer will not result in any limitation on the use of the benefit of the Company's NOLs.

Anti-Takeover Effects

        The Company's board of directors unanimously recommends that the Acquisition Restrictions be adopted for the reasons set forth in this Proxy Statement. You should be aware, however, that the Acquisition Restrictions may have anti-takeover effects because, subject to the limitations set forth above, they will restrict the ability of a person or entity or group from accumulating an aggregate of 5% or more of our common stock. Although the Acquisition Restrictions are designed as a protective measure to preserve and protect our NOLs, the Acquisition Restrictions may have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if such a transaction may be favorable to the interests of some or all of our stockholders. This might prevent our common stockholders from realizing an opportunity to sell all or a portion of their shares of our stock at higher than market prices. In addition, the Acquisition Restrictions may delay the assumption of control by a holder of a large block of common stock and the removal of incumbent directors and management, even if such removal may be beneficial to all of our stockholders.

        The Acquisition Restrictions are not in response to any effort that we are aware of to accumulate our common stock or to obtain control of the Company. Our board of directors considers the Acquisition Restrictions to be reasonable and in the best interests of the Company and its stockholders because the Acquisition Restrictions reduce certain of the risks that we will be unable to utilize our available NOLs. In the opinion of our board of directors, the fundamental importance to us and our stockholders of maintaining the availability of the NOLs is a more significant consideration than the indirect "anti-takeover" effect the Acquisition Restrictions may have.

        The anti-takeover effect should also be considered in light of other existing circumstances applicable to us, which could also have the effect of preventing a takeover. Pursuant to our charter, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of stock of any class or series that we have authority to issue. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a change of control or other transaction that might involve a premium price for holders of our common stock or otherwise be in the interests of our stockholders.

        Additionally, on July 11, 2006, the Company entered into a stockholder rights plan, or Rights Plan, that provides for a dividend distribution of one preferred share purchase right, or Right, for each outstanding share of the Company's common stock. Each Right will entitle its registered holder to purchase from the Company one one-thousandth of a share of the Company's preferred stock designated as Series B Junior Participating Preferred Stock at a price of $50.00 per one-one thousandth of a share, subject to adjustment. The Rights, if exercised, would cause substantial dilution to any person or group that attempts to acquire a significant interest in our common stock without advance approval from our board of directors and thus could make an acquisition of control of us more difficult, even if such acquisition may be in the best interests of us and our stockholders. The Rights Plan was adopted in order to preserve the benefit of the Company's NOLs, as more fully described above, until the charter amendment could be adopted. The Company's board of directors intends to terminate the Rights Plan if the charter amendment providing for the Acquisition Restrictions is approved.

Possible Effects on Liquidity

        The Acquisition Restrictions will restrict a stockholder's ability to acquire, directly or indirectly, additional common stock of ARC in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of such stockholder's stock is restricted as a result of the Acquisition Restrictions, and a stockholder's ownership of common stock may become subject to the Acquisition Restrictions upon the actions taken by certain related persons. If the Acquisition Restrictions are approved, we would impose a legend reflecting the Acquisition Restrictions on certificates representing newly issued or transferred shares of common stock or, in the case of uncertificated shares, notify the registered owners of the Acquisition Restrictions. These restrictions increase any risks associated with the ownership of our common stock and may also result in a decreased valuation of such stock due to the resulting restrictions on acquisition to persons directly or indirectly owning or seeking to acquire a significant block of our common stock.

Rights Plan

        On July 11, 2006, the Company announced that it had adopted a Stockholders Rights Plan as a means to preserve the use of previously accumulated NOLs. The Company has NOLs from prior years that are expected to offset substantially the Company's taxable income, if any. Therefore, preservation of such NOLs is a key to minimizing the Company's U.S. Federal income tax liability. U.S. Federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a "change in ownership." Generally, there is a change in ownership if, at any time, one or more 5% stockholders have aggregate increases in their ownership in the corporation of more than 50 percentage points looking back over the prior three year period. One of the principal reasons for adopting the Stockholders Rights Plan was to preserve the use of the NOLs by dissuading investors from aggregating ownership in the Company and triggering such a change in ownership. The Stockholders Rights Plan was designed to reduce the likelihood of a change in ownership by, among other things, discouraging any person or group from acquiring additional shares such that they would beneficially own 5% or more of the outstanding shares of the Company's common stock. The Stockholders Rights Plan was not adopted in response to any effort to acquire control of the Company, but rather as a means to preserve the benefit of the Company's NOLs.

        If the charter amendment is approved, our board intends to terminate our Stockholders Rights Plan and redeem without consideration the rights issued thereunder.

Recommendation of the Board of Directors

        For the reasons described above, the Company's board of directors believes that the amendment to restrict certain acquisitions of the Company's shares of common stock in order to preserve the benefit of the Company's NOLs for tax purposes and to delete certain provisions which are no longer applicable to the Company as a result of the Company's revocation of its status as a REIT is in the best interests of the Company and its stockholders.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE CHARTER AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

        We may ask our stockholders to vote on a proposal to adjourn or postpone the Special Meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the proposals in this Proxy Statement. We currently do not intend to propose adjournment or postponement at our Special Meeting if there are sufficient votes to approve all the proposals in this Proxy Statement. If the proposal to adjourn or postpone our Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast on the matter.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the NYSE under the symbol "ARC". Our common stock has no public trading history prior to February 12, 2004. The initial public offering price of our common stock on February 12, 2004 was $19.00 per share. On March 13, 2006, our common stock closed at $9.30 and there were 263 holders of record of the 41,251,887 outstanding shares of our common stock.

        Our Series A Cumulative Redeemable Preferred Stock is traded on the NYSE under the symbol "ARC-PA". Our Series A preferred stock has no public trading history prior to February 12, 2004. Our Series A preferred stock closed at $19.65 on March 13, 2006. At our IPO, the Company issued 5,000,000 shares of Series A preferred stock at an initial public offering price of $25.00 per share that have no stated par value and a liquidation preference of $25.00 per share, plus all accumulated, accrued and unpaid dividends.

        At December 31, 2005, we had outstanding 1,830,961 Operating Partnership Units, or OP Units, that were issued to various limited partners during our 2002 Reorganization and 705,688 Preferred Partnership Units, or PPUs, issued on June 30, 2004 as part of the D.A.M. portfolio acquisition. Each OP Unit outstanding is paired with 1.9268 shares of our special voting stock, each of which is referred to as a Paired Equity Unit, that allows each OP Unit holder to vote on matters as if it were a holder of our common stock. Each OP Unit is redeemable for cash, or at our election, one share of our common stock.

        On September 20, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend is payable on October 30, 2006 to stockholders of record on October 13, 2006.

        On June 8, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on July 28, 2006 to stockholders of record on July 14, 2006.

        On March 2, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on April 28, 2006 to stockholders of record on April 14, 2006.

        On December 14, 2005, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid January 30, 2006 to shareholders of record on January 13, 2006. As of December 31, 2005, we had accrued $1.7 million of the preferred stock dividend, representing the portion of the dividend earned by preferred stockholders through that date.

        On September 21, 2005, we elected to eliminate the quarterly dividend to our common stockholders and OP unitholders. Also on September 21, 2005, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid October 30, 2005 to stockholders of record on October 15, 2005.

        On May 23, 2005, we declared a quarterly dividend of $0.1875 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $8.1 million on July 15, 2005 to shareholders and unitholders of record on June 30, 2005. In addition, on May 23, 2005 we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid July 29, 2005 to stockholders of record on July 15, 2005.

        On March 16, 2005, we declared a quarterly dividend of $0.3125 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $13.5 million on April 15, 2005 to shareholders and unitholders of record on March 31, 2005. In addition, on March 16, 2005 we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable

Preferred Stock. We paid the preferred stock dividend of $2.6 million on April 29, 2005 to stockholders of record on April 15, 2005.

        On December 10, 2004, we declared a quarterly dividend of $0.3125 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $13.5 million on January 14, 2004 to shareholders of record on December 31, 2004. In addition, on December 10, 2004, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid January 31, 2004 to shareholders of record on January 15, 2004. As of December 31, 2004, we had accrued $1.7 million of the preferred stock dividend, representing the portion of the dividend earned by preferred stockholders through that date.

        On September 14, 2004, we declared a quarterly dividend of $0.3125 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $13.5 million on October 15, 2004 to shareholders of record on September 30, 2004. In addition, on September 14, 2004, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid October 29, 2004 to shareholders of record on October 15, 2004. As of September 30, 2004, we had accrued $1.7 million of the preferred stock dividend, representing the portion of the dividend earned by preferred stockholders through that date.

        On June 14, 2004, we declared a quarterly dividend of $0.3125 per share of common stock and OP Units. We paid the total common stock dividend of $13.6 million on July 15, 2004 to shareholders of record on June 30, 2004. In addition, on June 14, 2004 we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid July 30, 2004 to stockholders of record on July 15, 2004.

        On March 10, 2004, we declared a quarterly dividend of $0.1493 per share of common stock, prorated from February 18, 2004 to March 31, 2004. We paid the total common stock dividend of $6.5 million on April 15, 2004 to shareholders of record on March 31, 2004. In addition, on March 10, 2004 we declared a dividend of $0.4182 on each share of our Series A Cumulative Redeemable Preferred Stock, prorated from February 18, 2004 to April 30, 2004. We paid the preferred stock dividend of $2.1 million on April 30, 2004 to stockholders of record on April 15, 2004.

        From time to time we issue shares of our common stock in exchange for OP Units tendered to our Operating Partnership for redemption in accordance with the provisions of their respective agreements.

        The following table discloses the high and low stock prices per quarter for our common and preferred stock during the first nine months of 2006, and for the years 2005 and 2004:

	Common Stock	Series A Preferred Stock
1st Quarter 2004
High	$19.00	$26.85
Low	$18.10	$25.30
2nd Quarter 2004
High	$18.92	$26.45
Low	$14.33	$23.75
3rd Quarter 2004
High	$17.01	$26.75
Low	$14.10	$25.00
4th Quarter 2004
High	$15.12	$26.08
Low	$12.26	$24.50
1st Quarter 2005
High	$14.34	$26.65
Low	$11.77	$24.60
2nd Quarter 2005
High	$13.66	$25.50
Low	$11.90	$24.68
3rd Quarter 2005
High	$13.70	$26.05
Low	$9.63	$20.00
4th Quarter 2005
High	$10.29	$22.10
Low	$8.20	$18.50
1st Quarter 2006
High	$10.78	$22.00
Low	$8.83	$18.95
2nd Quarter 2006
High	$11.16	$22.85
Low	$8.90	$21.53
3rd Quarter 2006
High	$11.09	$24.24
Low	$9.25	$23.05

        As of September 30, 2006, we had approximately 806,000 warrants to purchase common stock outstanding with an exercise price of approximately $18.14 per share. In addition, as of September 30, 2006, we had issued approximately 1,227,000 shares of common stock and stock options under our 2003 Equity Incentive Plan, with approximately 905,000 additional shares authorized for issuance.

        The last reported sale price for our common stock on October 16, 2006 was $10.66 per share.

Comparative Per Share Information

        Certain historical and pro forma per share information with respect to the common stock of ARC is presented for comparison purposes in the table below.

	Book Value Per Share	Cash Dividends Declared Per Share	Diluted Income (Loss) Per Share from Continuing Operations
As of, and fiscal year ended December 31, 2005, Historical	$10.84	$0.50	$(4.50)
As of, and fiscal year ended December 31, 2005, Pro Forma(a)	N/A	$0.50	$(3.18)
As of, and six months ended June 30, 2006, Historical	$10.71	$—	$(0.74)
As of, and six months ended June 30, 2006, Pro Forma(a)	$10.07	$—	$(0.41)

(a)
Pro forma per share amounts include 1,218,880 shares of common stock issued in the NLASCO acquisition, 2,157,497 shares of common stock issued under the Flexpoint Agreement (assuming full anti-dilution), 8,240,000 shares of common stock issued in the rights offering and 1,760,000 shares of common stock issued under the Investment Agreement (assuming no shares are purchased under the backstop arrangement).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows, as of September 30, 2006, how many shares of our voting securities are owned by:

  •
  each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;

  •
  each director and each nominee for director;

  •
  each of the named executive officers; and

  •
  all of our directors, nominees for director and executive officers as a group.

        This table is based upon information supplied by named executive officers and directors and Schedules 13D and 13G and amendments thereto filed with the SEC. Except as otherwise indicated in the footnotes to this table, the stockholders and their percentage of ownership have been determined as of September 30, 2006 based upon the number of outstanding shares of our common stock on that date. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address
	Number(1)	Percentage(1)
5% Stockholders:
Atticus Management LLC(2) 152 West 57th Street, 45th Floor New York, NY 10019	2,475,800	5.8%
Barclays Global Investors, N.A. and affiliated entities(3) 45 Fremont Street San Francisco, CA 94105	2,454,865	5.7%
Farrallon Funds and affiliated entities(4) c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	4,552,000	10.6%
Franklin Resources, Inc.(5) One Franklin Parkway San Mateo, CA 94403-1906	2,172,200	5.1%
Morgan Stanley and affiliated entities(6) 1585 Broadway New York, NY 10036	2,092,472	4.9%
Perry Corp.(7) 767 Fifth Avenue New York, NY 10152	3,961,500	9.3%
Rockbay Capital Management, LP(8) 600 Fifth Avenue, 24th Floor New York, NY 10020	2,145,000	5.0%
Named Executive Officers and Directors:(9)
Rhodes R. Bobbitt	100,845	*
W. Joris Brinkerhoff	21,455	*
Charles R. Cummings	28,106	*
Gerald J. Ford(10)	7,269,738	17.0%
Scott L. Gesell(12)(14)	69,308	*
J. Markham Green(11)	130,155	*
James F. Kimsey(14)	30,257	*
Lawrence E. Kreider(13)(14)	25,000	*
James R. Staff	101,455	*
Carl B. Webb	51,938	*
Larry D. Willard(14)	31,004	*
All officers and directors as a group (11 persons)	7,859,261	18.4%

*
Less than one percent.

(1)
Calculations based on 41,329,705 shares of our common stock and 1,483,284 limited partnership common units outstanding as of September 30, 2006. In addition, amounts for each stockholder assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares of common stock issuable upon redemption of outstanding OP units, in each case, held by the stockholder, and amounts for all directors, and executive officers as a group assume the issuance of all such shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all such shares of common stock issuable upon redemption of outstanding OP units held by such directors and executive officers.

(2)
Represents 2,475,800 shares of common stock beneficially owned by Atticus Management LLC, whose managing member is Timothy R. Barakett, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Atticus Management LLC on February 14, 2006. Such Schedule 13G indicates that Atticus Capital, L.L.C. has sole dispositive and voting power over the shares which it owns, and that Timothy R. Barakett has shared dispositive and voting power over such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(3)
Represents 2,454,865 shares of common stock beneficially owned by Barclays Global Investors, N.A. and its affiliated entities ("Barclays"), as derived solely from information reported in Schedules 13G under the Exchange Act filed by Barclays with the SEC on February 14, 2005 and February 9, 2006. Such Schedules 13G indicates that Barclays has sole voting power over 2,313,228 of the shares and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(4)
Based solely on a Schedule 13G filed with the SEC on September 21, 2006, includes (i) 1,713,000 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 2,057,600 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 118,700 shares of common stock beneficially owned by Farallon Capital Institutional Partners, II L.P., (iv) 146,200 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 54,600 shares of common stock beneficially owned by Tinicum Partners, L.P., (vi) 262,890 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the "Farallon Funds"), and (vii) 199,010 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the "Management Company") and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the "Managed Account".

  The common stock reported by the Farallon Funds are owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it. The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the "Farallon General Partner"), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares. The Management Company, in its capacity as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares. In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Charles E. Ellwein, (iv) Richard B. Fried, (v) Monica R. Landry, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Rajiv A. Patel, (ix) Derek C. Schrier, (x) Thomas F. Steyer, (xi) Mark C. Wehrly and (xii) Jason E. Moment. Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(5)
Represents 2,172,200 shares of common stock beneficially owned by Franklin Resources, Inc. ("FRI") and its affiliated entities (collectively, "Franklin Resources"). The shares of common stock reported by Franklin Resources are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries (the "Adviser Subsidiaries") of FRI. Advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory, clients and may therefore be deemed to be the beneficial owners of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may therefore be deemed to be the beneficial owners of the shares. Each of FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any pecuniary or beneficial ownership interest in any of the shares. The foregoing is derived solely from information reported in a Schedule 13G under the Exchange Act filed by Franklin Resources with the SEC on February 8, 2006. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(6)
Represents 2,092,472 shares of common stock beneficially owned by Morgan Stanley and its affiliated entities ("Morgan Stanley"), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Morgan Stanley with the SEC on February 15, 2006. Such Schedule 13G indicates that Morgan Stanley has sole voting power and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(7)
Represents 3,961,500 shares of common stock beneficially owned by Perry Corp., whose president and sole stockholder is Richard C. Perry, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Perry Corp. on February 13, 2006. Such schedule 13G indicates that both Perry Corp. and Richard C. Perry have sole dispositive and voting power over these shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(8)
Represents 2,145,000 shares beneficially owned by Rockbay Capital Management, LP, a Delaware limited partnership, that serves as investment manager with respect to Rockbay Funds, as derived solely from information in a Schedule 13G filed with the SEC on September 28, 2006.

(9)
Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

(10)
Includes 7,267,800 shares of common stock beneficially owned by ARC Diamond. The general partner of ARC Diamond is ARC Diamond GP, Inc., and Mr. Ford is the sole shareholder of ARC Diamond GP, Inc. As a result, Mr. Ford may be deemed to beneficially own the shares of common stock owned by ARC Diamond. As of September 30, 2006, Mr. Ford also was the beneficial owner of 1,938 shares of common stock. Mr. Ford has sole voting power and sole dispositive power with respect to 7,269,738 of the shares of common stock reported herein, which represents 17.6% of the outstanding common stock and 17.0% of the outstanding voting securities.

(11)
Shares beneficially owned consist of 34,871 paired equity units exchangeable for cash or, at our election, an aggregate of 34,871 shares of our common stock and 93,929 shares of our common stock.

(12)
Shares owned includes 69,243 shares of our common stock, 6,000 of which are subject to restrictions and vest ratably over 3 years and 7.89 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $18.143 per share, with an expiration date of July 23, 2010, which are held by his wife, Betty Gesell, and for which he disclaims any beneficial ownership. This number also includes 51 shares of our common stock owned by his wife, Betty Gesell, for which he disclaims any beneficial ownership.

(13)
Shares owned include 10,000 shares of our common stock, 4,000 of which are subject to restrictions and vest ratably over 3 years.

(14)
On July 27, 2006, the compensation committee of the board of directors of the Company approved the grant of non-qualified stock option awards to purchase the common stock of the Company ("Options") pursuant to the Company's 2003 Equity Incentive Plan, to Messrs. Willard (granted Options to purchase up to 200,000 shares); Kimsey (granted Options to purchase up to 140,000 shares); Kreider (granted Options to purchase up to 80,000 shares); and Gesell (granted options to purchase up to 80,000 shares), in each case at an exercise price equal to the closing price of the common stock of the Company on the New York Stock Exchange on July 27, 2006, which was $10.74 per share. The Options have a term of ten years from the date of the award and vest ratably over a three-year period with the first third of the award amount vesting on the first anniversary of the award, the second third vesting on the second anniversary of the award, and the balance vesting on the third anniversary date of the award. Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change of control of the Company, in all cases as provided for in the stock option agreement (the "Agreement") entered into by and between each of the above-named recipients and the Company, and which governs the awards.

STOCKHOLDER PROPOSALS FOR 2007

        Stockholder proposals intended to be presented at our 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., local time, on January 1, 2007 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2007 Proxy Statement and proxy.

        In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act, the nomination or proposal must be received by us at our principal executive offices not before January 1, 2007 and not later than January 31, 2007; provided, however, that in the event that the date of mailing of the notice for the 2007 annual meeting is not within 30 days before or after May 1, 2007 notice by the stockholder in order to be timely must be received not later than the close of business on the ninetieth day prior to the date of mailing of the notice or the tenth day following the day on which public announcement of the date of mailing of the notice for the 2007 annual meeting is first made, whichever is later. Stockholders are advised to review our charter and Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our Corporate Secretary.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating into this Proxy Statement by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  our Quarterly Report on Form 10-Q filed May 10, 2006, for the quarterly period ended March 31, 2006;

  •
  our Quarterly Report on Form 10-Q filed August 4, 2006, for the quarterly period ended June 30, 2006;

  •
  our Current Reports on Form 8-K filed January 18, 2006, March 8, 2006, March 15, 2006, April 10, 2006, June 12, 2006, July 11, 2006, July 13, 2006, July 17, 2006, July 19, 2006, July 31, 2006, September 25, 2006, October 5, 2006, October 10, 2006 and October 16, 2006; and

  •
  the description of Affordable Residential Communities Inc.'s capital stock contained in its Registration Statement on Form 8-A (File No. 1-31987) filed February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

        You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet World Wide Web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Affordable Residential Communities Inc.
Attention: Corporate Secretary
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

OTHER MATTERS

        Our board knows of no other matters that have been submitted for consideration at the Special Meeting. If any other matters properly come before our stockholders at the Special Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

CONSOLIDATED FINANCIAL STATEMENTS OF NLASCO, INC.

AS OF DECEMBER 31, 2005 AND 2004 AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Independent Auditors' Report
Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Comprehensive Income
Consolidated Statements of Stockholder's Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
AS OF JUNE 30, 2006 AND DECEMBER 31, 2005 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (unaudited)
Consolidated Balance Sheets
Consolidated Statements of Income
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
FINANCIAL STATEMENT SCHEDULES
AS OF DECEMBER 31, 2005
Summary of Investments
Schedule of Real Estate and Accumulated Depreciation
Schedule of Mortgage Loans on Real Estate

INDEPENDENT AUDITORS' REPORT

The Stockholders
NLASCO, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of NLASCO, Inc. and Subsidiaries, or the Company, as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholder's equity and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

        Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information included on Schedules I through III is presented for purpose of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

        The accompanying statements of income, comprehensive income, changes in stockholder's equity and cash flows for the years ended December 31, 2004 and 2003, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Jaynes, Reitmeier, Boyd & Therrell, P.C.
Waco, Texas
April 7, 2006

NLASCO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	December 31,
	2005	2004
Assets
Investments
Fixed maturities
Available-for-sale securities, at fair value (amortized cost of $108,280 and $101,263)	$106,594	$101,536
Held-to-maturity securities, at amortized cost (fair value of $7,941 and $7,986)	7,892	7,700
Equity securities
Trading securities at fair value (cost of $492 and $—)	492	—
Available-for-sale securities, at fair value (cost of $11,034 and $10,241)	12,071	11,506
Mortgage loans on real estate	6,573	560
Other investments	556	130

Total investments	134,178	121,432
Cash and cash equivalents	29,068	17,961
Accrued investment income	1,123	1,119
Premium and agents' balances	21,819	22,028
Reinsurance recoverable on paid losses and other reinsurance receivables	23,096	11,590
Deferred policy acquisition costs	13,094	8,236
Prepaid reinsurance premiums	13,091	22,065
Deferred income taxes	187	755
Property and equipment, net of accumulated depreciation	882	1,859
Land and building held for sale, net of accumulated depreciation	1,066	—
Goodwill	13,827	13,827
Other assets	1,586	1,621

Total assets	$253,017	$222,493

Liabilities and Stockholder's Equity
Liabilities
Loss and loss adjustment expenses	$41,379	$24,648
Unearned premiums	70,661	70,377
Reinsurance funds withheld and balances payable	3,312	2,915
Accrued expenses	6,429	7,312
Income taxes payable	2,156	1,213
Notes payable	50,782	51,933
Note payable to related party	5,600	7,400
Other liabilities	1,688	1,641

Total liabilities	182,007	167,439

Commitments and contingencies
Stockholder's equity
Common stock, $0.01 par value; 3,000 shares authorized; 100 shares issued; 75 shares outstanding	—	—
Additional paid-in capital	18,010	18,010
Retained earnings	59,596	42,219
Accumulated other comprehensive income (loss):
Net unrealized holding losses on available-for-sale securities, net of income taxes	(421)	1,000
Less treasury stock, 25 shares, at cost	(6,175)	(6,175)

Total stockholder's equity	71,010	55,054

Total liabilities and stockholder's equity	$253,017	$222,493

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	Year Ended December 31,
	2005	2004	2003
		(unaudited)
Revenues
Premiums earned	$146,258	$139,834	$128,438
Premiums ceded	(38,506)	(47,545)	(39,752)

Net premiums earned	107,752	92,289	88,686
Net investment income	6,362	4,367	3,296
Net realized gains and losses on investments	363	15	1,357
Other	3,464	3,087	2,695

Total revenues	117,941	99,758	96,034

Expenses
Losses and loss adjustment expenses	48,569	42,998	46,462
Policy acquisition and other underwriting expenses	42,781	31,677	30,631

Total expenses	91,350	74,675	77,093

Income before income taxes	26,591	25,083	18,941

Provision for income taxes
Current	8,227	10,317	6,608
Deferred	987	(1,118)	(175)

Total income taxes	9,214	9,199	6,433

Net income	$17,377	$15,884	$12,508

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2005	2004	2003
		(unaudited)
Net income	$17,377	$15,884	$12,508
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on available-for-sale securities, net of income taxes of $687 in 2005	(1,276)	3	(318)
Reclassification adjustments for amounts included in net income, net of income taxes of $78 in 2005	(145)	—	—

Comprehensive income	$15,956	$15,887	$12,190

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(in thousands)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Retained Earnings	Treasury Stock
	Shares	Amount					Total
Balance at January 1, 2003 (unaudited)	75	$—	$18,010	$1,315	$13,827	$(5,975)	$27,177
Net income (unaudited)	—	—	—	—	12,508	—	12,508
Other comprehensive loss (unaudited)	—	—	—	(318)	—	—	(318)
Acquisition of common stock (unaudited)	—	—	—	—	—	(100)	(100)

Balance at December 31, 2003 (unaudited)	75	—	18,010	997	26,335	(6,075)	39,267
Net income (unaudited)	—	—	—	—	15,884	—	15,884
Other comprehensive gain (unaudited)	—	—	—	3	—	—	3
Acquisition of common stock (unaudited)	—	—	—	—	—	(100)	(100)

Balance at December 31, 2004	75	—	18,010	1,000	42,219	(6,175)	55,054
Net income	—	—	—	—	17,377	—	17,377
Other comprehensive loss	—	—	—	(1,421)	—	—	(1,421)

Balance at December 31, 2005	75	$—	$18,010	$(421)	$59,596	$(6,175)	$71,010

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004	2003
		(unaudited)
Cash flows from operating activities:
Net income	$17,377	$15,884	$12,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	831	990	846
Realized gains on disposal of property and equipment	(2)	—	—
Realized gains on sales of investments	(363)	(16)	(1,357)
Increase in trading securities	(492)	—	—
Increase in accrued interest and dividends	(4)	(20)	(303)
Decrease (increase) in premium and agents' balances	209	(3,177)	(4,397)
Decrease (increase) in reinsurance receivables	(2,531)	3,948	(17,275)
Decrease (increase) in deferred policy acquisition costs	(4,857)	(621)	751
Decrease (increase) in deferred income taxes	1,333	(1,474)	(176)
Decrease (increase) in other assets	34	(427)	(580)
Increase in unpaid losses and loss adjustment expenses	16,732	7,587	3,213
Increase in unearned premiums	284	4,473	17,815
Increase (decrease) in reinsurance funds withheld	397	(3,847)	3,552
Increase (decrease) in accrued expenses	(883)	15	3,111
Increase (decrease) in federal income taxes payable	942	(82)	473
Increase (decrease) in other liabilities	48	127	(370)

Net cash provided by operating activities	29,055	23,360	17,811

Cash flows from investing activities:
Purchases of available-for-sales securities	(37,442)	(51,064)	(60,947)
Proceeds from sales of available-for-sale securities	29,475	29,044	29,261
Purchases of held-to-maturity securities	(617)	(4,087)	(10,433)
Proceeds from maturities of held-to-maturity securities	620	7,212	3,565
Purchases of mortgage loan investments	(6,100)	—	(590)
Proceeds from repayment of mortgage loans	87	24	7
Purchases of other invested assets	(465)	(426)	—
Proceeds from sales of other invested assets	39	—	—
Purchases of equipment	(593)	(644)	(96)

Net cash used in investing activities	(14,996)	(19,941)	(39,233)

Cash flows from financing activities:
Principal payments on notes payable	(2,952)	(7,295)	(2,286)
Principal payments on notes payable to related parties	—	(13,200)	—
Proceeds from notes payable	—	27,800	20,000
Proceeds from notes payable to related parties	—	—	1,000
Purchase of treasury stock	—	(100)	(100)

Net cash (used in) provided by financing activities	(2,952)	7,205	18,614

Net increase (decrease) in cash and cash equivalents	11,107	10,624	(2,808)
Cash and cash equivalents at beginning of year	17,961	7,337	10,145

Cash and cash equivalents at end of year	$29,068	$17,961	$7,337

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

  Description of Business

        NLASCO, Inc. and Subsidiaries, collectively referred to as the Company, writes property and casualty insurance policies (principally homeowners, fire and allied lines) primarily in the states of Texas and Arizona through independent insurance agents.

        The Company has exposure to catastrophes, an inherent risk of the property and casualty insurance business, which have contributed to, and will continue to contribute to, material fluctuations in the Company's results of operations and financial position. The level of catastrophic loss and weather-related losses experienced in any year cannot be predicted and could be material to results of operations and financial position.

  Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

        The unaudited consolidated financial statements for each of the two years in the period ended December 31, 2004, reflect all adjustments that are necessary to fairly present the results of operations, changes in stockholder's equity and cash flows of the Company, and all such adjustments are of a normal and recurring nature.

  Principles of Consolidation

        The consolidated financial statements include the accounts of NLASCO, Inc. and its wholly-owned subsidiaries: National Group Corporation and its wholly-owned subsidiaries (Excalibur Financial Corporation, National Lloyds Insurance Company, NALICO General Agency, and NAGRUPCO, Ltd.); American Summit Insurance Company; J. E. Murphy Co., Inc.; J. E. Murphy Co., Inc. of Florida; and NLASCO Services, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions are important in determining the liability for losses and loss adjustment expenses; the balance of deferred policy acquisition costs; carrying amount of goodwill; and valuation allowances for receivables and deferred income tax assets. Actual results could differ from those estimates.

  Investment Securities

        Investment securities at December 31, 2005 and 2004 consisted of U. S. Government, mortgage-backed, corporate debt and equity securities. The Company classifies its fixed maturities in one of three categories: trading, available-for-sale or held-to-maturity; and its equity securities are classified as trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity debt securities are those securities in which the

Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of trading and available-for-sale securities are determined on a specific-identification basis.

        The Company regularly reviews its investment securities to assess whether the amortized cost is impaired and if impairment is other than temporary. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

  Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of money market mutual funds. Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

  Premium and Agents' Balances

        Premium and agents' balances include premiums written and not yet collected. The Company regularly evaluates premiums receivable and establishes valuation allowances as appropriate. At December 31, 2005, 2004 and 2003, the Company determined no valuation allowance was necessary.

  Mortgage Loans on Real Estate

        Mortgage loans on real estate are reported at unpaid principal balances, less an allowance for credit losses, if needed.

        The allowance for credit losses is the Company's best estimate of the amount of probable credit losses in the Company's existing notes. The allowance is determined on an individual note basis upon review of any note that has a payment past due for over sixty days. A note is considered impaired pursuant to FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. A note is impaired if it is probable that the Company will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. The Company does not accrue interest when a note is considered impaired. When ultimate collectibility of the principal balance of the impaired note is in doubt, all cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter. Impairment losses are charged against the allowance and increases in the allowance are charged to bad debt expense. Notes are written off against the allowance when all possible means of collection have been exhausted and the potential for recovery is considered remote.

  Deferred Policy Acquisition Costs

        Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Proceeds from reinsurance transactions that represent recovery of acquisition costs shall reduce applicable unamortized acquisition costs in such a manner that net acquisition costs are capitalized and charged to expense in proportion to net revenue recognized. Future investment income is considered in determining the recoverability of deferred acquisition costs. The Company regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. A premium deficiency and a corresponding charge to income is recognized if the sum of the expected loss and loss adjustment expenses, unamortized acquisition costs, and maintenance costs exceed related unearned premiums and anticipated investment income. At December 31, 2005 and 2004, there was no premium deficiency.

  Equipment and Building Held for Sale

        Equipment and building held for sale are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

  Treasury Stock

        Treasury stock purchases are recorded under the cost method, whereby the entire cost of the acquired stock is recorded as treasury stock.

  Goodwill

        Goodwill represents the excess of the cost over fair value of assets of businesses acquired. Goodwill is tested annually for impairment and is tested more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

   Losses and Loss Adjustment Expenses

        The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. The liability for losses and loss adjustment expenses has not been reduced for reinsurance recoverable.

  Premium Revenue Recognition

        Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

  Reinsurance

        In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured policy.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs charged to operations were $0.2 million in each of the years ended December 31, 2005 and 2004 and $0.3 million in 2003.

2.    Investments

        The amortized cost (actual cost for equity securities), gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 2005, 2004 and 2003 were as follows (in thousands):

	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
December 31, 2005:
Trading securities:
Equity securities	$492	$—	$—	$492

Available-for-sale securities:
Fixed maturities:
Government securities	45,668	106	(920)	44,854
Mortgage-backed securities	19,784	105	(234)	19,655
Corporate debt securities	42,828	29	(770)	42,085
Equity securities	11,034	1,073	(38)	12,071

	119,314	1,313	(1,962)	118,665

Held-to-maturity securities:
Fixed maturities:
Government securities	7,892	57	(8)	7,941

	$127,698	$1,370	$(1,970)	$127,098

	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
December 31, 2004:
Available-for-sale securities:
Fixed maturities:
Government securities	$40,706	$295	$(361)	$40,640
Mortgage-backed securities	20,144	142	(68)	20,218
Corporate debt securities	40,413	409	(144)	40,678
Equity securities	10,241	1,265	—	11,506

	111,504	2,111	(573)	113,042

Held-to-maturity securities:
Fixed maturities:
Government securities	7,700	300	(14)	7,986

	$119,204	$2,411	$(587)	$121,028

December 31, 2003 (unaudited):
Available-for-sale securities:
Fixed maturities:
Government securities	$44,649	$441	$(231)	$44,859
Mortgage-backed securities	2,215	71	—	2,286
Corporate debt securities	34,785	631	(71)	35,345
Equity securities	11,123	859	(225)	11,757

	92,772	2,002	(527)	94,247

Held-to-maturity securities:
Fixed maturities:
Government securities	7,732	561	—	8,293

	$100,504	$2,563	$(527)	$102,540

        Gross realized investment gains and losses for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

	Gross Gains	Gross Losses	Total
2005
Fixed maturities	$121	$(102)	$19
Equity securities	376	(32)	344

	$497	$(134)	$363

2004 (unaudited)
Fixed maturities	$76	$(135)	$(59)
Equity securities	276	(202)	74

	$352	$(337)	$15

2003 (unaudited)
Fixed maturities	$1,159	$(16)	$1,143
Equity securities	219	(5)	214

	$1,378	$(21)	$1,357

        Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The schedule of fixed maturities available for sale and held to maturity at December 31, 2005 by contractual maturity was as follows (in thousands):

	Amortized Cost	Fair Value
Available-for-sale fixed maturities:
Due within one year	$5,411	$5,373
Due after one year through five years	41,127	40,398
Due after six years through ten years	34,747	34,129
Due after ten years	7,211	7,039
Mortgage-backed securities	19,784	19,655

	$108,280	$106,594

	Amortized Cost	Fair Value
Held-to-maturity fixed maturities:
Due within one year	$4,655	$4,665
Due after one year through five years	2,107	2,129
Due after six years through ten years	719	725
Due after ten years	411	422

	$7,892	$7,941

        The following table shows the gross unrealized losses and fair value of the Company's fixed maturities and equity securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 (in thousands):

	Less Than 12 Months		12 Months or Greater
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturities:
Government securities	$25,438	$(375)	$18,161	$(545)
Mortgage-backed securities	6,168	(35)	4,153	(199)
Corporate debt securities	22,389	(438)	12,207	(333)
Equity securities	2,669	(37)	—	—

	$56,664	$(885)	$34,521	$(1,077)

        Government securities: The unrealized losses on the Company's investments in Government securities in 2005 were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

        Mortgage-backed securities: The unrealized losses on the Company's investments in mortgage-backed securities in 2005 were caused by interest rate increases. The contractual cash flows of the investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company's investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

        Corporate debt securities: The unrealized loss on the Company's investments in corporate debt in 2005 was primarily caused by interest rate increases. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

        Equity securities: The unrealized loss on the Company's investments in equity securities in 2005 was caused primarily by changes in the speculative value of the per share price of securities traded on public stock exchanges. Because the Company has the ability and intent to hold these investments until recovery of fair value, it does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

        Mortgage loans on real estate consist of four residential and commercial mortgages with interest rates between 5.75% and 7.25%. As of December 31, 2005 and 2004, none of the mortgages have payments past due and no allowance for credit losses was provided.

        Net investment income for the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands):

	2005	2004	2003
		(Unaudited)
Gross investment income:
Cash equivalents	$1,204	$231	$165
Fixed maturities	4,778	3,974	3,164
Mortgage loans	136	35	14
Equity securities	588	566	340

	6,706	4,806	3,683
Less investment expenses	(344)	(439)	(387)

Net investment income	$6,362	$4,367	$3,296

        At December 31, 2005, the Company had on deposit in custody for various State Insurance Departments investments with carrying values of approximately $8 million.

3.    Property and Equipment

        Equipment consists of the following at December 31, 2005 and 2004 (in thousands):

	2005	2004
Land	$—	$200
Buildings	—	1,000
Equipment	2,391	1,817

	2,391	3,017
Less accumulated depreciation	(1,509)	(1,158)

	$882	$1,859

        Depreciation expense charged to operations for the years ended December 31, 2005, 2004 and 2003 totaled $0.5 million, $0.5 million, and $0.3 million, respectively.

        As further explained in Note 4, the Company moved its Arizona operations to its home office in 2005.

4.    Land and Building Held for Sale

        During 2005, the Company moved its insurance operations located in Scottsdale, Arizona, to its home office in Waco, Texas, and placed the associated office building in Arizona for sale. Subsequent to December 31, 2005, the building was sold to an unaffiliated entity for $2.2 million. Following is a summary of the land and building held for sale at December 31, 2005 (in thousands):

Land	$200
Building	1,000

1,200
Less accumulated depreciation	(134)

$1,066

        Depreciation expense charged to operations for the year ended December 31, 2005 totaled $42,000.

5.    Policy Acquisition Expenses

        Policy acquisition expenses, primarily commissions, premium taxes and underwriting expenses related to issuing a policy are deferred and charged against income ratably over the terms of the related policies. The activity related to deferred policy acquisition costs and the related policy acquisition expenses amortized to expense at December 31, 2005, 2004, and 2003 are as follows (in thousands):

	2005	2004	2003
		(Unaudited)
Beginning deferred policy acquisition costs	$8,236	$7,615	$8,367
Acquisition costs deferred	25,839	20,082	19,034
Amortization charged to income	(20,981)	(19,461)	(19,786)

Ending deferred policy acquisition costs	$13,094	$8,236	$7,615

6.    Reinsurance Activity

        The Company limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risk. Substantial amounts of business are ceded, and these reinsurance contracts do not relieve the Company from its obligations to policyholders. Such reinsurance includes quota share, excess of loss, catastrophe, and other forms of reinsurance on essentially all property and casualty lines of insurance. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 2005, reinsurance receivables with a carrying value of approximately $16.7 million were associated with a single reinsurer.

        The effect of reinsurance on premiums written and earned for the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned
			(Unaudited)		(Unaudited)
Premiums from direct business	$146,542	$146,258	$145,724	$139,834	$144,788	$128,438
Reinsurance assumed	—	—	(3)	(3)	4,628	4,281
Reinsurance ceded	(29,532)	(38,506)	(47,446)	(47,542)	(55,419)	(44,033)

	$117,010	$107,752	$98,275	$92,289	$93,997	$88,686

        Recoveries pertaining to reinsurance contracts that are deducted from losses and loss adjustment expenses incurred during 2005, 2004 and 2003 are approximately $118.0 million, $20.4 million and $15.2 million, respectively.

7.    Notes Payable

        Notes payable at December 31, 2005 and 2004 consisted of the following (in thousands):

	December 31,
	2005	2004
Notes payable to a financial institution which bears interest equal to a base rate less 0.5% (5.75% at December 31, 2005); interest is due quarterly and principal is due at maturity in April 2006; secured by substantially all assets of the Company	$3,000	$4,143
Note payable to a financial institution, secured by equipment, which bears interest at 5.95%; principal and interest are due in equal monthly installments through January 2024	282	290
$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.10% (8.64% at December 31, 2005); interest is due quarterly and principal is due at maturity in May 2033; unsecured	10,000	10,000
$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (8.59% at December 31, 2005); interest is due quarterly and principal is due at maturity in September 2033; unsecured	10,000	10,000
$7.5 million surplus note payable to an unaffiliated company, issued by American Summit Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (8.59% at December 31, 2005); interest is due quarterly and principal is due at maturity in April 2034; unsecured	7,500	7,500
$20 million note payable to an unaffiliated company, which bears interest equal to the three-month LIBOR plus 3.40% (7.94% at December 31, 2005); interest is due quarterly and principal is due at maturity in March 2035; unsecured	20,000	20,000

	$50,782	$51,933

        The loan agreements relating to the notes payable contain various covenants pertaining to limitations on additional debt, dividends, and officer and director compensation, and minimum capital requirements. For 2005, the Company violated the covenants relating to limitations on officer and director compensation; however, the financial institution waived that requirement of the agreement for 2005.

        The surplus notes payable issued by National Lloyds Insurance Company are subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of National Lloyds Insurance Company exceeds $30 million.

        The surplus note payable issued by American Summit Insurance Company is subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of American Summit Insurance Company exceeds $15 million.

        Interest expense from notes payable charged to operations totaled $4.0 million and $2.5 million for 2005 and 2004, respectively, and is included in other underwriting expenses.

        The aggregate maturities of notes payable for each of the five years subsequent to December 31, 2005 are as follows (in thousands):

Year	Principal Amount Due
2006	$3,009
2007	9
2008	10
2009	10
2010	243

8.    Indebtedness to Related Parties

        Indebtedness to related parties at December 31, 2005 and 2004 consisted of the following (in thousands):

	December 31,
	2005	2004
$8 million note payable to an affiliated company which bears interest at the LIBOR rate plus 2% (6.26% at December 31, 2005); subordinated to all other notes payable; principal is due at maturity in February 2012; unsecured	$5,600	$6,400
Note payable to an affiliated individual which bears interest at 5.0%, subordinated to all other notes payable; principal is payable on demand, but if no demand is made, then due at maturity in March 2005; unsecured	—	1,000

	$5,600	$7,400

        Interest expense from indebtedness to related parties charged to operations totaled $0.4 million and $0.8 million for 2005 and 2004 (unaudited), respectively, and is included in other underwriting expenses.

9.    Liability for Unpaid Losses and Loss Adjustment Expenses

        An analysis of the liability for unpaid losses and loss adjustment expenses for December 31, 2005, 2004 and 2003 is as follows (in thousands):

	2005	2004	2003
		(Unaudited)
Balance at January 1	$24,648	$19,839	$15,034
Less reinsurance recoverables	(5,962)	(7,561)	(5,838)

Net balance at January 1	18,686	12,278	9,196

Incurred related to:
Current year	55,407	47,503	44,972
Prior years	(6,838)	(4,505)	1,490

Total incurred	48,569	42,998	46,462

Paid related to:
Current year	38,822	33,395	36,634
Prior years	4,487	3,195	6,746

Total paid	43,309	36,590	43,380

Net balance at December 31	23,946	18,686	12,278
Plus reinsurance recoverables	17,433	5,962	7,561

Balance at December 31	$41,379	$24,648	$19,839

        The liability for losses and loss adjustment expenses for prior years decreased as a result of changes in estimates of insured events from ongoing analysis of recent loss development trends and additional information regarding individual claims.

10.    Derivative Instrument

        The Company has an interest-rate-related derivative instrument with the affiliated company who is the creditor of the $5.6 million note payable to affiliate described in Note 8. The note payable to the affiliated company has a variable interest rate which exposes the Company to variability in interest payments due to changes in the interest rate. To limit the variability of a portion of its interest payments, the Company entered into an interest rate swap agreement to exchange its variable interest rate, pertaining to one-half of the principal amount of the note payable ($2.8 million as of December 31, 2005), for a fixed rate of 6.98%.

        The fair value of interest rate swaps designed as hedging instruments that effectively offset the variability of cash flows associated with variable interest rate, long-term debt obligations should be reported at fair value, with the changes in fair value reported in accumulated other comprehensive income or loss. The amounts should subsequently be reclassified into interest expense as yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. However, due to current market conditions and the proximity of the note's current variable interest rate to the agreement's fixed rate, the effects of the derivative instrument were determined to be immaterial to the consolidated financial statements taken as a whole and have not been reported in the accompanying consolidated financial statements.

11.    Income Taxes

        The Company's effective tax rate is different than what would be expected if the Federal statutory rate of 35% were applied to income before income taxes primarily because of non-deductible expenses and changes in the estimate for the prior year provision.

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 consisted of the following (in thousands):

	2005	2004
Deferred tax assets:
Unearned premiums, due to difference in allowable amount for tax purposes	$4,119	$3,379
Losses and loss adjustment expenses, due to discounting for tax purposes	717	1,072
Accrued interest to affiliated companies, due to deduction limited for tax purposes	523	518
Securities available for sale, due to recognition of unrealized losses for book purposes	227	96
Other	160	—

Total deferred tax assets	5,746	5,065
Deferred tax liabilities:
Securities available for sale, due to recognition of unrealized gains for book purposes	—	(538)
Deferred policy acquisition costs, due to recording for book purposes	(4,583)	(2,884)
Goodwill, due to amortization allowed for tax purposes	(728)	(557)
Loan origination costs, due to recording for book purposes	(189)	(272)
Other	(59)	(59)

Total deferred tax liabilities	(5,559)	(4,310)

Net deferred tax assets	$187	$755

        In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at

December 31, 2005. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if the estimates of future taxable income during the carryforward period are reduced.

12.    Statutory Net Income and Capital and Surplus

        The Company's insurance subsidiaries, which are domiciled in the State of Texas, prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Texas Department of Insurance, which Texas recognizes for determining solvency under Texas State Insurance Law. The Commissioner of the Texas Department of Insurance has the right to permit other practices that may deviate from prescribed practices. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in Texas. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

        The Company's insurance subsidiaries' statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance. Texas had adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices with certain differences which are not significant to the companies' statutory equity.

        In addition, the Commissioner of Texas Department of Insurance has the right to permit other specific practices that may deviate from prescribed practices. The Company's insurance subsidiaries have no such permitted statutory accounting practices.

        Following is a summary of statutory capital and surplus as of December 31, 2005, 2004 and 2003, and statutory net income for each of the three years ended December 31, 2005, 2004 and 2003 of each insurance subsidiary (in thousands):

	2005	2004	2003
	(unaudited)
National Lloyds Insurance Company:
Surplus	$81,136	$71,715	$60,010

Net income	$13,093	$13,154	$11,282

American Summit Insurance Company:
Capital and Surplus	$23,075	$22,263	$12,019

Net income	$1,438	$2,129	$2,145

13.    Capital and Dividend Restrictions

        The funding of the cash requirements (including debt service) of NLASCO, Inc. is primarily provided by cash dividends from the Company's wholly-owned insurance subsidiaries. Dividends paid by the insurance subsidiaries are restricted by regulatory requirements of the Texas Department of Insurance. Under Texas State Insurance Law for property and casualty companies, all dividends must be distributed out of earned surplus only. Furthermore, without the prior approval of the Commissioner, dividends cannot be declared or distributed which exceed the greater of ten percent of the Company's surplus, as shown by its last statement on file with the Commissioner, or one hundred percent of net income for such period. The subsidiaries paid cash dividends to the Company of $4.5 million during the year ended December 31, 2005. At December 31, 2005, the maximum dividend that may be paid to the Company in 2006 without regulatory approval is approximately $14.5 million.

        Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At December 31, 2005, the Company's insurance subsidiaries had statutory surplus in excess of the minimum required.

        Also, the National Association of Insurance Commissioners, or NAIC, has adopted a risk based capital, or RBC, formula for insurance companies that establishes minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At December 31, 2005, the Company's insurance subsidiaries' RBC ratio exceeded the level at which regulatory action would be required.

14.    Commitments and Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

        The Company is subject to guaranty fund assessments by the states in which it writes business. Guaranty fund assessments are accrued when the amount of loss on the related insolvencies is probable and reasonably estimated. Loss estimates are based on information from the various property and casualty insurance guaranty associations and may change due to many factors, including the Company's share of the ultimate cost of current insolvencies.

        The Company's insurance subsidiaries periodically submit premium rates the insurance companies intend to charge their policyholders for various lines of business to state insurance departments to whose jurisdiction the companies are subject. These initial rate filings are subject to adjustment by the states, which could result in significant reductions in the amount of premium income for the Company. In the opinion of management, any future rate adjustments will not have a material adverse impact on the Company's financial condition.

        The Company's leases its office space from two affiliated entities under three operating leases which expire in December 2009, and from an unrelated party under a fourth operating lease that expired in September 2005. Total lease payments made by the Company were approximately

$670 thousand, $701 thousand and $670 thousand for 2005, 2004 and 2003, respectively. Future minimum lease payments under these lease agreements are as follows (in thousands):

2006	$516
2007	$514
2008	$496
2009	$496

15.    Employee Benefit Plan

        The Company has a contributory defined contribution 401(k) retirement plan. The Company matches a stated percentage of employee contributions up to a defined maximum. An employee is eligible to participate in the plan after one year of employment and is fully vested after five years of employment. Contributions to the plan by the Company totaled approximately $116 thousand, $98 thousand and $99 thousand for the years ended December 31, 2005, 2004 and 2003, respectively.

16.    Disclosures About Fair Value of Financial Instruments

        In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred policy acquisition costs, land and buildings, deferred income taxes) and liabilities are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as cash and cash equivalents, premium and agents' balances, reinsurance receivable, prepaid reinsurance premiums, loss and loss adjustment expenses outstanding, unearned premiums, and reinsurance balances payable are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

  Financial assets (in thousands)

	December 31, 2005		December 31, 2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturities	$114,486	$114,535	$109,236	$109,522
Equity securities	12,563	12,563	11,506	11,506
Mortgage loans	6,573	6,573	560	560

        Fair values of investment securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of mortgage loans is estimated as the unpaid principal balance of the loans, which approximates the discounted future cash flows using current rates at which similar loans would be made with similar credit ratings and the same remaining maturities.

  Financial liabilities (in thousands)

	December 31, 2005		December 31, 2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes payable	$50,782	$50,782	$51,933	$51,933

        The notes payable are periodically adjusted to market interest rates; therefore, the unpaid principal balance of the loan approximates fair value.

17.    Business and Credit Concentrations

        Significant concentrations of business in any one marketing or geographic area could negatively impact the Company's operations in the event of concentration of losses, regional economic downturns, or adverse regulatory action. The Company is licensed to write insurance in several states; however, approximately 81% of the Company's direct written premiums in 2005 were written in the states of Texas and Arizona.

        Inadequate investment diversification can subject a company to a degree of risk arising from such factors as interest rate fluctuations, credit deterioration, market fluctuations and changes in regulatory and political policy which can result in actual losses or inadequate investment returns. The Company, as of December 31, 2005 and periodically during the year, maintained balances in various deposit accounts and certificates of deposit at financial institutions in excess of federally insured limits. Management believes the possibility of a significant adverse impact upon the financial condition of the Company arising from such risks to be remote.

        At December 31, 2005, the net amount receivable from one reinsurer amounted to approximately $14.5 million. Also, at December 31, 2005, one commercial loan on real estate (mortgage loan) to an affiliate amounted to $5.6 million as disclosed in Note 8.

18.    Supplemental Cash Flow Information

        The Company paid $3.9 million, $2.8 million and $1.9 million for interest and $6.0 million, $9.7 million and $6.1 million for income taxes during the years ended December 31, 2005, 2004 and 2003, respectively, (2004 and 2003, unaudited).

19.    Related Party Transactions

        The Company has notes payable to related parties as of December 31, 2005 and 2004, as further described in Note 8.

        The Company leases office space from two affiliated entities as further described in Note 14.

        During 2005, the Company advanced $5.6 million in a real estate mortgage loan to an affiliated company. The loan bears interest at 6.25% and matures September 2010. Principal and interest payment are due monthly with a final payment due at maturity. The unpaid principal balance as of December 31, 2005 was $5.6 million. Interest earned on the loan was $0.1 million for 2005.

NLASCO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Investments
Fixed maturities
Available-for-sale securities, at fair value (amortized cost of $109,175 and $108,280)	$105,303	$106,594
Held-to-maturity securities, at amortized cost (fair value of $8,338 and $7,941)	8,400	7,892
Equity securities
Trading securities at fair value (cost of $524 and $492)	554	492
Available-for-sale securities, at fair value (cost of $10,619 and $11,034)	11,373	12,071
Mortgage loans on real estate	5,943	6,573
Other investments	506	556

Total investments	132,079	134,178
Cash and cash equivalents	40,136	29,068
Accrued investment income	1,345	1,123
Premium and agents' balances	22,925	21,819
Reinsurance recoverable on paid losses and other reinsurance receivables	5,956	23,096
Income taxes	1,502	—
Deferred policy acquisition costs	17,707	13,094
Prepaid reinsurance premiums	2,198	13,091
Deferred income taxes	980	187
Property and equipment, net of accumulated depreciation	808	882
Land and building held for sale, net of accumulated depreciation	—	1,066
Goodwill	13,827	13,827
Other assets	1,936	1,586

Total assets	$241,399	$253,017

Liabilities and Stockholders' Equity
Liabilities
Loss and loss adjustment expenses	$23,844	$41,379
Unearned premiums	73,571	70,661
Reinsurance funds withheld and balances payable	397	3,312
Accrued expenses	5,555	6,429
Income taxes payable	—	2,156
Notes payable	50,777	50,782
Note payable to related party	5,600	5,600
Other liabilities	1,842	1,688

Total liabilities	161,586	182,007

Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value; 3,000 shares authorized; 100 shares issued; 75 shares outstanding	—	—
Additional paid-in capital	18,010	18,010
Retained earnings	70,006	59,596
Accumulated other comprehensive income (loss):
Net unrealized holding losses on available-for-sale securities, net of income taxes	(2,028)	(421)
Less treasury stock, 25 shares, at cost	(6,175)	(6,175)

Total stockholders' equity	79,813	71,010

Total liabilities and stockholders' equity	$241,399	$253,017

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues
Premiums earned	$37,190	$39,237	$72,222	$73,813
Premiums ceded	(5,533)	(10,918)	(9,014)	(18,127)

Net premiums earned	31,657	28,319	63,208	55,686
Net investment income	1,973	1,628	3,818	3,001
Net realized gains and losses on investments	220	35	1,339	25
Other	884	854	1,792	1,720

Total revenues	34,734	30,836	70,157	60,432

Expenses
Losses and loss adjustment expenses	21,100	12,586	29,913	21,434
Policy acquisition and other underwriting expenses	10,837	11,402	25,318	21,429

Total expenses	31,937	23,988	55,231	42,863

Income before income taxes	2,797	6,848	14,926	17,569

Provision for income taxes
Current	369	2,572	4,589	5,281
Deferred	356	771	(73)	851

Total income taxes	725	3,343	4,516	6,132

Net income	$2,072	$3,505	$10,410	$11,437

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
Cash flows from operating activities
Net income	$10,410	$11,437
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	103	273
Realized gains on sales of investments	(1,019)	(25)
Decrease (increase) in accrued interest and dividends	(221)	49
Increase in premium and agents' balances	(1,106)	(2,236)
Decrease in reinsurance receivables	17,139	6,382
Increase in deferred policy acquisition costs	(4,613)	(5,018)
Decrease in prepaid reinsurance	10,893	8,509
Decrease in deferred income taxes	72	301
Increase (decrease) in unpaid losses and loss adjustment expenses	(17,536)	939
Increase in unearned premiums	2,910	4,716
Increase (decrease) in reinsurance funds withheld	(2,915)	1,011
Decrease in accrued expenses	(874)	(1,818)
Increase (decrease) in federal income taxes payable	(3,658)	587
Decrease in other, net	(196)	(150)

Net cash provided by operating activities	9,389	24,957

Cash flows from investing activities
Purchases of available-for-sales securities	(8,612)	(20,805)
Proceeds from sales of available-for-sale securities	6,070	20,268
Proceeds from maturities of held-to-maturity securities	1,658	—
Purchases of mortgage loan investments	—	(500)
Proceeds from repayment of mortgage loans	630	18
Proceeds from sales of real estate	2,017	—
Purchases of equipment	(79)	(757)

Net cash provided by (used in) investing activities	1,684	(1,776)

Cash flows from financing activities
Principal payments on notes payable	(5)	(148)
Principal payments on notes payable—related party	—	(1,800)
Purchase of treasury shares	—	—

Net cash used in financing activities	(5)	(1,948)

Net increase in cash and cash equivalents	11,068	21,233
Cash and cash equivalents at beginning of period	29,068	17,961

Cash and cash equivalents at end of period	$40,136	$39,194

The accompanying notes are an integral part of the consolidated financial statements

NLASCO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

  Description of Business

        NLASCO, Inc. and subsidiaries (the Company) writes property and casualty insurance policies (principally homeowners, fire and allied lines) primarily in the states of Texas and Arizona through independent insurance agents.

        The Company has exposure to catastrophes, an inherent risk of the property and casualty insurance business, which have contributed to, and will continue to contribute to, material fluctuations in the Company's results of operations and financial position. The level of catastrophic loss and weather-related losses experienced in any year cannot be predicted and could be material to results of operations and financial position.

  Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

        The unaudited interim consolidated financial statements presented herein reflect all adjustments that are necessary to fairly present the financial position, results of operations and cash flows of the Company, and all such adjustments are of a normal and recurring nature. The results of operations for the interim period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. The December 31, 2005 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the financial statements included in this Proxy Statement for the year ended December 31, 2005.

  Principles of Consolidation

        The consolidated financial statements include the accounts of NLASCO, Inc. and its wholly-owned subsidiaries: National Group Corporation and its wholly-owned subsidiaries (Excalibur Financial Corporation, National Lloyds Insurance Company, NALICO General Agency, and NAGRUPCO, Ltd.); American Summit Insurance Company; J. E. Murphy Co., Inc.; J. E. Murphy Co., Inc. of Florida; and NLASCO Services, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions are important in determining the liability for losses and loss adjustment expenses; the balance of deferred policy acquisition costs; carrying amount of goodwill; and valuation allowances for receivables and deferred income tax assets. Actual results could differ from those estimates.

   Investment Securities

        Investment securities at June 30, 2006 and December 31, 2005 consist of U. S. Government, mortgage-backed, corporate debt, and equity securities. The Company classifies its fixed maturities in one of three categories: trading, available-for-sale, or held-to-maturity; and its equity securities are classified as trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity debt securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of trading and available-for-sale securities are determined on a specific-identification basis.

        The Company regularly reviews its investment securities to assess whether the amortized cost is impaired and if impairment is other than temporary. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

  Deferred Policy Acquisition Costs

        Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Proceeds from reinsurance transactions that represent recovery of acquisition costs shall reduce applicable unamortized acquisition costs in such a manner that net acquisition costs are capitalized and charged to expense in proportion to net revenue recognized. Future investment income is considered in determining the recoverability of deferred acquisition costs. The Company regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. A premium deficiency and a corresponding charge to income is recognized if the sum of the expected loss and loss adjustment expenses, unamortized acquisition costs, and maintenance costs exceed related unearned premiums and anticipated investment income. At June 30, 2006, there was no premium deficiency.

2.    Investments

        The amortized cost (actual cost for equity securities), gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity securities by major security type and class of security at June 30, 2006 and December 31, 2005 were as follows (in thousands):

	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
June 30, 2006 (unaudited):
Trading securities:
Equity securities	$524	$52	$(22)	$554

Available-for-sale securities:
Fixed maturities:
Government securities	46,411	72	(1,671)	44,812
Mortgage-backed securities	19,090	—	(813)	18,277
Corporate debt securities	43,674	24	(1,484)	42,214
Equity securities	10,619	900	(146)	11,373

	119,794	996	(4,114)	116,676

Held-to-maturity securities:
Fixed maturities:
Government securities	8,400	16	(78)	8,338

	$128,718	$1,064	$(4,214)	$125,568

	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
December 31, 2005:
Trading securities:
Equity securities	$492	$—	$—	$492

Available-for-sale securities:
Fixed maturities:
Government securities	45,668	106	(920)	44,854
Mortgage-backed securities	19,784	105	(234)	19,655
Corporate debt securities	42,828	29	(771)	42,086
Equity securities	11,034	1,073	(37)	12,070

	119,314	1,313	(1,962)	118,665

Held-to-maturity securities:
Fixed maturities:
Government securities	7,892	57	(8)	7,941

	$127,698	$1,370	$(1,970)	$127,098

        Gross realized investment gains and losses for the three and six months ended June 30, 2006 and 2005 are summarized as follows (in thousands):

	Gross Gains	Gross Losses	Total
Three Months Ended June 30, 2006 (unaudited)
Fixed maturities	$—	$—	$—
Equity securities	246	(25)	221
Real estate held for sale	—	—	—

	$246	$(25)	$221

Three Months Ended June 30, 2005 (unaudited)
Fixed maturities	$—	$—	$—
Equity securities	11	(8)	3

	$11	$(8)	$3

Six Months Ended June 30, 2006 (unaudited)
Fixed maturities	$5	$(24)	$(19)
Equity securities	414	(33)	381
Real estate held for sale	701	—	701

	$1,120	$(57)	$1,063

Six Months Ended June 30, 2005 (unaudited)
Fixed maturities	$68	$(90)	$(22)
Equity securities	48	—	48

	$116	$(90)	$26

        Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The schedule of fixed maturities available for sale and held to maturity at June 30, 2006 and December 31, 2005 by contractual maturity was as follows (in thousands):

	Amortized Cost	Fair Value
June 30, 2006 (unaudited)
Available-for-sale fixed maturities:
Due within one year	$11,055	$10,701
Due after one year through five years	48,639	46,639
Due after six years through ten years	23,002	21,774
Due after ten years	5,865	6,452
Mortgage-backed securities	20,614	19,737

	$109,175	$105,303

	Amortized Cost	Fair Value
December 31, 2005
Available-for-sale fixed maturities:
Due within one year	$5,411	$5,373
Due after one year through five years	41,127	40,398
Due after six years through ten years	34,747	34,129
Due after ten years	7,211	7,039
Mortgage-backed securities	19,784	19,655

	$108,280	$106,594

	Amortized Cost	Fair Value
June 30, 2006 (unaudited)
Held-to-maturity debt securities:
Due within one year	$4,613	$4,594
Due after one year through five years	2,660	2,641
Due after six years through ten years	730	688
Due after ten years	397	415

	$8,400	$8,338

	Amortized Cost	Fair Value
December 31, 2005
Held-to-maturity debt securities:
Due within one year	$4,655	$4,665
Due after one year through five years	2,107	2,129
Due after six years through ten years	719	725
Due after ten years	411	422

	$7,892	$7,941

        The following table shows the gross unrealized losses and fair value of the Company's fixed maturities and equity securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2006 and December 31, 2005 (in thousands):

	Less Than 12 Months		12 Months or Greater
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2006 (unaudited)
Fixed maturities:
Government securities	$27,335	$(1,079)	$19,675	$(671)
Mortgage-backed securities	11,380	(450)	6,755	(363)
Corporate debt securities	19,271	(758)	18,791	(726)
Equity securities	3,421	(60)	4,340	(107)

	$61,407	$(2,347)	$49,561	$(1,867)

	Less Than 12 Months		12 Months or Greater
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005
Fixed maturities:
Government securities	$25,438	$(375)	$18,161	$(545)
Mortgage-backed securities	6,168	(35)	4,153	(199)
Corporate debt securities	22,389	(438)	12,207	(333)
Equity securities	2,669	(37)	—	—

	$56,664	$(885)	$34,521	$(1,077)

        Government securities: The unrealized losses on the Company's investments in Government securities in 2005 were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2006.

        Mortgage-backed securities: The unrealized losses on the Company's investments in mortgage-backed securities in 2006 were caused by interest rate increases. The contractual cash flows of the investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company's investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2006.

        Corporate debt securities: The unrealized loss on the Company's investments in corporate debt in 2006 was primarily caused by interest rate increases. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at June 30, 2006.

        Equity securities: The unrealized loss on the Company's investments in equity securities in 2006 was caused primarily by changes in the speculative value of the per share price of securities traded on public stock exchanges. Because the Company has the ability and intent to hold these investments until recovery of fair value, it does not consider these investments to be other-than-temporarily impaired at June 30, 2006.

        Mortgage loans on real estate consist of four residential and commercial mortgages with interest rates between 5.75% and 7.25%. As of June 30, 2006, none of the mortgages have payments past due and no allowance for credit losses was provided.

        Net investment income for the three and six months ended June 30, 2006 and 2005 was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Gross investment income:
Cash equivalents	$499	$438	$932	$629
Fixed maturities	1,335	1,147	2,670	2,302
Mortgage loans	93	7	195	15
Equity securities	140	163	248	318

	2,067	1,755	4,045	3,264
Less investment expenses	(94)	(127)	(227)	(263)

Net investment income	$1,973	$1,628	$3,818	$3,001

        At June 30, 2006, the Company had on deposit in custody for various State Insurance Departments investments with carrying values of approximately $8 million.

3.    Property and Equipment

        Equipment consists of the following at June 30, 2006 and December 31, 2005 (in thousands):

	June 30, 2006	December 31, 2005
	(unaudited)
Airplane	$639	$674
Vehicles	136	169
Other equipment	1,587	1,548

	2,362	2,391
Less accumulated depreciation	(1,554)	(1,509)

	$808	$882

        Depreciation expense charged to operations for the three months ended June 30, 2006 and 2005, totaled $62 thousand and $129 thousand, respectively, and was $103 thousand and $273 thousand for the six months ended June 30, 2006 and 2005, respectively.

4.    Land and Building Held for Sale

        During 2005, the Company moved its insurance operations located in Scottsdale, Arizona, to its home office in Waco, Texas, and placed the associated office building in Arizona for sale. Subsequent to December 31, 2005, the building was sold to an unaffiliated entity for $2.2 million. Following is a summary of the land and building held for sale at December 31, 2005 (in thousands):

Land	$200
Building	1,000

1,200
Less accumulated depreciation	(134)

$1,066

5.    Policy Acquisition Expenses

        Policy acquisition expenses, primarily commissions, premium taxes and underwriting expenses related to issuing a policy are deferred and charged against income ratably over the terms of the related policies. The activity in deferred policy acquisition costs and the related policy acquisition expenses amortized to expense for the six months ended June 30, 2006 and year ended December 31, 2005 is as follows (in thousands):

	2006	2005
	(Unaudited)
Beginning of period deferred policy acquisition costs	$13,094	$8,236
Acquisition costs deferred	34,904	25,839
Amortization charged to income	(30,291)	(20,981)

End of period deferred policy acquisition costs	$17,707	$13,094

6.    Reinsurance Activity

        The Company limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risk. Substantial amounts of business are ceded, and these reinsurance contracts do not relieve the Company from its obligations to policyholders. Such reinsurance includes quota share, excess of loss, catastrophe, and other forms of reinsurance on essentially all property and casualty lines of insurance. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At June 30, 2006, reinsurance receivables with a carrying value of approximately $2.7 million were associated with a single reinsurer.

        The effect of reinsurance on premiums written and earned for the three and six months ended June 30, 2006 and 2005 is as follows (in thousands):

	Three Months Ended June 30,
	2006		2005
	Written	Earned	Written	Earned
	(Unaudited)		(Unaudited)
Premiums from direct business	$38,980	$37,189	$38,631	$39,230
Reinsurance assumed	—	2	—	7
Reinsurance ceded	(4,328)	(5,535)	(7,826)	(10,918)

	$34,652	$31,656	$30,805	$28,319

	Six Months Ended June 30,
	2006		2005
	Written	Earned	Written	Earned
	(Unaudited)		(Unaudited)
Premiums from direct business	$75,132	$72,217	$74,982	$73,798
Reinsurance assumed	—	6	—	15
Reinsurance ceded	547	(9,016)	(6,116)	(18,127)

	$75,679	$63,207	$68,866	$55,686

        Recoveries pertaining to reinsurance contracts that are deducted from losses and loss adjustment expenses incurred during the three months ended June 30, 2006 and 2005 were approximately $4.6 million and $4.7 million, respectively and were approximately $7.5 million and $8.5 million, for the six months ended June 30, 2006 and 2005, respectively.

7. Notes Payable

        Notes payable at June 30, 2006 and December 31, 2005 consisted of the following (in thousands):

	June 30, 2006	December 31, 2005
	(unaudited)
Notes payable to a financial institution which bears interest equal to a base rate less 0.5% (8.25% at June 30, 2006); interest is due quarterly and principal is due at maturity in April 2007; secured by substantially all assets of the Company	$3,000	$3,000
Note payable to a financial institution which bears interest at 5.95%; principal and interest are due in monthly installments of $1,208 through January 2024; secured by equipment	277	282
$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.10% (9.27% at June 30, 2006); interest is due quarterly and principal is due at maturity in May 2033; unsecured	10,000	10,000
$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (9.03% at June 30, 2006); interest is due quarterly and principal is due at maturity in September 2033; unsecured	10,000	10,000
$7.5 million surplus note payable to an unaffiliated company, issued by American Summit Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (9.22% at June 30, 2006); interest is due quarterly and principal is due at maturity in April 2034; unsecured	7,500	7,500
$20 million note payable to an unaffiliated company, which bears interest equal to the three-month LIBOR plus 3.40% (8.73% at June 30, 2006); interest is due quarterly and principal is due at maturity in March 2035; unsecured	20,000	20,000

	$50,777	$50,782

        The loan agreements relating to the notes payable contain various covenants pertaining to limitations on additional debt, dividends, and officer and director compensation, and minimum capital requirements. For 2005, the Company violated the covenants relating to limitations on officer and director compensation; however, the financial institution waived that requirement of the agreement for 2005.

        The surplus notes payable issued by National Lloyds Insurance Company are subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of National Lloyds Insurance Company exceeds $30 million.

        The surplus note payable issued by American Summit Insurance Company is subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of American Summit Insurance Company exceeds $15 million.

        Interest expense from notes payable charged to operations totaled $1.1 million and $1.0 million for the three months ended June 30, 2006 and 2005, respectively, and totaled $2.3 million and $1.9 million for the six months ended June 30, 2006 and 2005, respectively, and is included in other underwriting expenses.

        The aggregate maturities of notes payable for each of the five years subsequent to June 30, 2006 are as follows (in thousands):

	2006	2007	2008	2009	2010	Thereafter	Total
$3.0 million due April 2007	$—	$3,000	$—	$—	$—	$—	$3,000
$0.3 million due January 2024	4	9	10	10	11	233	277
$10.0 million due May 2033	—	—	—	—	—	10,000	10,000
$10.0 million due September 2033	—	—	—	—	—	10,000	10,000
$7.5 million due April 2034	—	—	—	—	—	7,500	7,500
$20.0 million due March 2035	—	—	—	—	—	20,000	20,000

Total	$4	$3,009	$10	$10	$11	$47,733	$50,777

8. Liability for Unpaid Losses and Loss Adjustment Expenses

        An analysis of the liability for unpaid losses and loss adjustment expenses as of and for the six months ended June 30, 2006 is as follows (in thousands):

2006
(Unaudited)
Balance at January 1	$41,379
Less reinsurance recoverables	(17,433)

Net balance at January 1	23,946

Incurred related to:
Current year	37,137
Prior years	(7,224)

Total incurred	29,913

Paid related to:
Current year	26,857
Prior years	6,753

Total paid	33,610

Net balance at June 30	20,249
Plus reinsurance recoverables	3,595

Balance at June 30	$23,844

        The liability for losses and loss adjustment expenses for prior years decreased as a result of changes in estimates of insured events from ongoing analysis of recent loss development trends and additional information regarding individual claims.

9. Derivative Instrument

        The Company has an interest-rate-related derivative instrument with the affiliated company who is the creditor of the $5.6 million note payable to affiliate described in Note 8. The note payable to the affiliated company has a variable interest rate which exposes the Company to variability in interest payments due to changes in the interest rate. To limit the variability of a portion of its interest payments, the Company entered into an interest rate swap agreement to exchange its variable interest rate, pertaining to one-half of the principal amount of the note payable ($2.8 million as of June 30, 2006), for a fixed rate of 6.98%.

        The fair value of interest rate swaps designed as hedging instruments that effectively offset the variability of cash flows associated with variable interest rate, long-term debt obligations should be reported at fair value, with the changes in fair value reported in accumulated other comprehensive income or loss. The amounts should subsequently be reclassified into interest expense as yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. However, due to current market conditions and the proximity of the note's current variable interest rate to the agreement's fixed rate, the effects of the derivative instrument were determined to be immaterial to the consolidated financial statements taken as a whole and have not been reported in the accompanying consolidated financial statements.

10. Income Taxes

        The Company's effective tax rate is different than what would be expected if the Federal statutory rate of 35% were applied to income before income taxes primarily because of non-deductible expenses and changes in the estimate for the prior year provision.

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 2006 and December 31, 2005 consisted of the following (in thousands):

	June 30, 2006	December 31, 2005
	(unaudited)
Deferred tax assets:
Unearned premiums, due to difference in allowable amount for tax purposes	$5,487	$4,119
Losses and loss adjustment expenses, due to discounting for tax purposes	886	717
Accrued interest to affiliated companies, due to deduction limited for tax purposes	550	523
Securities available for sale, due to recognition of unrealized losses for book purposes	1,355	227
Other	—	160

Total deferred tax assets	8,278	5,746
Deferred tax liabilities:
Deferred policy acquisition costs, due to recording for book purposes	(6,197)	(4,583)
Goodwill, due to amortization allowed for tax purposes	(813)	(728)
Loan origination costs, due to recording for book purposes	(186)	(189)
Other	(102)	(59)

Total deferred tax liabilities	(7,298)	(5,559)

Net deferred tax assets	$980	$187

        In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at June 30, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if the estimates of future taxable income during the carryforward period are reduced.

11. Statutory Net Income and Capital and Surplus

        The Company's insurance subsidiaries, which are domiciled in the State of Texas, prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Texas Department of Insurance, which Texas recognizes for determining solvency under Texas State Insurance Law. The Commissioner of the Texas Department of Insurance has the right to permit other practices that may deviate from prescribed practices. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in Texas. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

        The Company's insurance subsidiaries' statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance. Texas had adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices with certain differences which are not significant to the companies' statutory equity.

        In addition, the Commissioner of Texas Department of Insurance has the right to permit other specific practices that may deviate from prescribed practices. The Company's insurance subsidiaries have no such permitted statutory accounting practices.

        Following is a summary of statutory capital and surplus as of June 30, 2006 and December 31, 2005 and statutory net income of each insurance subsidiary for the six months ended June 30, 2006 and the year ended December 31, 2005 (in thousands):

	2006	2005
	(unaudited)
National Lloyds Insurance Company:
Surplus	$83,081	$81,136

Net income	$4,410	$13,093

American Summit Insurance Company:
Capital and Surplus	$21,906	$23,075

Net income	$1,628	$1,438

12. Capital and Dividend Restrictions

        The funding of the cash requirements (including debt service) of NLASCO, Inc. is primarily provided by cash dividends from the Company's wholly-owned insurance subsidiaries. Dividends paid by the insurance subsidiaries are restricted by regulatory requirements of the Texas Department of Insurance. Under Texas State Insurance Law for property and casualty companies, all dividends must be distributed out of earned surplus only. Furthermore, without the prior approval of the Commissioner, dividends cannot be declared or distributed which exceed the greater of ten percent of the Company's surplus, as shown by its last statement on file with the Commissioner, or one hundred percent of net income for such period. The subsidiaries paid no dividends to the Company during the six months ended June 30, 2006. At June 30, 2006, the maximum dividend that may be paid to the Company in 2006 without regulatory approval is approximately $10.5 million.

        Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At June 30, 2006, the Company's insurance subsidiaries had statutory surplus in excess of the minimum required.

        Also, the NAIC has adopted the RBC formula for insurance companies that establishes minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At June 30, 2006, the Company's insurance subsidiaries' RBC ratio exceeded the level at which regulatory action would be required.

13. Disclosures About Fair Value of Financial Instruments

        In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred policy acquisition costs, land and buildings, deferred income taxes) and liabilities are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as cash and cash equivalents, premium and agents' balances, reinsurance receivable, prepaid reinsurance premiums, loss and loss adjustment expenses outstanding, unearned premiums, and reinsurance balances payable are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

  Financial assets (in thousands)

	June 30, 2006		December 31, 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(unaudited)
Fixed maturities	$113,703	$113,641	$114,486	$114,535
Equity securities	11,927	11,927	12,563	12,563
Mortgage loans	5,943	5,943	6,573	6,573

        Fair values of investment securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of mortgage loans is estimated as the unpaid principal balance of the loans, which approximates the discounted future cash flows using current rates at which similar loans would be made with similar credit ratings and the same remaining maturities.

  Financial liabilities (in thousands)

	June 30, 2006		December 31, 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(unaudited)
Notes payable	$50,777	$50,777	$50,782	$50,782

        The notes payable are periodically adjusted to market interest rates; therefore, the unpaid principal balance of the loan approximates fair value.

Schedule I

NLASCO, Inc.

Summary of Investments
(in thousands)

December 31, 2005

	Cost	Fair Value	Carrying Value
Fixed maturities:
Bonds:
United States Government and governmental agencies and authorities	$68,354	$67,370	$67,321
States, municipalities and political subdivisions	4,991	5,079	5,079
Public utilities	—	—	—
Convertibles and bonds with warrants attached	—	—	—
All other corporate bonds	42,827	42,086	42,086

Total fixed maturities	116,172	114,535	114,486

Equity securities:
Common stocks:
Public utilities	—	—	—
Banks, trust and insurance companies	444	883	883
Industrial, miscellaneous and all other	10,285	10,883	10,883
Preferred stocks:
Industrial, miscellaneous and all other	797	797	797

Total equity securities	11,526	12,563	12,563

Mortgage loans on real estate	6,573	N/A	6,573

Other long-term investments	556	N/A	556

Total investments	$134,827	N/A	$134,178

I

Schedule II

NLASCO, Inc.

Schedule of Real Estate and Accumulated Depreciation
(in thousands)

December 31, 2005

		Initial Cost to Company
				Carrying Amount
						Accumulated Depreciation	Date of Construction	Date Acquired	Estimated Useful Life
	Encumbrances	Land	Buildings	Land	Buildings
Office building—Phoenix, Arizona	$—	200	1,000	200	1,000	(134)	1981	03/2003	30 years

	Land	Buildings	Accumulated Depreciation
Balance, 1/1/2005	$200	$1,000	$(92)
Depreciation	—	—	(42)

Balance, 12/31/2005	$200	$1,000	$(134)

II

Schedule III

NLASCO, Inc.

Schedule of Mortgage Loans on Real Estate
(in thousands)

December 31, 2005

	Interest Rate	Final Maturity Date	Periodic Payment Terms	Face Amount	Carrying Amount	Principal Subject to Delinquent Principal or Interest
First lien commercial mortgage on office building to affiliate	6.25%	8/2010	Level principal and interest with balloon at maturity	$5,543	$5,543	$—
Participation in first lien commercial mortgage on retail building	5.75%	6/2006	Level principal and interest	444	444	—
Participation in mortgage loan to a partnership	7.25%	6/2006	Principal at maturity	500	500	—
All others				86	86	—

Total mortgage loans on real estate				$6,573	$6,573	$—

III

Appendix A

STOCK PURCHASE AGREEMENT

AMONG

Affordable Residential Communities Inc.,

ARC Insurance Holdings Inc., as Buyer

AND

C. Clifton Robinson,
C. C. Robinson Property Company, Ltd.,
The Robinson Charitable Remainder Unitrust, as Sellers

October 6, 2006

Section 1.	Definitions
Section 2.	Purchase and Sale of NLASCO Shares
(a)	Basic Transaction
(b)	Purchase Price
(c)	Pre-Closing Distribution to Sellers
(d)	Estimated Stockholders' Equity
(e)	Stockholders' Equity Adjustment.
(f)	Post-Closing Reserve Adjustment.
(g)	Closing
(h)	Deliveries at Closing
Section 3.	Representations and Warranties Concerning Transaction
(a)	Sellers' Representations and Warranties
(b)	ARC's and Buyer's Representations and Warranties
Section 4.	Sellers' Representations and Warranties Concerning NLASCO and Its Subsidiaries
(a)	Organization, Qualification, and Corporate Power
(b)	Capitalization
(c)	Non-contravention
(d)	Brokers' Fees
(e)	Title to Tangible Assets
(f)	Investments
(g)	Subsidiaries
(h)	Financial Statements; Regulatory Statements
(i)	No Material Adverse Changes
(j)	Undisclosed Liabilities
(k)	Reserves
(l)	Ratings
(m)	Legal Compliance; Permits and Licenses; No Fines or Censures
(n)	Tax Matters
(o)	Real Property; Other Tangible Assets
(p)	Proprietary Assets
(q)	Contracts
(r)	Reinsurance
(s)	Powers of Attorney
(t)	Litigation
(u)	Insurance
(v)	Employee Benefits
(w)	Environmental, Health and Safety Matters
(x)	Certain Business Relationships with NLASCO and Its Subsidiaries
(y)	Certain Business Practices
(z)	Actuarial Reports
(aa)	Regulatory Filings
(bb)	Insurance Markets
(cc)	Producer Relationships
(dd)	Insurance Practices
(ee)	Full Disclosure
(ff)	Disclaimer of Other Representations and Warranties
Section 5.	Pre-Closing Covenants
(a)	General
(b)	Notices and Consents

(c)	Operation of Business
(d)	Full Access
(e)	Notice of Developments
(f)	Exclusivity
(g)	Confidentiality
(h)	Change of Control of NLIC and NLASCONL
Section 6.	Post-Closing Covenants
(a)	General
(b)	Litigation Support
(c)	Transition
(d)	Director and Officer Insurance and Indemnification
(e)	Employees
(f)	Cooperation
(g)	Confidentiality
Section 7.	Conditions to Obligation to Close
(a)	Conditions to Buyer's Obligation
(b)	Conditions to Sellers' Obligation
Section 8.	Remedies for Breaches of This Agreement
(a)	Survival of Representations and Warranties
(b)	Indemnification Provisions for Buyer's Benefit
(c)	Indemnification Provisions for Sellers' Benefit
(d)	Matters Involving Third Parties
(e)	Determination of Adverse Consequences
(f)	Exclusive Remedy
(g)	Satisfaction of Sellers' Indemnity Obligations
Section 9.	Termination
(a)	Termination of Agreement
(b)	Effect of Termination
(c)	Termination Upon Material Adverse Effect
Section 10.	Miscellaneous
(a)	Nature of Sellers' Obligations
(b)	Press Releases and Public Announcements
(c)	Burden and Benefit
(d)	No Code §338 Election
(e)	Entire Agreement
(f)	Succession and Assignment
(g)	Counterparts
(h)	Headings
(i)	Notices
(j)	Governing Law; Venue
(k)	Amendments and Waivers
(l)	Severability
(m)	Expenses
(n)	Construction
(o)	Incorporation of Exhibits, Annexes, and Schedules
(p)	Governing Language
(q)	Tax Disclosure Authorization

A-ii

(r)	Waiver of Jury Trial
(s)	Specific Performance
Exhibit 2(a)	— NLASCO Shares/Purchase Price Allocation
Exhibit 7(a)(xi)	— Form of Noncompetition Agreement
Exhibit 7(a)(xii)	— Forms of Employment Agreement
Exhibit 7(a)(xiii)	— Form of Lock Up Agreement
Exhibit 7(a)(xv)	— Form of Release
Exhibit 7(b)(vii)	— Form of Registration Rights Agreement

A-iii

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") is entered into as of October 6, 2006, by and among Affordable Residential Communities Inc., a Maryland corporation ("ARC"), and ARC Insurance Holdings Inc., a Delaware corporation ("Buyer"), on the one hand, and C. Clifton Robinson, an individual, C.C. Robinson Property Company, Ltd., a Texas limited partnership, and The Robinson Charitable Remainder Unitrust (the "Trust") (each a "Seller" and collectively, "Sellers"), on the other hand. ARC, Buyer and Sellers are referred to collectively herein as the "Parties."

W I T N E S S E T H;

        WHEREAS, Sellers in the aggregate own all of the outstanding capital stock of NLASCO, Inc., a Delaware corporation ("NLASCO");

        WHEREAS, Buyer desires to acquire 100% of the outstanding capital stock of NLASCO upon the terms and conditions set forth herein;

        WHEREAS, through such capital stock acquisition, and other action undertaken by Sellers described herein, Buyer intends, among other things to acquire control of American Summit Insurance Company ("ASIC"), National Lloyds Insurance Company ("NLIC") and NLIC's attorney-in-fact, NLASCO National Lloyds Inc. ("NLASCONL") and Sellers intend that such acquisition of control be implemented on the Closing Date.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein, and of the mutual benefits to be derived therefrom, the Parties agree as follows.

        Section 1.    Definitions.

        "409A Taxes" has the meaning set forth in Section 4(v)(vi).

        "Accountant" has the meaning set forth in Section 2(e)(iv) below.

        "Accountant's Report" has the meaning set forth in Section 2(e)(v) below.

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

        "Actual Losses" has the meaning set forth in Section 2(f)(i) below.

        "Actuarial Analyses" has the meaning set forth in Section 4(z) below.

        "Adjustment Notice" has the meaning set forth in Section 2(e)(i) below.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, interest, penalties, fines, costs (including investigation costs), amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses of any nature and regardless of whether the foregoing relates to a third-party claim; provided that Adverse Consequences shall not include liability to any indemnitee for any consequential (including lost profits) damages or costs unless owed to a third party out of a claim in which such indemnitee has rights to indemnification under Section 8.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

        "Agreement" has the meaning set forth in the preface above.

        "Allocable Portion" of a particular amount means with respect to a Seller, an amount equal to the product of such particular amount multiplied by the percentage set forth opposite such Seller's name under the heading "Allocable Portion" on Exhibit 2(a) attached hereto.

        "ARC" has the meaning set forth in the preface above.

        "ARC Financial Statements" has the meaning set forth in Section 3(b)(vi) below.

        "ARC Material Adverse Effect" means the occurrence prior to Closing of any effect, change, event, claim, circumstance, or matter that is, or could reasonably be expected to be or to become, materially adverse to the business, condition, assets, capitalization, intellectual property, liabilities (contingent or otherwise), results of operations or financial performance of ARC and its Subsidiaries, taken as a whole; provided, however, that neither the announcement of the transactions described in this Agreement nor the announcement or consummation of the financing to consummate the transactions described in this Agreement shall constitute or be deemed to constitute an ARC Material Adverse Effect.

        "ARC Most Recent Financial Statements" has the meaning set forth in Section 3(b)(vi) below.

        "ARC SEC Documents" has the meaning set forth in Section 3(b)(vi)(B) below.

        "ARC Share" means a share of the common stock, par value $0.01 per share of ARC.

        "ARC Shares Payment" has the meaning set forth in Section 2(b) below.

        "ASIC" means American Summit Insurance Company.

        "Buyer" has the meaning set forth in the preface above.

        "Buyer 401(k) Plan" has the meaning set forth in Section 6(e)(iv) below.

        "Buyer Indemnitees" mean the following Persons: (a) ARC; (b) Buyer; (c) each of ARC's and Buyer's current and future Affiliates (including, from and after the Closing, NLASCO and its Subsidiaries); (d) the respective directors, officers, shareholders, partners, employees, agents and other representatives of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

        "Buyer Shares" means the ARC Shares comprising the ARC Shares Payment.

        "Cash Payment" has the meaning set forth in Section 2(b) below.

        "Closing" has the meaning set forth in Section 2(g) below.

        "Closing Date" has the meaning set forth in Section 2(g) below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Forms" has the meaning set forth in Section 4(dd) below.

        "Confidential Information" means any information concerning the business and affairs of NLASCO and its Subsidiaries that is not already generally available to the public.

        "Confidentiality Agreement" has the meaning set forth in Section 5(g) below.

        "Consultation Period" has the meaning set forth in Section 2(e)(iii) below.

        "Contract" means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, promise or other commitment (in each case, whether express or implied), in each case, that is written (or that is material to NLASCO or the Subsidiary bound thereby), including any amendments or supplements thereto, to which NLASCO or any of its Subsidiaries (a) is a party; (b) by which NLASCO, any of its Subsidiaries, or any of their assets is or may become bound or under which NLASCO or its Subsidiaries has, or may become subject to, any obligation; or (c) under which NLASCO or its Subsidiaries has or may acquire any right or interest.

        "Disclosure Letter" has the meaning set forth in Section 3(a) below.

        "Dispute Notice" has the meaning set forth in Section 2(e)(ii) below.

        "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

        "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Account" has the meaning set forth in Section 2(b) below.

        "Escrow Agent" has the meaning set forth in Section 2(b) below.

        "Escrow Agreement" has the meaning set forth in Section 2(b) below.

        "Estimated Stockholders' Equity" has the meaning set forth in Section 2(d) below.

        "Excess Reserve" has the meaning set forth in Section 2(f)(i) below.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

        "Governmental Filing" means any filing or submission made to a Governmental Authority to obtain a Governmental Approval.

        "Governmental Approval" means any approval, consent, license, permit, waiver, clearance, acquiescence or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to applicable law.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Income Tax" means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

        "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

        "Indemnified Party" has the meaning set forth in Section 8(d)(i) below.

        "Indemnifying Party" has the meaning set forth in Section 8(d)(i) below.

        "Insurance Companies" mean NLIC and ASIC.

        "Investment Assets" has the meaning set forth in Section 4(f) below.

        "IRS" means Internal Revenue Service.

        "Joint Use of Personnel Agreement" means the Agreement of Joint Use of Personnel dated December 29, 2000 among NLASCO and certain affiliates named therein.

        "Knowledge" means actual knowledge of C. Clifton Robinson, Gordon Robinson, Gregory Vanek, Carl Kirk, Michael Vieregg, Karl Lauritzen, William Stanton and Josephine Polansky, provided that such persons have conducted reasonable investigation. A reasonable investigation, with respect to Sellers, means Sellers and their advisors shall have conferred with Gregory Vanek, Carl Kirk, Michael Vieregg, Karl Lauritzen, William Stanton and Josephine Polansky regarding the terms of this Agreement and the Disclosure Letters, and shall have obtained a certificate from such persons certifying that each of them has reviewed the representations and warranties contained in this Agreement and that, to their knowledge, the Disclosure Letters contain all material exceptions to such representations and warranties.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in NLASCO's or any of its Subsidiaries' business.

        "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which NLASCO or any of its Subsidiaries holds any Leased Real Property.

        "Legal Proceeding" has the meaning set forth in Section 4(t) below.

        "Licensed Assets" has the meaning set forth in Section 4(p)(i) below.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, claim, security interest, right of first refusal, option, restriction, limitation or other similar interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which a reserve in the full amount of the assessed tax plus related sums alleged to be owed has been put in place in the alleged taxpayer's financial statements, (b) purchase money liens and liens securing rental payments under capital lease arrangements having a value, in the aggregate, of less than $10,000, (c) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of NLASCO and its Subsidiaries, (d) in the case of tangible property other than equity or debt securities or similar interests, Permitted Encumbrances, and (e) with respect to equity or debt securities, restrictions imposed by applicable state or federal securities laws and restrictions imposed by applicable corporate laws, charters and bylaws to the extent that any applicable legal requirements have been complied with.

        "Loss Reserve" has the meaning set forth in Section 2(f)(i)below.

        "Material Adverse Effect" or "Material Adverse Change" means the occurrence prior to Closing of any effect, change, event, claim, circumstance, or matter that is, or could reasonably be expected to be or to become, materially adverse to (a) the business, condition, assets, capitalization, intellectual property, liabilities (contingent or otherwise), results of operations or financial performance of NLASCO and its Subsidiaries, taken as a whole; provided, however, that without limiting the foregoing, the occurrence prior to Closing of any single event, or any series of related events, or set of related circumstances, that could reasonably be expected to cause a loss or diminution in value of NLASCO or any of its Subsidiaries of at least $5,875,000 shall be deemed to be a Material Adverse Effect, (b) the ability of either Seller to consummate timely the transactions contemplated hereby, or (c) the ability of any of Sellers, NLASCO or its Subsidiaries to perform their respective obligations hereunder; provided, however, that none of the following, in and of itself, shall be deemed prior to Closing to constitute, and none of the following shall be taken into account in determining whether there has been prior to Closing, a Material Adverse Effect or Material Adverse Change under clause (a) above: (A) any adverse change, event, development or effect arising from or relating to any of the following, in each case, to the extent that such change, event, development or effect does not have a disproportionate effect on NLASCO or any of its Subsidiaries: (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP or regulatory accounting principles including SAP (defined below), (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including the public announcement of the transaction contemplated by this Agreement), and (B) any adverse change in or effect on the business of NLASCO and its Subsidiaries that is cured, to the reasonable satisfaction of Buyer, by NLASCO before the earlier of (1) three (3) days prior to the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9 hereof. Notwithstanding the foregoing, no action listed on the Disclosure Letter to Section 4(i) that is taken, or omitted to be taken, by NLASCO or any Subsidiary shall be deemed, in and of itself, to constitute a Material Adverse Effect or Material Adverse Change hereunder; provided, however, that any effect, change, event, claim, circumstance or matter that results, directly or indirectly, from such action or inaction and that is not expressly listed on the Disclosure Letter to Section 4(i) may constitute a Material Adverse Effect or Material Adverse Change under this definition to the extent such effect, change, event, claim, circumstance or matter otherwise qualifies as a Material Adverse Effect or Material Adverse Change under the foregoing definition.

        "Material Contracts" has the meaning set forth in Section 4(q)(i) below.

        "Multiemployer Plan" has the meaning set forth in ERISA §3(37).

        "NALICO" means NALICO General Agency, Inc.

        "NLASCO" has the meaning set forth in the preface above.

        "NLASCO 401(k) Plan" has the meaning set forth in Section 5(c)(v) below.

        "NLASCO Closing Balance Sheet" has the meaning set forth in Section 2(e)(i) below.

        "NLASCO Closing Stockholders' Equity" has the meaning set forth in Section 2(e)(i) below.

        "NLASCO Disclosure Information" has the meaning set forth in Section 5(a) below.

        "NLASCO Financial Statements" has the meaning set forth in Section 4(h)(i) below.

        "NLASCO Most Recent Financial Statements" has the meaning set forth in Section 4(h)(i) below.

        "NLASCO Most Recent Fiscal Month End" has the meaning set forth in Section 4(h)(i) below.

        "NLASCONL" means NLASCO National Lloyds, Inc.

        "NLASCO Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to NLASCO or any of its Subsidiaries or otherwise used by any of them.

        "NLASCO Share" means any share of the common stock, par value $0.01 per share, of NLASCO.

        "NLIC" means National Lloyds Insurance Company.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by NLASCO or any of its Subsidiaries and used in the business of NLASCO and its Subsidiaries.

        "Parties" has the meaning set forth in the preface above.

        "PBGC" has the meaning set forth in Section 4(v)(i)(J).

        "Permitted Encumbrances" means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and are not individually or in the aggregate more than $10,000 or (ii) being contested in good faith by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property; (d) liens set forth in Section 4(o)(i) of the Disclosure Letter; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of NLASCO and its Subsidiaries taken as a whole.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, estate, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

        "Producer Agreement" has the meaning set forth in Section 4(cc)(i) below.

        "Producers" has the meaning set forth in Section 4(cc)(i) below.

        "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, computer software, computer program, invention, proprietary product, "proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        "Purchase Price" has the meaning set forth in Section 2(b) below.

        "Recoverable Adverse Consequences" has the meaning set forth in Section 8(b)(i)(A) below.

        "Reference Date" has the meaning set forth in Section 2(d) below.

        "Reference Date Balance Sheet" has the meaning set forth in Section 2(d) below.

        "Registration Rights Agreement" means the Registration Rights Agreement among ARC and Sellers substantially in the form attached hereto as Exhibit 7(b)(vii).

        "Regulatory Statements" means the annual balance sheet, income statement, statement of capital and surplus, cash flow and other schedules of the identified insurance company in a form consistent with the National Association of Insurance Commissioners' Annual Convention Blank, prepared in accordance with SAP for the three years ended December 31, 2003, 2004, and 2005, and the quarterly financial statements in a form consistent with the National Association of Insurance Commissioners Quarterly Statement for the quarter ended March 31, 2006 and subsequent periods, as applicable.

        "Reinsurance Contracts" has the meaning set forth in Section 4(r)(i) below.

        "Required Licenses" has the meaning set forth in Section 4(m)(ii).

        "Reserve Accountant" has the meaning set forth in Section 2(f)(iv) below.

        "Reserve Accountant's Report" has the meaning set forth in Section 2(f)(v) below.

        "Reserve Adjustment Notice" has the meaning set forth in Section 2(f)(i) below.

        "Reserve Consultation Period" has the meaning set forth in Section 2(f)(iii) below.

        "Reserve Deficiency" has the meaning set forth in Section 2(f)(i) below.

        "Reserve Dispute Notice" has the meaning set forth in Section 2(f)(ii) below.

        "Reserve Review Period" has the meaning set forth in Section 2(f)(ii) below.

        "Review Period" has the meaning set forth in Section 2(e)(ii) below.

        "SAP" means the statutory accounting procedures and practices prescribed or permitted by the State of Texas or other relevant jurisdictions, as the case may be, and employed on a consistent manner throughout the periods involved.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Seller" has the meaning set forth in the preface above.

        "Seller Indemnitees" mean the following Persons: (a) any Seller; (b) any Seller's current and future Affiliates excluding, from and after the Closing, NLASCO and its Subsidiaries; (c) the respective directors, officers, shareholders, partners, employees, agent and other representatives of the Person referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Person referred to in clauses "(a)", "(b)" and "(c)" above.

        "Sellers" has the meaning set forth in the preface above.

        "Sellers' Release" has the meaning set forth in Section 7(a)(xv).

        "Stockholders' Equity" means, with respect to any corporation, limited liability company, partnership, association, or other entity, the amount by which total assets exceed total liabilities, determined in accordance with GAAP.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency that has not occurred) to vote in the election of directors or similar governing body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); provided that for purposes of this Agreement, NLIC and NALICO shall be deemed to be Subsidiaries of NLASCO. The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

        "Successor Underwriters" has the meaning set forth in Section 7(a)(xix).

        "Tail Coverage" has the meaning set forth in Section 6(d) below.

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TDI" means the Texas Department of Insurance.

        "Third-Party Claim" has the meaning set forth in Section 8(d)(i) below.

        "Transaction Documents" means this Agreement, the Escrow Agreement, the Registration Rights Agreement, Sellers' Release, the Noncompetition Agreement and each other agreement, document, certificate or instrument referred to herein or therein and delivered hereto or thereto.

        "Transferred Employees" has the meaning set forth in Section 6(e)(i) below.

        "Trust" has the meaning set forth in the preface above.

        "Withdrawn Underwriters" has the meaning set forth in Section 7(a)(xix).

        Section 2.    Purchase and Sale of NLASCO Shares.

        (a)    Basic Transaction.     On and subject to the terms and conditions of this Agreement, at the Closing Buyer shall purchase, acquire and accept from each respective Seller, and each respective Seller shall, convey, assign, transfer and deliver to Buyer, that number of NLASCO Shares set forth opposite such Seller's name on Exhibit 2(a)hereto under the caption "NLASCO Shares Sold", and all of such Seller's right, title and interest thereto and therein, free and clear of all Liens, for the consideration specified below in this Section 2.

        (b)    Purchase Price.     At the Closing, ARC shall cause Buyer to pay to Sellers an aggregate cash payment equal to $105,750,000 (the "Cash Payment") by wire transfer or other delivery of immediately available funds, and ARC shall issue an aggregate of 1,218,880 ARC Shares (subject to adjustment for any stock split or stock combination of ARC prior to the Closing) registered in the names of C. Clifton Robinson (the "ARC Shares Payment" and together with the Cash Payment, the "Purchase Price"). At the Closing, the Parties shall deposit the ARC Shares Payment into an escrow account established with

The Bank of New York Trust Company, N.A. (the "Escrow Agent"), which will hold and disburse the ARC Shares Payment in accordance with a mutually acceptable escrow agreement to be entered into at Closing by and among the Parties and the Escrow Agent (the "Escrow Agreement"). The respective portions of the Cash Payment and the ARC Shares Payment allocable to each Seller is set forth opposite such Seller's name on Exhibit 2(a) attached hereto under the captions "Cash Payment Allocation" and "ARC Shares Payment Allocation", respectively.

        (c)    Pre-Closing Distribution to Sellers.     Immediately prior to the Closing and subject to any necessary regulatory approvals and third party consents, Sellers shall cause NLASCO to distribute to Sellers (allocated in proportion to their respective holdings of NLASCO Shares) an aggregate amount (and may cause each Subsidiary of NLASCO to pay to NLASCO any necessary component thereof) equal to the excess (if any) of (i) the Estimated Stockholders' Equity (determined as provided in Section 2(d) below) over (ii) $71,009,382. Sellers may cause (A) NLASCO to make any such distribution to them in the form of a dividend or a partial redemption and (B) any Subsidiary of NLASCO to make any such distribution to NLASCO in the form of a dividend or a partial redemption.

        (d)    Estimated Stockholders' Equity.     Sellers shall prepare and deliver to Buyer not less than five business days prior to the Closing Date a balance sheet of NLASCO, prepared in accordance with GAAP (the "Reference Date Balance Sheet"), as of the close of business on the last calendar day of the month immediately preceding the month during which the Closing will occur (the "Reference Date"). Sellers also shall deliver to Buyer with the Reference Date Balance Sheet a certificate signed by each Seller setting forth the Stockholders' Equity of NLASCO as of the Reference Date as reflected on the Reference Date Balance Sheet (the "Estimated Stockholders' Equity"), certifying that the Reference Date Balance Sheet has been prepared in good faith in accordance with GAAP and certifying that Sellers in good faith believe that the Estimated Stockholders' Equity is accurate and properly calculated in accordance with GAAP.

        (e)    Stockholders' Equity Adjustment.

          (i)    Closing Financial Statements and Adjustment Notice.    As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Sellers (i) a balance sheet of NLASCO, prepared in accordance with GAAP (the "NLASCO Closing Balance Sheet") as of the Closing Date except that the NLASCO Closing Balance Sheet shall not give effect to the cash distribution contemplated by Section 2(c) and the transactions described in Section 2(a), and (ii) a statement (the "Adjustment Notice") setting forth the Stockholders' Equity of NLASCO, as reflected on the NLASCO Closing Balance Sheet (the "NLASCO Closing Stockholders' Equity") and the amount by which the NLASCO Closing Stockholders' Equity is greater than or less than the Estimated Stockholders' Equity.

          (ii)    Review of the Adjustment Notice.    Sellers shall have 30 days from the date on which the NLASCO Closing Balance Sheet and the Adjustment Notice are delivered to review such documents (the "Review Period"). Sellers and their accountant shall be provided with reasonable access to the related work papers of Buyer in connection with such review. If Sellers disagree in any respect with any item or amount shown or reflected in the Adjustment Notice, Sellers may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Sellers' disagreement therewith, together with reasonably detailed supporting calculations (the "Dispute Notice"). The Dispute Notice shall set forth Sellers' good faith position as to the amount of the NLASCO Closing Stockholders' Equity. If no Dispute Notice is received by Buyer on or prior to the last day of the Review Period, the NLASCO Closing Balance Sheet and the Adjustment Notice shall be deemed accepted by Sellers.

          (iii)    Consultation Period.    During the 30 days immediately following Buyer's receipt of a Dispute Notice (the "Consultation Period"), Seller and Buyer will use commercially reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Dispute Notice.

          (iv)    The Accountant.    After the end of the Consultation Period, Buyer and Sellers shall jointly retain Ernst & Young (or another accounting firm of national reputation mutually agreed upon by Buyer and Sellers) to resolve such of the issues set forth in the Dispute Notice as shall not have been resolved by mutual written agreement of Buyer and Sellers prior to such date. If for any reason Ernst & Young (or such other mutually agreed upon firm) shall not be available to resolve such issues consistent with this Section 2(e), Buyer and Sellers shall promptly retain the services of a national or regional independent accounting firm with experience in preparing GAAP financial statements for holding companies with Texas domestic property/casualty insurance companies, which does not at the time of retention provide, and has not in the prior year provided, services to Buyer or Sellers (or to their Affiliates). If Buyer and Sellers cannot agree on the independent accounting firm to be retained within 30 days, Buyer and Sellers shall each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 2(e)(iv), and the independent accounting firm shall be selected by lot from those two firms. The independent accounting firm retained by Buyer and Sellers pursuant to this Section 2(e)(iv) (the "Accountant") shall conduct such review of the NLASCO Closing Balance Sheet, the Adjustment Notice and the Dispute Notice, any supporting documentation and any related work papers as the Accountant in its sole discretion deems necessary to resolve the issues raised in the Dispute Notice, and the Accountant shall conduct such hearings or hear or review such oral or written presentations by the parties as the Accountant in its sole discretion deems necessary to resolve such issues.

          (v)    The Accountant's Report.    The Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to Sellers and Buyer a written report (the "Accountant's Report"), in which the Accountant shall, after considering all matters set forth in the appropriate Dispute Notice (other than those resolved by mutual written agreement of Buyer and Sellers), determine the amount of the NLASCO Closing Stockholders' Equity. The Accountant's Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Adjustment Notice and the amount of the NLASCO Closing Stockholders' Equity, together with supporting calculations. Notwithstanding the foregoing, (a) if the NLASCO Closing Stockholders' Equity identified by Buyer in the Adjustment Notice is higher than the NLASCO Closing Stockholders' Equity identified by Sellers in the Dispute Notice, then the Accountant shall not, and shall have no authority to, determine that the NLASCO Closing Stockholders' Equity is greater than the NLASCO Closing Stockholders' Equity identified by Buyer in the Adjustment Notice, or less than the NLASCO Closing Stockholders' Equity identified by Sellers in the Dispute Notice (in each case as adjusted by any issues resolved by mutual agreement of Buyer and Sellers after delivery of the Dispute Notice and prior to engagement of the Accountant) and (b) if the NLASCO Closing Stockholders' Equity identified by Buyer in the Adjustment Notice is less than the NLASCO Closing Stockholders' Equity identified by Sellers in the Dispute Notice, then the Accountant shall not, and shall have no authority to, determine that the NLASCO Closing Stockholders' Equity is greater than the NLASCO Closing Stockholders' Equity identified by Sellers in the Dispute Notice, or less than the NLASCO Closing Stockholders' Equity identified by Buyer in the Adjustment Notice (in each case as adjusted by any issues resolved by mutual agreement of Buyer and Sellers after delivery of the Dispute Notice and prior to engagement of the Accountant). Sellers shall jointly and severally pay one-half, and Buyer shall pay one-half, of the fees and expenses of the Accountant incurred in connection with the matters referred to in this Section 2(e)(v). The Accountant's Report shall be final and binding upon Buyer and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

          (vi)    Final Adjustment and Payment of Purchase Price Adjustment.    Within ten business days following the first to occur of (i) the end of the Review Period (if a timely Dispute Notice is not delivered), or (ii) the resolution of all matters set forth in the Dispute Notice (if a timely Dispute Notice is delivered) by agreement of the parties, or (iii) the issuance of the Accountant's Report (if a timely Dispute Notice is delivered and the Parties do not resolve all matters by agreement prior to issuance of the Accountant's Report), as the case may be, Buyer shall pay to Sellers (allocated between Sellers in accordance with their respective Allocable Portions thereof) an amount equal to the excess of the NLASCO Closing Stockholders' Equity (as finally determined) over the Estimated Stockholders' Equity or Sellers shall jointly and severally pay to Buyer an amount equal to the excess of the Estimated Stockholders' Equity over the NLASCO Closing Stockholders' Equity (as finally determined), in either case plus interest at an annual rate of 8% on the amount of such payment from and including the Closing Date to, but excluding, the date of such payment.

        (f)    Post-Closing Reserve Adjustment.

          (i)    Reserve Adjustment Notice.    Within 60 days following the date that is the 36-month anniversary of the Closing Date, Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Sellers, a calculation (the "Reserve Adjustment Notice") setting forth (A) the reserves for losses of the Insurance Companies as reflected on the NLASCO Closing Balance Sheet as of the Closing Date for both reported claims and for incurred but not reported claims in each case on a net basis after giving effect to any reinsurance payments actually recoverable (the "Loss Reserve"), and (B) the actual losses incurred by the Insurance Companies (including actuarial estimates by an actuary selected by Buyer for any claims not yet finally resolved) for claims arising out of events or circumstances that occurred or existed on or prior to the Closing Date ("Actual Losses"), and stating the amount by which Actual Losses exceed the Loss Reserve (a "Reserve Deficiency") or the amount by which the Loss Reserve exceeds the Actual Losses (an "Excess Reserve"), as applicable.

          (ii)    Review of the Reserve Adjustment Notice.    Sellers shall have 45 days from the date on which the Reserve Adjustment Notice is delivered to review the Reserve Adjustment Notice (the "Reserve Review Period"). Sellers and their accountant and actuary shall be provided with reasonable access to the related work papers of Buyer in connection with such review. If Sellers disagree in any respect with any item or amount shown or reflected in the Reserve Adjustment Notice, Sellers may, on or prior to the last day of the Reserve Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Sellers' disagreement therewith, together with reasonably detailed supporting calculations (the "Reserve Dispute Notice"). The Reserve Dispute Notice shall set forth Sellers' good faith position as to the amount of the Reserve Deficiency or the Excess Reserve (as applicable). If no Reserve Dispute Notice is received by Buyer on or prior to the last day of the Reserve Review Period, the Reserve Adjustment Notice shall be deemed accepted by Sellers.

          (iii)    Reserve Consultation Period.    During the 30 days immediately following Buyer's receipt of a Reserve Dispute Notice (the "Reserve Consultation Period"), Seller and Buyer will use commercially reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Reserve Dispute Notice.

          (iv)    The Reserve Accountant.    After the end of the Reserve Consultation Period, Buyer and Sellers shall jointly retain Ernst & Young (or another accounting or actuarial firm of national reputation mutually agreed upon by Buyer and Sellers) to resolve such of the issues set forth in the Reserve Dispute Notice as shall not have been resolved by mutual written agreement of Buyer and Sellers prior to such date. If for any reason Ernst & Young (or such other mutually agreed upon firm) shall not be available to resolve such issues consistent with this Section 2(f), Buyer and

  Sellers shall promptly retain the services of a national or regional independent accounting or actuarial firm with experience in estimating and calculating reserves and losses for Texas domestic property/casualty insurance companies, which does not at the time of retention provide, and has not in the prior year provided, services to Buyer or Sellers (or to their Affiliates). If Buyer and Sellers cannot agree on the independent accounting or actuarial firm to be retained within 30 days, Buyer and Sellers shall each submit the name of one accounting or actuarial firm that satisfies the qualifications set forth in this Section 2(f)(iv), and the independent accounting or actuarial firm shall be selected by lot from those two firms. The independent accounting or actuarial firm retained by Buyer and Sellers pursuant to this Section 2(f)(iv) (the "Reserve Accountant") shall conduct such review of the Reserve Adjustment Notice and the Reserve Dispute Notice, any supporting documentation and any related work papers as the Reserve Accountant in its sole discretion deems necessary to resolve the issues raised in the Reserve Dispute Notice, and the Reserve Accountant shall conduct such hearings or hear or review such oral or written presentations by the parties as the Reserve Accountant in its sole discretion deems necessary to resolve such issues.

          (v)    The Reserve Accountant's Report.    The Reserve Accountant shall, as promptly as practicable and in no event later than 30 days following the date of its retention, deliver to Sellers and Buyer a written report (the "Reserve Accountant's Report"), in which the Reserve Accountant shall, after considering all matters set forth in the appropriate Reserve Dispute Notice (other than those so resolved by mutual written agreement of Buyer and Sellers), determine the amount of the Actual Losses and the corresponding Reserve Deficiency or the Excess Reserve (as applicable). The Reserve Accountant's Report shall set forth, in reasonable detail, the Reserve Accountant's determination with respect to each of the disputed items or amounts specified in the Reserve Dispute Notice, together with supporting calculations. The Reserve Accountant shall not, and shall have no authority to, determine that the amount of the Actual Losses is greater than the amount of the Actual Losses set forth on the Reserve Adjustment Notice or less than the amount of the Actual Losses set forth in the Reserve Dispute Notice. Sellers shall jointly and severally pay one-half, and Buyer shall pay one-half, of the fees and expenses of the Reserve Accountant incurred in connection with the matters referred to in this Section 2(f)(v). The Reserve Accountant's Report shall be final and binding upon Buyer and Sellers, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

          (vi)    Final Adjustment and Payment of Reserve Adjustment.    Within ten business days following the first to occur of (i) the end of the Reserve Review Period (if a timely Reserve Dispute Notice is not delivered), or (ii) the resolution of all matters set forth in the Reserve Dispute Notice (if a timely Reserve Dispute Notice is delivered) by agreement of the parties, or (iii) the issuance of the Reserve Accountant's Report (if a timely Reserve Dispute Notice is delivered and the Parties do not resolve all matters by agreement prior to issuance of the Reserve Accountant's Report), Buyer shall pay to Sellers (allocated between Sellers in accordance with their respective Allocable Portions thereof) an amount equal to the Excess Reserve (as finally determined) or Sellers shall jointly and severally pay to Buyer an amount equal to the Reserve Deficiency (as finally determined), in either case without duplication of any indemnification payments actually received by the Buyer Indemnified Parties pursuant to Section 8(b) hereof and less (A) the product of such Excess Reserve or Reserve Deficiency times 35% plus (B) interest at an annual rate of 8% on the amount of such payment from and including the date that is the 18 month anniversary of the Closing Date to, but excluding, the date of such payment.

        (g)    Closing.     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas, commencing at 10:00 a.m. local time on the last business day of the calendar month in which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) are satisfied or waived by the appropriate party, or such other appropriate date as the Parties may mutually determine, in any case after Buyer has advised Sellers in writing that Buyer is prepared to consummate the transaction described in Section 2(a) hereof (the "Closing Date"). The Closing shall be deemed to be effective as of 11:59 PM on the Closing Date.

        (h)    Deliveries at Closing.     At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each Seller will deliver to Buyer stock certificates representing that number of NLASCO Shares set forth opposite such Seller's name on Exhibit 2(a) hereto under the caption "NLASCO Shares Sold", and all of such Seller's right, title and interest thereto and therein, free and clear of all Liens, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the Purchase Price specified in Section 2(b) above, with each component thereof being allocated among Sellers as provided on Exhibit 2(a) attached hereto.

        Section 3.    Representations and Warranties Concerning Transaction.

        (a)    Sellers' Representations and Warranties.     Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Section 3(a) of the Disclosure Letter initialed and delivered by the Parties on the date hereof (the "Disclosure Letter"). A disclosure made by Sellers in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

          (i)    Organization of Certain Sellers.    C. C. Robinson Property Company, Ltd. is a duly organized and validly existing limited partnership under the laws of Texas. CCR Investors, Inc., a Delaware corporation, has a 1% partnership interest as a general partner, and a 98% partnership interest as a limited partner in C.C. Robinson Property Company, Ltd. C. Clifton Robinson has a 1% partnership interest as a general partner in C.C. Robinson Property Company, Ltd. The C. Clifton Robinson Intervivos Irrevocable Trust owns 100% of CCR Investors, Inc. The Trust was duly and validly executed under that certain Robinson Charitable Remainder Unitrust Trust Agreement dated October 5, 2006, by and between Charles Clifton Robinson, as settlor, and Charles Clifton Robinson, as trustee. Charles Clifton Robinson serves as trustee of the Trust.

          (ii)    Authorization of Transaction.    Sellers have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents and to perform his, her, or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions. Sellers need not make any Governmental Filing or obtain any Governmental Approval in order to consummate the transactions contemplated by this Agreement, other than the pre-closing Governmental Filing with the TDI in respect of the transfer of control of NALICO, the Governmental Approvals required under the Hart-Scott-Rodino Act, the Texas Insurance Holding Company System Act and the post-Closing Governmental Filing with the Company Licensing Section of the TDI in respect of the substitution of underwriters and officers of NLIC and of officer and directors of NLASCONL and ASIC directed by ARC or Buyer. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Sellers.

          (iii)    Non-contravention.

            (A)  Neither the execution and delivery by Sellers of this Agreement or the other Transaction Documents to which any of Sellers is a party, nor the consummation of the transactions contemplated hereby (assuming Buyer makes or obtains, as applicable, all Governmental Filings and Governmental Approvals identified in Section 3(b)(ii) of this Agreement), will (w) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which any Seller is subject or, if any Seller is an entity, any provision of its charter, bylaws, or other governing documents, (x) as of the date of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject except as set forth in Section 3(a)(iii)(A)(x) of the Disclosure Letter, (y) as of the Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, or (z) result in the imposition or creation of a Lien upon or with respect to NLASCO Shares.

            (B)  Neither Sellers nor any of their respective Affiliates needs to obtain any Governmental Approvals in order for the Parties to consummate the transactions contemplated by this Agreement, except as provided in Section 3(a)(iii)(B) of the Disclosure Letter.

            (C)  Section 3(a)(iii)(C) of the Disclosure Letter contains a complete list of all consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of Sellers or otherwise necessary for the consummation of the transactions contemplated hereby.

            (D)  Notwithstanding the foregoing, Sellers shall cooperate with Buyer upon request to obtain the post-Closing Governmental Approval from the Company Licensing Section of the Texas Department of Insurance.

          (iv)    Brokers' Fees.    Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (v)    NLASCO Shares.    Each Seller holds of record and owns beneficially that number of NLASCO Shares set forth opposite such Seller's name on Exhibit 2(a) attached hereto. As of the date of this Agreement, each Seller holds such NLASCO Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands, except as set forth in Section 3(a)(v) of the Disclosure Letter, and as of the Closing, each Seller will hold such NLASCO Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. The NLASCO Shares set forth on Exhibit 2(a) constitute all of the capital stock of NLASCO. There are no options, warrants, purchase rights, or other Contracts or commitments (other than this Agreement) that could require Sellers to sell, transfer, or otherwise dispose of any capital stock of NLASCO or any interest therein. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of NLASCO.

          (vi)    Restricted Securities.    C. Clifton Robinson understands that the ARC Shares comprising the ARC Shares Payment (the "Buyer Shares") will be issued without registration under the Securities Act and without qualification and/or registration under applicable state securities laws pursuant to exemptions from registration and/or qualification contained in the Securities Act and applicable state securities laws. C. Clifton Robinson understands that the foregoing exemptions depend upon, among other things, the bona fide nature of his investment intent as expressed herein. Neither the Buyer Shares nor any interest in the Buyer Shares will be sold, transferred, or otherwise disposed of by C. Clifton Robinson without registration and/or qualification under the Securities Act and applicable state securities laws, unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements with respect to such resale or disposition and, upon the request of Buyer, C. Clifton Robinson, prior to consummation of any such resale or disposition, provides Buyer an opinion of counsel satisfactory to Buyer to the effect that the contemplated transfer may be made without violating the Securities Act or applicable state securities laws.

          (vii)    Investment Intent.    C. Clifton Robinson is acquiring the Buyer Shares for investment purposes only, for his own account and not with a view to or for sale in connection with any distribution of the Buyer Shares to others within the meaning of the Securities Act.

          (viii)    Accredited Investor Status.    C. Clifton Robinson is an Accredited Investor. Mr. Robinson shall provide Buyer with such documentation as Buyer or Buyer's counsel shall reasonably request to document his status as an Accredited Investor.

          (ix)    Legends.    C. Clifton Robinson acknowledges that the certificates representing any of the Buyer Shares will contain legends which prohibit an offer to transfer or a transfer of all or any portion of the Buyer Shares unless the Buyer Shares are registered under the Securities Act or unless an exemption from registration is available with respect to such resale or disposition. Buyer need not register a transfer, and may instruct its transfer agent not to effect a transfer, of any of the Buyer Shares unless the conditions set forth in Section 3(a)(vi) above are satisfied.

        (b)    ARC's and Buyer's Representations and Warranties.     ARC and Buyer jointly and severally represent and warrant to each Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Section 3(b) of the Disclosure Letter. A disclosure made by ARC or Buyer in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

          (i)    Organization of Buyer.    ARC is a corporation duly incorporated, validly existing, and in good standing under the laws of Maryland. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware.

          (ii)    Authorization of Transaction.    ARC and Buyer have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents to which each of them is a party and to perform each of its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of ARC and Buyer, enforceable in accordance with its terms and conditions. None of ARC, Buyer or any of their respective Subsidiaries need to make any Governmental Filing or obtain any

  Governmental Approvals in order to consummate the transactions contemplated by this Agreement, other than the pre-Closing Governmental Filing with the TDI in respect of the transfer of control of NALICO, the Governmental Approvals required under the Hart-Scott-Rodino Act, the Securities Act, the Exchange Act, the New York Stock Exchange, the Texas Insurance Holding Company System Act and the appropriate post-Closing Governmental Filing with the Company Licensing Section of the Texas Department of Insurance in respect of the substitution of underwriters and officers of NLIC and of officers and directors of NLASCONL and ASIC directed by ARC or Buyer. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by ARC and Buyer.

          (iii)    Non-contravention.

            (A)  Neither the execution and delivery of this Agreement by ARC or Buyer, nor the consummation by ARC or Buyer of the transactions contemplated hereby (assuming ARC or Buyer makes or obtains, as applicable, all Governmental Filings or Governmental Approvals identified in this Section 3(b)(ii) of this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which ARC, Buyer or any of their respective Subsidiaries are subject or any provision of the charter or bylaws or other governing instruments of ARC, Buyer and any of their respective Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which ARC, Buyer or any of their respective Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Lien upon any of their respective assets).

            (B)  None of ARC, Buyer or any of their respective Subsidiaries needs to make or obtain, as applicable, any Governmental Filings or Governmental Approvals in order for ARC, Buyer or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, except as provided in Section 3(b)(iii) of the Disclosure Letter. Section 3(b)(iii) of the Disclosure Letter contains a complete list of all consents, notices, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of ARC, Buyer or any of their respective Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby.

          (iv)    Brokers' Fees.    Neither ARC nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (v)    Investment.    Buyer (i) is acquiring the NLASCO Shares for its own account for investment purposes, and not with a view to the distribution thereof, and will not sell or otherwise dispose of the NLASCO Shares except in compliance with the Securities Act and the rules and regulations of the SEC thereunder, (ii) has received certain information concerning NLASCO and its Subsidiaries and has had the opportunity to obtain additional information upon request in order to evaluate the merits and risks inherent in holding the NLASCO Shares, (iii) is able to bear the economic risk and lack of liquidity inherent in holding the NLASCO Shares, (iv) has had the opportunity to ask questions of representatives of NLASCO (and has received responses thereto to its satisfaction) and to obtain information about the business and financial condition of NLASCO and its Subsidiaries as it has reasonably requested, and (v) is an Accredited Investor and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating and has evaluated the merits and risks of an investment in the NLASCO Shares.

        (vi)    Financial Statements; SEC Filings.

            (A)  Each of (i) and (ii) below (including the notes thereto) (collectively, the "ARC Financial Statements") have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of ARC and its Subsidiaries as of such dates and the results of operations of ARC and its Subsidiaries for such periods; provided, however, that the ARC Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, none of which is material: (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 for ARC and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the six months ended June 30, 2006 for ARC and its Subsidiaries (the "ARC Most Recent Financial Statements").

            (B)  ARC has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since January 1, 2002 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof (collectively, the "ARC SEC Documents"). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the ARC SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the ARC SEC Documents has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ARC and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

          (vii)    Disclaimer of Other Representations and Warranties.    Except as expressly set forth in this Section 3(b), neither ARC nor Buyer makes any representation or warranty, express or implied, at law or in equity, in respect of ARC, Buyer, their respective Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed; provided, however, that the foregoing shall not limit the rights of Sellers after the Closing as holders of the ARC Shares.

          (viii)    SEC Disclosure.    The information and financial data that is included in the public disclosure used by ARC in connection with ARC's funding efforts pursuant to this Agreement (excluding the NLASCO Disclosure Information) will not contain, as of the time such information is filed with the SEC, any information that is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make such information contained therein, in the light of the circumstances under which such information was or will be made or provided, not false or misleading.

        Section 4.    Sellers' Representations and Warranties Concerning NLASCO and Its Subsidiaries.     Each Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Letter. A disclosure made by NLASCO or any of its Subsidiaries in any particular section of this Agreement or any section of the Disclosure Letter that is set forth in sufficient detail such that a reasonable person otherwise would recognize that the exceptions or qualifications apply to the substance of a specific representation or warranty shall be deemed, for purposes of this Agreement, to have been made with respect to such other section of this Agreement or such other section of the Disclosure Letter.

        (a)    Organization, Qualification, and Corporate Power.

          (i)    Each of NLASCO and its Subsidiaries (other than NLIC) is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. NLIC is an insurance company on the Lloyds plan duly organized, validly existing and in good standing under the Texas Insurance Code.

          (ii)   Each of NLASCO and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

          (iii)  Each of NLASCO and its Subsidiaries has full corporate or partnership power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

          (iv)  Section 4(a) of the Disclosure Letter lists the directors and officers of NLASCO and each of its Subsidiaries.

        (b)    Capitalization.     The entire authorized capital stock of NLASCO consists of 3,000 NLASCO Shares, of which 75 NLASCO Shares are issued and outstanding and 25 NLASCO Shares are held in treasury. All of the issued and outstanding NLASCO Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by the respective Sellers as set forth in Section 4(b) of the Disclosure Letter. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NLASCO to issue, sell, or otherwise cause to become outstanding any of its capital stock. None of Sellers, NLASCO or any of their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require NLASCO to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NLASCO.

        (c)    Non-contravention.

          (i)    Neither the execution and delivery of this Agreement by NLASCO or the other Transaction Documents to which NLASCO or any of the Subsidiaries is a party, nor the consummation of the transactions contemplated hereby (assuming Buyer makes or obtains, as applicable, all Governmental Approvals or Governmental Approvals identified in Section 3(b)(ii) of this Agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which NLASCO or any of its Subsidiaries are subject or any provision of the charter, bylaws or other governing instruments of NLASCO and any of its Subsidiaries, (B) as of the date of this Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which NLASCO or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) except as set forth in Section 4(c)(i)(B)of the Disclosure Letter or (C) as of the Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which NLASCO or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

          (ii)   Except as set forth in Section 4(c)(ii) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries needs to make or obtain, as applicable, any Governmental Filings or Governmental Approvals in order for the Parties to consummate the transactions contemplated by this Agreement, other than the appropriate post-Closing Governmental Approvals from the Company Licensing Section of the TDI in respect of the substitution of underwriters and officers of NLIC and of officers and directors of NLASCONL and ASIC directed by ARC or Buyer.

          (iii)  Section 4(c)(ii) of the Disclosure Letter contains a complete list of all Governmental Filings or Governmental Approvals required to be made or obtained by or on the part of Sellers, NLASCO and its Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby.

        (d)    Brokers' Fees.     Neither NLASCO nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than fees payable to Banc of America Securities LLC pursuant to that certain Letter Agreement dated January 18, 2006, by and between Banc of America Securities, LLC and NLASCO, Inc.

        (e)    Title to Tangible Assets.     As of the date of this Agreement, NLASCO and its Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets necessary to permit NLASCO or its Subsidiaries to conduct their respective businesses as currently conducted except as set forth in Section 4(e)(i) of the Disclosure Letter. As of the Closing, NLASCO and its Subsidiaries will have good title to, or a valid leasehold interest in, the material tangible assets necessary to permit NLASCO or its Subsidiaries to conduct their respective businesses as currently conducted except as set forth in Section 4(e)(ii).

        (f)    Investments.

          (i)    Section 4(f)(i) of the Disclosure Letter contains a list, which list is correct and complete in all material respects, of all investment assets (whether or not required by GAAP or SAP, to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), by NLASCO or any of its Subsidiaries, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes (the "Investment Assets") as of August 31, 2006.

          (ii)   Except for Investment Assets sold in the Ordinary Course of Business, as contemplated by this Agreement or as set forth in Section 4(f)(ii) of the Disclosure Letter, NLASCO or one of its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets, free and clear of all Liens (other than Liens imposed by securities laws).

          (iii)  NLASCO's and its Subsidiaries' acquisition of such Investment Assets complied in all materials respects with NLASCO's investment guidelines (true and correct copies of which have been delivered to Buyer) except for variances from NLASCO's investment guidelines that were properly authorized by NLASCO or its Subsidiaries and comply with applicable laws.

          (iv)  None of the Investment Assets is in default in the payment of principal or interest or dividends or, to the Knowledge of Sellers and NLASCO, permanently impaired to any extent.

        (g)    Subsidiaries.     Section 4(g)(x) of the Disclosure Letter sets forth for each Subsidiary of NLASCO, as applicable, (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares for each class of its capital stock, (iii) the nature and percentage of any partnership interest held by each partner, (iv) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (v) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each corporate Subsidiary of NLASCO have been duly authorized and are validly issued, fully paid, and non-assessable. NLASCO holds of record or owns beneficially, directly or indirectly, all of the outstanding shares of each Subsidiary other than NLIC and NALICO. Section 4(g)(y) of the Disclosure Letter sets forth all of the underwriters along with the number of guaranty fund shares owned by each underwriter. NLIC owns of record and beneficially all of the outstanding shares of NALICO. The attorney-in-fact of NLIC is NLASCONL. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Subsidiary of NLASCO to issue, sell or otherwise cause to become outstanding any of its capital stock. None of NLASCO or any of its Subsidiaries or their respective Affiliates has granted any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any of NLASCO's Subsidiaries to issue, sell or otherwise cause to be outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of NLASCO's Subsidiaries. Neither NLASCO nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

        (h)    Financial Statements; Regulatory Statements.

          (i)    Set forth in Section 4(h)(i) of the Disclosure Letter are the following financial statements (collectively the "NLASCO Financial Statements"): (i) the unaudited consolidated balance sheet, statement of income, changes in stockholders' equity, and cash flow of NLASCO and its Subsidiaries for the year ended December 31, 2003, the audited consolidated balance sheet of NLASCO and its Subsidiaries as of December 31, 2004, the unaudited statement of income, changes in stockholders' equity and cash flow for the year ended December 31, 2004, and the audited consolidated balance sheet, statement of income, changes in stockholders' equity, and cash flow of NLASCO and its Subsidiaries for the year ended December 31, 2005; and (ii) the unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "NLASCO Most Recent Financial Statements") as of and for the six-month period ending June 30, 2006 (the "NLASCO Most Recent Fiscal Month End") for NLASCO and its Subsidiaries. The NLASCO Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of NLASCO and its Subsidiaries as of such dates and the results of operations of NLASCO and its Subsidiaries for such periods; provided, however, that the NLASCO Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items which will not be, individually or in the aggregate, material.

          (ii)   Sellers have heretofore delivered to Buyer complete and correct copies of Regulatory Statements of the Insurance Companies as filed with the Insurance Commissioner of the State of Texas together with exhibits and schedules thereto. The Insurance Companies have made required statutory financial statements in each jurisdiction set forth in Section 4(h)(ii) of the Disclosure Letter. Sellers have furnished, and will furnish to Buyer, as soon as practicable after their preparation, complete and correct copies of each Regulatory Statement of Insurance Companies as filed with the Insurance Commissioner of the State of Texas for periods subsequent to June 30,

  2006 and all exhibits and schedules thereto. The Regulatory Statements of Insurance Companies have been and will be prepared in accordance with SAP consistently applied throughout the periods involved. The Regulatory Statements of Insurance Companies fairly and accurately present the financial position, assets, liabilities, capital and surplus, results of operation and cash flows of the respective Insurance Companies, as of the dates thereof in accordance with SAP.

          (iii)  Section 4(h)(iii) of the Disclosure Letter lists, and NLASCO has delivered to Buyer accurate and complete copies of all documentation creating or governing, any securitization transaction and "off-balance sheet arrangement" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected or maintained in effect by NLASCO or any of its Subsidiaries.

          (iv)  Except as set forth in Section 4(h)(iv) of the Disclosure Letter, each of NLASCO and its Subsidiaries (A) maintains books and records reflecting their respective assets and liabilities that are accurate and complete in all material respects and (B) maintains adequate internal accounting controls reasonably designed and maintained to ensure that: (I) transactions are effected pursuant to appropriate authorization; (II) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NLASCO and its consolidated Subsidiaries in accordance with GAAP; (III) the reporting of the assets of NLASCO and its consolidated Subsidiaries is compared with existing assets at regular intervals; and (IV) accounts, notes and other receivables are recorded accurately.

        (i)    No Material Adverse Changes.     Except as set forth in Section 4(i)(x) of the Disclosure Letter, since December 31, 2005, there has not been any Material Adverse Change and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing and except as set forth in Section 4(i)(y) of the Disclosure Letter, since that date neither NLASCO nor any of its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

        (j)    Undisclosed Liabilities.     Neither NLASCO nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, including any liability for Taxes), except (i) liabilities set forth on the balance sheet included in the NLASCO Most Recent Financial Statements (including footnotes thereto), (ii) any liabilities that have arisen after the NLASCO Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) liabilities set forth in Section 4(j) of the Disclosure Letter.

        (k)    Reserves.     All reserves carried on the Regulatory Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards and principles (except as set forth therein), consistently applied, and reported in accordance with SAP, (ii) comply in all material respects with the requirements of applicable laws, and (iii) were made with the good faith intention and belief that they made reasonable provision individually and in the aggregate to cover the respective liabilities under outstanding policies and Contracts of insurance of the Insurance Companies as of the dates of such Regulatory Statements (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were or will be in fact adequate to cover the actual amount of such liabilities that are eventually paid after the date hereof).

        (l)    Ratings.     (i) A.M. Best has assigned NLIC and ASIC financial strength ratings of A and B++, respectively, and Sellers have not been advised that A.M. Best is considering any downgrade of either such rating, (ii) A.M. Best has not announced or indicated to NLASCO or its Subsidiaries that it has under surveillance or review the financial strength of NLIC or ASIC or that it intends to provide an issuer credit rating or a debt rating for either of the Insurance Companies; and (iii) except as set forth in Section 4(l)(iii) of the Disclosure Letter, A.M. Best has not communicated to NLASCO or its Subsidiaries that any rating specified in (i) above is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, including as a result of the transactions contemplated hereby.

        (m)    Legal Compliance; Permits and Licenses; No Fines or Censures.

          (i)    Except as set forth in Section 4(m)(i) of the Disclosure Letter, each of NLASCO and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Authorities, including, without limitation, applicable federal and state privacy laws and the privacy regulations of the Texas Department of Insurance. Since December 31, 2005, none of Sellers, NLASCO or its Subsidiaries has received any notice or other communication (whether oral or written) regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable law or regulation, or (B) any actual, alleged, possible, or potential obligation on the part of any of such parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature instituted by any Governmental Authority.

          (ii)   Except as otherwise expressly addressed in Section 4(m)(ii) of the Disclosure Letter, NLASCO and its Subsidiaries, at all times since January 1, 2001, have possessed, and been in compliance in all respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Governmental Authorities for the conduct of their respective businesses and operations as now conducted (collectively, the "Required Licenses"). All applications required to have been filed for the renewal of the Required Licenses listed or required to be listed in Section 4(m)(iii)(x) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to the Required Licenses have been duly made on a timely basis with the appropriate Governmental Authorities.

          (iii)  Section 4(m)(iii)(x) of the Disclosure Letter sets forth a list of all Required Licenses. Since January 1, 2001, neither NLASCO nor any of its Subsidiaries has received written notice of any proceedings relating to the revocation or modification of any Required Licenses. To the Knowledge of Sellers, except for the "relicensing" requirements in the states identified on Section 4(m)(iii)(y) of the Disclosure Letter and any "pre- or post-acquisition filing or notice" requirements in other states that may be triggered by the change in control of NLASCO and its Subsidiaries, none of the Required Licenses will be subject to suspension, modification, revocation or non-renewal, nor will the Insurance Companies be subject to any fine or censure as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

          (iv)  Section 4(m)(iv) of the Disclosure Letter sets forth a list of all fines, censures, and cease and desist orders imposed since January 1, 2001, by regulatory authorities having jurisdiction over NLASCO or any of its Subsidiaries. To Sellers' Knowledge, no regulatory authority having jurisdiction over NLASCO or any of its Subsidiaries has threatened, or has cause to impose, any material fine, censure, or cease and desist order in the future. There are no regulatory examinations or reviews in process in respect of NLASCO or any of its Subsidiaries (including but not limited to financial and market conduct examinations of the Insurance Companies) which have not been disclosed to Buyer in Section 4(m)(iv) of the Disclosure Letter other than those that arise after the date of this Agreement in the Ordinary Course of Business of NLASCO.

        (n)    Tax Matters.

          (i)    Each of NLASCO and its Subsidiaries have filed all material Income Tax Returns that they were required to file, and have paid or accrued a liability for all material Income Taxes shown thereon as owing.

          (ii)   Section 4(n)(ii) of the Disclosure Letter lists all Income Tax Returns filed with respect to NLASCO or any of its Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by NLASCO or any of its Subsidiaries for any tax years that are open for assessment pursuant to the applicable statute of limitations.

          (iii)  Neither NLASCO nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

          (iv)  Except as set forth in Section 4(n)(iv) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

          (v)   Since January 1, 2001 and except as set forth in Section 4(n)(v) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was NLASCO).

          (vi)  There are no material Liens for Taxes upon any property or assets of NLASCO or its Subsidiaries, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings (and for which adequate reserves have been established in the NLASCO audited consolidated financial statements in accordance with GAAP).

          (vii) Each of NLASCO and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable laws.

          (viii)   Neither NLASCO nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Income Tax Returns.

          (ix)  No Governmental Authority has claimed or asserted that NLASCO or any of its Subsidiaries is, or may be, subject to taxation by a jurisdiction where NLASCO or its Subsidiaries do not file Income Tax Returns.

          (x)   Neither NLASCO nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Sellers, no such deficiency or assessment is proposed.

        (o)    Real Property; Other Tangible Assets.

          (i)    There is no Owned Real Property.

          (ii)   Section 4(o)(ii) of the Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Sellers have delivered to Buyer a true and complete copy of each Lease document.

          (iii)  All material items of equipment and other tangible assets owned by or leased to NLASCO and its Subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of NLASCO and its Subsidiaries in the manner in which such businesses are currently being conducted.

        (p)    Proprietary Assets.

          (i)    Section 4(p)(w) of the Disclosure Letter sets forth, with respect to each Proprietary Asset owned by NLASCO and its Subsidiaries and registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 4(p)(x) of the Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by NLASCO and its Subsidiaries that are material to the businesses of NLASCO and its Subsidiaries. Section 4(p)(y) of the Disclosure Letter identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 annually with respect to, each Proprietary Asset that is licensed or otherwise made available to NLASCO and its Subsidiaries by any Person (the "Licensed Assets") and is material to the businesses of NLASCO and its Subsidiaries, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to NLASCO and its Subsidiaries. NLASCO or its Subsidiaries have good, valid and marketable title to all of the NLASCO Proprietary Assets other than Licensed Assets, free and clear of all Liens. NLASCO or one or more of its Subsidiaries have a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the agreements and transactions contemplated hereby. Neither NLASCO nor any of its Subsidiaries has developed jointly with any other Person any NLASCO Proprietary Asset that is material to the business of NLASCO and its Subsidiaries with respect to which such other Person has any rights. Except as set forth in Section 4(p)(w) of the Disclosure Letter, there is no Contract (with the exception of end user license agreements in the form previously delivered by NLASCO to Buyer) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any NLASCO Proprietary Asset

          (ii)   No current or former employee, officer, director, stockholder, consultant or independent contractor of or to NLASCO and its Subsidiaries has any right, claim or interest in or with respect to any NLASCO Proprietary Asset.

          (iii)  (A) All patents, trademarks, service marks and copyrights held by NLASCO and its Subsidiaries are valid, enforceable and subsisting; (B) none of the NLASCO Proprietary Assets and no Proprietary Asset that is currently being developed by NLASCO and its Subsidiaries (either alone or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (C) none of the products, including the Company Forms, that are or have been designed, created, developed, assembled, manufactured or sold by NLASCO or its Subsidiaries are infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (D) NLASCO or its Subsidiaries have all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of parties; and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (E) NLASCO and its Subsidiaries have not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use thereof, any Proprietary Asset owned or used by any other Person and (F) to the Knowledge of Sellers, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material NLASCO Proprietary Asset.

          (iv)  The NLASCO Proprietary Assets constitute all the Proprietary Assets necessary to enable NLASCO and its Subsidiaries to conduct their businesses in the manner in which such business has been and is being conducted. Neither NLASCO nor any of its Subsidiaries has (i) licensed any of the material NLASCO Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability (A) to exploit fully any material

  NLASCO Proprietary Assets or (B) to transact business in any market or geographical area or with any Person.

        (q)    Contracts.

          (i)    Section 4(q)(i) of the Disclosure Letter is divided into subsections corresponding to the representations contained in Section 4(q)(i)(A) through Section 4(q)(i)(P) below, and each section of Section 4(q)(i) of the Disclosure Letter identifies the following Contracts to which NLASCO or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (provided, however, that Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business shall not be required to be set forth in Section 4(q)(i) of the Disclosure Letter):

            (A)  each Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor (other than Contracts entered into with Producers that are in the form of a Producer Agreement);

            (B)  each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (other than licenses for computer software having a purchase price or an annual license fee of less than $10,000);

            (C)  each Contract imposing any restriction on NLASCO or its Subsidiaries' rights or abilities (1) to compete with any other Person, (2) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person not a party to such Contract or to transact business or deal in any other manner with any other Person not a party to such Contract, or (3) develop or distribute any technology (other than "off-the-shelf" computer software having a purchase price or an annual license fee of less than $10,000);

            (D)  each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship (other than Contracts entered into with Producers that are in the form of a Producer Agreement);

            (E)  each Contract relating to the acquisition, issuance or transfer of any securities of NLASCO or any of its Subsidiaries since January 1, 2001;

            (F)  each Contract involving an amount in excess of $50,000 relating to an indenture, mortgage, promissory note, loan agreement or other Contract or commitment relating to any indebtedness, which indebtedness shall include, without limitation, funded indebtedness, deferred indebtedness and other payment obligations, whether contingent or otherwise;

            (G)  each Contract involving an amount in excess of $50,000 relating to the creation of any Lien with respect to any asset of NLASCO or any of its Subsidiaries;

            (H)  each Contract (other than a Company Form) involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

            (I)   each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, other than Contracts entered into with Producers that are in the form of a Producer Agreement;

            (J)   each Contract involving an amount in excess of $50,000 relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Affiliate of any of Sellers, NLASCO or its Subsidiaries;

            (K)  each Contract constituting or relating to a government contract or government bid;

            (L)  any other Contract that was entered into outside the Ordinary Course of Business or was inconsistent with past practices of NLASCO and its Subsidiaries;

            (M) any other Contract that has a term of more than 60 days and that may not be terminated by NLASCO or its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice by NLASCO or its Subsidiaries, other than Contracts entered into with Producers that are in the form of a Producer Agreement;

            (N)  any other Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NLASCO or its Subsidiaries having a value in excess of $50,000 in the aggregate other than Contracts entered into with Producers that are in the form of a Producer Agreement;

            (O)  each Contract involving $50,000 or more constituting a commitment of any Person to purchase products (including products in development) of NLASCO or its Subsidiaries; and

            (P)   each Contract in the form of a personal loan for any director or executive officer (or equivalent thereof, including, without limitation, any underwriter of NLIC) of NLASCO and its Subsidiaries.

Contracts in the respective categories described in clauses (A) through (P) above are referred to in this Agreement as "Material Contracts."

          (ii)   NLASCO has delivered to Buyer accurate and complete copies of all written Material Contracts. Section 4(q)(ii) of the Disclosure Letter provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Section 4(q)(i) and (ii) of the Disclosure Letter is valid and in full force and effect and is enforceable by NLASCO or its Subsidiaries, as applicable, in accordance with its terms.

          (iii)  Except as set forth in Section 4(q)(iii) of the Disclosure Letter:

            (A)  Neither NLASCO nor any of its Subsidiaries has violated or breached, or committed any default under, any Contract, and, to the Knowledge of Sellers, no other Person has violated or breached, or committed any default under, any Contract;

            (B)  to the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (1) result in a violation or breach of any of the provisions of any Contract, (2) give any Person the right to declare a default or exercise any remedy under any Contract, (3) give any Person the right to accelerate the maturity or performance of any Contract, or (4) give any Person the right to cancel, terminate or modify any Contract;

            (C)  Neither NLASCO nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

            (D)  Neither NLASCO nor any of its Subsidiaries has waived any of its rights under any Contract.

          (iv)  No Person has notified NLASCO or any of its Subsidiaries, or given NLASCO or any of its Subsidiaries, reason to believe, that a Contract (but excluding Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business) will be cancelled, terminated or non-renewed. No Person is renegotiating, or has a right pursuant to the terms of any Contract to renegotiate, any amount paid or payable to NLASCO or any of its Subsidiaries under any Contract or any other material term or provision of any Contract (but excluding Contracts that are insurance policies issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business).

          (v)   The Material Contracts, together with the Producer Agreements, collectively constitute all of the Contracts necessary to enable NLASCO and its Subsidiaries to conduct their businesses in the manner in which they are currently being conducted except as disclosed in Section 4(q)(v) of the Disclosure Letter.

          (vi)  Section 4(q)(vi) of the Disclosure Letter identifies and provides a brief description of each proposed Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by NLASCO or its Subsidiaries.

        (r)    Reinsurance.

          (i)    All reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which NLASCO or any of its Subsidiaries is a party and under which NLASCO or any of its Subsidiaries has any existing rights, obligations or liabilities (collectively, "Reinsurance Contracts") are in full force and effect and neither NLASCO nor the relevant Subsidiary is in breach of any material provision thereof and, to the Knowledge of Sellers, no other party to such Reinsurance Contracts is in breach or, has threatened breach, of any provision thereof. Except as set forth on Section 4(r)(i) of the Disclosure Letter, no Reinsurance Contract contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

          (ii)   Section 4(r)(ii) of the Disclosure Letter lists all Reinsurance Contracts entered into since January 1, 2001.

          (iii)  No reinsurer under any such Reinsurance Contract has given any notice of termination or commutation with respect to any such Reinsurance Contract, nor, to the Knowledge of Sellers, is there any threat of such a notice of termination or commutation, and there is no pending or, to the Knowledge of Sellers, threatened dispute under any such Reinsurance Contract regarding the liability for any claim, except as set forth on Section 4(r)(iii) of the Disclosure Letter.

          (iv)  Except as set forth in Section 4(r)(iv) of the Disclosure Letter, Sellers have no reason to believe that the financial condition of any other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated (it being understood that whether or not such default may be cured by the operation of any offset clause in such agreement shall not be taken into account) and Sellers have no reason to believe that any amounts recoverable under such Reinsurance Contracts (including, but not limited to, amounts based on paid and unpaid losses and any reimbursable expenses) are not fully collectible. As of the date hereof, NLASCO and each of its Subsidiaries are entitled to take full credit in their respective Regulatory Statements (to the extent credit has been taken in such Regulatory Statements) pursuant to applicable laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Contract.

          (v)   Except as set forth in Section 4(r)(v) of the Disclosure Letter, there are no existing or threatened disputes with any reinsurer regarding payment of a claim under any Reinsurance Contract.

        (s)    Powers of Attorney.     Except for the powers of attorney executed by the underwriters of NLIC issued to NLIC's attorney-in-fact, there are no outstanding powers of attorney executed on behalf of NLASCO or any of its Subsidiaries.

        (t)    Litigation.     Section 4(t)(x) of the Disclosure Letter sets forth each instance in which NLASCO, its Subsidiaries, or their assets (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are a party to or the subject of any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction ("Legal Proceedings"). Except as set forth in Section 4(t)(y) of the Disclosure Letter, there are no Legal Proceedings pending or to the Knowledge of Sellers, threatened to which NLASCO or any of its Subsidiaries is or may be a party which would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

        (u)    Insurance.     Section 4(u) of the Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained by NLASCO or its Subsidiaries. Sellers have made available to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. NLASCO or its relevant Subsidiary has complied in all material respects with the terms of such policies. Since January 1, 2001, neither NLASCO nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither NLASCO nor any of its Subsidiaries is a member of or a party to, and none of such parties or their assets are subject to, any reinsurance or risk-sharing pool or similar arrangements in which NLASCO and/or any of its Subsidiaries is the insured.

        (v)    Employee Benefits.

          (i)    Section 4(v)(i) of the Disclosure Letter lists each Employee Benefit Plan that NLASCO or any of its Subsidiaries maintains, sponsors, or to which any of NLASCO and its Subsidiaries contribute or has any liability (contingent or otherwise). Other than the Subsidiaries, neither currently or at any time within the six (6) year period immediately preceding the Closing Date, has there been any other corporation or trade or business controlled by, controlling or under common control with NLASCO (within the meaning of Code § 414 or ERISA §4001(a)(14) or ERISA §4001(b).

            (A)  Each such Employee Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code and all other applicable laws.

            (B)  NLASCO and its Subsidiaries have performed all of their obligations under all such Employee Benefit Plans, and all contributions and other payments required to be made by NLASCO or any of its Subsidiaries to any such Employee Benefit Plan have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Financial Statements. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

            (C)  Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a favorable determination letter from the IRS and is qualified in form and operation under Code §401(a), and each trust for each such Employee Benefit Plan is exempt from federal income tax under Code §501(a) and no event has occurred nor, to the Knowledge of Sellers, does any circumstance exist that gives rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust.

            (D)  There are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any such Employee Benefit Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, or any pending or threatened claims regarding breaches of fiduciary duty under ERISA, and to the Knowledge of Sellers, there is no basis for any such claim.

            (E)  No employer securities, employer real property or other employer property is included in the assets of any such Employee Benefit Plan.

            (F)  Neither NLASCO nor any of its Subsidiaries has engaged in or knowingly permitted to occur and to the Knowledge of Sellers, no other party has engaged in or permitted to occur any transaction prohibited by ERISA §406 or "prohibited transaction" under Code §4975(c) with respect to any such Employee Benefit Plan, except for any transactions which are exempt under ERISA §408 or Code §4975.

            (G)  Each such Employee Benefit Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of any such Employee Benefit Plan intended to be "qualified" within the meaning of Code §401(a), without the vesting or acceleration of any benefits promised by such Employee Benefit Plan.

            (H)  To the Knowledge of Sellers, no event has occurred or circumstance exists that could result in a material increase in premium costs of such Employee Benefit Plans that are insured, or a material increase in benefit costs of such Employee Benefit Plans that are self-insured.

            (I)   Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment, vesting, or acceleration of any benefit under any such Employee Benefit Plan (other than qualified plans under Code § 401(a)), assuming that no employee incurs a termination of employment or reduction in hours in connection with the transactions contemplated by this Agreement.

            (J)   Neither NLASCO nor any of its Subsidiaries has received any notice from the IRS, the Pension Benefit Guaranty Corporation ("PBGC"), or the Department of Labor ("DOL") relating to any such Employee Benefit Plan regarding an audit of any such Employee Benefit Plan or the assessment of a material penalty.

            (K)  Neither NLASCO nor any of its Subsidiaries has filed or been required to file any registration statements with the SEC with respect to any such Employee Benefit Plan.

            (L)  Except as set forth in Section 4(v)(i)(L), each trust funding any such Employee Benefit Plan that is intended to be qualified under Code §501(c)(9) has received a favorable determination letter from the IRS. Neither NLASCO nor any of its Subsidiaries maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)).

          (ii)   Neither NLASCO nor any of its Subsidiaries currently or, since January 1, 2001, has ever maintained, sponsored or contributed or had any liability (contingent or otherwise) with respect to any "multiemployer plan" (as defined in ERISA §3(3)) or any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)) subject to Title IV of ERISA or Code §412.

          (iii)  Neither NLASCO nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefit under any Employee Benefit Plan intended to be "qualified" within the meaning of Code §401(a)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No Employee Benefit Plan is a "multiple employer welfare arrangement" within the meaning of ERISA § 3(40).

          (iv)  NLASCO has the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired and active employees.

          (v)   Neither NLASCO nor any of its Subsidiaries has filed or been required to file any notices, forms or reports with the IRS, the PBGC or the DOL, pursuant to statute, other than annual reports, within the four (4) years preceding the date hereof.

          (vi)  Neither NLASCO nor any of its Subsidiaries has made any payments or provided any benefits to any "service provider", within the meaning of Code §409A, which, based upon a good faith interpretation of current published guidance, were or are subject to additional income tax under Code § 409A(a)(1)(B) or any other taxes or penalties imposed under Code § 409A ("409A Taxes") and NLASCO and each of its Subsidiaries intend to take timely action as may be necessary or appropriate to prevent the application of 409A Taxes to any payments or benefits which may become payable or may be provided in the future to any "service provider" of NLASCO or any of its Subsidiaries.

        (w)    Environmental, Health and Safety Matters.

          (i)    NLASCO and its Subsidiaries are in compliance with Environmental, Health and Safety Requirements.

          (ii)   NLASCO and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to NLASCO or its Subsidiaries or their facilities arising under Environmental, Health and Safety Requirements.

        (x)    Certain Business Relationships with NLASCO and Its Subsidiaries.     No Seller and no Affiliate of any Seller have been involved in any material business arrangement or relationship with NLASCO or any of its Subsidiaries within the past 12 months other than arrangements or business relationships that were on arm's-length terms and fully reflected in the NLASCO Financial Statements. Except as set forth in Section 4(x)(A) of the Disclosure Letter, neither Sellers nor any of their respective Affiliates (other than NLASCO and its Subsidiaries) owns any asset, tangible or intangible, that is used in the business of NLASCO or any of its Subsidiaries. Except as set forth in Section 4(x)(B) of the Disclosure Letter, neither Sellers nor any of their respective Affiliates is a party to any Contract with, or has any claim or right against, NLASCO or any of its Subsidiaries.

        (y)    Certain Business Practices.     None of NLASCO, any of its Subsidiaries, or any Seller, and no director, officer, agent or employee of any of NLASCO or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, campaigns, parties or advertising, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any similar provision of applicable law.

        (z)    Actuarial Reports.     Except as set forth in Section 4(z) of the Disclosure Letter, NLASCO has delivered or made available to Buyer a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to NLASCO and its Subsidiaries in the twelve (12) months prior to the date of this Agreement, and all attachments, addenda, supplements and modifications thereto (the "Actuarial Analyses"). The information and data furnished by NLASCO and its Subsidiaries to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate in all material respects.

        (aa)    Regulatory Filings.     Except as set forth in Section 4(aa) of the Disclosure Letter, since January 1, 2001, NLASCO and its Subsidiaries have filed all material reports, statements, documents, registrations, filings, or submissions required to be filed by each of NLASCO and its Subsidiaries, respectively, with any applicable Governmental Authority. All such material reports, statements, documents, registrations, filings, or submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such Governmental Authority with respect to such reports, statements, documents, registrations, filings, or submissions that have not been satisfied. All premium rates, rating plans, and policy forms established, adopted or used by NLASCO and its Subsidiaries since January 1, 2001, that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved, and comply in all material respects with the insurance laws applicable thereto.

        (bb)    Insurance Markets.     NLASCO and its Subsidiaries have all requisite authorizations to place business in the insurance markets in which they operate. Except as set forth in Section 4(bb) of the Disclosure Letter, since January 1, 2001, neither NLASCO nor any of its Subsidiaries has had its authority withdrawn, cancelled, non-renewed, suspended, substantially restricted or otherwise impaired in any such insurance market in which it places business. Except as set forth in Section 4(bb) of the Disclosure Letter, neither NLASCO nor any of its Subsidiaries is in violation of, or default under, any requirements necessary to place business in the insurance markets in which it operates. Neither NLASCO nor any of its Subsidiaries is the subject of, or party to, any actual or, to the Knowledge of Sellers, threatened disciplinary action or proceeding under any applicable law in respect of its placement of business in any of the insurance markets in which it operates. Neither NLASCO nor any of its Subsidiaries places business directly or indirectly in any insurance market, other than those in which it has full authorization to do so. At and immediately following the Closing, each of NLASCO and its Subsidiaries will hold valid authorizations to place business in the insurance markets in which it operates as of the date hereof.

        (cc)    Producer Relationships.

          (i)    Section 4(cc)(i) of the Disclosure Letter sets forth the standard forms of agreement (the "Producer Agreement") currently being utilized by the Insurance Companies with respect to Persons who produce, write, place or sell policies, binders and Contracts of insurance marketed and issued by the Insurance Companies ("Producers"). All of the Contracts currently in effect between an Insurance Company and a Producer are in all material respects in the form of the Producer Agreement.

          (ii)   Section 4(cc)(ii) of the Disclosure Letter sets forth a list of the top twenty (20) Producers during the year ended December 31, 2005. Each such Producer (A) is listed on Section 4(cc)(ii) of the Disclosure Letter (which includes such Producer's status as an employee of NLASCO or one of its Subsidiaries or an independent contractor), and (B) is (1) duly licensed and properly appointed in each jurisdiction in which such Producer currently produces, writes, places or sells insurance on behalf of an Insurance Company and (2) was duly licensed and properly appointed in each jurisdiction at the time such Producer produced, wrote, placed or sold insurance on behalf of such Insurance Company.

          (iii)  Since January 1, 2001, to the Knowledge of Sellers, at the time any Insurance Company paid commissions to any Producer in connection with the sale of insurance, each such Producer was duly licensed in the particular jurisdiction in which such Producer produced, wrote, placed or sold insurance for such Insurance Company, and the commissions paid were in compliance with applicable law and Producer Agreements, except as set forth on Section 4(cc)(iii) of the Disclosure Letter. The Insurance Companies are not in breach or violation of, or default under, in any material respect, any of its Contracts with Producers. To the Knowledge of Sellers, no Producer is or was the subject of, or party to, any disciplinary action or proceeding under any applicable law (or with or without notice or lapse of time or both would have violated any applicable law). Except as set forth in Section 4(cc)(iii) of the Disclosure Letter, to the Knowledge of Sellers, no Producer produced, wrote, placed or sold insurance that was not in compliance with the marketing guidelines of the Insurance Companies. There is no dispute pending or, to the Knowledge of Sellers, threatened against any Insurance Company by any Producer.

          (iv)  Except as set forth in Section 4(cc)(iv) of the Disclosure Letter, no Insurance Company is party to any agency Contracts, third party administration Contracts or other similar arrangements or commitments, or amendments, supplements or modifications thereto, under which an independent party has authority to perform underwriting analysis and issue insurance policies on behalf of the Insurance Companies or otherwise bind the Insurance Companies without prior approval by the Insurance Companies.

          (v)   All Producers, including, without limitation, all managing general agencies, of the Insurance Companies have been provided with complete and accurate underwriting and pricing guidelines and procedures for the Insurance Companies.

        (dd)    Insurance Practices.     All policies, binders, slips, certificates, and participation agreements and other agreements of insurance, whether individual or group, that are in effect (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and that have been issued by the Insurance Companies and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection (the "Company Forms"). The Company Forms comply in all material respects with the applicable insurance statutes, regulations and rules. All marketing materials, whether or not in written form (including broadcasting and website communications), have complied with applicable advertising legal requirements and accurately described the Insurance Companies' products, including with respect to coverage limits, exclusions, pre-existing conditions, deductibles and co-payments. Since January 1, 2001, the Insurance Companies' agent training programs and other communications to agents and distributors (including training manuals, tapes, scripts, etc.) have been consistent with the Insurance Companies' marketing materials and in compliance with applicable laws and regulations.

        (ee)    Full Disclosure.     This Agreement (including the Disclosure Letter) does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading. The NLASCO Disclosure Information will not contain, at the time such NLASCO Disclosure Information is filed with the SEC, any information that is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make such information contained therein, in the light of the circumstances under which such information was or will be made or provided, not false or misleading.

        (ff)    Disclaimer of Other Representations and Warranties.     Except as expressly set forth in Section 3, this Section 4, the Disclosure Letter, and all certificates to be delivered hereunder, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of NLASCO, its Subsidiaries or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

        Section 5.    Pre-Closing Covenants.     On or before the Closing, each of the Parties shall, or shall cause its Subsidiaries to, do the following.

        (a)    General.     Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7below). Sellers shall, and shall cause NLASCO and its Subsidiaries and their representatives, attorneys, independent auditors and advisors to reasonably cooperate with Buyer and ARC in ARC's financing efforts for the Purchase Price, including, without limitation, assisting ARC in preparing any proxy statement, registration statement or similar document and providing on a timely basis and certifying to ARC, at times reasonably requested by ARC, such information and financial data that is necessary and appropriate to be disclosed in connection with ARC's financing efforts (collectively, the "NLASCO Disclosure Information"). Such certifications shall constitute representations and warranties of Sellers under this Agreement as if the substance of such certifications was set forth in Section 4 of this Agreement.

        (b)    Notices and Consents.

          (i)    Sellers shall cause each of NLASCO and its Subsidiaries to give any notices to third parties, and shall cause each of NLASCO and its Subsidiaries to use their reasonable best efforts to obtain any third party consents, referred to in Section 4(c) above and the items set forth in Section 5(b) of the Disclosure Letter. Each of the Parties will (and Sellers will cause each of NLASCO and its Subsidiaries to) make any necessary Governmental Filings, and use its reasonable best efforts to obtain any Governmental Approvals (including, without limitation, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and the Texas Department of Insurance that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the transactions contemplated hereby, and shall take all actions as may be reasonably requested by any such Governmental Authorities to obtain such Governmental Approvals; provided, however, that in no event shall any Party or any of its Affiliates be required to agree to (A) the divestiture of any business or entity or (B) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (1) Material Adverse Effect, or (2) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by the Party and its Affiliates from the transactions contemplated by this Agreement. The Parties will cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals (including by making available, upon reasonable notice, appropriate representatives of the Parties, NLASCO and its Subsidiaries for participation in meetings with Governmental Authorities).

          (ii)   Prior to the Closing, each of the Parties shall promptly notify one another of any communication it receives from any Governmental Authority relating to the transactions contemplated by this Agreement and permit the other Parties to review in advance any proposed material written communication by such Party to the Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such Parties or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that (A) Buyer may redact from such correspondence, filings and communications any confidential financial or competitive information of Buyer and its Affiliates and (B) no Party shall be required to share information with the other if the sharing of such information violates any laws, rules, or regulations or is inconsistent with the confidentiality provisions contained or referred to in Section 5(g) hereof. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as other Parties may reasonably request in connection with the foregoing.

        (c)    Operation of Business.     Sellers will not cause or permit NLASCO or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as expressly contemplated by this Agreement. Without limiting the generality of the foregoing and without the prior written consent of Buyer, Sellers:

          (i)    will use their reasonable best efforts to maintain, keep and preserve their assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices,

          (ii)   will use their reasonable best efforts (A) to preserve the business and organization of NLASCO and its Subsidiaries, (B) to keep available to Buyer the services of NLASCO's and its Subsidiaries' present officers, employees, Producers, agents and independent contractors, (C) to preserve for the benefit of Buyer the goodwill of banks, suppliers, customers, Producers, reinsurers, landlords and others having business relations with it, and (D) to cooperate with Buyer and use reasonable efforts to assist Buyer in obtaining the consent of any Party where the consent of such Party may be required by reason of the transactions contemplated hereby,

          (iii)  will not permit NLASCO or its Subsidiaries to

            (A)  make (or incur any obligation to make) any capital expenditures in excess of $250,000;

            (B)  incur any indebtedness for borrowed money, except borrowings incurred in the Ordinary Course of Business, or lend money to any Person;

            (C)  change their respective Articles of Incorporation or Bylaws (or equivalent governing document);

            (D)  except for the pre-Closing distribution described in Section 2(c), declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity interests or repurchase, redeem or otherwise reacquire any shares of capital stock, equity interests or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

            (E)  sell, issue, grant or authorize the issuance or grant of (1) any capital stock or other security, or (2) any instrument convertible into or exchangeable for any capital stock, equity interests or other security;

            (F)  amend or waive any of their rights under, or accelerate the vesting under, any provision of any of NLASCO's or its Subsidiaries' stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

            (G)  recognize any labor union or enter into any collective bargaining agreement;

            (H)  form any Subsidiary or acquire any equity interest or other interest in any other entity other than the acquisition of a general insurance agency previously identified to Buyer;

            (I)   except as set forth in Section 5(c)(iii)(I) of the Disclosure Letter, establish, adopt or amend any Employee Benefit Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees or underwriters of NLASCO or its Subsidiaries;

            (J)   dismiss any employee set forth in Section 5(c)(iii)(J) of the Disclosure Letter or hire any new employee having an annual salary in excess of $150,000;

            (K)  change any of its methods of accounting or accounting practices in any respect except as required by GAAP or SAP;

            (L)  make any material Tax election;

            (M) commence or settle any legal proceeding not in the Ordinary Course of Business;

            (N)  willfully and intentionally take or omit to take any action that is designed or reasonably likely to result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing; or

            (O)  authorize, agree, commit or enter into any Contract to take any of the actions described in clauses "(A)" through "(N)" of this Section 5(c)(iii); and

          (iv)  will cause NLASCO and its Subsidiaries to:

            (A)  maintain their consolidated books of accounts and records created from and after the date of this Agreement in the usual manner, in accordance with GAAP applied on a consistent basis with prior years, subject to normal year-end adjustment and accruals; and

            (B)  comply in all material respects with all applicable laws.

          (v)   will continue to operate and administer the 401(k) plan maintained by NLASCO (the "NLASCO 401(k) Plan") in accordance with its term until the date one business day immediately prior to the Closing Date, at which time, Sellers shall take all actions necessary to terminate such plan in accordance with the terms of the plan documents for such plan.

        (d)    Full Access.     Each Seller will permit, and Sellers will cause NLASCO and each of its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of NLASCO and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), Contracts, and documents of or pertaining to NLASCO and each of its Subsidiaries; provided, however, Buyer shall not have access to information that may not be provided to Buyer under applicable laws and regulations.

        (e)    Notice of Developments.

          (i)    Any Seller may elect at any time to notify Buyer of any development, event or circumstance first occurring after the date hereof that would have been required to have been disclosed in the Disclosure Letter if it had occurred prior to the date hereof. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 30 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed for the purposes of Section 7(a)(i) only to have: (A) amended the Disclosure Letter with respect to Section 4above, (B) qualified the representations and warranties contained in Section 4 above, and (C) cured any misrepresentation or breach of warranty that otherwise might have existed with respect to Section 4 above by reason of the development. Notwithstanding anything in this Section 5(e)(i) to the contrary, Section 5(e)(i)  (A), (B)and (C) above shall not apply to developments, events or circumstances in any way related to, or a result of, a breach or a potential breach of representations and warranties contained in Section 4(a)(i) and (iii), (b), (c)(i), and (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi) and (w) above.

          (ii)   Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Section 3 and Section 4 above. Except as provided in Section 5(e)(i) above, no disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of warranty.

        (f)    Exclusivity.     No Seller will (and Sellers will not cause or permit NLASCO or any of its Subsidiaries to), directly or indirectly, solicit, initiate, encourage (including by way of furnishing information), or take or permit any other action that results in, or could reasonably be expected to lead to the submission of, any proposal or offer, from any Person relating to the acquisition of all or substantially all of the capital stock or assets of NLASCO or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange). Each Seller shall promptly (and in any event, within 24 hours of becoming aware of any such inquiries or proposal) advise Buyer orally and in writing of any such inquiries or proposals of which a Seller becomes aware. Sellers shall, and shall cause each of their Affiliates and representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible acquisition transaction.

        (g)    Confidentiality.     The terms of the letter agreement dated August 8, 2006, as amended (the "Confidentiality Agreement"), between ARC and NLASCO shall not be superseded by this Agreement and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

        (h)    Change of Control of NLIC and NLASCONL.     Sellers shall take such actions as are necessary to cause, or cause their Affiliates to cause, the following to occur on the Closing Date: (i) the resignation of the underwriters of NLIC designated by Buyer set forth in Section 7(a)(xix) of the Disclosure Letter and the transfer and assignment of their respective guaranty fund shares in NLIC and the rights and obligations under their respective Trust Agreements with Excaliber Financial Corporation, in the manner requested by Buyer, to successor underwriters designated by Buyer; (ii) the resignation of the directors and officers of NLASCONL designated by Buyer at Section 7(a)(xx) of the Disclosure Letter; and (iii) such other actions as may be requested by Buyer, including, without limitation, executing related necessary or appropriate documentation, in order to facilitate a smooth and effective change of control of NLIC and NLASCONL.

        Section 6.    Post-Closing Covenants.     From and after the Closing Date, each of the Parties covenants and agrees as follows:

        (a)    General.     In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and the intentions of the Parties, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

        (b)    Litigation Support.     In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving NLASCO or any of its Subsidiaries, each of the other Parties shall cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c)    Transition.     No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of NLASCO or any of its Subsidiaries from maintaining the same business relationships with NLASCO and its Subsidiaries after the Closing as it maintained with NLASCO and its Subsidiaries prior to the Closing. Each Seller shall cooperate with the reasonable requests of Buyer in promptly delivering, or seeking to obtain, all authorizations, consents, orders, approvals, financial information and schedules required for any SEC filing.

        (d)    Director and Officer Insurance and Indemnification.     Buyer shall permit NLASCO and its Subsidiaries to obtain an extended reporting period (otherwise known as "Tail Coverage") under NLASCO's existing director's and officer's liability policy. Buyer agrees that all rights to indemnification that the directors and officers of NLASCO and its Subsidiaries have pursuant to the Certificate of Incorporation or equivalent governing documents (and their respective Bylaws) of NLASCO and its Subsidiaries shall survive the Closing Date and shall continue in full force and effect.

        (e)    Employees.

          (i)    Buyer currently intends to cause NLASCO and its Subsidiaries to continue to employ their respective employees (the "Transferred Employees") at substantially the same salaries and wages and with employee benefits which are no less favorable in the aggregate to the Transferred Employees than those available to Buyer's similarly situated employees at the Closing Date. Notwithstanding the foregoing, nothing contained in this Section is intended to affect the employment at will status of any of the Transferred Employees absent a separate written agreement expressly intended to accomplish the same.

          (ii)   Buyer does not believe that any Transferred Employees will be entitled to receive any severance or other comparable benefit as a direct or indirect result of the transactions contemplated by this Agreement. If, after the Closing Date, NLASCO or any Subsidiary terminates the employment of any Transferred Employee, then Buyer and/or its Affiliates shall pay to such terminated Transferred Employee severance or other benefits comparable to the severance or other benefits that other employees of Buyer, occupying a position comparable to that occupied by the terminated Transferred Employee, would receive under Buyer's employment practices and policies or under Buyer's Employee Benefit Plans in place at the time that such termination occurs.

          (iii)  Buyer shall use commercially reasonable efforts to cause NLASCO and its Subsidiaries to continue to maintain any current Employee Benefit Plans of NLASCO or its Subsidiaries that currently provide life insurance, disability, medical or dental benefits to the Transferred Employees for not less than six months after the Closing Date. Buyer thereafter shall make available to the Transferred Employees benefits comparable to other employees of Buyer, occupying a position comparable to that occupied by the Transferred Employee. If Buyer elects to cause the Transferred Employees to be covered by Employee Benefit Plans maintained by Buyer rather than continue the Employee Benefit Plans of NLASCO or its Subsidiaries, each Transferred Employee, (i) shall be given service credit, for time employed by NLASCO or its Subsidiaries, for the purpose of determining eligibility under the Employee Benefit Plans maintained by Buyer; and (ii) will be given credit under the health plan maintained by Buyer for the deductibles paid since the first day of January of the year in which the Closing shall have occurred, under the health plan maintained by NLASCO or its Subsidiaries. Additionally, Buyer shall use commercially reasonable efforts to cause any preexisting conditions restrictions under Buyer's health or other welfare benefit plan to be waived to the extent necessary to provide immediate coverage under Buyer's plan.

          (iv)  To the extent permitted by law and the terms of the defined contribution plan maintained by Buyer (the "Buyer 401(k) Plan"), Buyer shall permit (but not require) the Transferred Employees who are participants in the NLASCO 401(k) Plan to elect to roll over any assets distribution from such plan upon its termination directly to the Buyer 401(k) Plan. Buyer shall permit the Transferred Employees to participate in the Buyer 401(k) Plan (or a defined contribution plan of an Affiliate of Buyer).

          (v)   Buyer shall cause NLASCO or any Subsidiary to pay all salaries and other compensation (including, but not limited to, bonuses, retirement payments, vacation pay or sick pay) payable after the Closing Date. NLASCO, Subsidiaries or Sellers shall not be responsible for any vacation pay, sick pay, bonuses or comparable payments that may have accrued but shall not have been payable prior to the Closing Date or any claims by a Transferred Employee arising under an Employee Benefit Plan, whether made before, on or after the Closing Date.

        (f)    Cooperation.     Sellers shall cooperate with Buyer upon request to obtain the post-Closing Governmental Approval from the Company Licensing Section of the Texas Department of Insurance in respect of the substitution of underwriters of NLIC and of officers and directors of NLASCONL directed by Buyer and effective on the Closing Date.

        (g)    Confidentiality.     From and after the Closing, Sellers and their Affiliates shall cause their respective representatives to maintain in confidence, and not use to the detriment of Buyer or its Affiliates (including for the purposes of competing with Buyer or its Affiliates), any written, oral or other information relating to or obtained from Buyer or its Affiliates), except that the foregoing requirements of this Section 6(g) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure by any of Sellers, their respective Affiliates or any of their respective representatives, (B) any such information is required by applicable law, governmental order or a Governmental Authority to be disclosed; provided, however, that Seller shall provide Buyer written notice prior to such disclosure, or (C) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or representative of such Party) that is not bound by a confidentiality agreement. Each of Sellers shall instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.

        Section 7.    Conditions to Obligation to Close.

        (a)    Conditions to Buyer's Obligation.     Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, except where the failure to satisfy a condition is primarily a direct result of action or inaction, not taken or omitted to be taken in good faith, on the part of Buyer:

          (i)    each of the representations and warranties set forth in Section 3(a)and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

          (ii)   Sellers shall have performed and complied with all of their covenants hereunder through the Closing;

          (iii)  there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv)  there shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is, or is threatened to become, a party or is otherwise involved, and none of Buyer, NLASCO (or its Subsidiaries) or Sellers shall have received any communication from any Governmental Authority in which such Governmental Authority indicates a reasonable likelihood of commencing any Legal Proceeding or taking any other action: (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (B) relating to the transactions contemplated by this Agreement and seeking to obtain from Sellers, Buyer (or any of its Subsidiaries) or NLASCO (or any of its Subsidiaries), any damages or other relief that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer; (C) seeking to prohibit or limit in any material respect Buyer's ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the stock or equity interests of NLASCO or any of its Subsidiaries; or (D) which would materially and adversely affect the right of Buyer, NLASCO, or any Subsidiary of Buyer to own the assets or operate the business of NLASCO or any of its Subsidiaries.

          (v)   there shall not be pending any Legal Proceeding that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer: (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (B) relating to the transactions contemplated hereby and seeking to obtain from Buyer or any of its Subsidiaries, or NLASCO or any of its Subsidiaries, any damages or other relief would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer; (C) seeking to prohibit or limit in any material respect Buyer's ability to vote, receive dividends or distributions with respect to or otherwise exercise ownership rights with respect to the stock or equity interests of NLASCO or any of its Subsidiaries; or (D) which would materially and adversely affect the right of Buyer, NLASCO, or any Subsidiary of Buyer to own the assets or operate the business of NLASCO or any of its Subsidiaries.

          (vi)  NLIC and ASIC shall have maintained respective financial strength ratings from A.M. Best of at least A and B++, respectively, and A.M. Best shall not have communicated to NLASCO or its Subsidiaries that there is a reasonable possibility that A.M. Best would downgrade or consider any downgrade of any of its ratings for NLIC or ASIC or of their debt.

          (vii) The net written premiums divided by the policyholders' statutory surplus of the Insurance Companies as determined by NLASCO in good faith in accordance with SAP shall not exceed 1.75 as of the last business day of the month preceding the month in which the Closing occurs; provided that such policyholders' statutory surplus shall not be less than $98 million as of the last business day of the month preceding the month in which the Closing occurs.

          (viii) The aggregate number of Producers and the aggregate number of policies for insurance in force as of the last business day of the month preceding the month in which the Closing occurs, as determined by NLASCO in good faith based upon the information that is available to it, shall not have declined by more than 5% and 5%, respectively, since August 31, 2006.

          (ix)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Parties, NLASCO, and its Subsidiaries shall have received all consents, approvals, authorizations, licenses, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) (A) required to be obtained by or on the part of the Parties, NLASCO, and its Subsidiaries hereto; (B) which are necessary to enable NLASCO and its Subsidiaries to continue to conduct their respective businesses after the Closing Date substantially as they are being conducted prior to the Closing Date (including, without limitation, any consents or waivers from reinsurers of the Insurance Companies required to assure that the consummation of the transactions contemplated hereby shall not be invoked by such reinsurers to terminate any reinsurance agreement to which an Insurance Company is a party); and (C) otherwise necessary for the consummation of the transactions contemplated hereby (including, without limitation, any agreements and arrangements related to indebtedness, leases of real and personal property and Buyer's right to own the NLASCO Shares and to own the assets and operate the business of NLASCO and its Subsidiaries), shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

          (x)   Since the date hereof, no Material Adverse Effect shall have occurred, and there shall exist no fact, development, or state of circumstances that, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on Buyer.

          (xi)      Each Seller shall have delivered a 5-year non-competition agreement and a 5-year non-solicitation agreement (restricting solicitation of employees, Producers and customers of Sellers, NLASCO and their Subsidiaries) in substantially the form attached hereto as Exhibit 7(a)(xi).

          (xii)     Each of the individuals set forth in Section 7(a)(xii) of the Disclosure Letter shall have delivered an employment agreement in substantially the form attached hereto as Exhibit 7(a)(xii), which agreement shall contain a non-competition provision and a non-solicitation provision (restricting solicitation of employees, Producers and customers of Sellers, NLASCO and their Subsidiaries).

          (xiii)     C. Clifton Robinson shall have delivered a share lock-up agreement restricting his sale of the ARC shares until the later of (i) 20 months after the Closing and (ii) the date on which the Parties fully resolve the stockholders' equity adjustment set forth in Section 2(e), in substantially the form attached hereto as Exhibit 7(a)(xiii).

          (xiv)     C. Clifton Robinson shall have delivered the Escrow Agreement duly executed by him in substantially the form attached hereto as Exhibit 2(b).

          (xv)     Sellers shall have delivered a Release (the "Sellers' Release") duly executed by each Seller in substantially the form attached hereto as Exhibit 7(a)(xv).

          (xvi)     all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          (xvii)     Since June 30, 2006, no Reinsurance Contract to which either of the Insurance Companies is a party has been cancelled, commuted or non-renewed by a reinsurer, nor has there been any notice regarding such an action, nor has, to the Knowledge of Sellers, any such cancellation, commutation or non-renewal been threatened or contemplated, other than renewals or replacements of Reinsurance Contracts (A) the aggregate cost of each such replaced or renewed Reinsurance Contract is not more than 120% of the cost of such Reinsurance Contract in place on the date of this Agreement, (B) the limits of which are no less favorable to the Insurance Companies than the replaced Reinsurance Contract, (C) are with a reinsurer with an AM Best rating no less than A-, and (D) the retention levels of each such Reinsurance Contract (taking into account reasonable increases in retention levels that may be agreed to by the Insurance Companies in exchange for reductions in the cost of such reinsurance) are reasonably comparable to the retention levels on the replaced Reinsurance Contract.

          (xviii)   Stockholders' Equity shall be at least $71,039,000 as of the day prior to the Closing Date as certified by Sellers.

          (xix)   Each of the underwriters of NLIC designated by Buyer in Section 7(a)(xix) of the Disclosure Letter (the "Withdrawn Underwriters") shall have resigned and withdrawn as underwriters of NLIC in writing effective on the Closing Date and shall have executed any other documentation requested by Buyer in a form acceptable to Buyer in connection with: (1) the substitution by Buyer of successor underwriters (the "Successor Underwriters") designated by Buyer to replace the Withdrawn Underwriters effective on the Closing Date, (2) the assignment and transfer of all right, title and interest to the guaranty fund shares held by the Withdrawn Underwriters to the Successor Underwriters effective on the Closing Date, and (3) any ancillary matter related to the preceding subsections (1) and (2).

          (xx)     Sellers shall have caused the delivery of resignations in writing of the persons set forth in Section 7(a)(xx) of the Disclosure Letter from the corresponding positions set forth therein for NLASCO and its Subsidiaries.

          (xxi)   Sellers shall have delivered to Buyer duly executed agreements terminating the Joint Use of Personnel Agreement and the Consolidated Tax Agreement by and among NLASCO and each of its Subsidiaries party thereto.

          (xxii)   Sellers and Buyer shall have entered into mutually acceptable amendments to the real estate leases for the properties located at the following addresses: Triangle Tower, 510 North Valley Mills Drive, Suites 201-203, 405 and 504, Waco, Texas 76710; Wells Fargo Tower, 811 Washington Avenue, Waco, Texas 76701; Wells Fargo Tower, 801 Washington Avenue, Waco, Texas 76701; and 7585 East Redfield Road, Suite 209, Scottsdale, Arizona.

          (xxiii)   The Insurance Companies shall have been eligible, as of the date of this Agreement, for the exemption under Article 5.13-2C of the Texas Insurance Code in effect on the Closing Date.

          (xxiv)   Sellers shall have delivered to Buyer a certificate executed by Sellers to the effect that each of the conditions specified above in Section 7(a)(i)-(xxiii) is satisfied in all respects and the stock certificates representing NLASCO Shares referenced in Section 2(h)(iii).

          (xxv)   Sellers shall have delivered a duly adopted resolution of the Board of Directors of NLASCO dated at least one business day prior to the Closing Date terminating the NLASCO 401(k) Plan as in effect immediately prior to the Closing Date in accordance with the terms of the plan documents for such plan.

          (xxvi)   Sellers and Buyer shall have set forth, in a writing signed by Sellers and Buyer, the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve, as applicable.

        Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

        (b)    Conditions to Sellers' Obligation.     Sellers' obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, except where the failure to satisfy a condition is primarily a direct result of action or inaction, not taken or omitted to be taken in good faith, on the part of any Seller:

          (i)    each of the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

          (ii)   Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (iii)  there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, NLASCO, and its Subsidiaries shall have received all consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained by or on the part of the Parties, NLASCO, and its Subsidiaries or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing;

          (v)   all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers;

          (vi)  ARC shall have delivered to Sellers the Registration Rights Agreement, substantially in the form of Exhibit 7(b)(vii) duly executed by ARC;

          (vii)     the ARC Shares Payment will, on the issuance and delivery to C. Clifton Robinson pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The ARC Shares Payment to be delivered to C. Clifton Robinson pursuant to this Agreement are and will be free of any Liens (other than pursuant to securities laws restrictions or the Escrow Agreement) and preemptive rights of the shareholders of Buyer; and

          (viii)     since the date of this Agreement, no ARC Material Adverse Effect shall have occurred, and there shall exist no fact, development, or state of circumstances that, individually or in the aggregate, would be reasonably likely to result in an ARC Material Adverse Effect;

          (ix)  Sellers shall have received a release of the guaranties of C. Clifton Robinson, C.C. Robinson Property Company, Ltd., C.C. Robinson Property Company II, Ltd. and James E. Murphy with respect to the indebtedness of NLASCO to Central National Bank; and

          (x)   Buyer shall have delivered to Sellers a certificate executed by Buyer to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects and the Purchase Price.

          (xi)  Buyer and Sellers shall have set forth, in a writing signed by Buyer and Sellers, the methodology the parties will follow in determining the Reserve Deficiency or Excess Reserve, as applicable.

        Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

        Section 8.    Remedies for Breaches of This Agreement.

        (a)    Survival of Representations and Warranties.     All of the representations and warranties of Sellers and NLASCO contained in Section 4 above, the Disclosure Letter, any supplements thereto and any certificate or agreement delivered pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect until the 18-month anniversary of the Closing Date; provided, however, any representation or warranty with respect to Taxes shall survive until the date on which the relevant statute of limitation expires for the assessment of Taxes; provided further, that all of the representations and warranties of Sellers contained in Section 3(a) above (excluding Section 3(a)(iii)(B), (C) and (D)) and in Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi) and (w) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of ARC and Buyer contained in Section 3(b) above, the Disclosure Letter and any certificate or agreement delivered pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect until the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties in Section 3(b)(i), 3(b)(iii)(A) and 3(b)(iv) shall survive the Closing and continue in full force and effect forever thereafter (subject to applicable statutes of limitations). The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of any Party hereto to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.

        (b)    Indemnification Provisions for Buyer's Benefit.

          (i)    Provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), from and after the Closing, each Seller shall jointly and severally indemnify the Buyer Indemnitees from and against any Adverse Consequences the Buyer Indemnitees shall suffer caused by or arising out of:

            (A)  any inaccuracy in or breach or alleged breach of any representation or warranty of Sellers set forth in this Agreement, the Disclosure Letter, and any certificate or agreement delivered in connection with the transactions contemplated hereby (provided, that for purposes of calculating the amount of any Adverse Consequences the Parties shall not give effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Letter); provided, however, that Sellers shall not have any obligation to indemnify the Buyer Indemnitees from and against any Adverse Consequences under this Section 8(b)(i)(A)to the extent the Adverse Consequences caused by or arising from the inaccuracy, breach or alleged breach (or series of related events or circumstances) do not equal or exceed $20,000 (such Adverse Consequences that exceed $20,000 being "Recoverable Adverse Consequences"), provided further, that Sellers shall not have any obligation to indemnify any Buyer Indemnitee from and against Recoverable Adverse Consequences until such Recoverable Adverse Consequences exceed, in the aggregate, $3,000,000, after which point Sellers will be obligated only to indemnify the Buyer Indemnitees from and against further such Recoverable Adverse Consequences; provided further, that the foregoing limitation shall not apply to, or in any manner limit, Sellers' obligations under this Section 8(b)(i)(A) in the event of (A) Seller's intentional misrepresentations, fraud or willful misconduct, (B) any breach of Section 3(a) , or (C) any breach of Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi)or (w);

            (B)  any breach or alleged breach or non-fulfillment of any covenant or obligation of Sellers (including without limitation the covenants set forth in Section 5 and Section 6);

            (C)  any violation of law, rule, regulation, Contract or fiduciary duty in connection with the cash distribution contemplated by Section 2(c);

            (D)  any claim that NLASCO or any of its Subsidiaries, or any of its products or services, infringes, misappropriated or otherwise violates a Proprietary Asset of a third party (for which purposes, Sellers will be considered a third party); or

            (E)  any Legal Proceeding instituted by a third party as of the date of this Agreement or as of the date of Closing, as applicable, that (i) is not included in Section 4(t)(y) of the Disclosure Letter or an update thereto delivered to Buyer in accordance with this Agreement and (ii) is not a Legal Proceeding between NLASCO or any of its Subsidiaries, on the one hand, and any insured, on the other hand, under an insurance policy issued by NLASCO or any of its Subsidiaries in the Ordinary Course of Business, the results of which are Actual

    Losses and actually are included in the post-Closing reserve adjustment provided for in Section 2(f).

          (ii)   In the event NLASCO or any of its Subsidiaries suffers, incurs or otherwise becomes subject to any Adverse Consequences as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of NLASCO or any of its Subsidiaries as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the stock of NLASCO, to have incurred Adverse Consequences as a result of and in connection with such inaccuracy or breach; provided that Buyer and NLASCO or any of its Subsidiaries shall only be entitled to one recovery for such breach or inaccuracy of a representation, warranty, covenant or obligation.

          (iii)  Sellers shall have no liability for indemnity under Section 8(b)(i)(A) to the extent the amounts paid by Sellers for the Recoverable Adverse Consequences suffered by the Buyer Indemnitees exceed a $23,500,000 aggregate ceiling, provided that such ceiling shall not apply to any claim by any Buyer Indemnitee resulting from, arising out of, relating to, in the nature of, or caused by (A) intentional misrepresentations, fraud or willful misconduct by Sellers, (B) any breach of Section 3(a), or (C) any breach of Section 4(a)(i) and (iii), (b), (c)(i), (d), (g), (n), (v)(i)(B), (v)(i)(D), (v)(i)(F), (v)(i)(G), (v)(i)(J), (v)(ii), (v)(iii), (v)(vi)or (w).

        (c)    Indemnification Provisions for Sellers' Benefit.     In the event ARC or Buyer breaches or is alleged to breach any of its representations, warranties, and covenants contained herein, and provided that any Seller makes a written claim for indemnification against ARC or Buyer pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), from and after the Closing, ARC and Buyer shall indemnify Seller Indemnitees from and against any Adverse Consequences any Seller Indemnitee shall suffer caused by the breach; provided that neither ARC nor Buyer shall have any liability for indemnity until the Adverse Consequences Seller Indemnitees have suffered by reason of all such breaches of representations and warranties exceed a $3,000,000 aggregate deductible, after which point ARC and Buyer will be obligated only to indemnify Seller Indemnitees from and against further such Adverse Consequences; provided, that the foregoing limitation shall not apply to, or in any manner limit, Buyer's or ARC's obligations under this Section 8(c)in the event of (i) Buyer's or ARC's intentional misrepresentation of any provision hereof, (ii) fraud or willful misconduct of ARC or Buyer, or (iii) any breach of Section 3(b)(i), 3(b)(iii)(A) or 3(b)(iv).

        (d)    Matters Involving Third Parties.

          (i)    If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing, provided, however, that any failure on the part of an Indemnified Party to so notify the Indemnifying Party shall not limit any of the Indemnified Parties' rights to indemnification under this Section 8 (except to the extent such failure materially prejudices the defense of such legal proceeding).

          (ii)   Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party, and does not involve an admission of fault, liability, or guilt by any Indemnified Party; provided further, that the

  Indemnifying Party shall allow the Indemnified Party an opportunity to participate in the defense of the Third-Party Claim with its own counsel and at its own expense after the Indemnifying Party assumes the defense of the Third-Party Claim.

          (iii)  Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate.

          (iv)  In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

        (e)    Determination of Adverse Consequences.     All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

        (f)    Exclusive Remedy.     Except for fraud, willful and deliberate misrepresentation, or willful and deliberate breach of covenant, the Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive monetary remedy of the Parties with respect to NLASCO, its Subsidiaries, and the transactions contemplated by this Agreement. The Parties agree and acknowledge that the ARC Shares Payment shall not be Buyer Indemnities' exclusive method of receiving indemnification from Sellers pursuant to this Section 8.

        (g)    Satisfaction of Sellers' Indemnity Obligations.     Upon final determination of Sellers' obligation to indemnify any Buyer Indemnitee under this Section 8, and of the amount of Adverse Consequences relating thereto, Buyer may require that Sellers satisfy such obligation by returning to Buyer, at Sellers' election, a combination of ARC Shares (valued for such purpose at the then-current market price) and/or cash, with an aggregate value equal to the amount of such Adverse Consequences. The value of the ARC Shares shall be based on the volume-weighted average sales price of the ARC Shares for the ten trading days immediately preceding the date of payment. Sellers acknowledge and agree that the terms of the Escrow Agreement and the lock-up agreement relating to the ARC Shares shall provide for automatic extensions of their terms to the extent claims under this Section 8 by a Buyer Indemnitee are pending on the 18-month anniversary of the Closing Date.

        Section 9.    Termination.

        (a)    Termination of Agreement.     Certain Parties may terminate this Agreement as provided below:

          (i)    the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii)   ARC or Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (A) any of Sellers has within the then previous 30 business days given Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had, or could reasonably be expected to have, a Material Adverse Effect;

          (iii)  ARC or Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any of Sellers' representations and warranties contained in this Agreement, the Disclosure Letter, or any certificate delivered in connection herewith, shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Sellers' covenants contained in this Agreement shall have been breached in any material respect, provided that, Buyer has notified Sellers of the breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (except that ARC or Buyer may not so terminate this item (iii)(B) if (x) the failure results primarily from ARC or Buyer breaching any representation, warranty, or covenant contained in this Agreement) or (y) Buyer has been unable to obtain financing on terms acceptable to Buyer and such failure is not due to a Material Adverse Change or Sellers' failure to timely provide or certify to the NLASCO Disclosure Information; and

          (iv)  Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event any of ARC's or Buyer's representations and warranties contained in this Agreement or any certificate delivered in connection herewith, shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of ARC's or Buyer's covenants contained in this Agreement shall have been breached in any material respect, provided that, Sellers have notified ARC or Buyer of the breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement) or because Buyer has not advised Sellers in writing pursuant to Section 2(g) that Buyer is prepared to consummate the transaction described in Section 2(a) and consummated such transaction by March 31, 2007; provided, that Buyer may rescind any termination by Sellers by reason of the failure of the condition precedent in Section 7(b)(viii) if Buyer elects to pay $10,575,000 in cash in lieu of the ARC Shares Payment, in which case all references to the ARC Shares Payment shall be deemed to be deleted from this Agreement.

        (b)    Effect of Termination.     If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (i) the confidentiality provisions contained in Section 5(g) above shall survive termination; (ii) no Party shall be relieved of any obligation or liability arising from any willful and deliberate breach by such Party of any representation, warranty, covenant or other provision of this Agreement; (iii) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; (iv) no Party shall be liable for any consequential or punitive damages, and (v) none of Sellers, NLASCO or any NLASCO Subsidiary shall be liable or obligated to ARC or Buyer to the extent that the Agreement is terminated as a result of the occurrence of an event that constitutes a Material Adverse Effect and over which Sellers, NLASCO or NLASCO's Subsidiaries have no control, such as, but not limited to, a natural disaster, act of terrorism, declaration of war or similar event.

        (c)    Termination Upon Material Adverse Effect.     If ARC or Buyer terminates this Agreement as a result of an event or development that could reasonably be expected to have a Material Adverse Effect, ARC or Buyer first shall give Sellers a reasonable opportunity to demonstrate that such event or development does not constitute a Material Adverse Effect on Buyer, NLASCO or any of their Subsidiaries.

        Section 10.    Miscellaneous.

        (a)    Nature of Sellers' Obligations.     The covenants of each Seller in Section 2(a) above concerning the sale of his, her, or its NLASCO Shares to Buyer are individual and not joint and several obligations.

        (b)    Press Releases and Public Announcements.     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

        (c)    Burden and Benefit.     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

        (d)    No Code §338 Election.     None of ARC, Buyer, NLASCO and any of their Affiliates shall make any election under Code §338 with respect to the transactions contemplated by this Agreement.

        (e)    Entire Agreement.     Subject to Section 5(g) above, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        (f)    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (g)    Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (h)    Headings.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (i)    Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

  If to Sellers:

  C. Clifton Robinson
  C. C. Robinson Property Company, Ltd.
  Robinson Charitable Remainder Unitrust
  900 Austin Avenue, 12th Floor
  Waco, Texas 76701
  T: (254) 756-4411
  F: (254) 756-0050

  Copy to (which shall not constitute notice):

  Richard E. Brophy, Jr.
  Beard Kultgen Brophy Bostwick & Dickson, LLP
  5400 Bosque Blvd., Suite 301
  Waco, Texas 76710
  T: (254) 776-5500
  E: brophy@thetexasfirm.com

  If to ARC or Buyer:

  Affordable Residential Communities
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Larry D. Willard
  T: (303) 383-7547
  E: larry.willard@aboutarc.com

  Copy to (which shall not constitute notice):

  Affordable Residential Communities
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Scott L. Gesell
  T: (303) 383-7506
  E: scottg@aboutarc.com

  Copy to (which shall not constitute notice):

  Haynes and Boone, LLP
  901 Main Street, Suite 3100
  Dallas, Texas 75202
  Attn: Michael M. Boone
  T: (214) 651-5552
  E: michael.boone@haynesboone.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (j)    Governing Law; Venue.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS. EACH PARTY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

        (k)    Amendments and Waivers.     No amendment of any provision of this Agreement (including the documents referred to herein) shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (l)    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (m)    Expenses.     Each of ARC, Buyer, Sellers, NLASCO, and NLASCO Subsidiaries will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all expenses (whether billed or unbilled) incurred by NLASCO or any NLASCO Subsidiary on or prior to the Closing Date in connection with the transactions contemplated herein shall be properly recorded as liabilities of NLASCO as of the Closing Date; provided further, that regulatory filing fees for filings Buyer is required to make in connection with the consummation of the transactions described in this Agreement shall be expenses of Buyer; provided, further, that any fees and expenses incurred after the date of this Agreement and payable to a third party accounting firm in connection with the audit of any of NLASCO's financial statements for the years prior to the year ended December 31, 2005 that are necessary in connection with ARC's financing efforts for the acquisition shall be reimbursed by Buyer to Sellers at Closing. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. All sales, use, transfer, documentary and other similar Taxes which may be imposed or assessed as a result of Buyer's purchase of the NLASCO Shares shall be borne 50% by Buyer and 50% by Sellers.

        (n)    Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        (o)    Incorporation of Exhibits, Annexes, and Schedules.     The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (p)    Governing Language.     This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

        (q)    Tax Disclosure Authorization.     Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code §§6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

        (r)    Waiver of Jury Trial.     THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        (s)    Specific Performance.     Each of the Parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(Signature page to follow.)

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AFFORDABLE RESIDENTIAL COMMUNITIES INC., a Maryland corporation
By:	/s/ SCOTT L. GESELL
Name:	Scott L. Gesell
Title:	Executive Vice President
BUYER:
ARC INSURANCE HOLDINGS INC., a Delaware corporation
By:	/s/ SCOTT L. GESELL
Name:	Scott L. Gesell
Title:	Executive Vice President
SELLERS:
/s/ C. CLIFTON ROBINSON C. Clifton Robinson
C. C. ROBINSON PROPERTY COMPANY, LTD., a Texas limited partnership
By:	/s/ C. CLIFTON ROBINSON C. Clifton Robinson, its general partner
By:	CCR Investors, Inc., a Delaware corporation, its general partner
	By:	/s/ GORDON B. ROBINSON Gordon B. Robinson, President
THE ROBINSON CHARITABLE REMAINDER UNITRUST
By:	/s/ C. CLIFTON ROBINSON C. Clifton Robinson Its Trustee

Appendix B

October 6, 2006

Board of Directors
Affordable Residential Communities Inc.
7887 East Belleview
Suite 200
Englewood, CO 80111

Ladies and Gentlemen:

        Affordable Residential Communities Inc. ("ARC"), its wholly owned subsidiary, ARC Insurance Holdings Inc. (the "Buyer") and C. Clifton Robinson, C.C. Robinson Property Company, Ltd and C. Clifton Robinson Intervivos Irrevocable Asset Trust (each a "Seller" and, collectively, the "Sellers") have entered into a Share Purchase Agreement, dated as of October 6, 2006 (the "Agreement"), pursuant to which Buyer will acquire from the Sellers all of the outstanding capital stock of NLASCO Inc. and through such capital stock acquisition will also acquire control of American Summit Insurance Company ("ASIC"), National Lloyds Insurance Company ("NLIC") and NLIC's attorney-in-fact, NLASCO National Lloyds Inc. ("NLASCONL" and together with ASIC, NLIC and NLASCONL, the "Subsidiaries") from the Sellers (the "Acquisition"). Upon the closing of the Acquisition, ARC will cause Buyer to pay to Sellers an aggregate consideration of $117.5 million (the "Purchase Price"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Purchase Price to ARC.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of ARC we deemed relevant; (iii) certain audited and unaudited historical financial statements and other historical financial information of NLASCO and the Subsidiaries as provided by senior management of NLASCO; (iv) earnings estimates for ARC for the years ending December 31, 2006 through 2011 as provided by, and reviewed with, senior management of ARC; (v) internal financial projections for NLASCO and the Subsidiaries for the years ending December 31, 2006 through 2011 as provided by and reviewed with senior management of ARC and NLASCO; (vi) the pro forma financial impact of the Acquisition on ARC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of ARC; (vii) the publicly reported historical price and trading activity for ARC's common stock, including a comparison of certain financial and stock market information for ARC and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the insurance industry, to the extent publicly available; (ix) the current market environment generally and the insurance industry in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of ARC, the business, financial condition, results of operations and prospects of

ARC and held similar discussions with certain members of senior management of NLASCO regarding the business, financial condition, results of operations and prospects of NLASCO.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by ARC and NLASCO or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of ARC and NLASCO that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ARC and NLASCO or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

        With respect to the earnings estimates for ARC and the internal financial projections of NLASCO reviewed with the managements of ARC and NLASCO and used by us in our analyses, ARC's and NLASCO's managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of ARC and NLASCO, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by and reviewed with the senior management of ARC, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in ARC's or NLASCO's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that ARC and NLASCO will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that ARC will be able to finance the Merger as planned. Additionally, we express no opinion as to any proposed financing related to the Merger. Finally, with your consent, we have relied upon the advice ARC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Acquisition and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of ARC's common stock will be when issued to the Sellers pursuant to the Agreement or the prices at which ARC's common stock may trade at any time. We will receive a fee for rendering this opinion and ARC has agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ARC and their affiliates. We may also actively trade the equity or debt securities of ARC or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of ARC in connection with its consideration of the Acquisition and is directed only to the fairness, from a financial point of view, of the Purchase Price to ARC and does not address the underlying business decision of ARC to engage in the

B-2

Acquisition, the relative merits of the Acquisition as compared to any other alternative business strategies that might exist for ARC or the effect of any other transaction in which ARC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Purchase Price is fair to ARC from a financial point of view.

Very truly yours,

B-3

Appendix C

INVESTMENT AGREEMENT

        THIS INVESTMENT AGREEMENT (the "Agreement") is made as of October 13, 2006 by and among Affordable Residential Communities Inc., a Maryland corporation (the "Company"), Gerald J. Ford ("Ford"), ARC Diamond, LP, a Texas limited partnership ("ARC Diamond"), and Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Hunter's Glen"). Except as otherwise indicated herein, initially capitalized terms used herein are defined in Section 8 hereof.

        WHEREAS, the Company intends to conduct a rights offering (the "Rights Offering") to allow its stockholders (as of a certain record date) the right to purchase an additional 0.242 share of its common stock, par value $0.01 per share (the "Common Stock"), per share that each stockholder of the Company owns as of the record date established for the Rights Offering (each a "Right," and collectively, the "Rights"), at a price of $8.00 per share (the "Subscription Price"); and

        WHEREAS, each of Ford and ARC Diamond has agreed to purchase the number of shares of Common Stock that they would otherwise have been entitled to purchase in the Rights Offering in lieu of exercising their Rights in the Rights Offering, and, in connection with the Rights Offering, Hunter's Glen has committed to subscribe for and exercise any Rights (other than Rights issued to Ford and ARC Diamond) that remain unexercised in the Rights Offering (the "Backstop Amount") at the Subscription Price (it being understood that other stockholders will not be offered the right to purchase any Rights that go unsubscribed in the Rights Offering).

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        Section 1.    Participation in the Rights Offering; Backstop.

        (a)    Participation in the Rights Offering.     Pursuant to the terms and subject to the conditions of this Agreement, each of Ford and ARC Diamond hereby agrees, upon consummation of the Rights Offering and at the Subscription Price, to acquire the number of shares of Common Stock as equals the number of shares of Common Stock that Ford and ARC Diamond would otherwise have been entitled to purchase in the Rights Offering, and each of Ford and ARC Diamond agrees not to exercise its right to purchase its pro rata number of shares of Common stock in the Rights Offering.

        (b)    Backstop.     Pursuant to the terms and subject to the conditions of this Agreement, the Company hereby offers Hunter's Glen the right to subscribe for and exercise, in connection with the Rights Offering, at the Subscription Price the Backstop Amount. As soon as reasonably practicable following the expiration date of the Rights Offering as set forth in the Registration Statement (the "Expiration Date"), the Company and the subscription agent for the Rights Offering shall determine the Backstop Amount and provide notice thereof to Hunter's Glen. At the Closing, Hunter's Glen hereby agrees to subscribe for and exercise, at the Subscription Price, the Backstop Amount (it being understood that other stockholders will not be offered the right to purchase any Rights that go unsubscribed in the Rights Offering).

        Section 2.    The Closing.     Hunter's Glen's subscription for the Backstop Amount hereunder shall take place as soon as reasonably practicable following the Expiration Date at a place mutually agreeable to the Company and Hunter's Glen (the "Closing"). At the Closing, the Company shall deliver to Hunter's Glen the certificates evidencing the shares of Common Stock subscribed for pursuant to Section 1, and Hunter's Glen shall deliver to the Company a cashier's check or wire transfer of immediately available funds to a bank account designated by the Company in the amount equal to the Subscription Price multiplied by the number of Rights included in the Backstop Amount.

        Section 3.    Representations and Warranties of the Company.     As a material inducement to Hunter's Glen to enter into this Agreement and subscribe for the Rights, the Company hereby represents and warrants that:

        (a)    Organization and Corporate Power.     The Company is a corporation duly organized, validly existing and in good standing under the laws of Maryland and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement (including without limitation, the Rights Offering).

        (b)    Capital Stock.     As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 10,000,000 shares of preferred stock, $0.01 par value per share, of which approximately 5,000,000 shares shall be issued and outstanding and (b) 100,000,000 shares of Common Stock, of which approximately 42,000,000 shares shall be issued and outstanding (subject to adjustment following (i) the exercise of any stock options granted under the 2003 Equity Incentive Plan, of which 500,000 options are outstanding as of the date hereof; (ii) the conversion of outstanding senior exchangeable notes, of which 6,750,524 shares are issuable if converted at $14.31; (iii) the exercise of outstanding warrants to purchase 806,229 shares of common stock; (iv) the conversion of outstanding OP units into approximately 1.5 million shares of Common Stock; (v) the conversion of outstanding PPU into approximately 1.8 million shares of Common Stock based on the current market price) and 10,000,000 shares of Special Voting Stock, $0.01 par value per share, of which approximately 2,900,000 shares shall be outstanding, (vi) shares of Common Stock to be issued to Flexpoint Partners, L.P. pursuant to a Stock Purchase Agreement dated as of October 6, 2006 and (vii) 1,218,880 shares of Common Stock to be issued to C. Clifton Robinson pursuant to a Stock Purchase Agreement dated as of October 6, 2006). As of the Closing, all of the issued and outstanding shares of capital stock of the Company shall have been duly and validly authorized and issued, shall have been issued in compliance with federal and state securities laws, shall be fully paid and non-assessable and listed on the New York Stock Exchange.

        (c)    Authorization; No Breach.     The execution, delivery and performance of this Agreement and any other agreement contemplated hereby to which the Company is a party have been duly authorized by the Company. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets; and except for the registration of the Rights under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable state securities laws in connection with the Rights Offering and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if necessary, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

        (d)    Broker's Fees.     There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Ford, ARC Diamond or

Hunter's Glen as a result of consummation of the transactions contemplated hereby (including, without limitation, the Rights Offering).

        Section 4.    Representations and Warranties of Ford, ARC Diamond and Hunter's Glen.     As a material inducement to the Company to enter into this Agreement, each of Ford, ARC Diamond and Hunter's Glen hereby represents and warrants that:

        (a)    Organization and Corporate Power.     Each of ARC Diamond and Hunter's Glen is a limited partnership duly organized and validly existing under the laws of Texas and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business required it to qualify. Each of ARC Diamond and Hunter's Glen has all requisite partnership power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

        (b)    Authorization; No Breach.     The execution of this Agreement by Ford, ARC Diamond and Hunter's Glen and the consummation by Ford, ARC Diamond and Hunter's Glen of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any such person is a party or by which any such person is bound or to which any of their respective properties or assets is subject, nor will such actions result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any such person or their respective properties or assets in each case in a manner that would adversely impact any such person's ability to subscribe for the Rights hereunder; and, except for the registration of the Rights under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act and applicable state securities laws in connection with the Rights Offering and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if necessary, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by Ford, ARC Diamond or Hunter's Glen and the consummation by Ford, ARC Diamond or Hunter's Glen of the transactions contemplated hereby in each case in a manner that would adversely impact Ford's, ARC Diamond's or Hunter's Glen's ability to subscribe for the Rights and perform their respective obligations hereunder.

        (c)    Investment Representations.     Ford, ARC Diamond and Hunter's Glen hereby represent that each is acquiring the Common Stock and/or Rights purchased hereunder or acquired pursuant hereto for his or its own account with the present intention of holding such securities for purposes of investment, and that he or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. In addition, Ford, ARC Diamond and Hunter's Glen each hereby represents that he or it is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Rights.

        (d)    Broker's Fees.     There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Ford, ARC Diamond or Hunter's Glen who might be entitled to any fee, commission or reimbursement of expenses from either the Company or any of its Affiliates as a result of consummation of the transactions contemplated hereby (including, without limitation, the Rights Offering).

        Section 5.    Conditions to Obligations of Each Party to Effect the Closing.     The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

        (a)   Other than the necessary approval of the shareholders of the Company, all consents by third parties (government or otherwise) that are required for the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Rights Offering) have been obtained on terms mutually agreeable to each party and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

        (b)   The Registration Statement shall have been filed with the Commission and declared effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with.

        (c)   No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this agreement or any of the transactions contemplated hereby (including, without limitation, the Rights Offering), declare unlawful the transactions contemplated by this Agreement (including, without limitation, the Rights Offering) or cause such transactions to be rescinded.

        (d)   The Stock Purchase Agreement has not been terminated pursuant to Section 9 thereof.

        (e)   The Rights Offering shall have been consummated in conformity with the requirements and conditions set forth in the Registration Statement.

        (f)    The shares of Common Stock to be issued to Ford, ARC Diamond and Hunter's Glen pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange.

        Section 6.    Conditions to Obligations of the Company to Effect the Closing.     Subject to Section 5 above, the obligations of the Company to consummate the transactions contemplated hereby are subject to each of the representations and warranties of Ford, ARC Diamond and Hunter's Glen contained in this Agreement being true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date.

        Section 7.    Conditions to Obligations of Ford, ARC Diamond and Hunter's Glen to Effect the Closing.     Subject to Section 5 above, the obligations of Ford, ARC Diamond and Hunter's Glen to consummate the transactions contemplated hereby and to purchase the Backstop Amount are subject to each of the representations and warranties of the Company contained in this Agreement being true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date.

        Section 8.    Definitions.     For the purposes of this Agreement, the following terms have the meanings set forth below:

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Commission" means the Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.

        "Person" means an individual, a partnership, a corporation, a limited liability company, association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Registration Statement" means the Company's Registration Statement on Form S-3 to be filed with the Commission as amended.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Stock Purchase Agreement" means the Stock Purchase Agreement dated October 6, 2006, by and among the Company, ARC Insurance Holdings Inc., Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust.

        Section 9.    Termination.     This Agreement may be terminated at any time prior to the Closing, by either party as follows:

        (a)   by mutual written consent of the Company, Ford, ARC Diamond and Hunter's Glen;

        (b)   by either the Company, on the one hand, or Ford, ARC Diamond or Hunter's Glen, on the other hand, if any governmental entity shall institute any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement (including, without limitation, the issuance of Rights pursuant to the Rights Offering), or if the shareholders of the Company shall not vote to approve this arrangement;

        (c)   by the Company, in the event Ford, ARC Diamond or Hunter's Glen has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, provided that the Company has notified Ford, ARC Diamond and Hunter's Glen of the breach, and the breach has continued without cure for a period of 15 days after the notice of such breach or for such longer period so long as such breach is curable by Ford, ARC Diamond and Hunter's Glen through the exercise of its reasonable efforts, and Ford, ARC Diamond and Hunter's Glen continue to exercise such reasonable efforts;

        (d)   by Ford, ARC Diamond or Hunter's Glen, in the event that the Company has breached any representation, warranty, or covenant contained in this Agreement, in any material respect, provided that Ford, ARC Diamond or Hunter's Glen has notified the Company of the breach, and the breach has continued without cure for a period of 15 days after the notice of such breach or for such longer period so long as such breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts; and

        (e)   by either the Company, on the one hand, or Ford, ARC Diamond or Hunter's Glen, on the other hand, if the Stock Purchase Agreement is terminated pursuant to Section 9 thereof.

        Section 10.    Indemnification.     The Company shall indemnify Ford, ARC Diamond and Hunter's Glen and hold them harmless, from and against and pay on behalf of or reimburse Ford, ARC Diamond and Hunter's Glen in respect of any claims, losses or expenses which Ford, ARC Diamond or Hunter's Glen may suffer, sustain, or become subject to, as a result of or relating to or arising out of (a) any breach of any representation, warranty, covenant or agreement made by the Company contained in this Agreement or (b) any document filed by the Company with the Securities and Exchange Commission in connection with the transactions contemplated in this Agreement or in the Stock Purchase Agreement; provided, however, the Company shall not be required to indemnify a party for any liability pursuant to the foregoing clause (b) for any liability such party suffers to the extent the liability results from, relates to, or arises out of any information furnished in writing by such party specifically and knowingly for inclusion in a filing by the Company with the Securities and Exchange Commission. The provisions of this Section 10 shall be in addition to, rather than in lieu of, and shall not affect any rights or remedies Ford, ARC Diamond or Hunter's Glen may have pursuant to law, contract or otherwise.

        Section 11.    Miscellaneous.

        (a)    Successors and Assigns.     All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party without the prior written consent of the other party, except that, each of Ford, ARC Diamond and Hunter's Glen may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates, provided that such party (i) will nonetheless remain liable for all of its obligations hereunder and (ii) shall give timely notice of any such assignment to the Company.

        (b)    Survival of Representations and Warranties.     All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        (c)    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        (d)    Construction.     Whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. All references to Sections and Paragraphs refer to sections and paragraphs of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than limitation.

        (e)    Amendment and Waiver.     The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto.

        (f)    Counterparts; Facsimile Signature.     This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile signature.

        (g)    Governing Law.     This Agreement will be governed in all respects by the laws of the State of Texas, without regard to the principles of conflicts of law of such state.

        (h)    Notices.     All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement on the date first written above.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ SCOTT L. GESELL
Name:	Scott L. Gesell
Title:	Executive Vice President
/s/ GERALD J. FORD Gerald J. Ford
HUNTER'S GLEN/FORD, LTD.
By:	Ford Diamond Corporation, its general partner
	By:	/s/ GERALD J. FORD
	Name:	Gerald J. Ford
	Title:	President
By:	/s/ GERALD J. FORD Gerald J. Ford, its general partner
ARC DIAMOND, LP
By:	ARC Diamond GP, Inc., its general partner
	By:	/s/ GERALD J. FORD Gerald J. Ford, President

Appendix D

STOCK PURCHASE AGREEMENT

by and among

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

and

THE PURCHASERS NAMED HEREIN

Dated as of October 6, 2006

Section 1.	Authorization and Closing
1A.	Authorization of the Common Stock
1B.	Purchase and Sale of the Common Stock
1C.	The Closing
Section 2.	Conditions of Each Purchaser's Obligation at the Closing
2A.	Representations and Warranties; Covenants
2B.	NLASCO Acquisition
2C.	Articles of Amendment and Restatement
2D.	Registration Agreement
2E.	Shareholder Approvals
2F.	Third Party Consents
2G.	Governmental Consents and Approvals
2H.	Material Adverse Change
2I.	Securities Law Compliance
2J.	Listing of Shares
2K.	Opinion of the Company's Counsel
2L.	Litigation
2M.	Compliance with Applicable Laws
2N.	Proceedings
2O.	Closing Documents
Section 3.	Covenants Prior to Closing
3A.	General
3B.	Third Party Notices and Consents
3C.	Governmental Notices and Consents
3D.	Operation of Business
3E.	Full Access
3F.	Notice of Material Developments
3G.	No Inconsistent Actions
Section 4.	Covenants
4A.	Information
4B.	Inspection of Property
4C.	Use of Proceeds
4D.	Public Disclosures
4E.	Confidentiality
4F.	Board Observer
Section 5.	Transfer of Restricted Securities
5A.	General Provisions
5B.	Rule 144A
5C.	Restrictive Legends
5D.	Legend Removal
Section 6.	Representations and Warranties of the Company
6A.	Organization; Ownership; Power; Qualification of the Company
6B.	Subsidiaries
6C.	Capital Stock and Related Matters
6D.	Authorization; No Breach
6E.	SEC Reports and Financial Statements
6F.	No Material Adverse Effect
6G.	Absence of Certain Developments

6H.	Litigation, etc.
6I.	Brokerage, etc.
6J.	Governmental Consent, etc.
6K.	Compliance with Laws
6L.	Proxy Statement
6M.	NLASCO Representations
6N.	Disclosure
6O.	Closing Date
Section 7.	Definitions
Section 8.	Miscellaneous
8A.	Termination.
8B.	Fees and Expenses
8C.	Remedies
8D.	Indemnification
8E.	Purchaser's Investment Representations
8F.	Consent to Amendments
8G.	Survival of Representations and Warranties
8H.	Successors and Assigns
8I.	Generally Accepted Accounting Principles
8J.	Severability
8K.	Counterparts
8L.	Descriptive Headings; Interpretation
8M.	Governing Law
8N.	Notices
8O.	Press Releases
8P.	No Strict Construction
8Q.	Complete Agreement

Schedules and Exhibits

        List of Exhibits

        Schedule of Purchasers

D-ii

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT is made as of October 6, 2006, by and among Affordable Residential Communities Inc., a Maryland corporation (the "Company"), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the "Purchasers" and individually as a "Purchaser"). The Company and the Purchasers are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Except as otherwise provided herein, capitalized terms used herein are defined in Section 7 hereof.

        WHEREAS, the Company and the Company's wholly owned subsidiary, ARC Insurance Holdings Inc., a Delaware corporation, entered into a Stock Purchase Agreement (the "NLASCO Agreement") relating to the proposed acquisition (the "Acquisition") of NLASCO, Inc., a Delaware corporation ("NLASCO").

        WHEREAS, the Company will consummate a rights offering pursuant to which its existing holders of Common Stock will purchase additional shares of the Company's Common Stock in connection with the Acquisition (the "Rights Offering").

        WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, certain shares of the Company's Common Stock in connection with the Acquisition on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties agree as follows:

        Section 1.    Authorization and Closing.

        1A.    Authorization of the Common Stock.     The Company shall authorize the issuance and sale to the Purchasers of shares of its Common Stock, par value $.01 per share (the "Common Stock"), having the rights and preferences set forth in the Articles of Amendment and Restatement.

        1B.    Purchase and Sale of the Common Stock.     At the Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Common Stock set forth opposite such Purchaser's name on the Schedule of Purchasers, as updated prior to Closing pursuant to Section 1C to reflect the final Common Stock Amount and Share Purchase Price, at a price per share of Common Stock equal to the Share Purchase Price. The aggregate purchase price for the Common Stock (the "Common Stock Purchase Price") purchased by the Purchasers shall be $20,000,000.

        1C.    The Closing.     The closing of the purchases and sales of the Common Stock (the "Closing") shall take place at a location mutually acceptable to the Parties simultaneously with the closing of the Acquisition, subject to the satisfaction or waiver of the conditions to Closing set forth in Section 2 below (the date of the Closing, the "Closing Date"). At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Common Stock to be purchased by such Purchaser, registered in such Purchaser's or its nominee's name, upon payment of the purchase price thereof by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days prior to the Closing, in the amount set forth opposite such Purchaser's name on the Schedule of Purchasers. The stock certificates shall be made available for examination by the Purchasers at least one (1) business day prior to the Closing Date. The Company shall deliver to the Purchasers a Schedule of Purchasers revised to reflect the final Common Stock Amount and Share Purchase Price at least one (1) business day prior to the Closing Date, which revised Schedule of Purchasers shall be in form and substance reasonably acceptable to the Majority Purchasers.

        Section 2.    Conditions of Each Purchaser's Obligation at the Closing.     The obligation of each Purchaser to purchase and pay for the Common Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

        2A.    Representations and Warranties; Covenants.     The representations and warranties contained in Section 6 hereof that are subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Section 6 that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

        2B.    NLASCO Acquisition.     The Company shall have consummated, or shall be contemporaneously consummating, the Acquisition on the terms set forth in the NLASCO Agreement and the Company shall not have waived any conditions to the closing of the Acquisition other than as agreed in writing by the Majority Purchasers.

        2C.    Articles of Amendment and Restatement.     The Company's Articles of Amendment and Restatement (the "Articles of Amendment and Restatement") in effect as of the date hereof shall continue be in full force and effect under the laws of the State of Maryland as of the Closing and shall not have been amended or modified other amendments disclosed to the Purchasers in writing as of the date hereof or as otherwise agreed in writing by the Majority Purchasers.

        2D.    Registration Agreement.     The Company shall have delivered to the Purchasers an executed registration rights agreement in form and substance as set forth in Exhibit A attached hereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

        2E.    Shareholder Approvals.     The Company shall have obtained all shareholder consents and approvals required, if any, to authorize, issue and sell the Common Stock hereunder (whether such consents and approvals are required under applicable law or the rules and regulations of the New York Stock Exchange or otherwise).

        2F.    Third Party Consents.     The Company shall have received or obtained all third party consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, giving rise to the right of any change of control or similar payments pursuant to, or acceleration of the terms of, any contract, agreement or document to which the Company or any of its Subsidiaries is a party and which is material to the Company, in each case on terms and conditions reasonably satisfactory to the Purchasers.

        2G.    Governmental Consents and Approvals.     The Parties shall have received or obtained all governmental and regulatory consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions reasonably satisfactory to the Purchasers (collectively, the "Governmental Approvals").

        2H.    Material Adverse Change.     Since the date hereof, there shall have occurred no event, violation, inaccuracy, circumstance, condition or other matter which has or which could reasonably be expected to have a Material Adverse Effect.

        2I.    Securities Law Compliance.     The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Common Stock pursuant to this Agreement in compliance with such laws.

        2J.    Listing of Shares.     The Company's Common Stock shall have been listed for trading on the New York Stock Exchange and shall not have been suspended by the Securities and Exchange Commission or the National Association of Securities Dealers (the "NASD") from trading on the New York Stock Exchange nor shall suspension by the Securities and Exchange Commission or the NASD have been threatened or be reasonably likely (whether with or without the passage of time).

        2K.    Opinion of the Company's Counsel.     Each Purchaser shall have received from the Company's general counsel an opinion in form and substance as set forth in Exhibit B attached hereto which shall be addressed to each Purchaser and dated the date of the Closing.

        2L.    Litigation.     No action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

        2M.    Compliance with Applicable Laws.     The purchase of the Common Stock by each Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or other onerous condition under or pursuant to any applicable law or governmental rule or regulation.

        2N.    Proceedings.     All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing.

        2O.    Closing Documents.     The Company shall have delivered to each Purchaser all of the following documents:

          (i)    an Officer's Certificate, dated the Closing Date, stating that the conditions specified in Section 1A and Section 2 inclusive, have been satisfied in all material respects;

          (ii)   a certified copy of the resolutions duly adopted by the Company's Board authorizing the execution, delivery and performance of the Transaction Documents, the issuance and sale of the Common Stock, the consummation of the Rights Offering, the consummation of the Acquisition and the consummation of all other transactions contemplated by this Agreement and of any resolutions duly adopted by the Company's shareholders with respect to any of the foregoing;

          (iii)  certified copies of the Articles of Amendment and Restatement and the Bylaws as in effect at the Closing;

          (iv)  to the extent available, copies of all third party and Governmental Approvals required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of any preemptive rights and rights of first refusal); and

          (v)   such other documents relating to the transactions contemplated by this Agreement as any Purchaser may reasonably request.

Any condition specified in this Section 2 may be waived if consented to by each Purchaser; provided that no such waiver shall be effective against any Purchaser unless it is set forth in writing executed by such Purchaser.

        Section 3.    Covenants Prior to Closing.

        3A.    General.     Each of the Parties shall use reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 2 above). At the Closing, the applicable Parties shall execute and deliver all of the agreements and instruments contemplated hereby to be executed and delivered by the Parties at the Closing.

        3B.    Third Party Notices and Consents.     The Company shall, and shall cause each Subsidiary to, use reasonable efforts to give all required notices to third parties and obtain all required third party consents and waivers in connection with the transactions contemplated by this Agreement (including the initial issuance and purchase of the Common Stock by the Purchasers hereunder).

        3C.    Governmental Notices and Consents.     Each of the Parties shall give any notices to, make any filings with, and use reasonable efforts to obtain, any authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement. Each Party shall promptly inform the other Parties of any communications to or from the Securities and Exchange Commission or any other Governmental Entity regarding the transactions contemplated by this Agreement.

        3D.    Operation of Business.     The Company shall, and shall cause each Subsidiary to, operate its business only in the usual and ordinary course of business consistent with past practice and use reasonable efforts to preserve the goodwill and organization of its business and the relationships with its clients, suppliers, employees and other Persons having business relations with the Company or its Subsidiaries.

        3E.    Full Access.     The Company shall (i) permit, and shall cause its Representatives and Subsidiaries to permit, the Purchasers and their Representatives full and complete access (during normal business hours and subject to reasonable advance notice) to the Company's and its Subsidiaries' books and records, facilities and personnel, (ii) use reasonable efforts to cause its independent accountants to be available to the Purchasers and their Representatives in the presence of a Representative of the Company (during normal business hours and subject to reasonable advance notice), in connection with their due diligence review of the Company and its affairs and operations or otherwise in connection with the transactions contemplated hereby and (iii) use reasonable efforts to provide Purchasers and their Representatives access to NLASCO information, personnel and accountants to the extent permitted under the NLASCO Agreement.

        3F.    Notice of Material Developments.     Each Party shall give prompt written notice to the other Parties of (i) any material variances in any of its representations or warranties contained in Section 6 or Section 8F below, as applicable, (ii) any material breach of any covenant hereunder by such Party and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement, including the NLASCO Acquisition.

        3G.    No Inconsistent Actions.     The Company covenants and agrees that it will not and will not permit any Subsidiary to take any action which is inconsistent in any material respect with their respective obligations under this Agreement or that would hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

        Section 4.    Covenants.

        4A.    Information.     The Company shall deliver to each Purchaser, with reasonable promptness, such information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 4A may reasonably request:

        4B.    Inspection of Property.     The Company shall permit any Representatives designated by each Purchaser, upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers and key employees of the Company and its Subsidiaries, and the Company shall use its reasonable efforts to cause the independent accountants of the Company and its Subsidiaries to be available, in the presence of a Company Representative, to such Purchaser's or holder's Representatives.

        4C.    Use of Proceeds.     The Company shall not, without the prior written consent of the Majority Purchasers, use the proceeds from the sale of the Common Stock other than to complete the acquisition of NLASCO on the terms set forth in the NLASCO Agreement, and to pay related costs, fees and expenses.

        4D.    Public Disclosures.     After the date hereof, the Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case, unless otherwise prohibited by applicable law, prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

        4E.    Confidentiality.

          (i)    Each Purchaser shall hold, and shall use its reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to the such Purchaser, except to the extent that such information can be shown to have been (a) previously known on a non-confidential basis by the Purchaser or such Representatives, (b) in the public domain through no fault of such Purchaser or its Representatives (acting in their capacity as such or with respect to information received in their capacity as such) or (c) later acquired by such Purchaser or its Representatives from sources other than the Company or any of its Subsidiaries not known by such Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that a Purchaser may disclose such information if required by applicable law, subject to compliance with Section 4E(ii); provided further that a Purchaser may disclose such information to any of its Representatives in connection with the transactions contemplated by this Agreement or its ownership of the Common Stock and monitoring of its investment therein so long as such Persons are informed by the Purchaser of the confidential nature of such information and are directed by such Purchaser to treat such information confidentially; provided further that the Purchaser may disclose such information in connection with a sale or transfer (or prospective sale or transfer) permitted by Section 5A of any Common Stock if such Purchaser's transferee (or prospective transferee) agrees to be bound by the provisions of this section. Each Purchaser agrees that it shall not and it shall cause each of its Representatives not to use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Company and in connection with the transactions contemplated by this Agreement.

          (ii)   In the event any of the holders of Common Stock or anyone to whom any of the holders of Common Stock transmit confidential information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any such information, such Purchaser shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive such holder's compliance with the provisions of this section. In the event that such protective order or other remedy is not obtained sufficiently promptly so as not to adversely affect such Purchaser or those of its officers, directors, employees, accountants, counsel, consultants, advisors and agents as to whom the information has been requested or required, or the Company waives such holder's compliance with the provisions of this Agreement, such holder will furnish only that portion of such information that such holder is advised by counsel is legally required and shall, at the Company's expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

        4F.    Board Observer.     The Majority Purchasers may designate an individual (the "Observer") who shall be entitled to notice of all Board meetings and distributions of all Board materials in the same manner and at the same time as such notices and materials are provided to members of the Board, and shall be entitled to attend and participate in all Board meetings as an observer (but not to vote on any matters thereat), with expenses reimbursed on the same terms as those of the members of the Board. Notwithstanding the preceding sentence, the Board may restrict the Observer's attendance as an observer at any meeting of the Board if the Board, based upon the advice of counsel, determines that such attendance at a meeting could cause the Company to lose the benefit of protection in respect of what would otherwise be privileged communications.

        Section 5.    Transfer of Restricted Securities.

        5A.    General Provisions.     Restricted Securities are transferable only pursuant to (i) a public offering registered under the Securities Act, (ii) in-kind distributions by any holder that is an investment fund to its partners or members, (iii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and, as applicable, if the holder thereof makes available to the Company in advance of such transfer information demonstrating compliance with Rule 144 or Rule 144A of the Securities and Exchange Commission, or (iv) any other legally available means of transfer.

        5B.    Rule 144A.     Upon the request of any holder of Restricted Securities, the Company reasonably promptly shall supply to such holder or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

        5C.    Restrictive Legends.     Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT."

        Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of the like tenor not bearing a Securities Act legend of the character set forth in Section 5C.

        5D.    Legend Removal.     If any Restricted Securities become eligible for sale pursuant to Rule 144(k) , the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 5C from the certificates for such Restricted Securities. In addition, if in connection with any transfer the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis LLP or such other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, then the Company promptly upon such contemplated shall transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 5C.

        Section 6.    Representations and Warranties of the Company.     The Company hereby represents and warrants to each Purchaser that:

        6A.    Organization; Ownership; Power; Qualification of the Company.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation or be in good standing would not have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted except such as would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into this Agreement and the agreements contemplated hereunder and to carry out the transactions contemplated hereunder.

        6B.    Subsidiaries.     Each of the Company's Subsidiaries is duly organized, validly existing as a corporation, general partnership, limited partnership, limited liability company, closed joint stock company or similar entity, and in good standing under the laws of the jurisdiction of its organization and is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation or be in good standing would not have a Material Adverse Effect. Each Subsidiary possesses all requisite organizational power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted except such as would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock or other ownership interests of each such Subsidiary are duly authorized and are validly issued, fully paid and non-assessable (to the extent applicable) and owned by the Company, directly or through Subsidiaries except such as would not reasonably be expected to have a Material Adverse Effect.

        6C.    Capital Stock and Related Matters.

          (i)    As of October 6, 2006, the authorized capital stock of the Company consists of (a) 10,000,000 shares of preferred stock, of which 5,000,000 shares are designated as Series A Cumulative Redeemable Preferred Stock (all of which are issued and outstanding), and (b) 100,000,000 shares of Common Stock, of which 41,329,705 shares are issued and outstanding and 500,000 shares are reserved under the Permitted Stock Plans (of which options for 500,000 shares of Common Stock have been granted). Except as set forth above or as disclosed in the Company SEC Reports, neither the Company nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock except pursuant to the Articles of Amendment and Restatement. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable.

          (ii)   There are no statutory or, to the Company's Knowledge, contractual shareholders' preemptive rights or rights of refusal with respect to the issuance or sale of the Common Stock hereunder. The Company has complied with all applicable federal or state securities laws in connection with the offer, sale and issuance of the Common Stock hereunder, and such offer, issuance and sale do not require registration under the Securities Act or any applicable state securities laws. Except such as would not reasonably be expected to have a Material Adverse Effect, the Company has complied with all applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. Except as disclosed in the Company SEC Reports, there are no agreements between the Company and any of its shareholders or, to the Company's Knowledge, among any of the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

        6D.    Authorization; No Breach.     The execution, delivery and performance of each of the Transaction Documents and the offering, sale and issuance of the Common Stock to the Purchasers have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The offering, sale and issuance of the Common Stock hereunder, the execution and delivery by the Company of each of the Transaction Documents and the fulfillment of and compliance with the other respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under or claim any change of control or similar payments pursuant to, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or the Bylaws or the bylaws of any Subsidiary, or any law or statute or any rule, regulation, order, writ, injunction or decree of any court or administrative government body or agency to which the Company or any Subsidiary is subject, or any material agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject.

        6E.    SEC Reports and Financial Statements.     To the Company's Knowledge:

          (i)    The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed, as such documents may have been amended or supplemented with the SEC since the time of filing (the "Company SEC Documents"). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. Each of the Company SEC Documents, (i) as of the filing date of such report, complied with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act, as the case may be, and, to the extent then applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6E, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

          (ii)   The certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company SEC Documents (collectively, the "Certifications"), were true and correct as of the date of filing thereof. Nothing has come to the attention of the principal executive officer or principal financial officer of the Company that would preclude each of them from being able to make the Certifications in the Company's next quarterly report on Form 10-Q when due.

          (iii)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's auditors and the Audit Committee of the Board of Directors of the Company (A) any control deficiencies in the design or operation of internal controls that could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries. The Company has delivered or made available to the Majority Purchasers a summary of any such disclosure made by management to the Company's auditors or the Audit Committee of the Company's Board of Directors. No significant deficiency or material weakness was identified in management's assessment of internal controls as of June 30, 2006 (nor has any such deficiency or weakness since been identified). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, alleging improper accounting or auditing practices, procedures, methodologies or methods or internal accounting control procedures of the Company or any of its Subsidiaries, including any complaint, allegation or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. Since June 30, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact or circumstance that is reasonably likely to result in a substantial change to the Company's internal controls over financial reporting.

          (iv)  The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance with the provisions of the Sarbanes-Oxley Act to the extent applicable to the Company and with the listing and other rules and regulations of The New York Stock Exchange to the extent applicable to the Company, and has not received any notice from The New York Stock Exchange asserting any non-compliance with such rules and regulations. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged, or modified (in any material way) personal loans to any executive officer or director of the Company. The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

          (v)   The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company's code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company's code of ethics.

          (vi)  The financial statements of the Company for the fiscal year ended December 31, 2005 (the "Company Financial Statements"), and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the "SEC Financial Statements") complied, as of their respective dates of filing with the SEC, or with respect to unaudited financial statements, as of the date of this Agreement, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

          (vii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company's financial statements.

        6F.    No Material Adverse Effect.     Since December 31, 2005, there has occurred no event, circumstance or condition which has had or which could reasonably be expected to have a Material Adverse Effect.

        6G.    Absence of Certain Developments.

          (i)    Except as expressly contemplated by this Agreement, the NLASCO Agreement, in connection with the Rights Offering or the transactions contemplated hereunder or thereunder or as disclosed in the SEC Reports, since December 31, 2005, neither the Company nor any of its Subsidiaries has:

            (a)   issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities except those issued pursuant to the Permitted Stock Plans or otherwise pursuant to the terms of the amended and restated agreement of limited partnership for Affordable Residential Communities LP;

            (b)   borrowed any amount (except for intercompany loans) or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and material liabilities under contracts entered into in the ordinary course of business;

            (c)   discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

            (d)   other than as has been publicly announced by the Company, declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

            (e)   except in the ordinary course of business, mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

            (f)    sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any material debts or claims;

            (g)   entered into any agreement to acquire the capital stock or other equity interests of any Person;

            (h)   suffered any extraordinary losses or waived any rights of material value, other than in the ordinary course of business or consistent with past practice; or

            (i)    agreed, whether orally or in writing, to do any of the foregoing.

          (ii)   Neither the Company nor any Subsidiary has at any time made any bribes, kickback payments or other illegal payments.

        6H.    Litigation, etc.     Except as disclosed in the SEC Reports or such as are not required to be disclosed in the SEC Reports, there are no material actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary (or pending or, to the Knowledge of the Company, threatened against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities), or pending or threatened by the Company or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to any material arbitration proceedings under collective bargaining agreements or otherwise or any material governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the Company's Knowledge, there is no basis for any of the foregoing. Neither the Company nor any Subsidiary is subject to any material judgment, order or decree of any court or other governmental agency, and neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

        6I.    Brokerage, etc.     There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the purchase of Common Stock by the Purchasers contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary and the Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        6J.    Governmental Consent, etc.     No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement (including the issuance and sale of the Common Stock to the Purchasers hereunder) or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby, or if any such consent, approval or authorization is required, it will be obtained by the Company prior to the Closing.

        6K.    Compliance with Laws.     Except as disclosed in the SEC Reports, the Company and each of its Subsidiaries has complied and is in material compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation and ownership of its business and the maintenance and operation of its properties and assets and no notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations. The Company and each of its Subsidiaries holds and is in material compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditation and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the occupation and ownership of its properties and facilities. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing.

        6L.    Proxy Statement.     The proxy statement filed with the Securities and Exchange Commission with respect to the transactions contemplated hereby (the "Proxy Statement"), including any amendments or supplements thereto, shall not (except for omitted information to be filed by amendment and other changes required as a result of developments subsequent to the date of filing), at the time filed with the Securities and Exchange Commission, and shall not, as of the date mailed to the Company's shareholders or at the time of the shareholders meeting to approve the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form and content in all material respects with the requirements of the Securities Exchange Act and the applicable rules of the Securities and Exchange Commission thereunder.

        6M.    NLASCO Representations.     The representations and warranties contained in Section 4 of the NLASCO Agreement are true and correct in all material respects as of the Closing Date.

        6N.    Disclosure.     Neither this Agreement, any of the Exhibits or Schedules attached hereto or delivered in connection herewith nor any of the written statements, documents, certificates or other items prepared and supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

        6O.    Closing Date.     The representations and warranties of the Company contained in this Section 6 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to any Purchaser at the Closing shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

        Section 7.    Definitions.     For the purposes of this Agreement, the following terms have the meanings set forth below:

        "Articles of Amendment and Restatement" has the meaning given to such term in Section 2D above.

        "Affiliate" of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

        "Board" means the Company's board of directors.

        "Closing" has the meaning given to such term in Section 1C above.

        "Closing Date" has the meaning given to such term in Section 1C above.

        "Common Stock" means the Company's common stock, par value $0.01 per share.

        "Common Stock Amount" means the number of shares of Common Stock equal to $20,000,000 divided by the Share Purchase Price in effect at Closing. For each Purchaser, the number of shares of Common Stock it will purchase at the Closing is equal to the Common Stock Amount multiplied by a fraction, the numerator of which is the amount of Common Stock Purchase Price set forth across from such Purchasers name on the Schedule of Purchasers and the denominator of which is the Common Stock Purchase Price.

        "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to the definition of Share Purchase Price regardless of whether the Convertible Securities are actually exercisable at such time.

        "Common Stock Purchase Price" has the meaning given to such term in Section 1B above.

        "Company Parties" has the meaning given to such term in Section 3M(i) above.

        "Confidentiality Agreement" means any agreement respecting the confidential treatment of information with respect to the Company entered into between the Company and any Purchaser or its Affiliates prior to the date hereof.

        "Convertible Securities" means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

        "GAAP" means generally accepted accounting principles, consistently applied.

        "Governmental Approvals" has the meaning given to such term in Section 2H above.

        "Governmental Entity" means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory or administrative subdivision, department, authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind.

        "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA; provided that "Indebtedness" shall not include any loans between the Company and/or its Wholly-Owned Subsidiaries.

        "Indemnified Liabilities" has the meaning given to such term in Section 8E(i) below.

        "Indemnitees" has the meaning given to such term in Section 8E(i) below.

        "Initial Share Price" means $9.58.

        "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

        "IRS" means the United States Internal Revenue Service.

        "Latest Balance Sheet" means the balance sheet included in the consolidated annual financial statements of the Company and its Subsidiaries as of December 31, 2005, for the 12 month period then ended, and included in the Company's SEC Reports.

        "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

        "Majority Purchasers" means, as of any date of determination, the Purchasers set forth on the Schedule of Purchasers who would purchase a majority of the Common Stock being offered at the Closing if the Closing were to occur on such date of determination.

        "Market Price" of any security means, as of a given date, the average, over a period of ten days consisting of the day as of which "Market Price" is being determined and the nine consecutive trading days prior to such day, of the closing prices of such security's sales on the New York Stock Exchange, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day.

        "Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Acquisition or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date of this Agreement in the United States or global economy or capital markets in general that do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) changes after the date of this Agreement in applicable law or in GAAP, (C) changes in the market price or trading volume of the Company Common Stock (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), and (D) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing.

        "Knowledge", as it pertains to the Company or its Subsidiaries, means the actual knowledge after reasonable inquiry of Larry D. Willard, Lawrence E, Kreider, James F. Kimsey and Scott L Gesell.

        "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer (in his capacity as an officer of the Company and not in his personal or any other capacity), stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

        "Party" or "Parties" has the meaning given to such term in the Preamble above.

        "Permitted Liens" means:

          (i)    tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

          (ii)   deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

          (iii)  purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;

          (iv)  interests or title of a lessor under any lease permitted by this Agreement;

          (v)   mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

          (vi)  easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

          (vii) liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement.

        "Permitted Stock Plans" means the following stock option plans of the Company: the 2003 Equity Incentive Plan and the Management Incentive Plan.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

        "Proxy Statement" has the meaning given to such term in Section 6L above.

        "Purchaser" or "Purchasers" has the meaning given to such term in the Preamble above.

        "Registration Agreement" has the meaning given to such term in Section 2E above.

        "Representative" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting for or on behalf of, such Person.

        "Restricted Securities" means (i) the Common Stock issued hereunder, and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 5C(i) have been delivered by the Company in accordance with Section 5D. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 5C(i).

        "Rights Offering" has the meaning given to such term in the recitals hereto.

        "SEC Reports" has the meaning given to such term in Section 6E(i) above.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

        "Share Purchase Price" means the Initial Share Price; provided that if and whenever on or after the date hereof and prior to April 30, 2007, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Share Purchase Price in effect immediately prior to such time, including without limitation in the Rights Offering, then immediately upon such issue or sale the Share Purchase Price shall be reduced to the Share Purchase Price determined by dividing:

          (A)  the sum of (x) the product derived by multiplying the Share Purchase Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by

          (B)  the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

If the Company in any manner issues or sells any Convertible Securities (directly or indirectly) convertible into or exchangeable for Common Stock and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Share Purchase Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such stock or securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issue or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, "Subsidiary" also shall include each "significant subsidiary" of the Company, as such term is defined in Rule 1-02 of Regulation S-X. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise specify in respect of which Person the term "Subsidiary" is used, the term "Subsidiary" shall refer to a Subsidiary of the Company.

        "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

        "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

        "Transaction Documents" means this Agreement (including all exhibits attached hereto), the Registration Agreement, and any other agreements entered into between the Company and any Purchaser after the date hereof and on or prior to the Closing Date and any certificate executed and delivered on or prior to the Closing pursuant to Section 2.

        "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

        Section 8.    Miscellaneous.

        8A.    Termination.

          (i)    Conditions of Termination.    This Agreement may be terminated at any time prior to the Closing:

            (a)   by the mutual written consent of the Majority Purchasers and the Company;

            (b)   by the Majority Purchasers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto or delivered in connection herewith; or

            (c)   by the Majority Purchasers or the Company if the transactions contemplated hereby have not been consummated by April 30, 2007 (the "Termination Date"); provided, however, that neither the Majority Purchasers nor the Company shall be entitled to terminate this Agreement pursuant to this Section 8A(i)(c) if such party(ies) has breached any representation, warranty, covenant or agreement in this Agreement.

          (ii)    Effect of Termination.    In the event of termination of this Agreement by either the Majority Purchasers or the Company as provided by Section 8Aabove, this Agreement shall forthwith become void and of no further force and effect, except that (i) the covenants and agreements set forth in this Section 8 shall survive such termination indefinitely, and (ii) nothing in this Section 8A shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

        8B.    Fees and Expenses.     Whether or not the Closing occurs, the Company shall pay, and hold the Purchasers harmless against liability for the payment of, their actual out-of-pocket costs and expenses (including, without limitation, attorneys', accountants', consultants' and other advisors' fees and expenses) arising in connection with: (a) the advisory services provided to the Company by the Purchasers with respect to the NLASCO Acquisition, (b) the due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, (c) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the agreements contemplated hereby (including, without limitation, in connection with any proposed merger, sale or recapitalization of the Company), (d) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Common Stock, and (e) any filing with any Governmental Entity with respect to its investment in the

Company or any other filing with any Governmental Entity with respect to the Company which mentions such Person (unless otherwise provided in the Registration Agreement).

        8C.    Remedies.     Each Purchaser shall have all rights and remedies set forth in this Agreement and the Articles of Amendment and Restatement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights available under applicable law. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

        8D.    Indemnification.

          (i)    Indemnification of Purchasers. In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Common Stock hereunder and in addition to all of the Company's other obligations under this Agreement and the other agreements contemplated hereby, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each Person, if any, who controls any Purchaser within the meaning of Section 15 of the Securities Act of Section 20 of the Securities Exchange Act, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, diminution of value, costs, penalties, fees, liabilities and damages, and reasonable actual expenses incurred in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance or enforcement of this Agreement and each of the other Transaction Documents and any other instrument, certificate, document or agreement executed pursuant hereto by any of the Indemnitees, or (b) any breach of any covenant, agreement representation or warranty of the Company under this Agreement or any other Transaction Document, except in each case to the extent such Indemnified Liabilities directly result from the particular Indemnitee's gross negligence or willful misconduct or any breach of the representations and warranties set forth in this Agreement by such Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (ii)   Actions against Parties; Notification. Each Indemnitee shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the Indemnitee) also be counsel to the

  Indemnitee. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the Indemnitees (such consent not to be unreasonably withheld; provided, however, that any Indemnitee may withhold consent in its sole and absolute discretion to any settlement (A) with respect to which the matter for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation brought against such Indemnitee, (B) if the Indemnitee reasonably believes the settlement, compromise or consent to the entry of any judgment would be detrimental to or injure the Indemnitee's reputation or future business prospects or (C) which would result in an injunction or equitable relief against the Indemnitee), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect to which indemnification or contribution could be sought under this Section 8D (whether or not the Indemnitees are actual or potential parties thereto), unless such settlement, compromise or consent (a) includes an unconditional release of each indemnified party from all liability arising out of such litigation investigation, proceeding or claim and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

        8E.    Purchaser's Investment Representations.     Each Purchaser hereby represents and warrants for itself individually and not jointly and severally, that:

          (i)    Organization, Good Standing, Power, Authority, Etc. Such Purchaser is validly organized and existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute and deliver each of the Transaction Documents to which such Purchaser is a party, and to perform its obligations hereunder or thereunder. Such Purchaser has taken all necessary corporate or other organizational action in order to authorize the execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby or thereby, and each such agreement is a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors' rights generally or general principles of equity.

          (ii)   No Conflicts; No Consents. Neither the execution nor delivery of any of the Transaction Documents to which such Purchaser is a party nor the consummation by such Purchaser of the purchase of the Common Stock contemplated hereby will conflict with, or result in any violation of, or constitute any default under, any provision of such Purchaser's organizational documents. Such Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by such Purchaser (but in no event including any consent, approval or authorization of any governmental or regulatory authority necessitated by the status of the Company or its business) in order to execute, deliver and perform its obligations under this Agreement.

          (iii)  Investor Suitability. Such Purchaser is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

          (iv)  Disclosure of Information. Such Purchaser acknowledges that it or its representatives have been furnished with all information regarding the Company and its business, assets, results of operations and financial condition that the Purchaser has requested. Such Purchaser has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, and financial condition and the terms and conditions of the issuance of the Securities; however, no representations or warranties have been made by the Company to the Purchasers in their capacity as Purchasers except as are set forth in this Agreement.

          (v)   Investment Experience. Such Purchaser represents that it has such knowledge, experience and skill in evaluating and investing in common and preferred stocks and other securities, based on actual participation in financial, investment and business matters, so that each is capable of evaluating the merits and risks of an investment in the Common Stock and has such knowledge, experience and skill in financial and business maters that each is capable of evaluating the merits and risks of the investment in the Company and the suitability of the Common Stock as an investment and can bear the economic risk of an investment in the Common Stock.

          (vi)  Brokerage. No broker, finder or other party is entitled to receive from such Purchaser, any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which the Company could have any liability or responsibility.

          (vii) Purchase for Own Account. Such Purchaser is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser or subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof.

        8F.    Consent to Amendments.     Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Majority Purchasers outstanding at the time the amendment or waiver becomes effective or, in the case of any amendment or waiver prior to the Closing, only if the Company has obtained the consent of the Majority Purchasers. No other course of dealing between the Company and the Purchasers or any delay in exercising any rights hereunder or under the Articles of Amendment and Restatement or Registration Agreement shall operate as a waiver of any rights of any such Purchasers.

        8G.    Survival of Representations and Warranties.     None of the representations and warranties contained herein shall survive the Closing of the transactions contemplated hereby, except that the representations and warranties contained in Section 6E shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

        8H.    Successors and Assigns.     Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Common Stock.

        8I.    Generally Accepted Accounting Principles.     Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies.

        8J.    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        8K.    Counterparts.     This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

        8L.    Descriptive Headings; Interpretation.     The descriptive headings and captions used in this Agreement and the table of contents to this Agreement are for convenience and reference purposes only and shall not constitute a substantive part of, or affect in any way the meaning or interpretation of, this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered in connection herewith and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        8M.    Governing Law.     All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

        8N.    Notices.     All notices, demands or other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company at the address indicated below and to the Purchasers at the addresses indicated on the Schedule of Purchasers attached hereto:

  Affordable Residential Communities, Inc.
  7887 East Belleview Avenue, Suite 200
  Englewood, CO 80111
  Attn: Larry D. Willard
  Telecopy No.: (303) 383-7547

  with a copy to:

  Scott L. Gesell
  ARC—7887 East Belleview Avenue, Suite 200
  Denver, CO 80111
  Telecopy No.: (303) 383-7506

or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

        8O.    Press Releases.     None of the Parties will issue any press release or public statement with respect to the transactions contemplated hereby without the prior consent of the Company and the Majority Purchasers, except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange (with it being understood, however, that the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or public announcement). The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be agreed upon by the Company and the Purchasers prior to the issuance thereof (but the content thereof shall be subject to the requirements of applicable law and any obligations pursuant to any listing agreement with any national securities exchange).

        8P.    No Strict Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        8Q.    Complete Agreement.     Except as otherwise expressly set forth herein, this Agreement and the other agreements, certificates and instruments expressly required to be delivered hereby embody the complete agreement and understanding of the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, including the Confidentiality Agreement. The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ SCOTT L. GESELL
Its:	Executive Vice President
FLEXPOINT FUND, L.P.
By:	/s/ CHRISTOPHER ACKERMAN
Its:	Vice President

SCHEDULE OF PURCHASERS

Names and Addresses	Total No. of Shares of Common Stock	Share Purchase Price	Total Purchase Price for Common Stock
Flexpoint Fund, L.P. c/o Flexpoint Partners, LLC 676 North Michigan Avenue Suite 3300 Chicago, Illinois 60611 Attention: Donald J. Edwards	2,087,682.67	$9.58	$20,000,000
TOTAL	2,087,682.67		$20,000,000

Appendix E

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
ARTICLES OF AMENDMENT

        Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    The charter of the Corporation is hereby amended by deleting therefrom Section 5.7 and inserting in lieu thereof the following Section 5.7:

        Section 5.7 Reserved.

        SECOND:    The charter of the Corporation is hereby amended by deleting therefrom Article VII and inserting in lieu thereof the following Article VII:

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1 Definitions.    For purposes of this Article VII, the following terms shall have the following meanings:

        Agent.    The term "Agent" shall mean an agent designated by the Board of Directors of the Corporation.

        Corporation Securities.    The term "Corporation Securities" shall mean (a) shares of Common Stock, (b) shares of Special Voting Stock, (c) shares of Preferred Stock, (d) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation and (e) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.

        Effective Date.    The term "Effective Date" shall mean the date of filing of this amendment.

        Excess Securities.    The term "Excess Securities" shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

        Five-Percent Shareholder.    The term "Five-Percent Shareholder" shall mean a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g).

        NYSE.    The term "NYSE" shall mean the New York Stock Exchange.

        Percentage Stock Ownership.    The term "Percentage Stock Ownership" shall mean percentage stock ownership as determined in accordance with Treasury Regulation Sections 1.382-2T(g),(h), (j) and (k).

        Person.    The term "Person" shall mean an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization.

        Prohibited Distributions.    The term "Prohibited Distributions" shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

        Prohibited Transfer.    The term "Prohibited Transfer" shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article VII.

        Purported Transferee.    The term "Purported Transferee" shall mean the purported transferee of a Prohibited Transfer.

        Restriction Release Date.    The term "Restriction Release Date" shall mean the earliest of (a) the repeal of Section 382 of the Code (and any comparable successor provision), (b) the date on which the

Board of Directors determines that no Tax Benefits may be carried forward to the taxable year of the Corporation (or any successor thereof) in which such determination is made and does not project material Tax Benefits for subsequent years or (c) the Board of Directors determines that the restrictions contained in this Article VII are no longer in the bests interests of the Corporation.

        Section 501(c)(3).    The term "Section 501(c)(3)" shall mean Section 501(c)(3) of the Code (or any comparable successor provision).

        Tax Benefits.    The term "Tax Benefits" shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

        Transfer.    The term "Transfer" shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation and the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.

        Treasury Regulation.    The term "Treasury Regulation" shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

        Section 7.2 Restrictions on Transfer.    Subject to Section 7.3, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder, or (b) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. Notwithstanding the foregoing, nothing in this Article VII shall prevent a Person from Transferring Corporation Securities to any Person to the extent that such Transfer, if effective, would cause an increase in the Percentage Stock Ownership of a public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) of any successor regulation.

        Section 7.3 Certain Exceptions.    The restrictions set forth in Section 7.2 of this Article VII shall not apply to (a) an attempted Transfer of Common Stock by Gerald J. Ford or his Affiliates or Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) unless such Transfer would result in Gerald J. Ford and his Affiliates and Associates becoming an owner of more than 21% of the shares of Common Stock then outstanding for purposes of Section 382 of the Code or (b) an attempted Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, which approval may be granted or denied in the sole discretion of the Board of Directors and may be granted prospectively or retroactively. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

        Section 7.4 Treatment of Excess Securities.

          (a)   No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

          (b)   If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the NYSE or another national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 7.4(c) of this Article VII if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (c)   The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the lesser of (A) the amount paid by the Purported Transferee for the Excess Securities or (B) the fair market value of the Excess Securities at the time of the attempted Transfer (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Transfer or, if none, on the last preceding day for which such quotations exist or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article VII inure to the benefit of the Corporation.

        Section 7.5 Board Determinations.    The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article VII, including, without limitation: (a) the identification of Five-Percent Shareholders; (b) whether a Transfer is a Prohibited Transfer; (c) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (d) whether an instrument constitutes a Corporation Security; (e) the amount (or fair market value) due to a Purported Transferee pursuant to clause 7.4(c)(ii) of this Article VII; (f) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article VII is no longer required; (g) in the case of an ambiguity in the application of any of the provisions of this Article VII or otherwise, the application of the provisions of this Article VII with respect to any situation; and (h) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article VII.

        Section 7.6 NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.7 Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.8 Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

        Section 7.9 Notice to Corporation.    Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article VII shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the Tax Benefits.

        Section 7.10 Bylaws.    The Bylaws may make appropriate provisions to effectuate the requirements of this Article VII.

        Section 7.11 Certificates.    All certificates representing Corporation Securities issued after the effectiveness of this Article VII shall bear a conspicuous legend summarizing the restrictions set forth in this Article VII.

        THIRD:    The amendment to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

        FOURTH:    The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

SPECIAL MEETING OF STOCKHOLDERS OF
AFFORDABLE RESIDENTIAL COMMUNITIES INC.
[    •    ]

PROXY VOTING INSTRUCTIONS

        TELEPHONE—Call toll-free [                        ] from any touch-tone telephone at any time until 11:59 pm Eastern Standard Time on [                        ], and follow the instructions. Have this proxy card available when you call.

—OR—

INTERNET—Access [                        ] at any time until 11:59 pm Eastern Standard Time on [                        ], and follow the on-screen instructions. Have this proxy card available when you access the web page.

—OR—

MAIL—Date, sign and mail this proxy card in the envelope provided as soon as possible.

If you are not voting via telephone or the Internet:
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
V	Please detach along perforated line and mail in the envelope provided.	V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ✓

	FOR	AGAINST	ABSTAIN

Proposal 1: Issuance and sale to Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd. of the Company's common stock under the Investment Agreement by and among the Company, Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd., all at a price per share of $8.00.	☐	☐	☐

Proposal 2. Issuance and sale to Flexpoint Fund, L.P. of 2,087,683 shares of the Company's common stock under the Stock Purchase Agreement by and between the Company and Flexpoint Fund, L.P. at a price per share of $9.58, subject to certain anti-dilution provisions.	☐	☐	☐

Proposal 3. Amendment to the Company's charter to restrict certain acquisitions of the Company's securities in order to preserve the benefit of the Company's net operating losses for tax purposes and to delete certain provisions which are no longer applicable to the Company as a result of the Company's revocation of its status as a real estate investment trust.	☐	☐	☐

Proposal 4. Any motion to adjourn or postpone the special meeting to a later date to solicit proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed below. Unless a contrary direction is indicated, this proxy will be voted "FOR" Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matter set forth above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Special Meeting of Stockholders to be held on [    •    ]

The undersigned hereby appoints Scott L. Gesell and Larry D. Willard, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to attend, to vote all shares of voting securities of ARC which the undersigned would be entitled to vote if personally present, and to otherwise represent the undersigned at the Special Meeting of Stockholders of Affordable Residential Communities Inc. to be held on                                                 , at 9:00 a.m., local Denver time, at                                                 and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. Unless a contrary direction is indicated, this proxy will be voted "FOR" Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE